Exhibit 99.1

Item 7.  Bank of America Corporation and Subsidiaries

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Throughout the MD&A, we use certain acronyms and

abbreviations which are defined in the Glossary beginning on page 95.

1	Bank of America 2008

Management’s Discussion and Analysis of Financial Condition and Results of Operations

This report may contain, and from time to time our management may make, certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “believes,” “estimates” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. These statements are not historical facts, but instead represent Bank of America Corporation and its subsidiaries’ (the Corporation) current expectations, plans or forecasts of the Corporation’s future results, integration plans and cost savings, future loan modifications, effect of various legal proceedings discussed in “Litigation and Regulatory Matters” in Note 13 – Commitments and Contingencies to the Consolidated Financial Statements, growth opportunities, business outlook, loan and deposit growth, mortgage production, credit losses, liquidity position and other similar matters. These statements are not guarantees of future results or performance and involve certain risks, uncertainties and assumptions that are difficult to predict and often are beyond the Corporation’s control. Actual outcomes and results may differ materially from those expressed in, or implied by, the Corporation’s forward-looking statements. You should not place undue reliance on any forward-looking statement and should consider all uncertainties and risks discussed in this report, including under Item 1A. “Risk Factors,” as well as those discussed in any of the Corporation’s other subsequent SEC filings. Forward-looking statements speak only as of the date they are made, and the Corporation undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.

In addition to the other risk factors discussed under Item 1A. “Risk Factors” in this report, possible events or factors that could cause results or performance to differ materially from those expressed in our forward-looking statements include the following: negative economic conditions that adversely affect the general economy, housing prices, the job market, consumer confidence and spending habits which may affect, among other things, the credit quality of our loan portfolios (the degree of the impact of which is dependent upon the duration and severity of these conditions); the level and volatility of the capital markets, interest rates, currency values and other market indices which affect among other things the value of our assets and liabilities and, in turn, our trading and investment portfolios; changes in consumer, investor and counterparty confidence in, and the related impact on, financial markets and institutions; the Corporation’s credit ratings and the credit ratings of our securitizations, which are important to the Corporation’s liquidity, borrowing costs and trading revenues; estimates of fair value of certain of the Corporation’s assets and liabilities, which could change in value significantly from period to period; legislative and regulatory actions in the United States and internationally which may increase the Corporation’s costs and adversely affect the Corporation’s businesses and economic conditions as a whole; the impact of litigation and regulatory investigations, including costs, expenses, settlements and judgments; various monetary and fiscal policies and regulations of the U.S. and non-U.S. governments; changes in accounting standards, rules and interpretations and the impact on the Corporation’s financial statements; increased globalization of the financial services industry and competition with other U.S. and international financial institutions; the Corporation’s ability to attract new employees and retain and motivate existing employees; mergers and acquisitions and their integration into the Corporation, including our ability to realize the benefits and costs savings from and limit any unexpected liabilities acquired as a result of the Merrill Lynch acquisition; the Corporation’s reputation; and decisions to downsize, sell or close units or otherwise change the business mix of the Corporation.

The Corporation, headquartered in Charlotte, North Carolina operates in 32 states, the District of Columbia and more than 30 foreign countries as of December 31, 2008. The Corporation provides a diversified range of banking and nonbanking financial services and products domestically and internationally through six business segments: Deposits, Global Card Services, Home Loans & Insurance, Global Banking, Global Markets and Global Wealth & Investment Management (GWIM).

At December 31, 2008, the Corporation had $1.8 trillion in assets and approximately 243,000 full-time equivalent employees. Notes to the Consolidated Financial Statements referred to in the MD&A are incorporated by reference into the MD&A. Certain prior period amounts have been reclassified to conform to current period presentation.

2008 Economic Environment

2008 was a year in which the U.S. economy moved into an economic recession that deepened late in the fourth quarter, triggered in part by the intensifying financial crisis. Housing activity and prices declined throughout the year. Consumer spending softened in the first half of 2008, and then declined in the second half, weighed down by the spike in energy prices that reduced real purchasing power, weaker trends in employment, including underemployment, and personal income and the loss of household wealth resulting from declines in home prices and stock market valuations. Sales of automobiles, household durables and consumer discretionary items were hit the hardest.

In response to the weaker demand, businesses cut production and employment, and postponed capital spending plans. As a result of the financial crisis and the economic slowdown, federal government agencies including the U.S. Treasury Department (U.S. Treasury) and the Federal Reserve initiated several actions which changed the landscape of the U.S. financial services industry. For more information related to these actions, see the Regulatory Initiatives discussion to follow.

The alternative lending facilities provided by the U.S. Treasury, the FDIC and the Federal Reserve along with aggressive interest rate cuts, failed to stem the increasing disruptions in the financial markets. In particular, the tax rebates provided by the Economic Stimulus Act of 2008 gave only a temporary boost to consumer spending. U.S. export growth, which had been the strongest sector of the economy in recent years, weakened with softer global economic conditions. The financial crisis intensified in September 2008 following the collapse of several leading investment banks. Declines in employment intensified significantly in every month in 2008 and real GDP contracted sharply in the fourth quarter. In addition, mortgage, corporate and the related counterparty credit spreads widened and heightened concerns about the impact of monoline insurers (monolines), auction rate securities (ARS), structured investment vehicles (SIVs) and other financial instruments adversely impacted the financial markets.

The deteriorating economy continued to negatively impact the credit quality of our loan portfolios with more rapid deterioration occurring in the latter part of 2008. The stress consumers experienced from depreciating home prices, rising unemployment, underemployment and tighter credit conditions resulted in a higher level of bankruptcy filings during the year

Bank of America 2008	2

as well as higher levels of delinquencies and losses in our consumer and small business portfolios. Housing value declines, a slowdown in consumer spending and the turmoil in the global financial markets also impacted our commercial portfolios where we experienced higher levels of losses, particularly in the homebuilder sector of our commercial real estate portfolio. Commercial criticized utilized exposures have also increased due to broader-based economic pressures. For more information on credit quality, see the Credit Risk Management discussion beginning on page 44.

Market dislocations throughout 2008, including the severe volatility, illiquidity and credit dislocations that were experienced in the debt and equity markets in the fourth quarter of 2008, adversely impacted our CDOs and related subprime exposure as well as our other Global Markets exposures. Further, we have also incurred losses associated with investments in certain equity securities (e.g., Fannie Mae and Freddie Mac) and have incurred losses on the buyback of ARS from our clients as discussed in the Recent Events discussion beginning on page 5. For more information on CDOs, the related ongoing exposure and the impacts of the continuing market dislocations (e.g., leveraged finance and CMBS writedowns), see the Global Markets discussion beginning on page 23.

The market dislocations have continued to impact certain SIVs and have recently begun to impact senior debt issued by financial services companies. During 2008, we provided additional support to certain cash funds managed within GWIM by utilizing existing capital commitments and purchasing certain investments from these funds. For more information on our cash funds support, see the GWIM discussion beginning on page 27.

Market conditions also impacted the ratings of certain monolines, which has adversely affected the pricing of certain municipal securities and the liquidity of the short-term public finance markets. We have direct and indirect exposure to monolines and, in certain situations, recognized losses related to some of these exposures during 2008. For more information related to our monoline exposure, see the Industry Concentrations discussion on page 59.

The above conditions, together with deterioration in the overall economy, will continue to affect these and other global markets in which we do business and will adversely impact our results in 2009. The degree of the impact is dependent upon the duration and severity of such conditions.

Regulatory Initiatives

On February 27, 2009, the FDIC passed an interim rule that allows it to charge banks a special assessment of 20 basis points (bps) on insured deposits to replenish the deposit insurance fund. This special assessment will be collected in the third quarter of 2009. Additionally, beginning April 1, 2009, the FDIC will increase fees by approximately two bps on insured deposits.

On October 3, 2008, the Emergency Economic Stabilization Act of 2008 (EESA) was signed into law. Pursuant to the EESA, the U.S. Treasury created the Troubled Asset Relief Program (TARP) to, among other things, invest in financial institutions through capital infusions and purchase mortgages, mortgage-backed securities and certain other financial instruments from financial institutions, in an aggregate amount up to $700 billion, for the purpose of stabilizing and providing liquidity to the U.S. financial markets.

Also pursuant to the EESA, on February 10, 2009 the U.S. Treasury announced the creation of the Financial Stability Plan. This plan outlined five key initiatives; a new Capital Assistance Program (CAP) to help ensure that banking institutions have sufficient capital; the creation of a new Public-Private Investment Fund on an initial scale of up to $500 billion to accelerate the removal of certain legacy assets from the balance sheets of financial institutions; the expansion of the Term Asset-Backed Securities Loan Facility (TALF) as discussed below; the extension of the FDIC’s Temporary Liquidity Guarantee Program (TLGP) to October 31, 2009; and a new framework of governance and oversight related to the use of funds of the Financial Stability Plan. As part of the CAP we will be subject to stress testing. The objective of stress testing is an assessment of losses that could occur under certain economic scenarios, including economic conditions more severe than we currently anticipate. We received the terms of the stress test on February 25, 2009 and are currently in the process of compiling the applicable information. The Federal supervising agencies will conclude their stress testing as soon as possible but no later than April 30, 2009.

On October 14, 2008, in connection with the TARP Capital Purchase Program, established as part of the EESA, the U.S. Treasury announced a plan to invest up to $250 billion in certain eligible financial institutions in the form of non-voting, senior preferred stock initially paying quarterly dividends at a five percent annual rate. This amount was subsequently increased to $350 billion. When the U.S. Treasury makes such preferred investments in any company, it also receives 10-year warrants to acquire common shares. In connection with the U.S. Treasury’s announcement, we were identified as one of the nine financial institutions to participate in the first $125 billion of U.S. Treasury investments.

As a result in October 2008, we issued to the U.S. Treasury 600 thousand shares of Bank of America Corporation Fixed Rate Cumulative Perpetual Preferred Stock, Series N (Series N Preferred Stock) with a par value of $0.01 per share for $15.0 billion. Also, as part of the initial $125 billion investment and in connection with the Merrill Lynch & Co., Inc. (Merrill Lynch) acquisition, in January 2009 we issued to the U.S. Treasury 400 thousand shares of Bank of America Corporation Fixed Rate Cumulative Perpetual Preferred Stock, Series Q (Series Q Preferred Stock) with a par value of $0.01 per share for $10.0 billion. The Series N and Series Q Preferred Stock initially pay quarterly dividends at a five percent annual rate that increases to nine percent after five years and have a call feature after three years. In connection with these investments, we also issued to the U.S. Treasury 10-year warrants to purchase approximately 121.8 million shares of Bank of America Corporation common stock at an exercise price of $30.79 per share. In addition, as discussed in Recent Events, in January 2009 as part of the Merrill Lynch acquisition we issued to the U.S. Treasury an additional 800 thousand shares of Bank of America Corporation Fixed Rate Cumulative Perpetual Preferred Stock, Series R (Series R Preferred Stock) with a par value of $0.01 per share for $20.0 billion. The Series R Preferred Stock pays dividends at an eight percent annual rate and may only be redeemed after the Series N and Series Q Preferred Stock have been redeemed. In connection with this investment, the Corporation also issued to the U.S. Treasury 10-year warrants to purchase approximately 150.4 million shares of Bank of America Corporation common stock at an exercise price of $13.30 per share.

Under the TARP Capital Purchase Program, dividend payments on, and repurchases of our outstanding preferred and common stock are subject to certain restrictions. For more information on these restrictions, see Note 14 – Shareholders’ Equity and Earnings Per Common Share to the Consolidated Financial Statements.

On November 25, 2008 the U.S. Treasury, using its authority under the EESA, announced a plan to allocate $20 billion of TARP funds to the Federal Reserve Bank of New York as credit protection for the newly established TALF. The TALF is intended to assist the credit markets in accommodating the credit needs of consumers and small businesses by facilitating the issuance of asset-backed securities and improving the asset-backed securities markets. Under the TALF, the Federal Reserve Bank of New York will lend up to $200 billion on a nonrecourse basis to holders of newly issued AAA-rated asset-backed securities for a term of one

3	Bank of America 2008

year. The underlying credit exposures of eligible securities used for collateral must be newly or recently originated auto loans, student loans, credit card loans, small business loans guaranteed by the U.S. Small Business Administration, or commercial mortgage-backed securities. Originators of the credit exposures underlying the eligible asset-backed securities must have agreed to comply with, or already be subject to, the executive compensation requirements of the EESA. As announced in connection with the Financial Stability Plan, the TALF may be expanded to as much as $1.0 trillion and eligible asset classes may be expanded later to include other assets such as non-agency residential mortgage- backed securities and assets collateralized by corporate debt. The Corporation is currently evaluating the terms of this program.

The U.S. Department of Education implemented initiatives to ensure uninterrupted and timely access to federal student loans by taking steps to maintain stability in student lending through both the Federal Family Education Loan (FFEL) Program and the Direct Loan Program. As part of these efforts, the U.S. Department of Education announced in November 2008 that it would provide liquidity support to one or more conforming Asset-Backed Commercial Paper (ABCP) conduits. The conduits will purchase FFEL Program loans, providing longer-term stability to the marketplace. The U.S. Department of Education in turn will serve as a potential buyer of last resort or backstop to the conduits. As an additional measure, the U.S. Department of Education will purchase certain 2007-2008 academic year FFEL Program loans. This will be a short-term program designed to act as a mechanism to minimize disruptions in the interim until the conduits are operational, or until February 28, 2009, whichever occurs first. The Corporation is evaluating the terms of this initiative and participation in this program.

Due to liquidity issues in the short-term funding markets, the Federal Reserve implemented a temporary Term Auction Facility (TAF) program in which the Federal Reserve auctions term funds to depository institutions. The TAF is a credit facility that allows a depository institution to place a bid for an advance from its local Federal Reserve Bank at an interest rate that is determined as the result of an auction. By allowing the Federal Reserve to inject term funds through a broader range of counterparties and against a broader range of collateral than open market operations, this facility is aimed to help ensure that liquidity provisions can be disseminated efficiently even when the unsecured interbank markets are under stress. The TAF will typically auction term funds with 28-day or 84-day maturities and is available to all depository institutions that are judged to be in generally sound financial condition by their local Federal Reserve Bank. Additionally, all TAF credit must be fully collateralized. We are currently utilizing the TAF and have pledged residential, commercial mortgage and credit card loans as collateral.

In order to improve the ability of primary dealers to provide financing to participants in the securitization markets in exchange for any tri-party-eligible collateral the Federal Reserve created the Primary Dealer Credit Facility (PDCF). The PDCF provides discount window loans to primary dealers that will settle on the same business day and will mature on the following business day. The rate paid on the loan will be the same as the primary credit rate at the Federal Reserve Bank of New York. In addition, primary dealers will be subject to a frequency-based fee after they exceed 45 days of use. The frequency-based fee will be based on an escalating scale and communicated to the primary dealers in advance. The PDCF will remain available to primary dealers until October 30, 2009 or longer if conditions warrant. During 2008 we utilized this facility.

The Federal Reserve has also established the Term Securities Lending Facility (TSLF), a weekly loan facility, to promote liquidity in U.S. Treasury and other collateral markets and foster the functioning of financial markets. The program offers U.S. Treasury securities held by the System Open Market Account (SOMA) for loan over a one-month term against other program-eligible general collateral. Loans will be awarded to primary dealers based on competitive bidding, subject to a minimum fee requirement. The Open Market Trading Desk of the Federal Reserve Bank of New York will auction general U.S. Treasury collateral (treasury bills, notes, bonds and inflation-indexed securities) held by SOMA for loan against all collateral currently eligible for tri-party repurchase agreements arranged by the Open Market Trading Desk and separately against collateral and investment grade corporate securities, municipal securities, mortgage-backed securities, and asset-backed securities. The Corporation has utilized this facility and has pledged agency mortgage-backed securities and private label mortgage-backed securities as collateral.

The FDIC has implemented the TLGP to strengthen confidence and encourage liquidity in the banking system. The TLGP is comprised of the Debt Guarantee Program (DGP) and the Transaction Account Guarantee Program (TAGP). Under the DGP, the FDIC will guarantee all newly issued senior unsecured debt (e.g., promissory notes, unsubordinated unsecured notes and commercial paper) up to prescribed limits issued by participating entities beginning on October 14, 2008 and continuing through October 31, 2009. For eligible debt issued by that date, the FDIC will provide the guarantee coverage until the earlier of the maturity date of the debt or June 30, 2012. Under the TAGP, the FDIC will guarantee noninterest-bearing deposit accounts held at FDIC-insured depository institutions. The unlimited deposit coverage will be voluntary for eligible institutions and would be in addition to the $250,000 FDIC deposit insurance per account that was included as part of the EESA. The TAGP coverage became effective on October 14, 2008 and will continue for participating institutions until December 31, 2009.

Initially, the DGP and TAGP were provided at no cost for the first 30 days and allowed for eligible institutions to opt out of such programs. An entity that chose not to opt out of either or both programs became a participating entity and will be assessed fees for participation. Participants in the DGP will be charged an annualized fee between 50 and 100 bps, multiplied by the debt issued, and calculated for the maturity period of that debt, or through the term of the guarantee, whichever is earlier. Any eligible entity that has not chosen to opt out of the TAGP will be assessed, on a quarterly basis, an annualized 10 bps fee on balances in noninterest-bearing transaction accounts that exceed the existing deposit insurance limit of $250,000. In December 2008, Bank of America, N.A. issued $4.3 billion in long-term senior unsecured bank notes while the parent company issued $15.6 billion in long-term senior notes under the TLGP program. We have also issued short-term notes under this program. In addition, we have participated in the TAGP program. For further discussion on our liquidity and capital, see Liquidity Risk and Capital Management beginning on page 38.

In addition to the TLGP, in September 2008, the U.S. Treasury implemented the Temporary Guarantee Program for Money Market Funds. This is a voluntary and temporary program that is in effect through at least April 30, 2009. The program provides for a guarantee with respect to a fixed number of shares held by certain shareholders as of September 19, 2008, to receive $1.00 per share in the event that a participating fund no longer has a $1.00 per share net asset value and liquidates. With respect to such shares covered by the program, the guarantee payment would be equal to any shortfall between the amount received by a shareholder in a liquidation and $1.00 per share. The eligible money market mutual funds pay a fee to the U.S. Treasury to participate in the program. Several money market funds managed within GWIM currently participate in the program.

In September and October 2008, the Federal Reserve announced the creation of the Asset-Backed Commercial Paper Money Market Mutual Fund Liquidity Facility (AMLF), the Commercial Paper Funding Facility (CPFF) as well as the Money Market Investor Funding Facility (MMIFF). These facilities were created to provide liquidity to the U.S. short-term

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debt markets in an effort to increase the availability of credit. Under the AMLF, nonrecourse loans are provided to U.S. financial institutions for the purchase of U.S. dollar-denominated high-quality asset-backed commercial paper from money market mutual funds under certain conditions. The program is intended to assist money market funds that hold such paper in meeting demands for redemptions by investors and to foster liquidity in the asset-backed commercial paper market and money markets more generally. Financial institutions will bear no credit risk associated with commercial paper purchased under the AMLF. Under the CPFF, registered issuers will be allowed to sell commercial paper through a primary dealer to the CPFF subject to certain fees. Pricing will be based on whether the commercial paper is secured or unsecured. In addition, there are issuer-based limits on the amount of commercial paper the facility will hold. Upon implementation of the MMIFF, senior secured funding will be provided to a series of special purpose vehicles to finance the purchase of U.S. dollar-denominated certificates of deposit and commercial paper with a remaining maturity of 90 days or less issued by highly-rated financial institutions and from qualifying investors including U.S. money market mutual funds. We have participated in the AMLF and CPFF programs, and continue to evaluate participation in the MMIFF program.

In July 2008 the Housing and Economic Recovery Act of 2008 was signed into law. This Act has several provisions including the establishment of a voluntary program that permits the Federal Housing Administration (FHA) to refinance eligible mortgages for certain qualified borrowers. Some of this Act’s other provisions include changes to the FHA program, increases in the limits on the principal balances of mortgage loans that the FHA and government-sponsored enterprises (GSEs) can purchase, creating a new regulator for the GSEs, and establishing a registration system for loan originators.

In December 2008, federal bank regulators in the U.S. adopted final rules under the Federal Trade Commission Act changing existing rules regarding Unfair and Deceptive Acts or Practices (UDAP). The final rules will change the way interest charges are handled in certain situations including increases in the rate during the first year after opening and increases in the rate charged on pre-existing credit card balances. In addition, the final rules will increase the amount of time customers have to make their credit card payments, change the use of payment allocations related to interest charges and limit certain fees. Further, federal bank regulators plan to adopt final rules to amend the Truth in Lending Act, requiring changes to the disclosures consumers receive in connection with credit card accounts and other revolving credit plans. Both of the above final rules addressing credit card accounts take effect on July 1, 2010. As a result of the new regulations, we will likely make significant changes to our credit card practices. Also in December 2008, the federal bank regulators withdrew the UDAP proposal related to overdraft services and fees on consumer deposit accounts. As an alternative, the Federal Reserve, under the Electronic Funds Transfer Act, proposed amendments that would require banks to offer consumer deposit customers the opportunity to opt out of overdraft services and fees. If the amendments are adopted as proposed, we would need to make significant changes in the manner in which we process transactions that affect consumer deposit accounts.

Recent Events

On January 16, 2009, due to larger than expected 2008 fourth quarter losses of Merrill Lynch and as part of its commitment to support the financial markets stability, the U.S. government agreed to assist the Corporation in the Merrill Lynch acquisition by agreeing to provide certain guarantees and capital.

The U.S. Treasury, the FDIC and the Federal Reserve have agreed in principle to provide protection against the possibility of unusually large losses on an asset pool of approximately $118.0 billion of financial instruments comprised of $81.0 billion of derivative assets and $37.0 billion of other financial assets. The assets that would be protected under this agreement are expected generally to be domestic, pre-market disruption (i.e., originated prior to September 30, 2007) leveraged and commercial real estate loans, CDOs, financial guarantor counterparty exposure, certain trading counterparty exposure and certain investment securities. These protected assets would be expected to exclude certain foreign assets and assets originated or issued on or after March 14, 2008. The majority of the protected assets were added by the Corporation as a result of its acquisition of Merrill Lynch. This guarantee is expected to be in place for 10 years for residential assets and five years for non-residential assets unless the guarantee is terminated by the Corporation at an earlier date. It is expected that the Corporation will absorb the first $10.0 billion of losses related to the assets while any additional losses will be shared between the Corporation (10 percent) and U.S. government (90 percent). These assets would remain on our balance sheet and we would continue to manage these assets in the ordinary course of business as well as retain the associated income. The assets that would be covered by this guarantee are expected to carry a 20 percent risk weighting for regulatory capital purposes. As a fee for this arrangement, we expect to issue to the U.S. Treasury and FDIC a total of $4.0 billion of a new class of preferred stock and to issue warrants to acquire 30.1 million shares of Bank of America common stock.

In connection with this arrangement we would continue with our current mortgage loan modification programs discussed below. Any increase in the quarterly common stock dividend for the next three years would require the consent of the U.S. government.

If necessary, under this proposed agreement, the Federal Reserve will provide liquidity for the residual risk in the asset pool through a nonrecourse loan facility. As previously discussed, the Corporation would be responsible for the first $10.0 billion in losses on the asset pool. Once additional losses exceed this amount by $8.0 billion we would be able to draw on this facility. This loan facility would terminate and any related funded loans would mature on the termination dates of the U.S. government’s guarantee. The Federal Reserve is expected to charge a fee of 20 bps per annum on undrawn amounts and a floating interest rate of the overnight index swap (OIS) rate plus 300 bps per annum on funded amounts. Interest and fee payments would be with recourse to the Corporation.

Further, the U.S. Treasury invested an additional $20.0 billion in the Corporation from the TARP. As a result, in January 2009, we issued to the U.S. Treasury 800 thousand shares of Series R Preferred Stock with a par value of $0.01 per share for $20.0 billion. The Series R Preferred Stock pays dividends at an eight percent annual rate. In connection with this investment, the Corporation also issued to the U.S. Treasury 10-year warrants to purchase approximately 150.4 million shares of Bank of America Corporation common stock at an exercise price of $13.30 per share.

Combined, these actions strengthen the Corporation and allow us to continue business levels that both support the U.S. economy and create future value for shareholders. We would have the right to terminate the guarantee at any time with the consent of the U.S. government, and we would negotiate in good faith to an appropriate fee or rebate in connection with any agreed upon termination. Additionally, under early termination we would prepay in full any related outstanding Federal Reserve loan.

In January 2009, the Board of Directors (the Board) declared a regular quarterly cash dividend on common stock of $0.01 per share, payable on March 27, 2009 to common shareholders of record on March 6, 2009, as compared to the quarterly cash dividend on common stock of $0.32 per share paid on December 26, 2008 to common shareholders of record

5	Bank of America 2008

on December 5, 2008. In October 2008, we reduced our regular quarterly cash dividend on common stock by 50 percent. In January 2009, we further reduced our regular quarterly dividend to $0.01 per share. In addition in January 2009, we declared aggregate dividends on preferred stock of $909 million, including $145 million related to preferred stock exchanged in connection with the Merrill Lynch acquisition, and in the fourth quarter of 2008 recorded aggregate dividends on preferred stock of $423 million. For further discussion on our liquidity and capital, see Liquidity Risk and Capital Management beginning on page 38.

In October 2008, prior to the U.S. Treasury’s announcement of the TARP Capital Purchase Program previously discussed in Regulatory Initiatives, we issued 455 million shares of common stock at $22.00 per share resulting in proceeds of $9.9 billion, net of underwriting expenses.

During 2008 we initiated loan modification programs projected to offer modifications for up to 630,000 borrowers, representing $100 billion in mortgage financings. In April 2008, we announced that the combined company would modify or workout at least $40.0 billion in troubled mortgage loans in the next two years and estimated that these efforts will assist at least 265,000 customers. Under this program alone, by the end of 2008 Bank of America and Countrywide Financial Corporation (Countrywide) had achieved workout solutions for over 190,000 borrowers.

In October 2008 in agreement with several state attorneys general, the Corporation announced the Countrywide National Homeownership Retention Program. Under the program, we will systematically identify and seek to offer loan modifications for eligible Countrywide subprime and pay option adjustable rate mortgage (ARM) borrowers whose loans are in delinquency or scheduled for an interest rate or payment change. Only customers who financed their primary residence with subprime or pay option ARMs originated and serviced by Countrywide between January 1, 2004 and December 31, 2007 are eligible for this program. In some cases, these programs overlap as loans modified under the first program include subprime and pay option ARMs.

During 2008, to help borrowers avoid foreclosure, Bank of America and Countrywide had completed over 230,000 modifications.

In addition to being committed to the loan modification programs, we continued to focus on extending new credit by extending approximately $115 billion of credit during the fourth quarter including $49 billion in commercial non-real estate; $45 billion in mortgages; nearly $8 billion in domestic card and unsecured consumer loans; nearly $7 billion in commercial real estate; approximately $5 billion in home equity products; and approximately $2 billion in Dealer Financial Services consumer credit.

In September 2008, we announced an agreement in principle with the Massachusetts Securities Division under which we will offer to purchase at par ARS held by certain customers. Further in October 2008, we announced other agreements in principle with the SEC, the Office of the New York State Attorney General (NYAG), and the North American Securities Administrators Association. These agreements are substantially similar except that the agreement with the NYAG requires the payment of a penalty. These agreements will cover approximately $5.3 billion in ARS held by an estimated 5,600 of our customers. As of December 31, 2008, we repurchased $4.7 billion of ARS from our customers, more than 80 percent of our outstanding buyback commitment. In addition, during 2008 we recorded losses of $493 million in other income related to the buyback of ARS from our clients and also recorded a penalty of $50 million in other general operating expense.

Recent Accounting Developments

On September 15, 2008 the FASB released exposure drafts which would amend SFAS 140 and FIN 46R. As written, the proposed amendments would, among other things, eliminate the concept of a QSPE and change the standards for consolidation of VIEs. The changes would be effective for both existing and newly-created entities as of January 1, 2010. If adopted as written, the amendments would likely result in the consolidation of certain QSPEs and VIEs that are not currently recorded on the Corporation’s Consolidated Balance Sheet (e.g., credit card securitization trusts). These consolidations may result in an increase in outstanding loans and on-balance sheet funding, higher provision and allowance for credit losses as well as changes in the timing of recognition and classification in our income statement. In addition, regulatory capital amounts and ratios may be negatively impacted based on the outcome of the FASB and regulatory agencies’ decisions. However, the impact on the Corporation cannot be determined until the FASB issues the final amendments to SFAS 140 and FIN 46R and the banking regulators provide guidance on how these amendments will impact regulatory capital. See Note 1 – Summary of Significant Accounting Principles to the Consolidated Financial Statements for a further discussion of recently proposed and issued accounting pronouncements.

Merger Overview

On January 1, 2009, we acquired Merrill Lynch through its merger with a subsidiary of the Corporation in exchange for common and preferred stock with a value of $29.1 billion, creating a premier financial services franchise with significantly enhanced wealth management, investment banking and international capabilities. Under the terms of the merger agreement, Merrill Lynch common shareholders received 0.8595 of a share of Bank of America Corporation common stock in exchange for each share of Merrill Lynch common stock. In addition, Merrill Lynch non-convertible preferred shareholders received Bank of America Corporation preferred stock having substantially identical terms. Merrill Lynch convertible preferred stock remains outstanding and is convertible into Bank of America common stock at an equivalent exchange ratio. The acquisition added Merrill Lynch’s approximately 16,000 financial advisors, $1.2 trillion of client assets and its interest in BlackRock, Inc., a publicly traded investment management company. In addition, the acquisition adds strengths in debt and equity underwriting, sales and trading, and merger and acquisition advice, creating significant opportunities to deepen relationships with corporate and institutional clients around the globe. At January 1, 2009, Merrill Lynch increased our total assets by $651.6 billion and total liabilities by $627.9 billion.

On July 1, 2008, we acquired Countrywide through its merger with a subsidiary of the Corporation in exchange for stock with a value of $4.2 billion. Under the terms of the agreement, Countrywide shareholders received 0.1822 of a share of Bank of America Corporation common stock in exchange for each share of Countrywide common stock. The acquisition of Countrywide significantly improved our mortgage originating and servicing capabilities, making us a leading mortgage originator and servicer.

On October 1, 2007, we acquired all the outstanding shares of ABN AMRO North America Holding Company, parent of LaSalle Bank Corporation (LaSalle), for $21.0 billion in cash. With this acquisition, we significantly expanded our presence in metropolitan Chicago, Illinois and Michigan, by adding LaSalle’s commercial banking clients, retail customers and banking centers.

On July 1, 2007, we acquired all the outstanding shares of U.S. Trust Corporation for $3.3 billion in cash. U.S. Trust Corporation focuses exclusively on managing wealth for high net-worth and ultra high net-worth individuals and families. The acquisition significantly increased the size and capabilities of our wealth management business and positioned us as one of the largest financial services companies managing private wealth in the U.S.

For more information related to these mergers, see Note 2 – Merger and Restructuring Activity to the Consolidated Financial Statements.

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Performance Overview

Net income was $4.0 billion, or $0.55 per diluted common share in 2008, as compared to $15.0 billion, or $3.30 per diluted common share in 2007.

Table 1  Business Segment Total Revenue and Net Income

	Total Revenue (1)		Net Income (Loss)
(Dollars in millions)	2008	2007	2008	2007
Deposits	$18,145	$16,641	$5,232	$4,932
Global Card Services (2)	30,936	27,537	1,426	4,345
Home Loans & Insurance	9,439	3,706	(2,359)	102
Global Banking	16,512	14,713	4,486	4,196
Global Markets	(3,924)	(1,312)	(4,965)	(3,812)
Global Wealth & Investment Management	7,785	7,554	1,404	1,953
All Other (2)	(4,917)	(257)	(1,216)	3,266
Total FTE basis	73,976	68,582	4,008	14,982
FTE adjustment	(1,194)	(1,749)	–	–
Total Consolidated	$72,782	$66,833	$4,008	$14,982
(1)	Total revenue is net of interest expense, and is on a FTE basis for the business segments and All Other. For more information on a FTE basis, see Supplemental Financial Data beginning on page 12.
(2)	Global Card Services is presented on a managed basis with a corresponding offset recorded in All Other.

The table above presents total revenue and net income for the business segments and All Other and the following discussion presents a summary of the related results. For more information on these results, see Business Segment Operations beginning on page 15.

•

Deposit’s net income increased as higher revenue was partially offset by an increase in noninterest expense. Total revenue increased due to a higher contribution from our ALM activities and growth in average deposits as well as higher service charges as a result of increased volume, new demand deposit account growth and the addition of LaSalle. Noninterest expense increased due to the acquisitions of LaSalle and Countrywide combined with an increase in accounts and transaction volumes. For more information on Deposits, see page 16.

•

Global Card Services’ net income decreased as growth in revenue was more than offset by higher provision for credit losses. Total revenue grew due to higher managed average loans and leases combined with the beneficial impact of the decrease in short-term interest rates on our funding costs as well as gains related to Global Card Services’ allocation of the Visa IPO and the sale of a card portfolio. The increase in provision for credit losses was driven by portfolio deterioration and higher bankruptcies due to the impacts of a slowing economy. For more information on Global Card Services, see page 17.

•

Home Loans & Insurance recorded a net loss as growth in revenue was more than offset by higher provision for credit losses and an increase in noninterest expense. Total revenue increased due to higher average home equity loans and LHFS as well as increases in mortgage banking income and insurance income attributable to the Countrywide acquisition. Provision for credit losses increased due to higher losses inherent in the home equity portfolio, reflective of deterioration in the housing markets. The increase in noninterest expense was driven by the Countrywide acquisition. For more information on Home Loans & Insurance, see page 19.

•

Global Banking’s net income increased as higher revenue and lower noninterest expense was partially offset by increased provision for credit losses. Total revenue increased from merger-related and organic average loan and deposit growth, as well as higher service charges, the acquisition of LaSalle and the gain related to Global Banking’s allocation of the Visa IPO. These increases were partially offset by market disruption charges from revenue sharing agreements with Global Markets. Provision for credit losses increased reflecting reserve increases and higher charge-offs primarily due to the continued weakness in the housing markets on the homebuilder portfolio. Noninterest expense decreased primarily due to lower incentive compensation and the impact of certain benefits associated with the Visa IPO transactions. For more information on Global Banking, see page 21.
•

Global Markets reported a net loss as trading losses were partially offset by reduced performance-based incentive compensation. Total revenue decreased as an increase in net interest income, primarily market-based, was more than offset by the market disruptions on various parts of our business. For more information on Global Markets, see page 23.

•

GWIM’s net income decreased as the increase in revenue was more than offset by higher provision for credit losses and higher noninterest expenses. Total revenue rose due to the full year impact of U.S. Trust Corporation and LaSalle acquisitions and organic loan and deposit growth, partially offset by losses related to the support of certain cash funds and weaker equity markets. The increase in provision for credit losses was driven by deterioration in the housing markets and the slowing economy. Noninterest expense increased due to the full year additions of U.S. Trust Corporation and LaSalle. For more information on GWIM, see page 27.

•

All Other reported a net loss due to losses in equity investment income, higher credit costs primarily related to our ALM residential mortgage portfolio, and an increase in merger and restructuring charges. In addition All Other’s results were adversely impacted by the absence of earnings after the sale of certain businesses and foreign operations in 2007 including the $1.5 billion gain recorded on the sale of Marsico Capital Management, LLC (Marsico). These items were partially offset by an increase in gains on sales of debt securities. For more information on All Other, see page 31.

Financial Highlights

Net Interest Income

Net interest income on a FTE basis increased $10.4 billion to $46.6 billion for 2008 compared to 2007. The increase was driven by strong loan growth, as well as the acquisitions of Countrywide and LaSalle, and the contribution from market-based net interest income related to our Global Markets business, which benefited from the steepening of the yield curve and product mix. The net interest yield on a FTE basis increased 38 bps to 2.98 percent for 2008 compared to 2007, due to the improvement in market-based yield, the beneficial impact of the current interest rate environment and loan growth. Partially offsetting these increases were the additions of lower yielding assets from the Countrywide and LaSalle

7	Bank of America 2008

acquisitions. For more information on net interest income on a FTE basis, see Tables I and II beginning on page 83.

Noninterest Income

Table 2  Noninterest Income

(Dollars in millions)	2008	2007
Card income	$13,314	$14,077
Service charges	10,316	8,908
Investment and brokerage services	4,972	5,147
Investment banking income	2,263	2,345
Equity investment income	539	4,064
Trading account profits (losses)	(5,911)	(4,889)
Mortgage banking income	4,087	902
Insurance premiums	1,833	761
Gains on sales of debt securities	1,124	180
Other income (loss)	(5,115)	897
Total noninterest income	$27,422	$32,392

Noninterest income decreased $5.0 billion to $27.4 billion in 2008 compared to 2007.

•

Card income decreased $763 million primarily due to the negative impact of higher credit costs on securitized credit card loans and the related unfavorable change in value of the interest-only strip as well as decreases in interchange income and late fees. Partially offsetting these decreases was higher debit card income.

•	Service charges grew $1.4 billion resulting from growth in new deposit accounts and the beneficial impact of the LaSalle acquisition.
•

Investment and brokerage services decreased $175 million primarily due to the absence of fees related to Marsico which was sold in late 2007 and the impact of significantly lower valuations in the equity markets, partially offset by the full year impact of the U.S. Trust Corporation and LaSalle acquisitions.

•	Investment banking income decreased $82 million due to reduced advisory fees related to the slowing economy.
•

Equity investment income decreased $3.5 billion due to a reduction in gains from our Global Principal Investments portfolio attributable to the lack of liquidity in the marketplace when compared to 2007 and other-than-temporary impairments taken on certain AFS marketable equity securities.

•

Trading account losses were $5.9 billion in 2008 driven by losses related to CDO exposure and the continuing impact of the market disruptions on various parts of Global Markets. Contributing to these losses were severe volatility, illiquidity and credit dislocations in the debt and equity markets during the fourth quarter of 2008. For more information, see the Global Markets discussion beginning on page 23.

•

Mortgage banking income increased $3.2 billion in large part as a result of the Countrywide acquisition which contributed significantly to increases in servicing income of $1.7 billion and production income of $1.5 billion.

•	Insurance premiums increased $1.1 billion primarily due to the acquisition of Countrywide.
•	Gains on sales of debt securities increased $944 million driven by the sales of mortgage-backed securities and collateralized mortgage obligations.
•

Other income decreased $6.0 billion due to Global Markets related writedowns (e.g., CDO exposure, leveraged finance loans and CMBS) of $5.3 billion and $1.1 billion of losses associated with the support provided to certain cash funds managed within GWIM. In addition, 2008 was impacted by the absence of the $1.5 billion gain from the sale of Marsico recognized in 2007. Partially offsetting these items was the gain of $776 million related to the Visa IPO. For more information on the Global Markets related writedowns, see page 23.

Provision for Credit Losses

The provision for credit losses increased $18.4 billion to $26.8 billion for 2008 compared to 2007 due to higher net charge-offs and additions to the reserve. The majority of the reserve additions were in consumer and small business portfolios, reflective of continued weakness in the housing markets and the slowing economy. Reserves were also increased on commercial portfolios for deterioration in the homebuilder and non-real estate commercial portfolios within Global Banking. For further discussion, see Provision for Credit Losses on page 64.

Noninterest Expense

Table 3  Noninterest Expense

(Dollars in millions)	2008	2007
Personnel	$18,371	$18,753
Occupancy	3,626	3,038
Equipment	1,655	1,391
Marketing	2,368	2,356
Professional fees	1,592	1,174
Amortization of intangibles	1,834	1,676
Data processing	2,546	1,962
Telecommunications	1,106	1,013
Other general operating	7,496	5,751
Merger and restructuring charges	935	410
Total noninterest expense	$41,529	$37,524

Noninterest expense increased $4.0 billion to $41.5 billion for 2008 compared to 2007, primarily due to the acquisitions of Countrywide and LaSalle, which increased various expense categories, partially offset by a reduction in performance-based incentive compensation expense and the impact of certain benefits associated with the Visa IPO transactions.

Income Tax Expense

Income tax expense was $420 million for 2008 compared to $5.9 billion for 2007 resulting in effective tax rates of 9.5 percent and 28.4 percent. The effective tax rate decrease is due to permanent tax preference amounts (e.g., tax exempt income and tax credits) offsetting a higher percentage of our pre-tax income. For more information on income tax expense, see Note 18 – Income Taxes to the Consolidated Financial Statements.

Impact of Countrywide Acquisition

Effective July 1, 2008, Countrywide’s results of operations are included in the Corporation’s consolidated results. For 2008, the Countrywide acquisition contributed approximately $1.3 billion to net interest income on a FTE basis, $3.4 billion to noninterest income and $4.2 billion to noninterest expense. In addition, we recorded $750 million in provision for credit losses associated with deterioration in the SOP 03-3 loan portfolio subsequent to acquisition of these loans, which were initially recorded at fair value. At July 1, 2008, after consideration of purchase accounting adjustments the Countrywide acquisition contributed $86.2 billion to total loans and leases, $17.4 billion to securities, $17.2 billion to MSRs and $63.0 billion to total deposits.

The majority of Countrywide’s ongoing operations are recorded in Home Loans & Insurance. Countrywide’s acquired first mortgage and discontinued real estate portfolios were recorded in All Other and are managed as part of our overall ALM activities. For more information on Countrywide’s impact in Home Loans & Insurance, see the discussion beginning on page 19. For more information related to the Countrywide acquisition, see Note 2 – Merger and Restructuring Activity to the Consolidated Financial Statements.

Bank of America 2008	8

Balance Sheet Analysis

Table 4  Selected Balance Sheet Data

	December 31		Average Balance
(Dollars in millions)	2008	2007	2008	2007
Assets
Federal funds sold and securities purchased under agreements to resell	$82,478	$129,552	$128,053	$155,828
Trading account assets	159,522	162,064	193,631	187,287
Debt securities	277,589	214,056	250,551	186,466
Loans and leases, net of allowance for loan and lease losses	908,375	864,756	893,353	766,329
All other assets	389,979	345,318	378,391	306,163
Total assets	$1,817,943	$1,715,746	$1,843,979	$1,602,073
Liabilities
Deposits	$882,997	$805,177	$831,144	$717,182
Federal funds purchased and securities sold under agreements to repurchase	206,598	221,435	272,981	253,481
Trading account liabilities	57,287	77,342	75,270	82,721
Commercial paper and other short-term borrowings	158,056	191,089	182,729	171,333
Long-term debt	268,292	197,508	231,235	169,855
All other liabilities	67,661	76,392	85,789	70,839
Total liabilities	1,640,891	1,568,943	1,679,148	1,465,411
Shareholders’ equity	177,052	146,803	164,831	136,662
Total liabilities and shareholders’ equity	$1,817,943	$1,715,746	$1,843,979	$1,602,073

At December 31, 2008, total assets were $1.8 trillion, an increase of $102.2 billion, or six percent, from December 31, 2007. The increase in total assets was primarily attributable to the acquisition of Countrywide, which impacted various line items including loans and leases, debt securities, MSRs and other assets. In addition to Countrywide, debt securities also increased due to net purchases of securities and the securitization of residential mortgage loans into mortgage-backed securities which we retained. Derivative assets, which are included in all other assets in the table above, increased due to mark-to-market gains resulting from the reduced interest rate environment and the strengthening of the U.S. dollar versus certain foreign currencies. Partially offsetting these increases was a decrease in federal funds sold and securities purchased under agreements to resell primarily attributable to balance sheet efficiencies and the sale of our equity prime brokerage business.

Average total assets in 2008 increased $241.9 billion, or 15 percent, from 2007 primarily due to higher loans and leases and debt securities. The increase in average loans and leases was attributable to organic growth and the Countrywide and LaSalle acquisitions. The increase in debt securities was driven by the same factors as noted above and the LaSalle acquisition.

At December 31, 2008, total liabilities were $1.6 trillion, an increase of $71.9 billion from December 31, 2007. The increase in total liabilities was attributable to the acquisition of Countrywide which impacted various line items including deposits and long-term debt. In addition to Countrywide, deposits increased as we benefited from a consumer and business flight-to-safety resulting from market instability. Long-term debt increased due to the addition of Countrywide and participation in the TLGP. Partially offsetting these increases was a decrease in commercial paper and other short-term borrowings due in part to the sale of our equity prime brokerage business.

Average total liabilities for 2008 increased $213.7 billion, or 15 percent from 2007. The increase in average total liabilities was attributable to higher deposits and long-term debt to support growth in overall assets and the inclusion of liabilities associated with the Countrywide and LaSalle acquisitions.

Federal Funds Sold and Securities Purchased Under Agreements to Resell and Trading Account Assets

Federal funds sold and securities purchased under agreements to resell consist of excess reserves placed with other banks with a relatively short-term maturity and securities that have been purchased subject to an agreement to resell securities with substantially identical terms at a specified date for a specified price. Trading account assets consist primarily of fixed income securities (including government and corporate debt), equity and convertible instruments. Period end and average federal funds sold and securities purchased under agreements to resell, and trading account assets decreased $49.6 billion and $21.4 billion in 2008, attributable to balance sheet efficiencies and the sale of our equity prime brokerage business partially offset by an increase in the amount of our securities used to hedge our MSRs. For additional information, see Market Risk Management beginning on page 67.

Debt Securities

Debt securities include fixed income securities such as mortgage-backed securities, foreign debt, ABS, municipal debt, U.S. government agencies and corporate debt. We use the debt securities portfolio primarily to manage interest rate and liquidity risk and to take advantage of market conditions that create more economically attractive returns on these investments. The period end and average balances in the debt securities portfolio increased $63.5 billion and $64.1 billion from 2007 due to net purchases of securities and the securitization of residential mortgage loans into mortgage-backed securities which we retained. These increases were also impacted by the addition of Countrywide. In addition, average balances benefited from the full year impact of the LaSalle acquisition. For additional information on our AFS debt securities portfolio, see Market Risk Management – Securities on page 72 and Note 5 – Securities to the Consolidated Financial Statements.

9	Bank of America 2008

Loans and Leases, Net of Allowance for Loan and Lease Losses

Period end and average loans and leases, net of allowance for loan and lease losses increased $43.6 billion to $908.4 billion and $127.0 billion to $893.4 billion in 2008 compared to 2007 due to consumer and commercial organic growth and the addition of Countrywide. The average consumer loan and lease portfolio increased $64.2 billion primarily due to organic growth and the addition of Countrywide. The average commercial loan and lease portfolio increased $70.5 billion primarily due to organic growth and the acquisition of LaSalle which occurred in the fourth quarter of 2007. For a more detailed discussion of the loan portfolio and the allowance for credit losses, see Credit Risk Management beginning on page 44, Note 6 – Outstanding Loans and Leases and Note 7 – Allowance for Credit Losses to the Consolidated Financial Statements.

All Other Assets

Period end all other assets increased $44.7 billion at December 31, 2008, an increase of 13 percent from December 31, 2007, driven primarily by the acquisition of Countrywide, which impacted various line items, including MSRs and LHFS. In addition, the increase was driven by higher derivative assets due to mark-to-market gains resulting from the reduced interest rate environment and the strengthening of the U.S. dollar versus certain foreign currencies.

Deposits

Period end and average deposits increased $77.8 billion to $883.0 billion and $114.0 billion to $831.1 billion in 2008 compared to 2007. The average increase was due to a $95.3 billion increase in average domestic interest-bearing deposits and a $19.4 billion increase in average noninterest-bearing deposits. We categorize our deposits as core or market-based deposits. Core deposits are generally customer-based and represent a stable, low-cost funding source that usually reacts more slowly to interest rate changes than market-based deposits. Core deposits include savings, NOW and money market accounts, consumer CDs and IRAs, and noninterest-bearing deposits. Core deposits exclude negotiable CDs, public funds, other domestic time deposits and foreign interest-bearing deposits. Average core deposits increased $103.0 billion to $696.9 billion in 2008, a 17 percent increase from the prior year. The increase was attributable to growth in our average NOW and money market accounts, average consumer CDs and IRAs and noninterest-bearing deposits due to the addition of Countrywide and the benefit we received from a consumer and business flight-to-safety resulting from market instability. Average market-based deposit funding increased $11.0 billion to $134.3 billion in 2008 compared to 2007 due to an increase in negotiable CDs, public funds and other time deposits related to the funding of growth in core and market-based assets. The increase in average deposits was also impacted by the assumption of deposits, primarily money market, consumer CDs, and other domestic time deposits associated with the LaSalle merger.

Federal Funds Purchased and Securities Sold Under Agreements to Repurchase and Trading Account Liabilities

Federal funds purchased and securities sold under agreements to repurchase consist of deposits borrowed from other banks with a rela-

tively short-term maturity and securities that have been sold subject to an agreement to repurchase securities with substantially identical terms at a specified date for a specified price. Trading account liabilities consist primarily of short positions in fixed income securities (including government and corporate debt), equity and convertible instruments. Period end federal funds purchased and securities sold under agreements to repurchase, and trading account liabilities decreased $34.9 billion primarily due to the rebalancing of hedges for market movements and lower customer demand, and by the sale of our equity prime brokerage business. Average federal funds purchased and securities sold under agreements to repurchase, and trading account liabilities increased $12.0 billion primarily due to the relative low cost and availability of short-term funding.

Commercial Paper and Other Short-term Borrowings

Commercial paper and other short-term borrowings provide a funding source to supplement deposits in our ALM strategy. Period end commercial paper and other short-term borrowings decreased $33.0 billion to $158.1 billion in 2008 compared to 2007 due in part to the sale of our equity prime brokerage business. Average commercial paper and other short-term borrowings increased $11.4 billion to $182.7 billion in 2008 due to an increase in short-term funding given the change in market conditions, partially offset by the sale of our equity prime brokerage business.

Long-term Debt

Period end and average long-term debt increased $70.8 billion to $268.3 billion and $61.4 billion to $231.2 billion in 2008 compared to 2007. The increases were attributable to issuances to support growth in overall assets and enhance our liquidity, and the inclusion of long-term debt associated with the Countrywide acquisition. Period end balances also benefited from our participation in the TLGP and average balances benefited from the LaSalle acquisition. For additional information on the TLGP, see Regulatory Initiatives on page 3. For additional information on long-term debt, see Note 12 – Short-term Borrowings and Long-term Debt to the Consolidated Financial Statements.

Shareholders’ Equity

Period end shareholders’ equity increased $30.2 billion due to the issuance of preferred stock including $15.0 billion to the U.S. Treasury in connection with the TARP Capital Purchase Program, a common stock offering of $9.9 billion, $4.2 billion of common stock issued in connection with the Countrywide acquisition, and net income. These increases were partially offset by a decrease in accumulated OCI and higher preferred dividend payments. The decrease in accumulated OCI was due to unrealized losses incurred on our debt and marketable equity securities and the adverse impact of employee benefit plan adjustments driven by the difference between the assumed and actual rate of return on benefit plan assets during the year. For additional information on our employee benefit plans, see Note 16 – Employee Benefit Plans to the Consolidated Financial Statements. Average shareholders’ equity increased $28.2 billion due to the same period end factors discussed above, except accumulated OCI benefited from the fair value adjustment related to our investment in China Construction Bank (CCB) which we began to fair value in the fourth quarter of 2007.

Bank of America 2008	10

Table 5  Five Year Summary of Selected Financial Data

(Dollars in millions, except per share information)	2008	2007	2006	2005	2004
Income statement
Net interest income	$45,360	$34,441	$34,594	$30,737	$27,960
Noninterest income	27,422	32,392	38,182	26,438	22,729
Total revenue, net of interest expense	72,782	66,833	72,776	57,175	50,689
Provision for credit losses	26,825	8,385	5,010	4,014	2,769
Noninterest expense, before merger and restructuring charges	40,594	37,114	34,988	28,269	26,394
Merger and restructuring charges	935	410	805	412	618
Income before income taxes	4,428	20,924	31,973	24,480	20,908
Income tax expense	420	5,942	10,840	8,015	6,961
Net income	4,008	14,982	21,133	16,465	13,947
Average common shares issued and outstanding (in thousands)	4,592,085	4,423,579	4,526,637	4,008,688	3,758,507
Average diluted common shares issued and outstanding (in thousands)	4,612,491	4,480,254	4,595,896	4,068,140	3,823,943
Performance ratios
Return on average assets	0.22%	0.94%	1.44%	1.30%	1.34%
Return on average common shareholders’ equity	1.80	11.08	16.27	16.51	16.47
Return on average tangible shareholders’ equity (1)	5.31	25.94	39.06	32.30	30.98
Total ending equity to total ending assets	9.74	8.56	9.27	7.86	9.03
Total average equity to total average assets	8.94	8.53	8.90	7.86	8.12
Dividend payout	n/m	72.26	45.66	46.61	46.31
Per common share data
Earnings	$0.56	$3.35	$4.66	$4.10	$3.71
Diluted earnings	0.55	3.30	4.59	4.04	3.64
Dividends paid	2.24	2.40	2.12	1.90	1.70
Book value	27.77	32.09	29.70	25.32	24.70
Market price per share of common stock
Closing	$14.08	$41.26	$53.39	$46.15	$46.99
High closing	45.03	54.05	54.90	47.08	47.44
Low closing	11.25	41.10	43.09	41.57	38.96
Market capitalization	$70,645	$183,107	$238,021	$184,586	$190,147
Average balance sheet
Total loans and leases	$910,878	$776,154	$652,417	$537,218	$472,617
Total assets	1,843,979	1,602,073	1,466,681	1,269,892	1,044,631
Total deposits	831,144	717,182	672,995	632,432	551,559
Long-term debt	231,235	169,855	130,124	97,709	92,303
Common shareholders’ equity	141,638	133,555	129,773	99,590	84,584
Total shareholders’ equity	164,831	136,662	130,463	99,861	84,815
Asset quality (2)
Allowance for credit losses (3)	$23,492	$12,106	$9,413	$8,440	$9,028
Nonperforming assets (4)	18,232	5,948	1,856	1,603	2,315
Allowance for loan and lease losses as a percentage of total loans and leases outstanding (5)	2.49%	1.33%	1.28%	1.40%	1.65%
Allowance for loan and lease losses as a percentage of total nonperforming loans and leases (5)	141	207	505	532	390
Net charge-offs	$16,231	$6,480	$4,539	$4,562	$3,113
Net charge-offs as a percentage of average loans and leases outstanding (5)	1.79%	0.84%	0.70%	0.85%	0.66%
Nonperforming loans and leases as a percentage of total loans and leases outstanding (5)	1.77	0.64	0.25	0.26	0.42
Nonperforming assets as a percentage of total loans, leases and foreclosed properties (4, 5)	1.96	0.68	0.26	0.28	0.44
Ratio of the allowance for loan and lease losses at December 31 to net charge-offs	1.42	1.79	1.99	1.76	2.77
Capital ratios (period end)
Risk-based capital:
Tier 1	9.15%	6.87%	8.64%	8.25%	8.20%
Total	13.00	11.02	11.88	11.08	11.73
Tier 1 Leverage	6.44	5.04	6.36	5.91	5.89
(1)

Tangible shareholders’ equity is a non-GAAP measure. For additional information on ROTE and a corresponding reconciliation of tangible shareholders’ equity to a GAAP financial measure, see Supplemental Financial Data beginning on page 12.

(2)	We account for acquired impaired loans in accordance with SOP 03-3. For more information on the impact of SOP 03-3 on asset quality, see Consumer Portfolio Credit Risk Management beginning on page 45.
(3)	Includes the allowance for loan and lease losses and the reserve for unfunded lending commitments.
(4)	Balances and ratios do not include nonperforming LHFS and nonperforming AFS debt securities.
(5)	Balances and ratios do not include loans measured at fair value in accordance with SFAS 159.
n/m	= not meaningful

11	Bank of America 2008

Supplemental Financial Data

Table 6 provides a reconciliation of the supplemental financial data mentioned below with financial measures defined by GAAP. Other companies may define or calculate supplemental financial data differently.

Operating Basis Presentation

In managing our business, we may at times look at performance excluding certain nonrecurring items. For example, as an alternative to net income, we view results on an operating basis, which represents net income excluding merger and restructuring charges. The operating basis of presentation is not defined by GAAP. We believe that the exclusion of merger and restructuring charges, which represent events outside our normal operations, provides a meaningful year-to-year comparison and is more reflective of normalized operations.

Net Interest Income – FTE Basis

In addition, we view net interest income and related ratios and analysis (i.e., efficiency ratio, net interest yield and operating leverage) on a FTE basis. Although this is a non-GAAP measure, we believe managing the business with net interest income on a FTE basis provides a more accurate picture of the interest margin for comparative purposes. To derive the FTE basis, net interest income is adjusted to reflect tax-exempt income on an equivalent before-tax basis with a corresponding increase in income tax expense. For purposes of this calculation, we use the federal statutory tax rate of 35 percent. This measure ensures comparability of net interest income arising from taxable and tax-exempt sources.

Performance Measures

As previously mentioned, certain performance measures including the efficiency ratio, net interest yield and operating leverage utilize net interest income (and thus total revenue) on a FTE basis. The efficiency ratio measures the costs expended to generate a dollar of revenue, and net interest yield evaluates how many basis points we are earning over the cost of funds. Operating leverage measures the total percentage revenue growth minus the total percentage expense growth for the corresponding period. During our annual planning process, we set operating leverage and efficiency targets for the Corporation and each line of business. We believe the use of these non-GAAP measures provides additional clarity in assessing our results. Targets vary by year and by business, and are based on a variety of factors including maturity of the business, investment appetite, competitive environment, market factors, and other items (e.g., risk appetite). The aforementioned performance measures and ratios, return on average assets and dividend payout ratio, as well as those measures discussed more fully below, are presented in Table 6.

Return on Average Common Shareholders’ Equity and Return on Average Tangible Shareholders’ Equity

We also evaluate our business based upon ROE and ROTE measures. ROE and ROTE utilize non-GAAP allocation methodologies. ROE measures the earnings contribution of a unit as a percentage of the shareholders’ equity allocated to that unit. ROTE measures our earnings contribution as a percentage of shareholders’ equity reduced by goodwill and intangible assets (excluding MSRs). These measures are used to evaluate our use of equity (i.e., capital) at the individual unit level and are integral components in the analytics for resource allocation. In addition, profitability, relationship, and investment models all use ROE as key measures to support our overall growth goal.

Bank of America 2008	12

Table 6  Supplemental Financial Data and Reconciliations to GAAP Financial Measures

(Dollars in millions)	2008	2007	2006	2005	2004
Operating basis
Operating earnings	$4,638	$15,240	$21,640	$16,740	$14,358
Return on average assets	0.25%	0.95%	1.48%	1.32%	1.37%
Return on average common shareholders’ equity	2.25	11.27	16.66	16.79	16.96
Return on average tangible shareholders’ equity	6.14	26.38	40.00	32.84	31.89
Operating efficiency ratio (FTE basis)	54.88	54.12	47.28	48.73	51.35
Dividend payout ratio	n/m	71.02	44.59	45.84	44.98
Operating leverage (FTE basis)	(1.51)	(13.40)	3.80	5.74	n/a
FTE basis data
Net interest income	$46,554	$36,190	$35,818	$31,569	$28,677
Total revenue, net of interest expense	73,976	68,582	74,000	58,007	51,406
Net interest yield	2.98%	2.60%	2.82%	2.84%	3.17%
Efficiency ratio	56.14	54.71	48.37	49.44	52.55
Reconciliation of net income to operating earnings
Net income	$4,008	$14,982	$21,133	$16,465	$13,947
Merger and restructuring charges	935	410	805	412	618
Related income tax benefit	(305)	(152)	(298)	(137)	(207)
Operating earnings	$4,638	$15,240	$21,640	$16,740	$14,358
Reconciliation of average shareholders’ equity to average tangible shareholders’ equity
Average shareholders’ equity	$164,831	$136,662	$130,463	$99,861	$84,815
Average goodwill	(79,827)	(69,333)	(66,040)	(45,331)	(36,612)
Average intangible assets	(9,502)	(9,566)	(10,324)	(3,548)	(3,184)
Average tangible shareholders’ equity	$75,502	$57,763	$54,099	$50,982	$45,019
Reconciliation of return on average assets to operating return on average assets
Return on average assets	0.22%	0.94%	1.44%	1.30%	1.34%
Effect of merger and restructuring charges, net-of-tax	0.03	0.01	0.04	0.02	0.03
Operating return on average assets	0.25%	0.95%	1.48%	1.32%	1.37%
Reconciliation of return on average common shareholders’ equity to operating return on average common shareholders’ equity
Return on average common shareholders’ equity	1.80%	11.08%	16.27%	16.51%	16.47%
Effect of merger and restructuring charges, net-of-tax	0.45	0.19	0.39	0.28	0.49
Operating return on average common shareholders’ equity	2.25%	11.27%	16.66%	16.79%	16.96%
Reconciliation of return on average tangible shareholders’ equity to operating return on average tangible shareholders’ equity
Return on average tangible shareholders’ equity	5.31%	25.94%	39.06%	32.30%	30.98%
Effect of merger and restructuring charges, net-of-tax	0.83	0.44	0.94	0.54	0.91
Operating return on average tangible shareholders’ equity	6.14%	26.38%	40.00%	32.84%	31.89%
Reconciliation of efficiency ratio to operating efficiency ratio (FTE basis)
Efficiency ratio	56.14%	54.71%	48.37%	49.44%	52.55%
Effect of merger and restructuring charges	(1.26)	(0.59)	(1.09)	(0.71)	(1.20)
Operating efficiency ratio	54.88%	54.12%	47.28%	48.73%	51.35%
Reconciliation of dividend payout ratio to operating dividend payout ratio
Dividend payout ratio	n/m	72.26%	45.66%	46.61%	46.31%
Effect of merger and restructuring charges, net-of-tax	n/m	(1.24)	(1.07)	(0.77)	(1.33)
Operating dividend payout ratio	n/m	71.02%	44.59%	45.84%	44.98%
Reconciliation of operating leverage to operating basis operating leverage (FTE basis)
Operating leverage	(2.81)%	(12.16)%	2.77%	6.67%	n/a
Effect of merger and restructuring charges	1.30	(1.24)	1.03	(0.93)	n/a
Operating leverage	(1.51)%	(13.40)%	3.80%	5.74%	n/a

n/m = not meaningful

n/a = not applicable

13	Bank of America 2008

Core Net Interest Income – Managed Basis

We manage core net interest income – managed basis, which adjusts reported net interest income on a FTE basis for the impact of market-based activities and certain securitizations, net of retained securities. As discussed in the Global Markets business segment section beginning on page 23, we evaluate our market-based results and strategies on a total market-based revenue approach by combining net interest income and noninterest income for Global Markets. We also adjust for loans that we originated and subsequently sold into certain securitizations. These securitizations include off-balance sheet loans and leases, primarily credit card securitizations. Noninterest income, rather than net interest income and provision for credit losses, is recorded for assets that have been securitized as we are compensated for servicing the securitized assets and record servicing income and gains or losses on securitizations, where appropriate. We believe the use of this non-GAAP presentation provides additional clarity in managing our results. An analysis of core net interest income – managed basis, core average earning assets – managed basis and core net interest yield on earning assets – managed basis, which adjusts for the impact of these two non-core items from reported net interest income on a FTE basis, is shown below.

Core net interest income on a managed basis increased $8.1 billion to $49.5 billion for 2008 compared to 2007. The increase was driven by strong loan growth, as well as the acquisitions of Countrywide and LaSalle. Core net interest income on a managed basis also benefited from the reduced interest rate environment however this benefit was partially offset by the spread dislocation between the Federal Funds rate and LIBOR.

On a managed basis, core average earning assets increased $213.1 billion to $1.3 trillion for 2008 compared to 2007 due to higher average managed loans and an increase in debt securities. The increase in managed loans was driven by higher consumer managed loans resulting from organic growth and the acquisition of Countrywide. In addition, average commercial loans increased primarily due to organic growth and the acquisition of LaSalle which occurred in the fourth quarter of 2007. The average balance in the debt securities portfolio increased from 2007 due to net purchases of securities, the securitization of residential mortgage loans into mortgage-backed securities which we retained and the LaSalle and Countrywide acquisitions.

Core net interest yield on a managed basis remained flat at 3.82 percent for 2008, as the beneficial impact of the current interest rate environment and loan growth was offset by the addition of lower yielding assets from the Countrywide and LaSalle acquisitions.

Table 7  Core Net Interest Income – Managed Basis

(Dollars in millions)	2008	2007
Net interest income (1)
As reported	$46,554	$36,190
Impact of market-based net interest income (2)	(6,011)	(2,718)
Core net interest income	40,543	33,472
Impact of securitizations (3)	8,910	7,841
Core net interest income – managed basis	$49,453	$41,313
Average earning assets
As reported	$1,562,729	$1,390,192
Impact of market-based earning assets (2)	(368,751)	(412,587)
Core average earning assets	1,193,978	977,605
Impact of securitizations (4)	100,145	103,371
Core average earning assets – managed basis	$1,294,123	$1,080,976
Net interest yield contribution (1)
As reported	2.98%	2.60%
Impact of market-based activities (2)	0.42	0.82
Core net interest yield on earning assets	3.40	3.42
Impact of securitizations	0.42	0.40
Core net interest yield on earning assets – managed basis	3.82%	3.82%
(1)	FTE basis
(2)	Represents the impact of market-based amounts included in Global Markets.
(3)	Represents the impact of securitizations utilizing actual bond costs. This is different from the business segment view which utilizes funds transfer pricing methodologies.
(4)	Represents average securitized loans less accrued interest receivable and certain securitized bonds retained.

Bank of America 2008	14

Business Segment Operations

Segment Description

The Corporation reports the results of its operations through six business segments: Deposits, Global Card Services, Home Loans & Insurance, Global Banking, Global Markets and GWIM, with the remaining operations recorded in All Other. We changed the basis of presentation from three segments to the above six segments. The former Global Consumer and Small Business Banking now is reflected in three separate business segments: Deposits, Global Card Services and Home Loans & Insurance. In order to better coordinate our consumer payments businesses, we consolidated all our consumer and small business card products into Global Card Services; therefore, debit card has moved from Deposits to Global Card Services. The former Global Corporate and Investment Banking now is divided into Global Banking and Global Markets. Prior period amounts have been reclassified to conform to current period presentation. These changes did not have an impact on the previously reported consolidated results of the Corporation. For more information on our basis of presentation, selected financial information for the business segments and reconciliations to consolidated total revenue, net income and period end total asset amounts, see Note 22 – Business Segment Information to the Consolidated Financial Statements.

Basis of Presentation

We prepare and evaluate segment results using certain non-GAAP methodologies and performance measures, many of which are discussed in Supplemental Financial Data beginning on page 12. We begin by evaluating the operating results of the segments which by definition exclude merger and restructuring charges. The segment results also reflect certain revenue and expense methodologies which are utilized to determine net income. The net interest income of the business segments includes the results of a funds transfer pricing process that matches assets and liabilities with similar interest rate sensitivity and maturity characteristics.

Our ALM activities maintain an overall interest rate risk management strategy that incorporates the use of interest rate contracts to manage fluctuations in earnings that are caused by interest rate volatility. Our goal is to manage interest rate sensitivity so that movements in interest rates do not significantly adversely affect net interest income. The results of the business segments will fluctuate based on the performance of corporate ALM activities. ALM activities are recorded in the business segments such as external product pricing decisions, including deposit pricing strategies, the effects of our internal funds transfer pricing process as well as the net effects of other ALM activities. In addition, certain residual impacts of the funds transfer pricing process are retained in All Other.

Also, the management accounting reporting process derives segment and business results by utilizing allocation methodologies for expense and capital. The net income derived for the business segments is dependent upon cost allocations using an activity-based costing model and other methodologies and assumptions management believes are appropriate to reflect the results of the business segments.

Certain expenses not directly attributable to a specific business segment are allocated to the segments based on pre-determined means. The most significant of these expenses include data processing costs, item processing costs and certain centralized or shared functions. Data processing costs are allocated to the segments based on equipment usage. Item processing costs are allocated to the segments based on the volume of items processed for each segment. The costs of certain centralized or shared functions are allocated based on methodologies which reflect utilization.

Equity is allocated to business segments and related businesses using a risk-adjusted methodology incorporating each unit’s stand-alone credit, market, interest rate and operational risk components. The nature of these risks is discussed further beginning on page 37. The Corporation benefits from the diversification of risk across these components, which is reflected as a reduction to allocated equity for each segment. Average equity is allocated to the business segments and the businesses, and is impacted by the portion of goodwill that is specifically assigned to them.

15	Bank of America 2008

Deposits

(Dollars in millions)	2008	2007
Net interest income (1)	$11,274	$10,454
Noninterest income:
Service charges	6,803	6,003
All other income	68	184
Total noninterest income	6,871	6,187
Total revenue, net of interest expense	18,145	16,641

Provision for credit losses	989	588
Noninterest expense	8,942	8,453
Income before income taxes	8,214	7,600
Income tax expense (1)	2,982	2,668
Net income	$5,232	$4,932
Net interest yield (1)	3.20%	3.17%
Return on average equity	21.04	19.79
Efficiency ratio (1)	49.28	50.79

Average Balance Sheet
Total earning assets (2)	$351,908	$329,878
Total assets (2)	380,681	352,414
Total deposits	358,796	324,553
Allocated equity	24,862	24,918

Period-end Balance Sheet
Total earning assets (2)	365,344	349,071
Total assets (2)	392,036	383,315
Total deposits	376,974	342,344
(1)	FTE basis
(2)	Total earning assets and total assets include asset allocations to match liabilities (i.e., deposits).

Deposits includes the results of consumer deposits activities which consist of a comprehensive range of products to consumers and small businesses. In addition, Deposits includes our student lending and small business banking results, excluding business card, and the net effect of our ALM activities. In the U.S., we serve approximately 59 million consumer and small business relationships through a franchise that stretches coast to coast through 32 states and the District of Columbia utilizing our network of 6,139 banking centers, 18,685 domestic branded ATMs, and telephone and Internet channels.

Our deposit products include traditional savings accounts, money market savings accounts, CDs and IRAs, and noninterest- and interest-bearing checking accounts. Deposit products provide a relatively stable source of funding and liquidity. We earn net interest spread revenues from investing this liquidity in earning assets through client-facing lending and ALM activities. The revenue is allocated to the deposit products using our funds transfer pricing process which takes into account the interest rates and maturity characteristics of the deposits. Deposits also generate fees such as account service fees, non-sufficient fund fees, overdraft charges and ATM fees.

We added 2.2 million net new retail checking accounts in 2008. These additions resulted from continued improvement in sales and service results in the Banking Center Channel and Online, and the success of new Affinity relationships and products such as Keep the ChangeTM. During 2008, our active online banking customer base grew to 28.9 million subscribers, an increase of 5.1 million net subscribers from 2007. In addition, our active bill pay users paid $309.7 billion worth of bills online during 2008.

Deposits includes the net impact of migrating customers and their related deposit balances between GWIM and Deposits. In 2008 and 2007, a total of $20.5 billion and $11.4 billion of deposits were migrated from Deposits to GWIM. The increase was mainly due to the initial migration of legacy LaSalle accounts and the acceleration of moving qualified clients into GWIM as part of our growth initiatives for our mass affluent and retirement customers. After migration, the associated net interest income, service charges and noninterest expense are recorded in GWIM.

Net income increased $300 million, or six percent, to $5.2 billion compared to 2007 driven by higher net interest income and noninterest income partially offset by an increase in noninterest expense.

Net interest income increased $820 million, or eight percent, driven by a higher contribution from our ALM activities and growth in average deposits partially offset by the impact of competitive deposit pricing. Average deposits grew $34.2 billion, or 11 percent, due to organic growth, including customers’ flight-to-safety, as well as the acquisitions of Countrywide and LaSalle. Organic growth was partially offset by the migration of customer relationships and related deposit balances to GWIM.

Noninterest income increased $684 million, or 11 percent, to $6.9 billion driven by higher service charges of $800 million, or 13 percent, primarily as a result of increased volume, new demand deposit account growth and the addition of LaSalle.

Noninterest expense increased $489 million, or six percent, to $8.9 billion compared to 2007, primarily due to the LaSalle and Countrywide acquisitions, combined with an increase in accounts and transaction volumes.

Bank of America 2008	16

Global Card Services

(Dollars in millions)	2008	2007
Net interest income (1)	$19,305	$16,391
Noninterest income:
Card income	10,033	10,170
All other income	1,598	976
Total noninterest income	11,631	11,146
Total revenue, net of interest expense	30,936	27,537

Provision for credit losses (2)	19,574	11,317
Noninterest expense	9,161	9,369
Income before income taxes	2,201	6,851
Income tax expense (1)	775	2,506
Net income	$1,426	$4,345
Net interest yield (1)	8.33%	7.79%
Return on average equity	3.68	12.00
Efficiency ratio (1)	29.61	34.02

Average Balance Sheet
Total loans and leases	$231,519	$209,774
Total earning assets	231,830	210,458
Total assets	253,888	235,518
Allocated equity	38,773	36,206

Period-end Balance Sheet
Total loans and leases	$228,573	$227,822
Total earning assets	228,628	228,140
Total assets	248,664	252,800
(1)	FTE basis
(2)	Represents provision for credit losses on held loans combined with realized credit losses associated with the securitized loan portfolio.

Global Card Services provides a broad offering of products, including U.S. consumer and business card, consumer lending, international card and debit card. We provide credit card products to customers in the U.S., Canada, Ireland, Spain and the United Kingdom. We offer a variety of co-branded and affinity credit and debit card products and are one of the leading issuers of credit cards through endorsed marketing in the U.S. and Europe.

The Corporation reports its Global Card Services results on a managed basis which is consistent with the way that management evaluates the results of Global Card Services. Managed basis assumes that securitized loans were not sold and presents earnings on these loans in a manner similar to the way loans that have not been sold (i.e., held loans) are presented. Loan securitization is an alternative funding process that is used by the Corporation to diversify funding sources. Loan securitization removes loans from the Consolidated Balance Sheet through the sale of loans to an off-balance sheet QSPE which is excluded from the Corporation’s Consolidated Financial Statements in accordance with GAAP.

Securitized loans continue to be serviced by the business and are subject to the same underwriting standards and ongoing monitoring as held loans. In addition, excess servicing income is exposed to similar credit risk and repricing of interest rates as held loans. The financial market disruptions that began in 2007 continued to impact the economy and financial services sector. Late in the third quarter of 2008 and into the fourth quarter of 2008, liquidity for asset-backed securitizations became disrupted and spreads have rose to historic highs, negatively impacting our credit card securitization programs. If these conditions persist, it could adversely affect our ability to access these markets at favorable terms. For more information, see the Liquidity Risk and Capital Management discussion on page 38.

Net income decreased $2.9 billion, or 67 percent, to $1.4 billion compared to 2007 as growth in net interest income and noninterest income was more than offset by higher provision for credit losses of $8.3 billion.

Net interest income grew $2.9 billion, or 18 percent, to $19.3 billion driven by higher managed average loans and leases of $21.7 billion, or 10 percent, combined with the beneficial impact of the decrease in short-term interest rates on our funding costs.

Noninterest income increased $485 million, or four percent, to $11.6 billion as other income benefited from the $388 million gain related to Global Card Services’ allocation of the Visa IPO as well as a $283 million gain on the sale of a card portfolio. These increases were partially offset by the decrease in card income of $137 million, or one percent, due to the unfavorable change in the value of the interest-only strip and decreases in interchange income driven by reduced retail volume and late fees. These decreases were partially offset by higher debit card income due to new account and card growth, increased usage and the addition of LaSalle.

Provision for credit losses increased $8.3 billion, or 73 percent, to $19.6 billion compared to 2007 primarily driven by portfolio deterioration and higher bankruptcies from impacts of the slowing economy, a lower level of foreign securitizations and growth-related seasoning of the portfolio. For further discussion, see Provision for Credit Losses beginning on page 64.

Noninterest expense decreased $208 million, or two percent, to $9.2 billion compared to 2007, as the impact of certain benefits associated with the Visa IPO transactions and lower marketing expense were partially offset by higher personnel and technology-related expenses from increased customer assistance and collections infrastructure.

17	Bank of America 2008

Key Statistics
(Dollars in millions)	2008	2007
Global Card Services
Average – total loans and leases:
Managed	$231,519	$209,774
Held	127,118	106,490
Period end – total loans and leases:
Managed	228,573	227,822
Held	127,613	124,855
Managed net losses (1):
Amount	15,336	10,099
Percent (3)	6.62%	4.81%
Credit Card (2)
Average – total loans and leases:
Managed	$184,246	$171,376
Held	79,845	70,242
Period end – total loans and leases:
Managed	182,234	183,691
Held	81,274	80,724
Managed net losses (1):
Amount	11,382	8,214
Percent (3)	6.18%	4.79%
(1)	Represents net charge-offs on held loans combined with realized credit losses associated with the securitized loan portfolio.
(2)	Includes U.S., Europe, Canada consumer credit card and U.S. government card. Does not include business card, debit card and consumer lending.
(3)	Ratios are calculated as managed net losses divided by average outstanding managed loans and leases during the year.

The table above and the following discussion presents select key indicators for the Global Card Services and credit card portfolios.

Managed Global Card Services net losses increased $5.2 billion to $15.3 billion, or 6.62 percent of average outstandings, compared to $10.1 billion, or 4.81 percent in 2007. This increase was driven by portfolio deterioration and higher bankruptcies reflecting the impacts of the slowing economy. Additionally, portfolio deterioration during the second half of 2008 and growth-related seasoning of the consumer lending portfolio drove a portion of the increase.

Managed credit card net losses increased $3.2 billion to $11.4 billion, or 6.18 percent of average credit card outstandings compared to $8.2 billion, or 4.79 percent in 2007. The increase was driven by portfolio deterioration and higher bankruptcies reflecting the impacts of a slowing economy.

For more information on credit quality, see Consumer Portfolio Credit Risk Management beginning on page 45.

Bank of America 2008	18

Home Loans & Insurance

(Dollars in millions)	2008	2007
Net interest income (1)	$3,439	$1,899
Noninterest income:
Mortgage banking income	4,423	1,332
Insurance income	1,416	347
All other income	161	128
Total noninterest income	6,000	1,807
Total revenue, net of interest expense	9,439	3,706

Provision for credit losses	6,288	1,015
Noninterest expense	6,896	2,529
Income (loss) before income taxes	(3,745)	162
Income tax expense (benefit) (1)	(1,386)	60
Net income (loss)	$(2,359)	$102
Net interest yield (1)	2.65%	2.37%
Return on average equity	(24.41)	4.58
Efficiency ratio (1)	73.07	68.26

Average Balance Sheet
Total loans and leases	$105,714	$72,872
Total earning assets	129,683	79,991
Total assets	147,583	84,539
Allocated equity	9,668	2,218

Period-end Balance Sheet
Total loans and leases	$122,956	$86,075
Total earning assets	175,618	96,511
Total assets	205,055	101,100
(1)	FTE basis

Home Loans & Insurance generates revenue by providing an extensive line of consumer real estate products and services to customers nationwide. Home Loans & Insurance products are available to our customers through a retail network of personal bankers located in 6,139 banking centers, mortgage loan officers in nearly 1,000 locations and through a sales force offering our customers direct telephone and online access to our products. These products are also offered through our correspondent and wholesale loan acquisition channels. Home Loans & Insurance products include fixed and adjustable rate first-lien mortgage loans for home purchase and refinancing needs, reverse mortgages, home equity lines of credit and home equity loans. First mortgage products are either sold into the secondary mortgage market to investors, while retaining MSRs and the Bank of America customer relationships, or are held on our balance sheet for ALM purposes. Home Loans & Insurance is not impacted by the Corporation’s mortgage production retention decisions as Home Loans & Insurance is compensated for the decision on a management accounting basis with a corresponding offset recorded in All Other. In addition, Home Loans & Insurance offers property, casualty, life, disability and credit insurance.

Effective July 1, 2008, Countrywide’s results of operations are included in the Corporation’s consolidated results. While the results of deposit operations are included in Deposits, the majority of Countrywide’s ongoing operations are recorded in Home Loans & Insurance. Countrywide’s acquired first mortgage and discontinued real estate portfolios were recorded in All Other and are managed as part of our overall ALM activities. For more information related to the Countrywide acquisition, see Note 2 – Merger and Restructuring Activity to the Consolidated Financial Statements.

Home Loans & Insurance’s net income decreased $2.5 billion to a net loss of $2.4 billion compared to 2007 as growth in noninterest income and net interest income was more than offset by higher provision for credit losses and an increase in noninterest expense.

Net interest income grew $1.5 billion, or 81 percent, driven primarily by an increase in average home equity loans and LHFS. The growth in average home equity loans of $32.4 billion, or 45 percent, and a $5.5 billion increase in LHFS were attributable to the Countrywide and LaSalle acquisitions as well as increases in our home equity portfolio as a result of slower prepayment speeds and organic growth.

Noninterest income increased $4.2 billion to $6.0 billion compared to 2007 driven by increases in mortgage banking income and insurance income. Mortgage banking income grew $3.1 billion due primarily to the acquisition of Countrywide combined with increases in the value of MSR economic hedge instruments partially offset by a decrease in value of MSRs. For more information, see the mortgage banking income discussion which follows. Insurance income increased $1.1 billion due to the acquisition of Countrywide.

Provision for credit losses increased $5.3 billion to $6.3 billion compared to 2007. This increase was driven primarily by higher losses inherent in the home equity portfolio, reflective of deterioration in the housing markets particularly in geographic areas that have experienced higher levels of declines in home prices. In addition, most home equity loans are secured by second lien positions significantly reducing and, in some cases, resulting in no collateral value after consideration of the first lien position. This drove more severe charge-offs as borrowers defaulted. For further discussion, see Provision for Credit Losses beginning on page 64.

Noninterest expense increased $4.4 billion to $6.9 billion primarily driven by the Countrywide acquisition.

Mortgage Banking Income

We categorize Home Loans & Insurance’s mortgage banking income into production and servicing income. Production income is comprised of revenue from the fair value gains and losses recognized on our IRLCs and LHFS, and the related secondary market execution, and costs related to

19	Bank of America 2008

representations and warranties given in the sales transactions and other obligations incurred in the sales of mortgage loans. In addition, production income includes revenue for transfers of mortgage loans from Home Loans & Insurance to the ALM portfolio related to the Corporation’s mortgage production retention decisions which is eliminated in consolidation in All Other.

Servicing activities primarily include collecting cash for principal, interest and escrow payments from borrowers, disbursing customer draws for lines of credit and accounting for and remitting principal and interest payments to investors and escrow payments to third parties. Our workout efforts are also part of our servicing activities, along with responding to customer inquiries and supervising foreclosures and property dispositions. Servicing income includes ancillary income derived in connection with these activities such as late fees and MSR valuation adjustments, net of economic hedge activities.

The following table summarizes the components of mortgage banking income:

Mortgage banking income

(Dollars in millions)	2008	2007
Production income	$2,119	$733
Servicing income:
Servicing fees and ancillary income	3,529	903
Impact of customer payments	(3,313)	(766)
Fair value changes of MSRs, net of economic hedge results	1,906	462
Other servicing-related revenue	182	–
Total net servicing income	2,304	599
Total mortgage banking income	$4,423	$1,332

Production income increased $1.4 billion in 2008 compared to 2007. This increase was driven by the Countrywide acquisition which resulted in higher volumes, and an improvement in margins.

Net servicing income increased $1.7 billion in 2008 compared to 2007 due primarily to increases in the value of the MSR economic hedge instruments of $8.6 billion partially offset by changes in the fair value of MSRs of $6.7 billion. Generally, when mortgage interest rates decline, as occurred during the second half of 2008, there is an increase in the value of instruments used to economically hedge MSRs and a corresponding decrease in the value of MSRs. The decrease in the value of MSRs during the second half of 2008 was tempered by the expectation that weakness in the housing market would decrease the impact of market interest rates on expected future prepayments. For further discussion on MSRs and the related hedge instruments, see Mortgage Banking Risk Management on page 75.

The following table presents select key indicators for Home Loans & Insurance.

Home Loans & Insurance Key Statistics

(Dollars in millions, except as noted)	2008		2007
Loan production
Home Loans & Insurance:
First mortgage	$128,945		$93,304
Home equity	31,998		69,226
Total Corporation:
First mortgage	140,510		104,385
Home equity	40,490		84,183
Period end
Mortgage servicing portfolio (in billions) (1)	2,057.3		516.9
Mortgage loans serviced for investors (in billions)	1,654		259
Mortgage servicing rights:
Balance	12,733		3,053
Capitalized mortgage servicing rights (% of loans serviced)	77	bps	118	bps
(1) Servicing of residential mortgage loans, home equity lines of credit, home equity loans and discontinued real estate mortgage loans.

Home Loans & Insurance’s first mortgage and home equity production were $128.9 billion and $32.0 billion in 2008 compared to $93.3 billion and $69.2 billion in 2007. The increase of $35.6 billion in first mortgage production was due to the acquisition of Countrywide partially offset by decreased activity in the mortgage market. The decrease of $37.2 billion in home equity production was primarily due to more stringent underwriting guidelines for home equity lines of credit and loans, and lower consumer demand.

The servicing portfolio at December 31, 2008 was $2.1 trillion, $1.5 trillion higher than at December 31, 2007, driven by the Countrywide acquisition. Included in this amount was $1.7 trillion of residential first mortgage, home equity lines of credit and home equity loans serviced for others.

At December 31, 2008, the consumer MSR balance was $12.7 billion, which represented 77 bps of the related unpaid principal balance as compared to $3.1 billion, or 118 bps of the related principal balance at December 31, 2007. The increase in the consumer MSR balance was driven by $17.2 billion of MSRs that we acquired from Countrywide which was partially offset by the impact of mortgage rates falling substantially during the fourth quarter of 2008. As a result of the decline in rates, the value of the MSRs decreased driven by a significant increase in expected prepayments which reduced the expected life of the consumer MSRs. This resulted in the 41 bps decrease in the capitalized MSRs as a percentage of loans serviced. MSR economic hedge results were more than sufficient to offset this decrease.

Bank of America 2008	20

Global Banking

(Dollars in millions)	2008	2007
Net interest income (1)	$10,577	$8,670
Noninterest income:
Service charges	3,209	2,642
Investment banking income	1,459	1,425
All other income	1,267	1,976
Total noninterest income	5,935	6,043
Total revenue, net of interest expense	16,512	14,713

Provision for credit losses	3,130	658
Noninterest expense	6,377	7,406
Income before income taxes	7,005	6,649
Income tax expense (1)	2,519	2,453
Net income	$4,486	$4,196
Net interest yield (1)	3.25%	3.32%
Return on average equity	9.31	11.47
Efficiency ratio (1)	38.62	50.33

Average Balance Sheet
Total loans and leases	$318,325	$254,250
Total earning assets (2)	325,761	261,405
Total assets (2)	380,124	308,832
Total deposits	176,381	147,619
Allocated equity	48,204	36,589

Period-end Balance Sheet
Total loans and leases	$328,574	$301,830
Total earning assets (2)	338,913	310,273
Total assets (2)	391,930	362,394
Total deposits	214,755	173,858
(1)	FTE basis
(2)	Total assets include asset allocations to match liabilities (i.e., deposits).

Global Banking provides a wide range of lending-related products and services, integrated working capital management, treasury solutions and investment banking services to clients worldwide through our network of proprietary offices and client relationship teams along with various product partners. Our clients include multinationals, middle-market and business banking companies, financial institutions, commercial real estate firms and governments. Our lending products and services include commercial and corporate bank loans and commitment facilities, real estate lending, leasing and asset-based lending and indirect consumer loans. Our capital management and treasury solutions include treasury management, trade finance, foreign exchange, short-term credit facilities and short-term investing options. Our investment banking services provide our commercial and corporate issuer clients with debt and equity underwriting and distribution capabilities as well as merger-related advisory services. Global Banking also contains the results for the economic hedging of our credit risk to certain exposures utilizing various risk mitigation tools. Our clients are supported in offices throughout the world that are divided into four distinct geographic regions: U.S. and Canada; Asia; Europe, Middle East, and Africa; and Latin America. For more information on our foreign operations, see Foreign Portfolio beginning on page 62.

Net income increased $290 million, or seven percent, to $4.5 billion in 2008 compared to 2007 as increases in total revenue and lower noninterest expense were partially offset by an increase in provision for credit losses.

Net interest income increased $1.9 billion, or 22 percent, driven by growth in average loans and leases of $64.1 billion, or 25 percent, and average deposits of $28.8 billion, or 19 percent. The increase in average loans and leases and average deposits was driven by the LaSalle acquisition and organic growth. The organic growth in average loans and leases was primarily in commercial – domestic and real estate loans. Deposit growth was accentuated by our clients’ flight-to-safety, notably seen in activity in our large corporate and hedge fund clients, and contributed to overall total deposit growth during the latter part of 2008. Noninterest income decreased $108 million, or two percent, as Global Banking’s share of market disruption charges were partially offset by an increase in service charges and the $388 million gain related to Global Banking’s allocation of the Visa IPO. The increase in service charges was driven by organic growth, changes in our pricing structure and the LaSalle acquisition. For more information on market disruption charges please see Global Markets discussion on beginning on page 23.

The provision for credit losses increased $2.5 billion to $3.1 billion in 2008 compared to 2007. The increase was primarily driven by reserve increases and higher charge-offs primarily due to the continued weakness in the housing markets on the homebuilder portfolio. Also contributing to this increase were higher commercial – domestic and foreign net charge-offs which increased from very low prior year levels and higher net charge-offs and reserve increases in the retail dealer-related loan portfolios due to deterioration and seasoning of the portfolio reflective of growth.

Noninterest expense decreased $1.0 billion, or 14 percent, primarily due to lower incentive compensation and the impact of certain benefits associated with the Visa IPO transactions, partially offset by the addition of LaSalle.

21	Bank of America 2008

Global Banking Revenue

Global Banking also evaluates its revenue from two primary client segments, global commercial banking and global corporate and investment banking. Global commercial banking primarily includes revenue related to our commercial and business banking clients, who are generally defined as companies with sales between $2 million and $2 billion including middle-market and multinational clients as well as commercial real estate clients. Global corporate and investment banking primarily includes revenue related to our large corporate clients including multinationals which are generally defined as companies with sales in excess of $2 billion. Additionally, global corporate and investment banking revenue also includes debt and equity underwriting and merger-related advisory services (net of revenue-sharing with Global Markets). The following table presents further detail regarding Global Banking revenue.

(Dollars in millions)	2008	2007
Global Banking revenue
Global commercial banking	$11,375	$9,053
Global corporate and investment banking	5,137	5,660
Total Global Banking revenue	$16,512	$14,713

Global Banking revenue increased $1.8 billion to $16.5 billion in 2008 compared to 2007.

•

Global commercial banking revenue increased $2.3 billion, or 26 percent, in 2008 compared to 2007 driven by increases in net interest income and all other income. Average loans and leases increased by $44.5 billion to $222.7 billion or 25 percent reflecting organic growth and the LaSalle acquisition. Credit-related revenue increased approximately $1.2 billion to $5.4 billion, or 29 percent, driven by higher balances and increased credit spreads due to market rates, and higher service fee income. Average deposit balances increased $14.9 billion to $108.4 billion, or 16 percent driven by organic growth and the LaSalle acquisition. Treasury services-related revenue increased approximately $1.1 billion to $5.9 billion, or 23 percent, as the increase in balances and Global Banking’s allocation of the Visa IPO gain was partially offset by the reduction in market-based interest rates.

•

Global corporate and investment banking revenue decreased $523 million, or nine percent, in 2008 compared to 2007 driven primarily by $1.4 billion of losses from Global Banking’s share of market disruption charges. Average loans and leases increased $19.6 billion to $95.6 billion, or 26 percent, reflecting organic growth and the LaSalle acquisition. Credit-related revenue increased approximately $415 million to $2.4 billion, or 21 percent, driven by the improved economic hedging results of our exposures to certain corporate clients, higher service fee income and higher balances. Average deposit balances increased $13.8 billion to $67.9 billion or 26 percent driven by organic growth and the LaSalle acquisition. Treasury Services-related revenue increased approximately $275 million to $2.7 billion, or 11 percent, as the increase in balances were partially offset by a reduction in market-based interest rates and lower card income. Investment banking-related revenue attributed to this client segment remained relatively flat, and is discussed in more detail below, inclusive of the portion shared with Global Markets.

Investment Banking Income

Product specialists within Global Markets work closely with Global Banking on the underwriting and distribution of debt and equity securities and certain other products. In order to reflect the efforts of Global Markets and Global Banking in servicing our clients with the best product capabilities, we allocate revenue to the two segments based on relative contribution. Therefore, in order to provide a complete discussion of our consolidated investment banking income, we have included the following table that presents total investment banking income for the consolidated Corporation.

(Dollars in millions)	2008	2007
Investment banking income
Advisory fees	$287	$443
Debt underwriting	1,685	1,650
Equity underwriting	624	319
	2,596	2,412
Other (1)	(333)	(67)
Total investment banking income	$2,263	$2,345
(1)

Other includes the intercompany elimination of investment banking income on the Corporation’s own debt and equity issuances that is recorded in All Other and other miscellaneous Global Banking investment banking fees (e.g., leasing).

Investment banking income decreased $82 million, or three percent in 2008 compared to 2007. Advisory fees decreased $156 million or 35 percent, due to reduced activity attributable to the slowing economy. Equity underwriting income increased $305 million, or 96 percent, driven by fees earned on the Corporation’s stock issuances during 2008 for which Global Banking was compensated on a management accounting basis with a corresponding offset shown in Other in the table above.

Bank of America 2008	22

Global Markets

(Dollars in millions)	2008	2007
Net interest income (1)	$5,141	$2,306
Noninterest income:
Investment and brokerage services	752	818
Investment banking income	1,249	1,112
Trading account profits (losses)	(5,809)	(4,830)
All other income (loss)	(5,257)	(718)
Total noninterest income (loss)	(9,065)	(3,618)
Total revenue, net of interest expense	(3,924)	(1,312)

Provision for credit losses	(50)	1
Noninterest expense	3,891	4,741
Income (loss) before income taxes	(7,765)	(6,054)
Income tax expense (benefit) (1)	(2,800)	(2,242)
Net income (loss)	$(4,965)	$(3,812)
Return on average equity	(35.18)%	(43.31)%
Efficiency ratio	n/m	n/m

Average Balance Sheet
Total trading-related assets (2)	$338,074	$357,186
Total market-based earning assets	360,896	402,912
Total earning assets	366,195	406,237
Total assets	429,234	452,861
Allocated equity	14,114	8,803

Period-end Balance Sheet
Total trading-related assets (2)	$244,174	$304,210
Total market-based earning assets	237,618	351,791
Total earning assets	243,275	356,834
Total assets	308,193	407,515
(1)	FTE basis
(2)	Includes assets which are not considered earning assets (i.e., derivative assets)

Global Markets provides financial products, advisory services, financing, securities clearing, settlement and custody services globally to our institutional investor clients in support of their investing and trading activities. We also work with our commercial and corporate issuer clients to provide debt and equity underwriting and distribution capabilities and risk management products using interest rate, equity, credit, currency and commodity derivatives, foreign exchange, fixed income and mortgage-related products. The business may take positions in these products and participate in market-making activities dealing in government securities, equity and equity-linked securities, high-grade and high-yield corporate debt securities, commercial paper, mortgage-backed securities and ABS. Underwriting debt and equity, securities research and certain market-based activities are executed through Banc of America Securities, LLC which is our primary dealer.

Global Markets recognized a net loss of $5.0 billion in 2008 compared to a net loss of $3.8 billion in 2007. Sales and trading revenue was a net loss of $6.9 billion as compared to a net loss of $2.6 billion. These decreases were driven by losses related to CDO exposure and the continuing impact of the market disruptions on various parts of our business including the severe volatility, illiquidity and credit dislocations that were experienced in the debt and equity markets in the fourth quarter of 2008. Partially offsetting these declines were favorable results in our rates and currencies products. In addition, noninterest expense declined $850 million primarily due to lower performance-based incentive compensation.

Sales and Trading Revenue

The following table presents further detail regarding the Corporation’s sales and trading revenue. Sales and trading revenue includes all revenue that is earned within Global Markets with the exception of investment banking income and net interest income on the loans for which the fair value option has been elected. Global Banking originates certain deal-related transactions with our corporate and commercial clients that are managed and distributed by Global Markets. In order to reflect the relative contribution of each business segment, a revenue-sharing agreement has been implemented which attributes revenue accordingly. Therefore, in order to provide a complete discussion of our sales and trading revenue, we have included the following table and related discussion that presents total sales and trading revenue for the consolidated Corporation. Sales and trading revenue is segregated into fixed income from rates and currencies (primarily interest rate and foreign exchange contracts), commodities (primarily futures, forward, swaps and options), credit products (primarily investment and noninvestment grade corporate debt obligations, credit derivatives and public finance), structured products (primarily CMBS, residential mortgage-backed securities, structured credit trading and CDOs), and equity income from equity-linked derivatives and cash equity activity.

(Dollars in millions)	2008	2007
Sales and trading revenue (1)
Fixed income:
Rates and currencies	$2,527	$1,736
Commodities	134	49
Credit products	(2,523)	(508)
Structured products	(7,741)	(5,162)
Total fixed income	(7,603)	(3,885)
Equity income	740	1,295
Total sales and trading revenue	$(6,863)	$(2,590)
(1)	Includes $1.4 billion and $100 million of market disruption charges allocated to Global Banking in 2008 and 2007.

23	Bank of America 2008

Sales and trading revenue declined $4.3 billion to a loss of $6.9 billion compared to 2007.

•

Rates and currencies revenue increased $791 million compared to 2007 as Global Markets took advantage of trending volatility in interest rates and foreign exchange markets which also drove favorable client flows.

•	Commodities revenue increased $85 million compared to 2007 as Global Markets took advantage of increased volatility in commodities markets.
•

Credit products revenue declined $2.0 billion to a loss of $2.5 billion compared to 2007. During 2008, we incurred losses of $1.1 billion, net of $286 million of fees, on leveraged loans and the forward leveraged finance commitments as investor confidence faded and liquidity became largely non-existent. The few institutions that were in a position to acquire additional loans, required discount equivalent yields in excess of one-month LIBOR plus 1,000 bps in some instances, thus applying downward pressure to pricing mechanisms, especially during the fourth quarter of 2008. Losses incurred on our leveraged exposure were not concentrated in any one type (senior secured or subordinated/senior unsecured) and were generally due to wider new issuance credit spreads as compared to the negotiated spreads. Credit products also incurred losses on ARS of $898 million which included $312 million representing Global Market’s losses on the buyback from our customers. A significant portion of these losses ($750 million) were concentrated in student loan ARS. For further discussion on our ARS exposure, see Industry Concentrations beginning on page 59 and for a discussion on GWIM’s ARS losses on the buyback from our customers see page 27.

At December 31, 2008, we had no forward leveraged finance commitments and the carrying value of our leveraged funded positions held for distribution was $2.8 billion. At December 31, 2007, the carrying value of the Corporation’s forward leveraged finance commitments and leveraged funded positions held for distribution were $11.9 billion and $5.9 billion. The elimination of our forward leveraged finance commitments was due to the funding of previously outstanding commitments, approximately 66 percent of which were distributed through syndication, and client-terminated commitments. Pre-market disruption exposure originated prior to September 30, 2007 had a carrying value of $1.5 billion at December 31, 2008 as compared to $5.9 billion at December 31, 2007. At December 31, 2008, 66 percent of the leveraged funded positions held for distribution were senior secured with an approximate carrying value of $1.9 billion of which $1.4 billion were originated prior to September 30, 2007.

•

Structured products revenue was a loss of $7.7 billion, which represented a decline in revenue of $2.6 billion compared to the prior year. The decrease was driven by $4.8 billion of losses resulting from our CDO exposure, which includes our super senior, warehouse, and sales and trading positions, and our hedging activities including counterparty credit risk valuations. See the detailed CDO exposure discussion to follow. Also, structured products was adversely impacted by $944 million of losses (net of hedges) on CMBS funded debt and the forward finance commitments for 2008, and $545 million in losses associated with equity investments we made in acquisition-related financing transactions. In addition, 2008 included losses related to other structured products including $738 million of losses for counterparty credit risk valuations related to our structured credit trading business. Other structured products, including residential mortgage-backed securities as well as other residual structured credit positions were negatively impacted by spread widening and extreme dislocations in basis correlations in both domestic and foreign markets that occurred in the fourth quarter of 2008. The results of 2007 were adversely impacted by the market disruptions that began during the third quarter of 2007.

At December 31, 2008 and 2007, we held $6.9 billion and $13.6 billion of funded CMBS debt of which $6.0 billion and $8.9 billion were primarily floating-rate acquisition-related financings to major, well- known operating companies. In addition, at December 31, 2008 and 2007, we had forward finance commitments of $700 million and $2.2 billion. The decrease in funded CMBS debt was driven by securitizations and loan sales, while the decrease in forward finance commitments was driven by the funding of outstanding commitments and the business decision not to enter into any new floating-rate acquisition-related financings. Forward finance commitments at December 31, 2008 were comprised primarily of fixed-rate conduit product financings. The $944 million of losses recorded during 2008 associated with our CMBS exposure were concentrated in the more difficult to hedge floating-rate debt.

•	Equity products revenue decreased $555 million to $740 million compared to 2007 primarily due to lower trading results in the institutional derivatives businesses and decreased volume.

Collateralized Debt Obligation Exposure at December 31, 2008

CDO vehicles hold diversified pools of fixed income securities. CDO vehicles issue multiple tranches of debt securities, including commercial paper, mezzanine and equity securities.

Our CDO exposure can be divided into funded and unfunded super senior liquidity commitment exposure, other super senior exposure (i.e., cash positions and derivative contracts), warehouse, and sales and trading positions. For more information on our CDO liquidity commitments, refer to Collateralized Debt Obligation Vehicles as part of Off- and On-Balance Sheet Arrangements beginning on page 32. Super senior exposure represents the most senior class of commercial paper or notes that are issued by the CDO vehicles. These financial instruments benefit from the subordination of all other securities issued by the CDO vehicles.

During 2008, we recorded CDO-related losses of $4.8 billion compared to $5.6 billion in 2007 including losses on super senior exposure of $3.6 billion and $4.0 billion. Also included in CDO-related losses in 2008 were $707 million of losses on purchased securities from liquidated CDO vehicles. These securities were purchased from the vehicles at auction and the losses were recorded subsequent to their purchase. CDO-related losses reduced trading account profits (losses) by $1.6 billion and other income by $3.2 billion. Also included during 2008 were net gains of $893 million related to our hedging activity, $315 million of losses related to subprime sales and trading and CDO warehouse positions, and $1.1 billion of losses to cover counterparty risk on our CDO and subprime-related exposure. The losses recorded in other income noted above were other-than-temporary impairment charges related to CDOs and purchased securities classified as AFS debt securities at December 31, 2008. Also we had unrealized losses on uninsured other super senior cash positions and purchased securities from liquidated CDOs of $422 million (pre-tax) in accumulated OCI at December 31, 2008.

The CDO and related markets continued to deteriorate during 2008, experiencing significant illiquidity impacting the availability and reliability of transparent pricing. At December 31, 2008, we valued these CDO structures consistent with how we valued them at December 31, 2007. We assumed the CDO structures would terminate and looked through the structures to the underlying net asset values of the securities. We were able to obtain security values using either external pricing services or offsetting trades for approximately 94 percent of the CDO exposure for which we used the average of all prices obtained by security. The majority

Bank of America 2008	24

of the remaining positions where no pricing quotes were available were valued using matrix pricing by aligning the value to securities that had similar vintage of underlying assets and ratings, using the lowest rating between the rating services. The remaining securities were valued as interest-only strips, based on estimated average life, exposure type and vintage of the underlying assets. We assigned a zero value to the CDO positions for which an event of default has been triggered and liquidation notice has been issued. The value of cash held by the trustee for all CDO structures was also incorporated into the resulting net asset value. In addition, we were able to obtain security values using the same methodology as the CDO exposure for approximately 65 percent of the purchased securities from liquidated CDOs. Similarly, the majority of the remaining positions where no pricing quotes were available were valued using matrix pricing and projected cash flows.

As presented in the following table, during 2008, our super senior net exposure, excluding purchased securities from liquidated CDOs,

decreased $8.4 billion to $3.3 billion at December 31, 2008, driven by paydowns, liquidations and writedowns. Including purchased securities, our super senior net exposure decreased $6.3 billion to $5.3 billion at December 31, 2008. In addition, during the year we reclassified $5.6 billion of super senior liquidity commitments to other super senior exposure. This amount represents the net exposure, after insurance and writedowns, at the time of reclassification of five CDO vehicles and a CDO conduit to which we had an aggregate gross liquidity exposure of $11.5 billion at December 31, 2007. As described further within the Collateralized Debt Obligation Vehicles section beginning on page 34, we no longer have liquidity exposure to these vehicles. Instead, we now hold cash positions, including super senior securities issued by the CDOs.

The following table presents a rollforward of our super senior CDO exposure for the year ended December 31, 2008.

Super Senior Collateralized Debt Obligation Exposure Rollforward

(Dollars in millions)	December 31, 2007 Net Exposure	Reclassifications (1)	2008 Net Writedowns / Adjustments (2)	Paydowns / Liquidations / Other	December 31, 2008 Net Exposure
Super senior liquidity commitments
High grade	$5,166	$(3,917)	$(486)	$(287)	$476
Mezzanine	358	(337)	(21)	–	–
CDO-squared	2,227	(1,318)	(548)	(361)	–
Total super senior liquidity commitments	7,751	(5,572)	(1,055)	(648)	476
Other super senior exposure
High grade	2,125	3,917	(1,328)	(2,207)	2,507
Mezzanine	795	337	(606)	(229)	297
CDO-squared	959	1,318	(1,023)	(1,254)	–
Total other super senior	3,879	5,572	(2,957)	(3,690)	2,804
Total super senior	$11,630	$–	$(4,012)	$(4,338)	$3,280
Purchased securities from liquidated CDOs	–	–	(707)	2,737	2,030
Total	$11,630	$–	$(4,719)	$(1,601)	$5,310
(1)	Represents CDO exposure that was reclassified from super senior liquidity commitments to other super senior exposure as the Corporation is no longer providing liquidity.
(2)	Net of insurance and includes $422 million (pre-tax) of unrealized losses recorded in accumulated OCI.

The following table presents our super senior CDO exposure at December 31, 2008 and 2007.

Super Senior Collateralized Debt Obligation Exposure

	Total CDO Exposure at December 31, 2008
	Subprime Exposure (1)					Non-Subprime Exposure (2)					Total CDO Net Exposure
(Dollars in millions)	Gross	Insured (3)	Net of Insured Amount	Cumulative Write- downs (4,5)	Net Exposure	Gross	Insured (3)	Net of Insured Amount	Cumulative Write- downs (4,5)	Net Exposure	December 31 2008	December 31 2007
Super senior liquidity commitments
High grade	$–	$–	$–	$–	$–	$542	$–	$542	$(66)	$476	$476	$5,166
Mezzanine	–	–	–	–	–	–	–	–	–	–	–	358
CDO-squared	–	–	–	–	–	–	–	–	–	–	–	2,227
Total super senior liquidity commitments	–	–	–	–	–	542	–	542	(66)	476	476	7,751
Other super senior exposure
High grade	4,330	(2,519)	1,811	(1,127)	684	3,445	(728)	2,717	(894)	1,823	2,507	2,125
Mezzanine	535	–	535	(238)	297	–	–	–	–	–	297	795
CDO-squared	–	–	–	–	–	340	(340)	–	–	–	–	959
Total other super senior	4,865	(2,519)	2,346	(1,365)	981	3,785	(1,068)	2,717	(894)	1,823	2,804	3,879
Total super senior	$4,865	$(2,519)	$2,346	$(1,365)	$981	$4,327	$(1,068)	$3,259	$(960)	$2,299	$3,280	$11,630
Purchased securities from liquidated CDOs	2,737	–	2,737	(707)	2,030	–	–	–	–	–	2,030	–
Total	$7,602	$(2,519)	$5,083	$(2,072)	$3,011	$4,327	$(1,068)	$3,259	$(960)	$2,299	$5,310	$11,630
(1)	Classified as subprime when subprime consumer real estate loans make up at least 35 percent of the ultimate underlying collateral’s original net exposure value.
(2)	Includes highly-rated collateralized loan obligations and commercial mortgage-backed securities super senior exposure.
(3)	Insured exposures are presented prior to $2.1 billion of cumulative writedowns.
(4)	Net of insurance excluding losses taken on liquidated CDOs.
(5)	Cumulative write-downs on subprime and non-subprime exposures include unrealized losses of $111 million and $311 million (pre-tax) and are recorded in accumulated OCI.

25	Bank of America 2008

At December 31, 2008, we held $2.5 billion of purchased insurance on our subprime super senior CDO exposure of which 71 percent was provided by monolines in the form of CDS, total-return-swaps (TRS) or financial guarantees. In the case of default, we look to the underlying securities and then to recovery on purchased insurance. At December 31, 2008, these contracts were valued at $1.9 billion by referencing the fair value of the CDO which is valued in the same manner as the unhedged portion. We have adjusted these values downward by a total of $1.1 billion to date to reflect the counterparty credit risk to the issuers of the insurance. In addition, we held collateral in the form of cash and marketable securities of $401 million related to our purchased insurance. The underlying insured CDOs are collateralized with approximately 38 percent of subprime assets of which approximately 53 percent are of higher quality vintages from 2005 and prior.

In addition, at December 31, 2008 we held $1.1 billion of purchased insurance on our non-subprime super senior CDO exposure all of which was provided by monolines in the form of CDS, TRS or financial guarantees. At December 31, 2008, these contracts were valued at $146 million by referencing the fair value of the CDO which is valued in the same manner as the unhedged portion. We have adjusted these values downward by a total of $40 million to date to reflect counterparty credit risk to the issuers of the insurance. For more information on our credit exposure to monolines, see Industry Concentrations beginning on page 59.

At December 31, 2008, the carrying value of the super senior exposure in the form of cash positions, liquidity commitments, and derivative contracts consisted of net subprime super senior exposure of $981 million and net non-subprime super senior exposure of $2.3 billion. In addition, we had $2.0 billion of exposure in purchased securities from liquidated CDOs. For more information on our super senior liquidity exposure, see the CDO discussion beginning on page 34.

The table below presents the carrying values of our subprime net exposures including subprime collateral content and percentages of recent vintages.

At December 31, 2008, the Corporation did not have any subprime super senior liquidity commitments. Net other subprime super senior exposure was $981 million at December 31, 2008. Other subprime super senior exposure consists primarily of cash securities and CDS on CDO positions. The collateral supporting the high grade exposure consisted of about 45 percent subprime content, of which approximately 12 percent was made up of 2006 and 2007 vintages while the remaining amount was comprised of higher quality vintages from 2005 and prior. The collateral supporting the mezzanine exposure consisted of approximately 35 percent subprime content, of which approximately 66 percent is comprised of later vintages. We recorded losses associated with these exposures of $3.0 billion in 2008.

In addition, at December 31, 2008, we had $2.0 billion of exposure in purchased securities from liquidated CDOs. These purchased securities were carried at approximately 34 percent of their original net exposure amount and approximately 27 percent of the underlying assets are subprime.

We also had net non-subprime super senior exposure of $2.3 billion which primarily included CMBS super senior exposures and highly rated CLO exposures. The net non-subprime super senior exposure is comprised of $476 million of high grade super senior liquidity commitment exposure and $1.8 billion of high grade other super senior exposure. We recorded losses of $592 million associated with these exposures in 2008. These losses were primarily driven by spread widening and impairments of principal from the CMBS exposure in these super senior CDOs. These non-subprime super senior exposures experienced additional impairments of principal as credit conditions deteriorated in the corporate debt and commercial mortgage markets during the second half of 2008.

In addition to the super senior exposure including purchased securities at December 31, 2008, we also had exposure with a market value of $563 million in our CDO sales and trading portfolio, of which approximately $233 million was classified as subprime. This subprime exposure is carried at approximately 22 percent of par value and includes $137 million of secondary trading positions and $96 million of positions in legacy warehouses.

Subprime Super Senior Collateralized Debt Obligation Carrying Values (1)

December 31, 2008

				Vintage of Subprime Collateral
(Dollars in millions)	Subprime Net Exposure	Carrying Value as a Percent of Original Net Exposure	Subprime Content of Collateral (2)	Percent in 2006/2007 Vintages	Percent in 2005/Prior Vintages
Other super senior exposure
High grade	$684	38%	45%	12%	88%
Mezzanine	297	56	35	66	34
Total other super senior	$981	42
Purchased securities from liquidated CDOs	2,030	34	27	26	74
Total	$3,011	36
(1)	Classified as subprime when subprime consumer real estate loans make up at least 35 percent of the ultimate underlying collateral’s original net exposure value.
(2)	Based on current net exposure value.

Bank of America 2008	26

Global Wealth & Investment Management

	2008
(Dollars in millions)	Total	Global Wealth Management	U.S. Trust (1)	Columbia Management	Other
Net interest income (2)	$4,775	$3,150	$1,547	$13	$65
Noninterest income:
Investment and brokerage services	4,058	1,001	1,400	1,496	161
All other income (loss)	(1,048)	58	16	(1,119)	(3)
Total noninterest income	3,010	1,059	1,416	377	158
Total revenue, net of interest expense	7,785	4,209	2,963	390	223

Provision for credit losses	664	561	103	–	–
Noninterest expense	4,923	1,799	1,829	1,130	165
Income (loss) before income taxes	2,198	1,849	1,031	(740)	58
Income tax expense (benefit) (2)	794	684	382	(274)	2
Net income (loss)	$1,404	$1,165	$649	$(466)	$56

Net interest yield (2)	2.98%	2.58%	3.01%	n/m	n/m
Return on average equity (3)	12.01	60.59	13.93	(66.33)%	n/m
Efficiency ratio (2)	63.23	42.75	61.73	n/m	n/m
Period end – total assets (4)	$187,995	$136,105	$57,167	$2,923	n/m

	2007
(Dollars in millions)	Total	Global Wealth Management	U.S. Trust (1)	Columbia Management	Other
Net interest income (2)	$3,917	$2,752	$1,046	$(3)	$122
Noninterest income:
Investment and brokerage services	3,781	950	1,233	1,434	164
All other income (loss)	(144)	145	59	(367)	19
Total noninterest income	3,637	1,095	1,292	1,067	183
Total revenue, net of interest expense	7,554	3,847	2,338	1,064	305

Provision for credit losses	14	27	(14)	–	1
Noninterest expense	4,491	1,701	1,608	1,052	130
Income (before income taxes	3,049	2,119	744	12	174
Income tax expense (2)	1,096	784	275	4	33
Net income	$1,953	$1,335	$469	$8	$141

Net interest yield (2)	3.11%	2.81%	2.71%	n/m	n/m
Return on average equity (3)	19.76	92.72	20.43	2.20%	n/m
Efficiency ratio (2)	59.45	44.22	68.79	98.83	n/m
Period end – total assets (4)	$155,200	$112,941	$51,045	$1,942	n/m
(1)

In July 2007, the operations of the acquired U.S. Trust Corporation were combined with the former Private Bank creating U.S. Trust, Bank of America Private Wealth Management. The results of the combined business were reported for periods beginning on July 1, 2007. Prior to July 1, 2007, the results solely reflect that of the former Private Bank.

(2)	FTE basis
(3)	Average allocated equity for GWIM was $11.7 billion and $9.9 billion in 2008 and 2007.
(4)	Total assets include asset allocations to match liabilities (i.e., deposits).
n/m	= not meaningful

27	Bank of America 2008

	December 31		Average Balance
(Dollars in millions)	2008	2007	2008	2007
Total loans and leases	$89,400	$84,601	$87,592	$73,474
Total earning assets (1)	178,240	144,572	160,509	125,893
Total assets (1)	187,995	155,200	169,796	133,911
Total deposits	175,107	144,865	159,525	124,871
(1)	Total earning assets and total assets include asset allocations to match liabilities (i.e., deposits).

GWIM provides a wide offering of customized banking, investment and brokerage services tailored to meet the changing wealth management needs of our individual and institutional customer base. Our clients have access to a range of services offered through three primary businesses: Global Wealth Management; U.S. Trust, Bank of America Private Wealth Management (U.S. Trust); and Columbia Management (Columbia). In addition, Other primarily includes the results of Institutional Retirement, Alternative Investments and other administrative items. ALM activities are recorded in the businesses. These results were previously recorded in Other.

On January 1, 2009, we acquired Merrill Lynch in exchange for common and preferred stock with a value of $29.1 billion. The acquisition added Merrill Lynch’s approximately 16,000 financial advisors and its economic ownership of approximately 50 percent (primarily preferred stock) in BlackRock, Inc., a publicly traded investment management company. For more information related to the Merrill Lynch acquisition, see Note 2 – Merger and Restructuring Activity to the Consolidated Financial Statements.

In December 2007, we completed the sale of Marsico. Prior year Marsico business results have been transferred from GWIM to All Other to better facilitate year-over-year comparisons.

Net income decreased $549 million, or 28 percent, to $1.4 billion in 2008 as increases in net interest income and investment and brokerage services income were more than offset by losses associated with the support provided to certain cash funds managed within Columbia, increases in provision for credit losses and noninterest expense as well as losses related to the buyback of ARS.

Net interest income increased $858 million, or 22 percent, to $4.8 billion due to higher margin on ALM activities, the acquisitions of U.S. Trust Corporation and LaSalle, and growth in average deposit and loan balances partially offset by spread compression driven by deposit mix and competitive deposit pricing. GWIM average deposit growth benefited from the migration of customer relationships and related balances from Deposits, organic growth and the U.S. Trust Corporation and LaSalle acquisitions. A more detailed discussion regarding migrated customer relationships and related balances is provided in the following Global Wealth Management discussion.

Noninterest income decreased $627 million, or 17 percent, to $3.0 billion driven by an additional $1.1 billion in losses during 2008 related to the support provided to certain cash funds managed within Columbia and losses of $181 million related to the buyback of ARS. These losses were partially offset by an increase of $277 million in investment and brokerage services resulting from the U.S. Trust Corporation acquisition partially offset by the impact of significantly lower valuations in the equity markets.

Provision for credit losses increased $650 million to $664 million as a result of higher credit costs primarily in Global Wealth Management due to the deterioration in the housing markets and the impacts of a slower economy.

Noninterest expense increased $432 million, or 10 percent, to $4.9 billion due to the addition of U.S. Trust Corporation and LaSalle, and higher initiative spending partially offset by lower discretionary incentive compensation.

Client Assets

The following table presents client assets which consist of AUM, client brokerage assets and assets in custody.

Client Assets

	December 31
(Dollars in millions)	2008	2007
Assets under management	$523,159	$643,531
Client brokerage assets	172,106	222,661
Assets in custody	133,726	167,575
Less: Client brokerage assets and assets in custody included in assets under management	(78,487)	(87,071)
Total net client assets	$750,504	$946,696

AUM decreased $120.4 billion, or 19 percent, to $523.2 billion as of December 31, 2008 compared to 2007. Client brokerage assets decreased by $50.6 billion, or 23 percent, and assets in custody decreased $33.8 billion, or 20 percent. These decreases were driven by significant market declines.

Global Wealth Management

Global Wealth Management includes Banc of America Investments, our full-service retail brokerage business, and our Premier Banking channel. Global Wealth Management brings personalized banking and investment expertise through priority service with client-dedicated teams. Global Wealth Management provides a high-touch client experience through a network of approximately 5,500 client facing associates to our affluent customers with a personal wealth profile of at least $100,000 of investable assets.

Global Wealth Management includes the impact of migrating qualifying affluent customers, including their related deposit balances, from Deposits to our Global Wealth Management model. After migration, the associated net interest income, service charges and noninterest expense is recorded in Global Wealth Management. The change reported in the financial results of Global Wealth Management includes both the impact of migration, as well as the impact of incremental organic growth from providing a broader array of financial products and services to Global Wealth Management customers. For 2008 and 2007, a total of $20.5 billion and $11.4 billion of deposits were migrated from Deposits to Global Wealth Management. The increase was driven by the initial migration of legacy LaSalle accounts and the migration of qualified clients into Global Wealth Management as part of our growth initiatives for our mass affluent and retirement customers.

Bank of America 2008	28

Net income decreased $170 million, or 13 percent, to $1.2 billion compared to the same period in 2007 driven by an increase in provision for credit losses and $131 million in losses related to the buyback of ARS partially offset by an increase in net interest income. Net interest income increased $398 million, or 14 percent, driven by higher margin on ALM activities and growth in average deposit and loan balances due to the acquisitions of U.S. Trust Corporation and LaSalle, partially offset by spread compression driven by deposit mix and competitive deposit pricing. Average deposit growth also benefited from the migration of customer relationships and related balances from Deposits, organic growth and the U.S. Trust Corporation and LaSalle acquisitions. Provision for credit losses increased $534 million primarily driven by higher credit costs in the home equity portfolio reflective of deterioration in the housing markets and the impacts of a slowing economy. Noninterest expense increased $98 million primarily due to the addition of U.S. Trust Corporation and LaSalle.

U.S. Trust, Bank of America Private Wealth Management

In July 2007, the acquisition of U.S. Trust Corporation was completed for $3.3 billion in cash combining it with the Private Bank to form U.S. Trust. The results of the combined business were reported for periods beginning on July 1, 2007. Prior to July 1, 2007, the results solely reflect that of the former Private Bank. U.S. Trust provides comprehensive wealth management solutions to wealthy and ultra-wealthy clients with investable assets of more than $3 million. In addition, U.S. Trust provides resources and customized solutions to meet clients’ wealth structuring, investment management, trust and banking needs as well as specialty asset management services (oil and gas, real estate, farm and ranch, timberland, private businesses and tax advisory). Clients also benefit from access to resources available through the Corporation including capital markets products, large and complex financing solutions, and its extensive banking platform.

Net income increased $180 million, or 38 percent, to $649 million compared to 2007, due to higher net interest income and noninterest income partially offset by higher noninterest expenses and provision for credit losses. Net interest income increased $501 million, or 48 percent, due to higher margin on ALM activities, the U.S. Trust Corporation and LaSalle acquisitions as well as organic growth in average deposits and average loans and leases. This growth was partially offset by spread compression, driven by deposit mix and competitive deposit pricing. Noninterest income increased $124 million, or 10 percent, driven by higher investment and brokerage services income due to the acquisitions which was partially offset by the impact of significantly lower valuations in the equity markets. In addition, noninterest income was impacted by $50 million in losses related to the buyback of ARS previously discussed. Provision for credit losses increased $117 million to $103 million compared to the same period in 2007 primarily due to higher credit costs in our home equity and residential mortgage portfolios reflective of deterioration in the housing markets and the impacts of a slowing economy. The absence of a prior year reserve reduction of $54 million also contributed to the increase in provision. Noninterest expense increased $221 million, or 14 percent, due primarily to the acquisitions of U.S. Trust Corporation and LaSalle.

Columbia Management

Columbia is an asset management business serving the needs of both institutional clients and individual customers. Columbia provides asset management products and services, including mutual funds and separate accounts. Columbia mutual fund offerings provide a broad array of investment strategies and products including equity, fixed income (taxable and nontaxable) and money market (taxable and nontaxable) funds. Columbia distributes its products and services to institutional clients and individuals directly through Global Wealth Management, U.S. Trust, Global Banking and nonproprietary channels including other brokerage firms.

In December 2007, we completed the sale of Marsico. Prior year Marsico business results have been transferred from Columbia to All Other to better facilitate year-over-year comparisons.

Net income decreased $474 million to a loss of $466 million due to $1.1 billion in losses related to support provided to certain cash funds as discussed below, compared to losses of $382 million in 2007. These items were partially offset by an increase of $62 million in investment and brokerage services income. The increase in investment and brokerage services income was driven by the U.S. Trust Corporation acquisition partially offset by the impact of significantly lower valuations in the equity markets. In addition, noninterest expense increased $78 million driven by the U.S. Trust Corporation acquisition.

Cash Funds Support

Beginning in the second half of 2007, we provided support to certain cash funds managed within Columbia. The funds for which we provided support typically invested in high quality, short-term securities with a portfolio weighted average maturity of 90 days or less, including securities issued by SIVs and senior debt holdings of financial service companies. Due to market disruptions, certain investments in SIVs and the senior debt securities were downgraded by the rating agencies and experienced a decline in fair value. We entered into capital commitments under which the Corporation provided cash to these funds in the event the net asset value per unit of a fund declined below certain thresholds. The capital commitments expire no later than the third quarter of 2010. At December 31, 2008 and 2007, we had gross (i.e., funded and unfunded) capital commitments to the funds of $1.0 billion and $565 million. During 2008 and 2007, we incurred losses of $695 million and $382 million related to these capital commitments. At December 31, 2008 and 2007, the remaining loss exposure on capital commitments was $300 million and $183 million.

Additionally, during 2008 we purchased $1.7 billion of investments and recorded losses of $366 million related to these securities and $52 million of other-than-temporary impairment losses recorded subsequent to purchase. During 2007, we purchased $585 million of certain investments from the funds and subsequently recorded other-than-temporary impairment losses in All Other of $394 million. At December 31, 2008 and 2007, we held AFS debt securities with a fair value of $698 million and $163 million of which $279 million and $163 million were classified as nonperforming AFS securities. At December 31, 2008, $272 million of unrealized losses on these investments were recorded in accumulated OCI. The decline in value of these securities was driven by the lack of market liquidity and the overall deterioration of the financial markets. These unrealized losses are recorded in accumulated OCI as we expect to recover the full principal amount of such investments. No such losses were recorded in accumulated OCI at December 31, 2007. For additional information on the valuation of our AFS securities, see Note 5 – Securities to the Consolidated Financial Statements.

We may from time to time, but are under no obligation to, provide additional support to funds managed within Columbia. Future support, if any, may take the form of additional capital commitments to the funds or the purchase of assets from the funds.

We do not consolidate the cash funds managed within Columbia because the subordinated support provided by the Corporation will not absorb a majority of the variability created by the assets of the funds. In

29	Bank of America 2008

reaching this conclusion, we considered both interest rate and credit risk. The cash funds had total AUM of $185.9 billion and $189.5 billion at December 31, 2008 and 2007.

During 2008, federal government agencies initiated several actions in response to the current financial crisis and economic slowdown to provide liquidity in these markets. As of December 31, 2008 several money market funds managed within Columbia participated in certain programs, including the U.S. Treasury’s Temporary Guarantee Program for Money Market Funds and the AMLF. For more information on these programs, see Regulatory Initiatives on page 3.

Other

Other primarily includes the results of Institutional Retirement, Alternative Investments and other administrative items.

Net income decreased $85 million to $56 million compared to 2007. This decrease was primarily driven by lower net interest income as well as increased noninterest expense. Net interest income decreased $57 million, or 47 percent, to $65 million primarily due to lower earnings credits on lower economic capital balances. In addition, noninterest expense increased $35 million, or 27 percent, to $165 million compared to 2007 primarily driven by higher expenses related to growth initiatives for our mass affluent and retirement customers.

Bank of America 2008	30

All Other

	2008			2007
(Dollars in millions)	Reported Basis (1)	Securitization Offset (2)	As Adjusted	Reported Basis (1)	Securitization Offset (2)	As Adjusted
Net interest income (3)	$(7,957)	$8,701	$744	$(7,447)	$8,027	$580
Noninterest income:
Card income	2,165	(2,250)	(85)	2,817	(3,356)	(539)
Equity investment income	265	–	265	3,745	–	3,745
Gains on sales of debt securities	1,131	–	1,131	179	–	179
All other income (loss)	(521)	219	(302)	449	288	737
Total noninterest income	3,040	(2,031)	1,009	7,190	(3,068)	4,122
Total revenue, net of interest expense	(4,917)	6,670	1,753	(257)	4,959	4,702

Provision for credit losses	(3,770)	6,670	2,900	(5,208)	4,959	(249)
Merger and restructuring charges (4)	935	–	935	410	–	410
All other noninterest expense	404	–	404	125	–	125
Income (loss) before income taxes	(2,486)	–	(2,486)	4,416	–	4,416
Income tax expense (benefit) (3)	(1,270)	–	(1,270)	1,150	–	1,150
Net income (loss)	$(1,216)	$–	$(1,216)	$3,266	$–	$3,266
Average Balance Sheet
Total loans and leases	$135,787	n/a	$135,787	$134,032	n/a	$134,032
Total deposits	106,861	n/a	106,861	96,201	n/a	96,201

Period-end Balance Sheet
Total loans and leases	$136,160	n/a	$136,160	140,039	n/a	140,039
Total deposits	87,520	n/a	87,520	119,295	n/a	119,295
(1)	Provision for credit losses represents the provision for credit losses in All Other combined with the Global Card Services securitization offset.
(2)	The securitization offset on net interest income is on a funds transfer pricing methodology consistent with the way funding costs are allocated to the businesses.
(3)	FTE basis
(4)	For more information on merger and restructuring charges, see Note 2 – Merger and Restructuring Activity to the Consolidated Financial Statements.
n/a	= not applicable

Global Card Services is reported on a managed basis which includes a “securitization impact” adjustment which has the effect of assuming that loans that have been securitized were not sold and presents these loans in a manner similar to the way loans that have not been sold are presented. All Other’s results include a corresponding “securitization offset” which removes the impact of these securitized loans in order to present the consolidated results on a GAAP basis (i.e., held basis). See the Global Card Services section beginning on page 17 for information on the Global Card Services managed results. The following All Other discussion focuses on the results on an as adjusted basis excluding the securitization offset. For additional information, see Note 22 – Business Segment Information to the Consolidated Financial Statements.

In addition to the securitization offset discussed above, All Other includes our Equity Investments businesses and Other.

Equity Investments includes Global Principal Investments, Corporate Investments and Strategic Investments. Global Principal Investments is comprised of a diversified portfolio of investments in privately-held and publicly-traded companies at all stages of their life cycle from start-up to buyout. These investments are made either directly in a company or held through a fund and are accounted for at fair value. In addition, Global Principal Investments has unfunded equity commitments related to some of these investments. For more information on these commitments, see Note 13 – Commitments and Contingencies to the Consolidated Financial Statements. Global Principal Investments’ equity investments had a carrying value of $3.8 billion and $4.2 billion at December 31, 2008 and 2007.

Corporate Investments primarily includes investments in publicly-traded debt and equity securities and funds which are accounted for as AFS marketable equity securities. Strategic Investments includes investments of $19.7 billion in CCB, $2.5 billion in Banco Itaú, $2.1 billion in Grupo Financiero Santander, S.A. (Santander) and other investments. In 2008, under the terms of our purchase option we increased our ownership in CCB by purchasing 25.6 billion common shares for approximately $9.2 billion. These recently purchased shares are accounted for at cost in other assets and are non-transferable until August 2011. In addition, in January 2009, we sold 5.6 billion common shares of our initial investment in CCB for $2.8 billion, reducing our ownership to 16.7 percent and resulting in a pre-tax gain of approximately $1.9 billion. The remaining initial investment of 13.5 billion common shares is accounted for at fair value and recorded as AFS marketable equity securities in other assets with an offset, net-of-tax, to accumulated OCI. These shares became transferable in October 2008. The restricted shares of Banco Itaú are carried at fair value with an offset, net-of-tax, to accumulated OCI and are accounted for as AFS marketable equity securities. Prior to the second quarter of 2008, these shares were accounted for at cost. Our investment in Santander is accounted for under the equity method of accounting. Income associated with Equity Investments is recorded in equity investment income.

Other includes the residential mortgage portfolio associated with ALM activities, the residual impact of the cost allocation processes, merger and restructuring charges, intersegment eliminations, and the results of certain businesses that are expected to be or have been sold or are in the process of being liquidated. Other also includes certain amounts associated with ALM activities, including the residual impact of funds transfer pricing allocation methodologies, amounts associated with the change in the value of derivatives used as economic hedges of interest rate and foreign exchange rate fluctuations that do not qualify for SFAS 133 hedge accounting treatment, foreign exchange rate fluctuations related to SFAS 52 revaluation of foreign denominated debt issuances, certain gains (losses) on sales of whole mortgage loans, and gains (losses) on sales of debt securities. Other also includes adjustments to noninterest income and income tax expense to remove the FTE impact of items (primarily low-income housing tax credits) that have been grossed up within noninterest income to a FTE amount in the business segments.

31	Bank of America 2008

Net income decreased $4.5 billion to a net loss of $1.2 billion due to a decrease in total revenue combined with increases in provision for credit losses and merger and restructuring charges.

Net interest income increased $164 million primarily due to increased net interest income related to our Corporate Treasury function partially offset by the reclassification to card income related to our funds transfer pricing for Global Card Services’ securitizations.

Noninterest income declined $3.1 billion to $1.0 billion driven by decreases in equity investment income of $3.5 billion and all other income (loss) of $1.0 billion partially offset by increases in gains on sales of debt securities of $952 million and card income of $454 million.

The following table presents the components of All Other’s equity investment income and a reconciliation to the total consolidated equity investment income for 2008 and 2007.

Components of Equity Investment Income

	Year Ended December 31,
(Dollars in millions)	2008	2007
Global Principal Investments	$(84)	$2,217
Corporate Investments	(520)	445
Strategic and other investments	869	1,083
Total equity investment income included in All Other	265	3,745
Total equity investment income (loss) included in the business segments	274	319
Total consolidated equity investment income	$539	$4,064

Components of Equity Investments

	December 31,
(Dollars in millions)	2008	2007
Global Principal Investments	$3,812	$4,179
Corporate Investments	2,583	2,935
Strategic and other investments	25,027	24,192
Total equity investments included in All Other	$31,422	$31,306

Equity investment income decreased $3.5 billion primarily due to losses from our Global Principal Investments portfolio attributable to the lack of liquidity in the marketplace. In addition, we incurred other-than-temporary impairment losses on AFS marketable equity securities of $661 million which included writedowns on Fannie Mae and Freddie Mac preferred securities and a number of other equity securities where we did not believe that the declines in value would be recoverable.

All other income (loss) decreased due to the absence of the $1.5 billion gain on the sale of our Marsico business during 2007 partially offset by losses in 2007 of $394 million on securities after they were purchased at fair value from certain cash funds managed within GWIM. In 2008, losses on securities purchased from cash funds were recorded within GWIM. In addition, All Other’s results were adversely impacted by the absence of earnings due to the sale of certain businesses and foreign operations in 2007. These decreases were partially offset by increases in card income driven by the funds transfer pricing allocations discussed in net interest income above. Further, losses were partially offset by increases in gains on sales of mortgage-backed securities and collateralized mortgage obligations.

Provision for credit losses increased $3.1 billion to $2.9 billion primarily due to higher credit costs related to our ALM residential mortgage portfolio reflective of deterioration in the housing markets and the impacts of a slowing economy. Additionally, deterioration in our Countrywide discontinued real estate portfolio subsequent to the July 1, 2008 acquisition as well as the absence of 2007 reserve reductions also contributed to the increase in provision.

Merger and restructuring charges increased $525 million to $935 million due to the integration costs associated with the Countrywide and LaSalle acquisitions. For additional information on merger and restructuring charges, see Note 2 – Merger and Restructuring Activity to the Consolidated Financial Statements.

Off- and On-Balance Sheet Arrangements

In the ordinary course of business, we support our customers’ financing needs by facilitating their access to the commercial paper market. In addition, we utilize certain financing arrangements to meet our balance sheet management, funding and liquidity needs. For additional information on our liquidity risk, see Liquidity Risk and Capital Management beginning on page 38. These activities utilize SPEs, typically in the form of corporations, limited liability companies, or trusts, which raise funds by issuing short-term commercial paper or similar instruments to third party investors. These SPEs typically hold various types of financial assets whose cash flows are the primary source of repayment for the liabilities of the SPEs. Investors have recourse to the assets in the SPE and often benefit from other credit enhancements, such as overcollateralization in the form of excess assets in the SPE, liquidity facilities, and other arrangements. As a result, the SPEs can typically obtain a favorable credit rating from the rating agencies, resulting in lower financing costs for our customers.

We have liquidity agreements, SBLCs or other arrangements with the SPEs, as described below, under which we are obligated to provide funding in the event of a market disruption or other specified event or otherwise provide credit support to the entities (hereinafter referred to as liquidity exposure). We manage our credit risk and any market risk on these arrangements by subjecting them to our normal underwriting and risk management processes. Our credit ratings and changes thereto will affect the borrowing cost and liquidity of these SPEs. In addition, significant changes in counterparty asset valuation and credit standing may also affect the ability of the SPEs to issue commercial paper. The contractual or notional amount of these commitments as presented in Table 8, represents our maximum possible funding obligation and is not, in management’s view, representative of expected losses or funding requirements.

Bank of America 2008	32

Table 8  Special Purpose Entities Liquidity Exposure

	December 31, 2008
	VIEs		QSPEs
(Dollars in millions)	Consolidated (1)	Unconsolidated	Unconsolidated	Total
Commercial paper conduits
Multi-seller conduits	$11,304	$41,635	$–	$52,939
Asset acquisition conduits	1,121	2,622	–	3,743
Other corporate conduits	–	–	1,578	1,578
Home equity securitizations (2)	–	–	13,064	13,064
Municipal bond trusts	396	3,872	2,921	7,189
Customer-sponsored conduits	–	980	–	980
Credit card securitizations	–	–	946	946
Collateralized debt obligation vehicles (3)	–	542	–	542
Total liquidity exposure	$12,821	$49,651	$18,509	$80,981

	December 31, 2007
	VIEs		QSPEs
(Dollars in millions)	Consolidated (1)	Unconsolidated	Unconsolidated	Total
Commercial paper conduits
Multi-seller conduits	$16,984	$47,335	$–	$64,319
Asset acquisition conduits	1,623	6,399	–	8,022
Other corporate conduits	–	–	4,263	4,263
Municipal bond trusts	7,359	3,120	2,988	13,467
Customer-sponsored conduits	–	1,724	–	1,724
Collateralized debt obligation vehicles (3)	3,240	9,026	–	12,266
Total liquidity exposure	$29,206	$67,604	$7,251	$104,061
(1)	We consolidate VIEs when we are the primary beneficiary and absorb the majority of the expected losses or expected residual returns of the VIEs or both.
(2)	Home equity securitizations were added in connection with the Countrywide acquisition.
(3)	For additional information on our CDO exposures at December 31, 2008 and 2007 and related writedowns, see the CDO discussion beginning on page 24.

The table above presents our liquidity exposure to these consolidated and unconsolidated SPEs, which include VIEs and QSPEs. VIEs are SPEs which lack sufficient equity at risk or whose equity investors do not have a controlling financial interest. QSPEs are SPEs whose activities are strictly limited to holding and servicing financial assets. Liquidity commitments to Corporation-sponsored VIEs and other VIEs in which the Corporation holds a variable interest are disclosed in Note 9 – Variable Interest Entities to the Consolidated Financial Statements.

At December 31, 2008 the Corporation’s total liquidity exposure to SPEs was $81.0 billion, a decrease of $23.1 billion from December 31, 2007. The decrease was attributable to lower liquidity exposure in all categories, primarily CDOs and multi-seller conduits, partially offset by the addition of Countrywide’s home equity securitizations.

Multi-Seller Conduits

We administer four multi-seller conduits, three of which are unconsolidated, which provide a low-cost funding alternative to our customers by facilitating their access to the commercial paper market. These conduits are discussed in more detail in Note 9 – Variable Interest Entities to the Consolidated Financial Statements.

Due to the market disruptions, the conduits experienced difficulties in issuing commercial paper during certain periods of 2008. At December 31, 2008, we held $2 million of commercial paper issued by the conduits, including $1 million issued by the unconsolidated conduits in trading account assets. We did not hold any commercial paper issued by the conduits at December 31, 2007.

Asset Acquisition Conduits

We administer three commercial paper conduits which acquire assets on behalf of the Corporation or our customers and obtain funding through the issuance of commercial paper and subordinated securities to third par-

ties. Repayment of the commercial paper and certificates is assured by total return swap contracts between us and the conduits. With respect to two of the conduits, which are unconsolidated, we are reimbursed through total return swap contracts with our customers. These conduits are discussed in more detail in Note 9 – Variable Interest Entities to the Consolidated Financial Statements.

Due to the market disruptions, the conduits experienced difficulties in issuing commercial paper during certain periods of 2008. The Corporation held $1 million and $27 million of commercial paper and certificates issued by the conduits in trading account assets at December 31, 2008 and 2007.

Other Corporate Conduits

We administer several other corporate conduits that hold primarily high-grade, long-term municipal, corporate, and mortgage-backed securities. These conduits obtain funding by issuing commercial paper to third party investors. We have entered into derivative contracts which provide interest rate, currency and a pre-specified amount of credit protection to the entities in exchange for the commercial paper rate. These conduits are discussed in more detail in Note 9 – Variable Interest Entities to the Consolidated Financial Statements.

Due to the market disruptions, these conduits experienced difficulties in issuing commercial paper during certain periods of 2008 and at December 31, 2008, we held $145 million of the commercial paper in trading account assets. We did not hold any commercial paper issued by the conduits at December 31, 2007.

Home Equity Securitizations

We evaluate all of our home equity securitizations for their potential to experience a rapid amortization event by estimating the amount and timing of future losses on the underlying loans and the excess spread

33	Bank of America 2008

available to cover such losses and by evaluating any estimated shortfalls in relation to contractually defined triggers. As of December 31, 2008, $13.1 billion of outstanding principal balances of our home equity securitization transactions were in rapid amortization. Another $2.8 billion of outstanding principal balances in our home equity securitization transactions are expected to enter rapid amortization.

The Corporation is responsible for funding additional borrower draws on home equity lines of credit underlying our securitization transactions. When transactions enter rapid amortization, principal collections on underlying loans are used to pay investor interests. This has the effect of extending the time period for which the Corporation’s advances are outstanding and we may not receive reimbursement for all of the funds advanced to borrowers, as senior bondholders and monoline insurers have priority for repayment. While the available credit line for home equity securitization transactions in or expected to be in rapid amortization was approximately $1.0 billion at December 31, 2008, a maximum funding obligation attributable to rapid amortization cannot be calculated as the borrower has the ability to pay down and redraw balances. The amount in Table 8 equals the principal balance of the outstanding trust certificates that are subject to rapid amortization or $13.1 billion at December 31, 2008. This amount is significantly higher than the amount we expect to fund. The charges we will ultimately record as a result of the rapid amortization events are dependent on the performance of the loans, the amount of subsequent draws, and the timing of related cash flows. At December 31, 2008, the reserve for losses on expected future draw obligations on the home equity securitizations in or expected to be in rapid amortization was $345 million. For additional information on home equity securitizations, see Note 8 – Securitizations to the Consolidated Financial Statements.

Municipal Bond Trusts

We administer municipal bond trusts that hold highly rated, long-term, fixed-rate municipal bonds. The trusts obtain financing by issuing floating-rate trust certificates that reprice on a weekly basis to third party investors. We serve as remarketing agent and liquidity provider for the trusts. These trusts are discussed in more detail in Note 9 – Variable Interest Entities to the Consolidated Financial Statements.

At December 31, 2008 and 2007, we held $688 million and $125 million of floating rate certificates issued by unconsolidated municipal bond trusts in trading account assets. This increase is attributable to illiquidity in the marketplace that occurred during the second half of 2008.

Customer-Sponsored Conduits

We provide liquidity facilities to conduits that are sponsored by our customers and which provide them with direct access to the commercial paper market. We are typically one of several liquidity providers for a customer’s conduit. We do not provide SBLCs or other forms of credit enhancement to these conduits. Assets of these conduits consist primarily of auto loans, student loans and credit card receivables. The liquidity commitments benefit from structural protections which vary depending upon the program, but given these protections, the exposures are viewed to be of investment grade quality.

These commitments are included in Note 13 – Commitments and Contingencies to the Consolidated Financial Statements. As we typically provide less than 20 percent of the total liquidity commitments to these conduits and do not provide other forms of support, we have concluded that we do not hold a significant variable interest in the conduits and they are not included in our discussion of VIEs in Note 9 – Variable Interest Entities to the Consolidated Financial Statements.

Credit Card Securitizations

During the second half of 2008, we entered into a liquidity support agreement related to our commercial paper program that obtains financing by issuing tranches of commercial paper backed by credit card receivables to third party investors from a trust sponsored by the Corporation. If certain criteria are met, such as not being able to reissue the commercial paper due to market illiquidity, the commercial paper maturity dates can be extended to 390 days from the original issuance date. This extension would cause the outstanding commercial paper to convert to an interest bearing note and subsequent credit card receivable collections would be applied to the outstanding note balance. If any of the investor notes are still outstanding at the end of the extended maturity period, our liquidity commitment obligates us to purchase maturity notes in order to retire the investor notes. As a maturity note holder, we would be entitled to the remaining cash flows from the collateralizing credit card receivables. At December 31, 2008 there were no maturity notes outstanding and we held $5.0 billion of investment grade securities in AFS debt securities issued by the trust due to illiquidity in the marketplace. For more information on how our credit card securitizations impact our liquidity, see the Liquidity Risk and Capital Management discussion on page 38.

Collateralized Debt Obligation Vehicles

CDO vehicles hold diversified pools of fixed income securities which they fund by issuing multiple tranches of debt securities, including commercial paper, and equity securities. We provided liquidity support in the form of written put options to several CDOs totaling $542 million and $10.0 billion at December 31, 2008 and 2007. In addition, we provided other liquidity support to a CDO conduit of $2.3 billion at December 31, 2007. These CDOs are discussed in more detail in Note 9 – Variable Interest Entities to the Consolidated Financial Statements.

The decrease in liquidity support was primarily due to the termination of $7.0 billion of put options for three CDOs and the termination of a $2.3 billion liquidity commitment to the CDO conduit, all of which were liquidated during 2008. Additionally, our liquidity support was reduced by $2.2 billion as put options related to two CDOs were consolidated on our balance sheet following a change in contractual arrangements and for which we now hold all of the remaining outstanding commercial paper. At December 31, 2008, we have effectively eliminated our liquidity support for these CDOs.

At December 31, 2008, we held commercial paper of $323 million on the balance sheet that was issued by one unconsolidated CDO. At December 31, 2007, we held commercial paper of $6.6 billion that was issued by unconsolidated CDOs and the CDO conduit.

For more information on our super senior CDO exposure and related writedowns, see our CDO exposure discussion beginning on page 24. As noted in the Super Senior Collateralized Debt Obligation Exposure, on page 25, we had net liquidity exposure of $476 million at December 31, 2008, which is net of cumulative writedowns of $66 million. At December 31, 2007, we had net liquidity exposure of $7.8 billion. This amount reflects gross exposure of $12.3 billion less insurance of $1.8 billion and cumulative writedowns of $2.7 billion.

Obligations and Commitments

We have contractual obligations to make future payments on debt and lease agreements. Additionally, in the normal course of business, we enter into contractual arrangements whereby we commit to future purchases of products or services from unaffiliated parties. Obligations that are legally binding agreements whereby we agree to purchase products or services with a specific minimum quantity defined at a fixed, minimum or variable price over a specified period of time are defined as purchase obligations. Included in purchase obligations in Table 9 are vendor con-

Bank of America 2008	34

tracts of $6.2 billion, commitments to purchase securities of $7.9 billion and commitments to purchase loans of $14.3 billion. The most significant of our vendor contracts include communication services, processing services and software contracts. Other long-term liabilities include our contractual funding obligations related to the Qualified Pension Plans, Nonqualified Pension Plans and Postretirement Health and Life Plans (the Plans). Obligations to the Plans are based on the current and projected obligations of the Plans, performance of the Plans’ assets and any participant contributions, if applicable. During 2008 and 2007, we contributed $1.6 billion and $243 million to the Plans, and we expect to make at least $229 million of contributions during 2009. The following table does not include UTBs of $3.5 billion associated with FIN 48 and tax-related interest and penalties of $677 million.

Debt, lease, equity and other obligations are more fully discussed in Note 12 – Short-term Borrowings and Long-term Debt and Note 13 – Commitments and Contingencies to the Consolidated Financial Statements. The Plans and UTBs are more fully discussed in Note 16 – Employee Benefit Plans and Note 18 – Income Taxes to the Consolidated Financial Statements.

Table 9 presents total long-term debt and other obligations at December 31, 2008.

Many of our lending relationships contain funded and unfunded elements. The funded portion is reflected on our balance sheet. For lending relationships carried at historical cost, the unfunded component of these commitments is not recorded on our balance sheet until a draw is made under the credit facility; however, a reserve is established for probable losses. For lending commitments for which we have elected to account for under SFAS 159, the fair value of the commitment is recorded in accrued expenses and other liabilities.

For more information on these commitments and guarantees, including equity commitments, see Note 13 – Commitments and Contingencies to the Consolidated Financial Statements. For more information on the adoption of SFAS 159, see Note 19 – Fair Value Disclosures to the Consolidated Financial Statements.

We enter into commitments to extend credit such as loan commitments, SBLCs and commercial letters of credit to meet the financing needs of our customers. For a summary of the total unfunded, or off-balance sheet, credit extension commitment amounts by expiration date, see the table in Note 13 – Commitments and Contingencies to the Consolidated Financial Statements.

Other Commitments

We provided support to cash funds managed within GWIM by purchasing certain assets at fair value and by committing to provide a limited amount of capital to the funds. For more information, see Note 13 – Commitments and Contingencies to the Consolidated Financial Statements.

Fair Values of Level 3 Assets and Liabilities

Financial assets and liabilities whose values are based on prices or valuation techniques that require inputs that are both unobservable and are significant to the overall fair value measurement are classified as Level 3 under the fair value hierarchy established in SFAS 157. The Level 3 financial assets and liabilities include private equity investments, consumer MSRs, ABS, highly structured, complex or long-dated derivative contracts and certain CDOs, for which there is not an active market for identical assets from which to determine fair value or where sufficient, current market information about similar assets to use as observable, corroborated data for all significant inputs into a valuation model is not available. In these cases, the fair values of these Level 3 financial assets and liabilities are determined using pricing models, discounted cash flow methodologies, a net asset value approach for certain structured securities, or similar techniques, for which the determination of fair value requires significant management judgment or estimation.

Valuations of products using models or other techniques are sensitive to assumptions used for the significant inputs. Where market data is available, the inputs used for valuation reflect that information as of our valuation date. Inputs to valuation models are considered unobservable if they are supported by little or no market activity. In periods of extreme volatility, lessened liquidity or in illiquid markets, there may be more variability in market pricing or a lack of market data to use in the valuation process. An illiquid market is one in which little or no observable activity has occurred or one that lacks willing buyers or willing sellers. Fair value adjustments include adjustments for counterparties’ credit risk as well as our own credit risk and liquidity as appropriate, to determine a fair value measurement. Judgment is then applied in formulating those inputs. Our valuation risk, however, is mitigated through valuation adjustments for particular inputs, performance of stress testing of those inputs to understand the impact that varying assumptions may have on the valuation and other review processes performed to ensure appropriate valuation.

For example, at December 31, 2008, classified within Level 3 are $2.4 billion of AFS debt securities, $887 million of trading account assets and $934 million of net derivative assets associated with our CDO exposure. Substantially all of these AFS debt securities were acquired as a result of our liquidity obligations to certain CDOs. For more information regarding our CDO exposure, the types of assets underlying these exposures (e.g., percentage of subprime assets and vintages) and related valuation techniques see our CDO exposure discussion on page 24.

Consumer MSRs are also included in Level 3 assets as valuing these MSRs requires significant management judgment and estimation. The Corporation uses an option-adjusted spread (OAS) valuation approach to determine the fair value of MSRs which factors in prepayment risk. This approach consists of projecting servicing cash flows under multiple inter-

Table 9  Long-term Debt and Other Obligations

	December 31, 2008
(Dollars in millions)	Due in 1 year or less	Due after 1 year through 3 years	Due after 3 years through 5 years	Due after 5 years	Total
Long-term debt and capital leases	$42,882	$76,433	$49,471	$99,506	$268,292
Purchase obligations (1)	19,326	7,743	1,198	144	28,411
Operating lease obligations	2,316	3,829	2,701	8,320	17,166
Other long-term liabilities	395	779	516	532	2,222
Total long-term debt and other obligations	$64,919	$88,784	$53,886	$108,502	$316,091
(1)

Obligations that are legally binding agreements whereby we agree to purchase products or services with a specific minimum quantity defined at a fixed, minimum or variable price over a specified period of time are defined as purchase obligations.

35	Bank of America 2008

est rate scenarios and discounting these cash flows using risk-adjusted discount rates. The key economic assumptions used in valuations of MSRs include weighted average lives of the MSRs and the OAS levels. For more information on Level 3 MSRs and their sensitivity to prepayment rates and OAS levels, see Note 21 – Mortgage Servicing Rights to the Consolidated Financial Statements.

For additional information on our Level 1, 2 and 3 fair value measurements, including the valuation techniques utilized to determine their fair values, see Note 1 – Summary of Significant Accounting Principles and Note 19 – Fair Value Disclosures to the Consolidated Financial Statements and Complex Accounting Estimates on page 76.

Valuation-related issues confronted by credit market participants, including the Corporation, in the current market include uncertainty resulting from a significant decline in market activity for certain credit products; significant increase in dependence on model-related assumptions, and/or unobservable model inputs; doubts about the quality of the market information used as inputs, often because it is not clear whether observable transactions are distressed sales; and significant downgrades of structured products by ratings agencies. For example, valuations of certain CDO securities and related written put options declined significantly in response to market concerns. Additionally, liquidity issues in the ARS sector impacted the value of such securities. It is possible that the economic value of these securities could be different as the cash flows from the underlying assets may ultimately be higher or lower than the assumptions used in current valuation models. With the exception of the changes discussed below, there have been no significant changes to the valuation methodologies used to value Level 3 assets and liabilities during the period.

The table below presents a reconciliation for all Level 3 assets and liabilities measured at fair value on a recurring basis during 2008, including realized and unrealized gains (losses) included in earnings and OCI. Level 3 assets, before the impact of counterparty netting related to our derivative positions, were $59.4 billion as of December 31, 2008 and represented approximately 10 percent of assets measured at fair value (or three percent of total assets). Level 3 liabilities, before the impact of counterparty netting related to our derivative positions, were $8.0 billion as of December 31, 2008 and represented approximately nine percent of the liabilities measured at fair value (or less than one percent of total liabilities). See Note 19 – Fair Value Disclosures to the Consolidated Financial Statements for a table that presents the fair value of Level 1, 2 and 3 assets and liabilities at December 31, 2008.

Countrywide Acquisition

The Countrywide acquisition on July 1, 2008 added consumer MSRs of $17.2 billion, trading account assets of $1.4 billion, LHFS of $1.4 billion, accrued expenses and other liabilities of $1.2 billion related to certain secured financings and AFS debt securities of $528 million to our Level 3 assets and liabilities. Activity subsequent to July 1, 2008 has been included in the reconciling items in the table below.

Included in Earnings and Other Comprehensive Income

During 2008, we recognized losses of $12.1 billion on Level 3 assets and liabilities which were primarily related to losses on consumer MSRs, trading account assets and AFS debt securities partially offset by gains on net derivatives. The losses on consumer MSRs were due to declines in mortgage rates which resulted in a significant increase in expected prepayments causing large decreases in the value of our consumer MSRs. These consumer MSR losses were more than offset by economic hedge gains of which approximately $750 million were classified as Level 3. The losses in our trading account assets were due to widening credit spreads on our trading account positions and losses related to CDOs and ARS. The losses on AFS debt securities were primarily driven by other-than-temporary impairment on CDO-related exposures and losses on certain investments we purchased from our GWIM cash funds. The gains in net derivatives were driven by positive valuation adjustments on our IRLCs, MSR hedge gains, and gains recognized on hedges of our Level 3 trading account assets. We also recorded unrealized losses of $1.7 billion (pre-tax) through OCI during 2008, due to widening credit spreads on mortgage-backed securities collateralized by first liens on residential real estate, as well as temporary impairments recognized on commercial paper and term notes. These decreases were partially offset by the unrealized gains on privately placed mortgage-backed securities that were transferred into Level 3 during 2008.

Level 3 financial instruments, such as our consumer MSRs may be economically hedged with derivatives not classified as Level 3; therefore, gains or losses associated with Level 3 financial instruments may be offset by gains or losses associated with financial instruments classified in other levels of the fair value hierarchy. The net losses recorded in earnings and OCI did not have a significant impact on our liquidity or capital resources.

Table 10  Level 3 – Fair Value Measurements

	Year Ended December 31, 2008
(Dollars in millions)	Net Derivatives(1)	Trading Account Assets	Available- for-Sale Debt Securities	Loans and Leases(2)	Mortgage Servicing Rights	Loans Held-for- Sale(2)	Other Assets(3)	Accrued Expenses and Other Liabilities(2)
Balance, January 1, 2008	$(1,203)	$4,027	$5,507	$4,590	$3,053	$1,334	$3,987	$(660)
Countrywide acquisition	(185)	1,407	528	–	17,188	1,425	–	(1,212)
Included in earnings	2,531	(3,222)	(2,509)	(780)	(7,115)	(1,047)	175	(169)
Included in OCI	–	–	(1,688)	–	–	–	–	–
Purchases, issuances, and settlements	1,380	(2,055)	2,754	1,603	(393)	(542)	(550)	101
Transfers into (out of) Level 3	(253)	7,161	14,110	–	–	2,212	(40)	–
Balance, December 31, 2008	$2,270	$7,318	$18,702	$5,413	$12,733	$3,382	$3,572	$(1,940)
(1)

Net derivatives at December 31, 2008 included derivative assets of $8.3 billion and derivative liabilities of $6.0 billion. Net derivatives acquired in connection with Countrywide included derivative assets of $107 million and derivative liabilities of $292 million as of July 1, 2008.

(2)

Amounts represent items which are accounted for at fair value in accordance with SFAS 159 including commercial loan commitments and certain secured financings recorded in accrued expenses and other liabilities.

(3)	Other assets include equity investments held by Global Principal Investments and certain retained interests in securitization vehicles, including interest-only strips.

Bank of America 2008	36

Purchases, Issuances and Settlements

During 2008, we had net purchases of $2.8 billion of Level 3 AFS debt securities, net settlements of $2.1 billion of Level 3 trading account assets, and net purchases of $1.4 billion in net derivatives. The net purchases in Level 3 AFS debt securities were driven by the addition of certain securities that were purchased from our GWIM cash funds, as well as purchases of ARS, mortgage-backed securities and collateralized mortgage obligations. These purchases were partially offset by settlements of certain CDO-related exposures. The settlements for trading account assets were primarily related to the liquidation of certain CDO vehicles, partially offset by the purchase of ARS pursuant to our agreements to purchase certain ARS from our customers. For more information on our ARS agreements see Recent Events on page 5. The net settlements of derivative liabilities were driven by the extinguishment of our liquidity exposure to certain CDO vehicles.

Transfers into or out of Level 3

Transfers into or out of Level 3 are made if the inputs used in the financial models measuring the fair values of the assets and liabilities became unobservable or observable, respectively, in the current marketplace. These transfers are effective as of the beginning of the quarter, therefore Table 10 considers any gains or losses occurring on these assets and liabilities during each quarter that they are classified as Level 3.

During 2008, several transfers were made into or out of Level 3. AFS debt securities of $14.1 billion and trading account assets of $7.2 billion were transferred into Level 3. Included in the $14.1 billion of AFS debt securities were assets of certain consolidated multi-seller conduits and securities in the form of commercial paper issued by CDOs. Included in the $7.2 billion of transfers of trading account assets were student loan ARS, certain bond positions, and asset-backed securities. These assets were transferred due to a lack of liquidity in the marketplace. In light of the illiquidity, we implemented a change to our valuation approach for these instruments, basing the valuation on assumptions about the weighted average life of the security, estimated future coupons to be paid and spreads observed in pricing of similar instruments.

Managing Risk

Overview

Our management governance structure enables us to manage all major aspects of our business through our planning and review process that includes strategic, financial, associate, customer and risk planning. We derive much of our revenue from managing risk from customer transactions for profit. In addition to qualitative factors, we utilize quantitative measures to optimize risk and reward trade offs in order to achieve growth targets and financial objectives while reducing the variability of earnings and minimizing unexpected losses. Risk metrics that allow us to measure performance include economic capital targets and corporate risk limits. By allocating economic capital to a line of business, we effectively manage the ability to take on risk. Review and approval of business plans incorporate approval of economic capital allocation, and economic capital usage is monitored through financial and risk reporting. Industry, country, trading, asset allocation and other limits supplement the allocation of economic capital. These limits are based on an analysis of risk and reward in each line of business and management is responsible for tracking and reporting performance measurements as well as any exceptions to guidelines or limits. Our risk management process continually evaluates risk and appropriate metrics needed to measure it.

Our business exposes us to the following major risks: strategic, liquidity, credit, market, compliance and operational risk. Strategic risk is the risk that adverse business decisions, ineffective or inappropriate busi-

ness plans or failure to respond to changes in the competitive environment, business cycles, customer preferences, product obsolescence, execution and/or other intrinsic risks of business will impact our ability to meet our objectives. Liquidity risk is the inability to accommodate liability maturities and deposit withdrawals, fund asset growth and meet contractual obligations through unconstrained access to funding at reasonable market rates. Credit risk is the risk of loss arising from a borrower’s or counterparty’s inability to meet its obligations. Market risk is the risk that values of assets and liabilities or revenues will be adversely affected by changes in market conditions, such as interest rate movements. Compliance risk is the risk posed by the failure to manage regulatory, legal and ethical issues that could result in monetary damages, losses or harm to the bank’s reputation or image. Operational risk is the risk of loss resulting from inadequate or failed internal processes, people and systems or external events. The following sections, Strategic Risk Management on page 38, Liquidity Risk and Capital Management beginning on page 38, Credit Risk Management beginning on page 44, Market Risk Management beginning on page 67, and Compliance and Operational Risk Management beginning on page 75, address in more detail the specific procedures, measures and analyses of the major categories of risk that we manage.

Risk Management Processes and Methods

We have established and continually enhance control processes and use various methods to align risk-taking and risk management throughout our organization. These control processes and methods are designed around “three lines of defense”: lines of business, enterprise functions and Corporate Audit.

The lines of business are the first line of defense and are responsible for identifying, quantifying, mitigating and monitoring all risks within their lines of business, while certain enterprise-wide risks are managed centrally. For example, except for trading-related business activities, interest rate risk associated with our business activities is managed centrally as part of our ALM activities. Line of business management makes and executes the business plan and is closest to the changing nature of risks and, therefore, we believe is best able to take actions to manage and mitigate those risks. Our lines of business prepare periodic self-assessment reports to identify the status of risk issues, including mitigation plans, if appropriate. These reports roll up to executive management to ensure appropriate risk management and oversight, and to identify enterprise-wide issues. Our management processes, structures and policies aid us in complying with laws and regulations and provide clear lines for decision-making and accountability. Wherever practical, we attempt to house decision-making authority as close to the transaction as possible while retaining supervisory control functions from both in and outside of the lines of business.

The key elements of the second line of defense are our Risk Management, Compliance, Finance and Treasury, Human Resources, and Legal functions. These groups are independent of the lines of businesses and are organized on both a line of business and enterprise-wide basis. For example, for Risk Management, a senior risk executive is assigned to each of the lines of business and is responsible for the oversight of all the risks associated with that line of business. Enterprise-level risk executives have responsibility to develop and implement polices and practices to assess and manage enterprise-wide credit, market and operational risks.

Corporate Audit, the third line of defense, provides an independent assessment of our management and internal control systems. Corporate Audit activities are designed to provide reasonable assurance that resources are adequately protected; significant financial, managerial and operating information is materially complete, accurate and reliable; and

37	Bank of America 2008

employees’ actions are in compliance with corporate policies, standards, procedures, and applicable laws and regulations.

We use various methods to manage risks at the line of business levels and corporate-wide. Examples of these methods include planning and forecasting, risk committees and forums, limits, models, and hedging strategies. Planning and forecasting facilitates analysis of actual versus planned results and provides an indication of unanticipated risk levels. Generally, risk committees and forums are composed of lines of business, risk management, treasury, compliance, legal and finance personnel, among others, who actively monitor performance against plan, limits, potential issues, and introduction of new products. Limits, the amount of exposure that may be taken in a product, relationship, region or industry, seek to align corporate-wide risk goals with those of each line of business and are part of our overall risk management process to help reduce the volatility of market, credit and operational losses. Models are used to estimate market value and net interest income sensitivity, and to estimate expected and unexpected losses for each product and line of business, where appropriate. Hedging strategies are used to manage the risk of borrower or counterparty concentration risk and to manage market risk in the portfolio.

The formal processes used to manage risk represent only one portion of our overall risk management process. Corporate culture and the actions of our associates are also critical to effective risk management. Through our Code of Ethics, we set a high standard for our associates. The Code of Ethics provides a framework for all of our associates to conduct themselves with the highest integrity in the delivery of our products or services to our customers. We instill a risk-conscious culture through communications, training, policies, procedures, and organizational roles and responsibilities. Additionally, we continue to strengthen the linkage between the associate performance management process and individual compensation to encourage associates to work toward corporate-wide risk goals.

Oversight

The Board oversees the risk management of the Corporation through its committees, management committees and the Chief Executive Officer. The Board’s Audit Committee monitors (1) the effectiveness of our internal controls, (2) the integrity of our Consolidated Financial Statements and (3) compliance with legal and regulatory requirements. In addition, the Audit Committee oversees the internal audit function and the independent registered public accountant. The Board’s Asset Quality Committee oversees credit and market risks and related topics that may impact our assets and earnings. The Finance Committee, a management committee, oversees the development and performance of the policies and strategies for managing the strategic, credit, market, and operational risks to our earnings and capital. The Asset Liability Committee (ALCO), a subcommittee of the Finance Committee, oversees our policies and processes designed to assure sound market risk and balance sheet management. The Global Markets Risk Committee (GRC) has been designated by ALCO as the primary governance authority for Global Markets Risk Management. The Compliance and Operational Risk Committee, a subcommittee of the Finance Committee, oversees our policies and processes designed to assure sound operational and compliance risk management. The Credit Risk Committee (CRC), a subcommittee of the Finance Committee, oversees and approves our adherence to sound credit risk management policies and practices. Certain CRC approvals are subject to the oversight of the Board’s Asset Quality Committee. The Executive Management Team (i.e., Chief Executive Officer and select executives of the management team) reviews our corporate strategies and objectives, evaluates business performance, and reviews business plans including economic capital allocations to the Corporation and lines of business. Management continues to direct corporate-wide efforts to address the Basel Committee on Banking Supervision’s new risk-based capital standards (Basel II). The Audit Committee and Finance Committee oversee management’s plans to comply with Basel II. For additional information, see the Basel II discussion on page 42 and Note 15 – Regulatory Requirements and Restrictions to the Consolidated Financial Statements.

Strategic Risk Management

Strategic risk is the risk that adverse business decisions, ineffective or inappropriate business plans, or failure to respond to changes in the competitive environment, business cycles, customer preferences, product obsolescence, execution and/or other intrinsic risks of business will impact our ability to meet our objectives. We use our planning process to help manage strategic risk. A key component of the planning process aligns strategies, goals, tactics and resources throughout the enterprise. The process begins with the creation of a corporate-wide business plan which incorporates an assessment of the strategic risks. This business plan establishes the corporate strategic direction. The planning process then cascades through the lines of business, creating business line plans that are aligned with the Corporation’s strategic direction. At each level, tactics and metrics are identified to measure success in achieving goals and assure adherence to the plans. As part of this process, the lines of business continuously evaluate the impact of changing market and business conditions, and the overall risk in meeting objectives. See the Compliance and Operational Risk Management section on page 75 for a further description of this process. Corporate Audit in turn monitors, and independently reviews and evaluates, the plans and measurement processes.

One of the key tools we use to manage strategic risk is economic capital allocation. Through the economic capital allocation process we effectively manage each line of business’s ability to take on risk. Review and approval of business plans incorporate approval of economic capital allocation, and economic capital usage is monitored through financial and risk reporting. Economic capital allocation plans for the lines of business are incorporated into the Corporation’s operating plan that is approved by the Board on an annual basis.

Liquidity Risk and Capital Management

Liquidity Risk

Liquidity is the ongoing ability to accommodate liability maturities and deposit withdrawals, fund asset growth and business operations, and meet contractual obligations through unconstrained access to funding at reasonable market rates. Liquidity management involves forecasting funding requirements and maintaining sufficient capacity to accommodate fluctuations in asset and liability levels due to changes in our business operations or unanticipated events. Sources of liquidity include deposits and other customer-based funding, and wholesale market-based funding.

We manage liquidity at two levels. The first is the liquidity of the parent company, which is the holding company that owns the banking and nonbanking subsidiaries. The second is the liquidity of the banking subsidiaries. The management of liquidity at both levels is essential because the parent company and banking subsidiaries have different funding needs and sources, and are subject to certain regulatory guidelines and requirements. Through ALCO, the Finance Committee is responsible for establishing our liquidity policy as well as approving operating and contingency procedures, and monitoring liquidity on an ongoing basis. Corporate Treasury is responsible for planning and executing our funding activities and strategy.

Bank of America 2008	38

In order to ensure adequate liquidity through the full range of potential operating environments and market conditions, we conduct our liquidity management and business activities in a manner that will preserve and enhance funding stability, flexibility, and diversity. Key components of this operating strategy include a strong focus on customer-based funding, maintaining direct relationships with wholesale market funding providers, and maintaining the ability to liquefy certain assets when, and if, requirements warrant. Credit markets substantially deteriorated over the past 18 months and access to non-guaranteed market-based funding has diminished for financial institutions. For these reasons we have utilized various government institutions (e.g., Federal Reserve, U.S. Treasury and FDIC) funding programs to enhance our liquidity position. Many of these facilities are temporary in nature, but have provided significant market stability and have allowed many banks to maintain a healthy liquidity profile.

We develop and maintain contingency funding plans for both the parent company and bank liquidity positions. These plans evaluate our liquidity position under various operating circumstances and allow us to ensure that we would be able to operate through a period of stress when access to normal sources of funding is constrained. The plans project funding requirements during a potential period of stress, specify and quantify sources of liquidity, outline actions and procedures for effectively managing through the problem period, and define roles and responsibilities. They are reviewed and approved annually by ALCO.

Under normal business conditions, primary sources of funding for the parent company include dividends received from its banking and nonbanking subsidiaries, and proceeds from the issuance of senior and subordinated debt, as well as commercial paper and equity. Primary uses of funds for the parent company include repayment of maturing debt and commercial paper, share repurchases, dividends paid to shareholders, and subsidiary funding through capital or debt.

Our borrowing costs and ability to raise funds are directly impacted by our credit ratings. The credit ratings of Bank of America Corporation and Bank of America, N.A. as of February 27, 2009 are reflected in the table below.

The cost and availability of unsecured and secured financing are impacted by changes in our credit ratings. A reduction in these ratings or the ratings of other asset-backed securitizations could have an adverse effect on our access to credit markets and the related cost of funds. Some of the primary factors in maintaining our credit ratings include a stable and diverse earnings stream, strong capital ratios, strong credit quality and risk management controls, diverse funding sources and disciplined liquidity monitoring procedures.

If the Corporation’s long-term credit rating was incrementally downgraded by one level by the rating agencies, we estimate the incremental cost of funds and the potential lost funding would continue to be negligible for senior and subordinated debt and short-term bank debt. Additionally, we do not believe that funding requirements for VIEs and other third party commitments would be significantly impacted. However, if the Corporation’s short-term credit rating was downgraded by one level, our incremental cost of funds and potential lost funding may be material due to the negative impacts on our commercial paper programs.

Since October 2008, Bank of America has had the ability to issue long-term senior unsecured debt through the TLGP program. This program gives us the ability to issue AAA-rated debt backed by the full faith and credit of the U.S. government regardless of our current credit rating. For further information regarding this program, see Regulatory Initiatives beginning on page 3.

The parent company maintains a cushion of excess liquidity that would be sufficient to fully fund the holding company and nonbank affiliate operations for an extended period during which funding from normal sources is disrupted. The primary measure used to assess the parent company’s liquidity is the “Time to Required Funding” during such a period of liquidity disruption. Since deposits are taken by the bank operating subsidiaries and not by the parent company, this measure is not dependent on the bank operating subsidiaries’ stable deposit balances. This measure assumes that the parent company is unable to generate funds from debt or equity issuance, receives no dividend income from subsidiaries, and no longer pays undeclared dividends to shareholders while continuing to meet nondiscretionary uses needed to maintain operations and repayment of contractual principal and interest payments owed by the parent company and affiliated companies. Under this scenario, the amount of time the parent company and its nonbank subsidiaries can operate and meet all obligations before the current liquid assets are exhausted is considered the “Time to Required Funding.” ALCO approves the target range set for this metric, in months, and monitors adherence to the target. Maintaining excess parent company cash helps to facilitate the target range of 21 to 27 months for “Time to Required Funding” and is the primary driver of the timing and amount of the Corporation’s debt issuances. After incorporating the impacts of the Corporation’s acquisition of Merrill Lynch, including the $10.0 billion of Series Q Preferred Stock issued in connection with the TARP Capital Purchase Program, “Time to Required Funding” increased to 23 months at December 31, 2008, compared to 19 months at December 31, 2007. Excluding the impacts of Merrill Lynch acquisition and Series Q Preferred Stock issuance would result in a significantly higher “Time to Required Funding” as we had taken certain liquidity actions prior to December 31, 2008 in preparation for the Merrill Lynch acquisition. The bank operating subsidiaries maintain sufficient funding capacity to address large increases in funding requirements such as deposit outflows. This capacity is comprised of available wholesale market capacity, liquidity derived from a reduction in asset levels and various secured funding sources.

The primary sources of funding for our banking subsidiaries include customer deposits and wholesale market-based funding. Primary uses of funds for the banking subsidiaries include growth in the core asset portfolios, including loan demand, and in the ALM portfolio. We use the ALM portfolio primarily to manage interest rate risk and liquidity risk.

Table 11  Credit Ratings

	Bank of America Corporation			Bank of America, N.A.
	Senior Debt	Subordinated Debt	Commercial Paper	Short-term Borrowings	Long-term Debt
Moody’s Investors Service	A1	A2	P-1	P-1	Aa2
Standard & Poor’s	A+	A	A-1	A-1+	AA-
Fitch Ratings	A+	A	F1+	F1+	A+

39	Bank of America 2008

One ratio that can be used to monitor the stability of our funding composition and takes into account our deposit balances is the “loan to domestic deposit” ratio. This ratio reflects the percent of loans and leases that are funded by domestic core deposits, a relatively stable funding source. A ratio below 100 percent indicates that our loan portfolio is completely funded by domestic core deposits. The ratio was 118 percent at December 31, 2008 compared to 127 percent at December 31, 2007.

ALCO determines prudent parameters for wholesale market-based borrowing and regularly reviews the funding plan for the bank subsidiaries to ensure compliance with these parameters. The contingency funding plan for the banking subsidiaries evaluates liquidity over a 12-month period in a variety of business environment scenarios assuming different levels of earnings performance and credit ratings as well as public and investor relations factors. Funding exposure related to our role as liquidity provider to certain off-balance sheet financing entities is also measured under a stress scenario. In this analysis, ratings are downgraded such that the off-balance sheet financing entities are not able to issue commercial paper and backup facilities that we provide are drawn upon. In addition, potential draws on credit facilities to issuers with ratings below a certain level are analyzed to assess potential funding exposure.

The financial market disruptions that began in 2007 continued to impact the economy and financial services sector during 2008. The unsecured funding markets remained stressed and experienced short-term periods of illiquidity during the second half of the year as prime money market fund managers remained focused on redemptions and increased their portfolio composition to shorter and more liquid government-sponsored assets. As a result of the disruptions, the Corporation shifted to issuing FDIC guaranteed TLGP debt in the fourth quarter to generate material funding in the capital markets.

Our primary banking subsidiary, Bank of America, N.A., is maintaining historically high levels of cash with the Federal Reserve each day as well as ensuring an unused portion of high quality collateral is available to generate cash at all times. Further, Bank of America, N.A. maintains additional collateral that could utilize the Federal Reserve’s balance sheet through the Discount Window in the event of a deep and prolonged shock to funding markets.

The Corporation also utilizes overnight repo markets. During the most severe liquidity disruptions in the overnight repo markets we did not experience liquidity issues. Nonetheless, we have recently reduced overnight funding exposure at both the parent and banking subsidiary levels.

In addition, liquidity for ABS disappeared and issuance spreads rose to historic highs, negatively impacting our credit card securitization programs. If these conditions persist it could adversely affect our ability to access these markets at favorable terms in the future. Approximately $20.7 billion of debt issued through our U.S. credit card securitizations trust will mature in the upcoming 12 months. The U.S. credit card securitization trust had approximately $88.6 billion and $84.8 billion in outstanding securitized loans at December 31, 2008 and 2007 and the trust excess spread was 5.64 percent and 6.64 percent. If the 3-month average excess spread declines below 4.50 percent, the residual excess cash flows that are typically returned to the Corporation will be held by a trustee up to certain levels as additional credit enhancements to the investors. If the excess spread were to decline to zero percent, the trust would enter into early amortization, repayment of the debt issued through our credit card securitizations would be accelerated and the Corporation will have to fund all future credit card loan advances on-balance sheet. This could adversely impact the Corporation’s liquidity and capital.

As specifically permitted by the terms of the transaction documents, and in an effort to address the recent decline in the excess spread due to the performance of the underlying credit card receivables in the U.S.

credit card securitization trust, an additional subordinated security totaling approximately $8.0 billion will be issued by the trust to the Corporation in the first quarter of 2009. This security will provide additional credit enhancement to the trust and its investors. In addition, upon completion of requirements set forth in transaction documents, we plan to allocate a percentage of new receivables into the trust that, when collected, will be applied to finance charges, which is expected to increase the yield in the trust. These actions are not expected to have a significant impact on the Corporation’s results of operations. If these actions had occurred on December 31, 2008, the impact would have increased our Tier 1 risk-weighted assets by approximately $75 billion or six percent.

While market conditions have been challenging, we experienced a significant increase in deposits as we benefited from a consumer and business flight-to-safety in the second half of 2008. We have also taken direct actions to enhance our liquidity position during 2008 including receiving cash proceeds of $34.7 billion on the issuance of preferred stock, $9.9 billion of common stock, net of underwriting expenses, $8.5 billion of senior notes, $1.0 billion of Eurodollar floating rate notes and $15.6 billion of debt issued under the TLGP by the parent company. Included in the $34.7 billion of cash proceeds on the issuance of preferred stock is $15.0 billion related to the Series N Preferred Stock that was issued in connection with the TARP Capital Purchase Program, which is discussed further below. Furthermore, in January 2009, the Corporation issued Series Q Preferred Stock for an additional $10.0 billion of cash proceeds in connection with the TARP Capital Purchase Program.

In addition, in January 2009, the U.S. government agreed to assist in the Merrill Lynch acquisition by making a further investment in the Corporation of $20.0 billion in preferred stock. Further, the U.S. government has agreed in principle to provide protection against the possibility of unusually large losses on $118.0 billion in selected capital markets exposure, primarily from the former Merrill Lynch portfolio. As a fee for this arrangement, we expect to issue to the U.S. Treasury and FDIC a total of $4.0 billion of a new class of preferred stock and to issue warrants to acquire 30.1 million shares of Bank of America common stock. For more information, see the Recent Events section on page 5.

Lastly, Bank of America, N.A. issued $10.0 billion of senior unsecured bank notes, of which $6.0 billion included an extendible feature, $4.3 billion of debt under the TLGP, and $43.1 billion in short term bank notes. Also, several funding programs have been made available through the Federal Reserve which are more fully described in Regulatory Initiatives on page 3.

A majority of the long-term liquidity obtained by the Corporation under the TLGP since the announcement of the Merrill Lynch acquisition was completed in preparation for the funding needs of the combined organizations. We will continue to manage the liquidity position of the combined company through our ALM activities. Merrill Lynch had long-term debt outstanding with a fair value of $189.4 billion at acquisition. As the organizations integrate, the Corporation intends to utilize the capital markets to maintain its “Time to Required Funding” within the approved ALCO guidelines.

Regulatory Capital

At December 31, 2008, the Corporation operated its banking activities primarily under three charters: Bank of America, N.A., FIA Card Services, N.A., and Countrywide Bank, FSB. Effective October 17, 2008, LaSalle Bank, N.A. merged with and into Bank of America, N.A., with Bank of America, N.A. as the surviving entity. As a regulated financial services company, we are governed by certain regulatory capital requirements. At December 31, 2008 and 2007, the Corporation, Bank of America, N.A., and FIA Card Services, N.A., were classified as “well-capitalized” for regulatory purposes, the highest classification. Effective July 1, 2008, we

Bank of America 2008	40

acquired Countrywide Bank, FSB which is regulated by the Office of Thrift Supervision (OTS) and is, therefore, subject to OTS capital requirements. Countrywide Bank, FSB is required by OTS regulations to maintain a tangible equity ratio of at least two percent to avoid being classified as “critically undercapitalized.” At December 31, 2008, Countrywide Bank, FSB’s tangible equity ratio was 6.64 percent and was classified as “well-capitalized” for regulatory purposes. Management believes that the Corporation, Bank of America, N.A., FIA Card Services, N.A. and Countrywide Bank, FSB will remain “well-capitalized.”

Certain corporate sponsored trust companies which issue trust preferred securities (Trust Securities) are not consolidated pursuant to FIN 46R. In accordance with FRB guidance, the FRB allows Trust Securities to qualify as Tier 1 Capital with revised quantitative limits that would be effective on March 31, 2009. As a result, we include Trust Securities in Tier 1 Capital.

Such limits restricted core capital elements to 15 percent for internationally active bank holding companies. In addition, the FRB revised the qualitative standards for capital instruments included in regulatory capital. Internationally active bank holding companies are those with consolidated assets greater than $250 billion or on-balance sheet exposure greater than $10 billion. At December 31, 2008, the Corporation’s restricted core capital elements comprised 14.7 percent of total core capital elements. The Corporation expects to remain fully compliant with the revised limits prior to the implementation date of March 31, 2009.

Table 12 reconciles the Corporation’s total shareholders’ equity to Tier 1 and Total Capital as defined by the regulations issued by the FRB, the FDIC, the OCC and the OTS at December 31, 2008 and 2007.

At December 31, 2008, the Corporation’s Tier 1 Capital, Total Capital and Tier 1 Leverage ratios were 9.15 percent, 13.00 percent, and 6.44 percent, respectively. See Note 15 – Regulatory Requirements and Restrictions to the Consolidated Financial Statements for more information on the Corporation’s regulatory capital.

The Corporation calculates tangible common equity as common shareholders’ equity less goodwill and intangible assets (excluding MSRs) divided by total assets less goodwill and intangible assets (excluding MSRs). Our tangible common equity ratio decreased to 2.83 percent at December 31, 2008 as compared to 3.35 percent at December 31, 2007 as the favorable impact to common equity from the issuance of common stock and net income during the year was more than offset by dividend payments and an increased loss in accumulated OCI. Management remains focused on balance sheet discipline and reducing non-core business asset levels to improve this ratio in future periods. Unlike the Tier 1 Capital ratio, the tangible common equity ratio is subject to fluctuations in accumulated OCI, including unrealized losses on AFS debt securities that we expect to return to par upon their maturity, which adversely impacted this ratio at December 31, 2008.

On January 1, 2009, we completed the acquisition of Merrill Lynch and subsequently issued an additional $10.0 billion of preferred stock in connection with the TARP Capital Purchase Program. In addition, on January 16, 2009, the U.S. government agreed to assist in the Merrill Lynch acquisition by making a further investment in the Corporation of $20.0 billion in preferred stock. Further, the U.S. government has agreed in principle to provide protection against the possibility of unusually large losses on $118.0 billion in selected capital markets exposure, primarily from the former Merrill Lynch portfolio. As a fee for this arrangement, we expect to issue to the U.S. Treasury and FDIC a total of $4.0 billion of a new class of preferred stock. On a pro forma basis the net impact of the additional capital actions and the acquisition of Merrill Lynch would result in a Tier 1 Capital ratio of approximately 10.7 percent and tangible common equity ratio of 2.6 percent at December 31, 2008.

Management continuously evaluates opportunities to build to the Corporation’s capital position. During this heightened period of market stress, there is limited ability to source meaningful private-sector capital. Management therefore remains focused on managing asset-levels appropriately – ensuring we deploy TARP funds to core lending businesses and trimming other assets in non-core businesses. The Merrill Lynch balance sheet ended the year at approximately $650 billion; down from $875 billion at September 30, 2008. These reductions provided significant benefit to capital, while not forgoing meaningful earnings to the Corporation. Management is also focused on disciplined expense management to further contribute to the Corporation’s capital position through earnings generation. The government actions noted above ensures the Corporation has adequate capital to manage through this earnings cycle, but we are clearly focused on evaluating opportunities to repay the U. S. government as soon as possible. Obviously the earnings environment and overall health of markets will dictate the pace in which we are able to accomplish these objectives. Further, management is engaged in holistic stress-testing of the Corporation’s earnings, capital, and liquidity position. Management recognizes the interdependencies and the importance of planning under a wide range of potential scenarios in light of the historic volatility witnessed over the past 18 months.

Table 12  Reconciliation of Tier 1 and Total Capital

	December 31
(Dollars in millions)	2008	2007
Tier 1 Capital
Total shareholders’ equity	$177,052	$146,803
Goodwill	(81,934)	(77,530)
Nonqualifying intangible assets (1)	(4,195)	(5,239)
Effect of net unrealized (gains) losses on AFS debt and marketable equity securities and net (gains) losses on derivatives recorded in accumulated OCI, net-of-tax	5,479	(2,149)
Unamortized net periodic benefit costs recorded in accumulated OCI, net-of-tax	4,642	1,301
Trust securities	18,105	16,863
Other	1,665	3,323
Total Tier 1 Capital	120,814	83,372
Long-term debt qualifying as Tier 2 Capital	31,312	31,771
Allowance for loan and lease losses	23,071	11,588
Reserve for unfunded lending commitments	421	518
Other (2)	(3,957)	6,471
Total Capital	$171,661	$133,720
(1)	Nonqualifying intangible assets of the Corporation are comprised of certain core deposit intangibles, affinity relationships and other intangibles.
(2)	At December 31, 2008 and 2007, includes 45 percent of the pre-tax fair value adjustment of $3.5 billion and $6.0 billion related to the Corporation’s stock investment in CCB.

41	Bank of America 2008

Basel II

In June 2004, the Basel II Accord was published with the intent of more closely aligning regulatory capital requirements with underlying risks. Similar to economic capital measures, Basel II seeks to address credit risk, market risk, and operational risk.

While economic capital is measured to cover unexpected losses, the Corporation also maintains a certain threshold in terms of regulatory capital to adhere to legal standards of capital adequacy. These thresholds or leverage ratios will continue to be utilized for the foreseeable future.

The Basel II Final Rule (Basel II Rules), which was published on December 7, 2007, establish requirements for the U.S. implementation and provide detailed capital requirements for credit and operational risk under Pillar 1, supervisory requirements under Pillar 2 and disclosure requirements under Pillar 3. We are still awaiting final rules for market risk requirements under Basel II.

The Basel II Rules allowed U.S. financial institutions to begin parallel reporting as early as 2008, upon successful development and approval of a formal Implementation Plan, which was approved during the third quarter of 2008. During the parallel period, the resulting capital calculations under both the current (Basel I) rules and the Basel II Rules should be reported to the financial institutions’ regulatory supervisors for examination and compliance for at least four consecutive quarterly periods. Once the parallel period and subsequent three-year transition period are successfully completed, the financial institution will utilize Basel II as their means of capital adequacy assessment, measurement and reporting and discontinue use of Basel I.

With the acquisition of Countrywide during 2008 and Merrill Lynch effective January 1, 2009, the Corporation has 24 months from the date of each acquisition to fully incorporate and transition all data necessary to successfully complete the more robust Basel II calculations. We continue to work with the FRB, OCC, OTS and FDIC (collectively, the Agencies) and with our transition team to meet these timelines and expect to meet or exceed these requirements.

We continue execution efforts to ensure preparedness with all Basel II requirements. The goal is to achieve full compliance by the end of the three-year implementation period in 2011. Further, internationally Basel II was implemented in several countries during 2008, while others will begin implementation in 2009 and beyond.

Common Share Issuances and Repurchases

In January of 2009, the Corporation issued common stock in connection with its acquisition of Merrill Lynch and warrants to purchase common stock in connection with preferred stock issuances to the U.S. government. For additional information regarding the Merrill Lynch acquisition, see Note 2 – Merger and Restructuring Activity to the Consolidated Financial Statements. For additional information regarding the issuance of warrants to purchase common stock, see Note 25 – Subsequent Events to the Consolidated Financial Statements.

We may repurchase shares, subject to certain restrictions including those imposed by the U.S. government, from time to time, in the open market or in private transactions through our approved repurchase programs. We did not repurchase any shares of the Corporation’s common stock during 2008 and we issued 107 million shares in connection with the Countrywide acquisition and 17.8 million shares under employee stock plans. In addition, in October 2008, we issued 455 million shares of common stock at $22.00 per share with proceeds of $9.9 billion, net of underwriting expenses.

To replace the expiring stock repurchase program, in July 2008, the Board authorized a stock repurchase program of up to 75 million shares of the Corporation’s common stock at an aggregate cost not to exceed $3.75 billion that is limited to a period of 12 to 18 months. This program is also subject to the repurchase restrictions.

For more information on our common share issuances and repurchases, see Note 14 – Shareholders’ Equity and Earnings Per Common Share to the Consolidated Financial Statements.

Common Stock Dividends

The table below is a summary of our regular quarterly cash dividends on common stock as of February 27, 2009. In October 2008, to position our dividend to better match our earnings, we announced a 50 percent reduction in our regular quarterly cash dividend on common stock to $0.32 per share. In January 2009, we further reduced our regular quarterly dividend to $0.01 per share. The declaration of common stock dividends is subject to restrictions that are described in detail in Note 14 – Shareholders’ Equity and Earnings Per Common Share to the Consolidated Financial Statements.

Preferred Stock Issuances

In October 2008, in connection with the TARP Capital Purchase Program, created as part of the EESA, we issued to the U.S. Treasury 600 thousand shares of Series N Preferred Stock with a par value of $0.01 per share for $15.0 billion. In addition, in January of 2009 we issued an additional $30.0 billion of preferred stock to the U.S. government. Further, the U.S. government has agreed in principle to provide protection against the possibility of unusually large losses on $118.0 billion in selected capital markets exposure, primarily from the former Merrill Lynch portfolio. As a fee for this arrangement, we expect to issue to the U.S. Treasury and FDIC a total of $4.0 billion of a new class of preferred stock. For more information on the January 2009 issuances and the U.S. government guarantee, see Recent Events beginning on page 5 and Note 25 – Subsequent Events to the Consolidated Financial Statements.

Under the TARP Capital Purchase Program dividend payments on, and repurchases of, our outstanding preferred stock are subject to certain restrictions. For more information on these restrictions, see Note 14 – Shareholders’ Equity and Earnings Per Common Share to the Consolidated Financial Statements.

Table 13  Common Stock Dividend Summary

Declaration Date	Record Date	Payment Date	Dividend per Share
January 16, 2009	March 6, 2009	March 27, 2009	$0.01
October 6, 2008	December 5, 2008	December 26, 2008	0.32
July 23, 2008	September 5, 2008	September 26, 2008	0.64
April 23, 2008	June 6, 2008	June 27, 2008	0.64
January 23, 2008	March 7, 2008	March 28, 2008	0.64

Bank of America 2008	42

In May and June 2008, we issued 117 thousand shares of Bank of America Corporation 8.20% Non-Cumulative Preferred Stock, Series H with a par value of $0.01 per share for $2.9 billion.

In April 2008, we issued 160 thousand shares of Bank of America Corporation Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series M with a par value of $0.01 per share for $4.0 billion. The fixed rate is 8.125 percent through May 14, 2018 and then adjusts to three-month LIBOR plus 364 bps thereafter.

In January 2008, we issued 240 thousand shares of Bank of America Corporation Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series K with a par value of $0.01 per share for $6.0 billion. The fixed rate is 8.00 percent through January 29, 2018 and then adjusts to three-month LIBOR plus 363 bps thereafter. In addition, we issued 6.9 million shares of Bank of America Corporation 7.25% Non-Cumulative Perpetual Convertible Preferred Stock, Series L with a par value of $0.01 per share for $6.9 billion.

For additional information on the issuance of preferred stock, see Note 14 – Shareholders’ Equity and Earnings Per Common Share to the Consolidated Financial Statements.

Preferred Stock Dividends

In 2008, we declared a total of $1.3 billion in cash dividends on our various series of preferred stock, which does not include $130 million of fourth quarter 2008 Series N cumulative preferred dividends not declared as of year end. In addition, in January 2009, we declared aggregate dividends on preferred stock of $909 million, including $145 million related to preferred stock exchanged in connection with the Merrill Lynch acquisition. We estimate that the potential aggregate cash dividends on various series of our preferred stock in the first quarter of 2009, subject to the Board’s future declaration and assuming no conversion of convertible shares, will be $1.4 billion. For additional information on our preferred stock, see Note 14 – Shareholders’ Equity and Earnings Per Common Share to the Consolidated Financial Statements.

The following table is a summary of our cash dividends on preferred stock as of February 27, 2009.

Table 14   Preferred Stock Cash Dividend Summary

Preferred Stock	Notional Amount (in millions)	Declaration Date		Record Date	Payment Date	Per Annum Dividend Rate	Dividend per Share
Series B	$1	January 16, 2009		April 10, 2009	April 24, 2009	7.00%	$1.75
		October 6, 2008		January 9, 2009	January 23, 2009	7.00	1.75
		July 23, 2008		October 8, 2008	October 24, 2008	7.00	1.75
		April 23, 2008		July 9, 2008	July 25, 2008	7.00	1.75
		January 23, 2008		April 11, 2008	April 25, 2008	7.00	1.75
Series D (1)	$825	January 5, 2009		February 27, 2009	March 16, 2009	6.204%	$0.38775
		October 2, 2008		November 28, 2008	December 15, 2008	6.204	0.38775
		July 3, 2008		August 29, 2008	September 15, 2008	6.204	0.38775
		April 3, 2008		May 30, 2008	June 16, 2008	6.204	0.38775
		January 3, 2008		February 29, 2008	March 14, 2008	6.204	0.38775
Series E (1)	$2,025	January 5, 2009		January 30, 2009	February 17, 2009	Floating	$0.25556
		October 2, 2008		October 31, 2008	November 17, 2008	Floating	0.25556
		July 3, 2008		July 31, 2008	August 15, 2008	Floating	0.25556
		April 3, 2008		April 30, 2008	May 15, 2008	Floating	0.25
		January 3, 2008		January 31, 2008	February 15, 2008	Floating	0.33342
Series H (1)	$2,925	January 5, 2009		January 15, 2009	February 2, 2009	8.20%	$0.51250
		October 2, 2008		October 15, 2008	November 3, 2008	8.20	0.51250
		July 3, 2008	(2)	July 15, 2008	August 1, 2008	8.20	0.3929
Series I (1)	$550	January 5, 2009		March 15, 2009	April 1, 2009	6.625%	$0.41406
		October 2, 2008		December 15, 2008	December 31, 2008	6.625	0.41406
		July 3, 2008		September 15, 2008	October 1, 2008	6.625	0.41406
		April 3, 2008		June 15, 2008	July 1, 2008	6.625	0.41406
		January 3, 2008		March 15, 2008	April 1, 2008	6.625	0.41406
Series J (1)	$1,035	January 5, 2009		January 15, 2009	February 2, 2009	7.25%	$0.45312
		October 2, 2008		October 15, 2008	November 3, 2008	7.25	0.45312
		July 3, 2008		July 15, 2008	August 1, 2008	7.25	0.45312
		April 3, 2008		April 15, 2008	May 1, 2008	7.25	0.45312
		January 3, 2008	(2)	January 15, 2008	February 1, 2008	7.25	0.35750
Series K (3, 4)	$6,000	January 5, 2009		January 15, 2009	January 30, 2009	Fixed-to-Floating	$40.00
		July 3, 2008	(2)	July 15, 2008	July 30, 2008	Fixed-to-Floating	40.00
Series L	$6,900	December 16, 2008		January 1, 2009	January 30, 2009	7.25%	$18.1250
		September 16, 2008		October 1, 2008	October 30, 2008	7.25	18.1250
		June 13, 2008		July 1, 2008	July 30, 2008	7.25	18.1250
		March 14, 2008	(2)	April 1, 2008	April 30, 2008	7.25	18.3264
Series M (3, 4)	$4,000	October 2, 2008	(2)	October 31, 2008	November 17, 2008	Fixed-to-Floating	$44.0104
Series N	$15,000	January 5, 2009	(2)	January 31, 2009	February 17, 2009	5.00%	$371.53
Series Q	$10,000	January 21, 2009	(2)	January 31, 2009	February 17, 2009	5.00%	$125
Series R	$20,000	January 21, 2009	(2)	January 31, 2009	February 17, 2009	8.00%	$161.11
(1)	Dividends per depositary share, each representing a 1/1000th interest in a share of preferred stock.
(2)	Initial dividends
(3)	Initially pays dividends semi-annually.
(4)	Dividends per depository share, each representing a 1/25th interest in a share of preferred stock.

43	Bank of America 2008

Credit Risk Management

The housing downturn and the financial market disruptions that began in the second half of 2007 have continued to affect the economy and the financial services sector in 2008. The housing downturn and the broader economic slowdown accelerated during the second half of 2008 and negatively impacted the credit quality of both our consumer and commercial portfolios. The depth and breadth of the downturn as well as the resulting impacts on the credit quality of our portfolios remain unclear. However, we expect continued market turbulence and economic uncertainty to continue well into 2009. This will result in higher credit losses and provision for credit losses in future periods.

Credit risk is the risk of loss arising from the inability of a borrower or counterparty to meet its obligations. Credit risk can also arise from operational failures that result in an erroneous advance, commitment or investment of funds. We define the credit exposure to a borrower or counterparty as the loss potential arising from all product classifications including loans and leases, deposit overdrafts, derivatives, assets held-for-sale and unfunded lending commitments that include loan commitments, letters of credit and financial guarantees. Derivative positions are recorded at fair value and assets held-for-sale are recorded at fair value or the lower of cost or fair value. Certain loans and unfunded commitments are accounted for at fair value in accordance with SFAS 159. Credit risk for these categories of assets is not accounted for as part of the allowance for credit losses but as part of the fair value adjustment recorded in earnings in the period incurred. For derivative positions, our credit risk is measured as the net replacement cost in the event the counterparties with contracts in a gain position to us fail to perform under the terms of those contracts. We use the current mark-to-market value to represent credit exposure without giving consideration to future mark-to-market changes. The credit risk amounts take into consideration the effects of legally enforceable master netting agreements and cash collateral. Our consumer and commercial credit extension and review procedures take into account funded and unfunded credit exposures. For additional information on derivatives and credit extension commitments, see Note 4 – Derivatives and Note 13 – Commitments and Contingencies to the Consolidated Financial Statements.

For credit risk purposes, we evaluate our consumer businesses on both a held and managed basis. Managed basis assumes that credit card loans that have been securitized were not sold and presents earnings on these loans in a manner similar to the way loans that have not been sold (i.e., held loans) are presented. We evaluate credit performance on a managed basis as the credit card receivables that have been securitized are subject to the same underwriting, servicing, ongoing monitoring and collection standards as held loans. In addition to the discussion of credit quality statistics of both held and managed credit card loans included in this section, refer to the Global Card Services discussion on page 17. For additional information on our managed portfolio and securitizations, see Note 8 – Securitizations to the Consolidated Financial Statements.

We manage credit risk based on the risk profile of the borrower or counterparty, repayment sources, the nature of underlying collateral, and other support given current events, conditions and expectations. We classify our portfolios as either consumer or commercial and monitor credit risk in each as discussed below.

We continue to refine our credit standards to meet the changing economic environment. We have adjusted our underwriting criteria, as well as enhanced our line management and collection strategies across the consumer businesses in an attempt to mitigate losses. We have increased our collections and customer assistance infrastructure in order to enhance customer support.

In our domestic consumer credit card business, we have implemented a number of initiatives to mitigate losses including increased use of judgmental lending, adjusted underwriting, account and line management standards, particularly in higher-risk geographies, and increased collections staffing levels. In response to the significant deterioration in our consumer real estate portfolio we have implemented initiatives including underwriting changes on newly originated consumer real estate loans which increased the minimum FICO score and reduced the maximum loan-to-value (LTVs) and combined loan-to-values (CLTVs). Additional LTV and CLTV reductions were implemented for higher risk geographies. In our home equity portfolio, we have also reduced unfunded lines on deteriorating accounts with declining equity positions.

In response to weakness in our direct/indirect portfolio, we have implemented several initiatives to mitigate losses. In our consumer lending business we have increased the use of judgmental lending and tighter underwriting and account management standards for higher risk customers and higher-risk geographies. In our automotive and dealer-related portfolios, we have tightened underwriting criteria and improved the risk-based pricing for purchased loans.

To mitigate losses in the commercial businesses, we have increased the frequency and intensity of portfolio monitoring, hedging activity and our efforts in managing the exposure when we begin to see signs of deterioration. As part of our underwriting process we have increased scrutiny around stress analysis and required pricing and structure to reflect current market dynamics. Given the volatility of the financial markets, we increased the frequency of various tests designed to understand what the volatility could mean to our underlying credit risk. Given the single name risk associated with the problems in the financial markets, we used a real-time counterparty event management process to monitor key counterparties. A number of initiatives have also been implemented in our small business commercial – domestic portfolio including changes to underwriting thresholds, augmented by a granular decision making process by experienced underwriters including increasing minimum FICO scores and lowering initial line assignments. We have also decreased credit lines on higher risk customers in higher risk states and industries.

Further, we are increasing our customer assistance and collections infrastructure and have instituted a number of other initiatives related to our credit portfolios in an attempt to mitigate losses and enhance our support for our customers. To help homeowners avoid foreclosure, Bank of America and Countrywide modified approximately 230,000 home loans during 2008. The majority of these home retention solutions were extended as part of a broader initiative to offer modifications for approximately $100 billion in mortgage financing for up to 630,000 borrowers over the next several years. In addition to being committed to the loan modification programs the Corporation continued to focus on lending by extending more than $115 billion of new credit during the fourth quarter. For more information, see Recent Events on page 5.

On July 1, 2008, the Corporation acquired Countrywide creating one of the largest mortgage originators and servicers. We will continue our practice of not originating subprime mortgages and certain nontraditional mortgages, and as such will not offer products such as Countrywide’s pay-option and payment advantage ARMs (pay option loans), which we classify as discontinued real estate in the Consumer Portfolio Credit Risk Management discussion. We have significantly curtailed the production of other nontraditional mortgages, such as certain low-documentation loans.

In addition, we will continue to offer first-lien mortgages conforming to the underwriting standards of GSEs and the government, including loans supported by the FHA and the Department of Veterans Affairs and other loans designed for low and moderate income borrowers (e.g., Community Reinvestment Act loans). We will also continue to offer first-lien non-conforming loans, interest-only fixed-rate and ARMs that are subject to a 10-year minimum interest-only period, and fixed-period ARMs.

Bank of America 2008	44

On January 1, 2009, the Corporation acquired Merrill Lynch which contributed to both our consumer and commercial loans and commitments. Acquired consumer loans consist of residential mortgages, home equity loans and lines of credit and direct/indirect and other loans. Commercial loans were comprised of both investment and non-investment grade loans and include exposures to CMBS, monolines and leveraged finance. Consistent with other acquisitions, we will incorporate the acquired assets into our overall credit risk management processes and enhance disclosures where appropriate.

Consumer Portfolio Credit Risk Management

Credit risk management for the consumer portfolio begins with initial underwriting and continues throughout a borrower’s credit cycle. Statistical techniques in conjunction with experiential judgment are used in all aspects of portfolio management including underwriting, product pricing, risk appetite, setting credit limits, operating processes and metrics to quantify and balance risks and returns. Statistical models are built using detailed behavioral information from external sources such as credit bureaus and/or internal historical experience. These models are a component of our consumer credit risk management process and are used in part to help determine both new and existing credit decisions, portfolio management strategies including authorizations and line management, collection practices and strategies, determination of the allowance for loan and lease losses, and economic capital allocations for credit risk.

For information on our accounting policies regarding delinquencies, nonperforming status and charge-offs for the consumer portfolio, see Note 1 – Summary of Significant Accounting Principles to the Consolidated Financial Statements.

Management of Consumer Credit Risk Concentrations

Consumer credit risk is evaluated and managed with a goal that credit concentrations do not result in undesirable levels of risk. We review, measure and manage credit exposure in numerous ways such as by product and geography in order to achieve the desired mix. Additionally, credit protection is purchased on certain portions of our portfolio to enhance our overall risk management position.

The merger with Merrill Lynch will increase our concentrations to certain products and loan types. These increases are primarily in the residential mortgage, home equity and direct/indirect portfolios.

Consumer Credit Portfolio

Overall, consumer credit quality indicators deteriorated during 2008 as our customers were negatively impacted by the slowing economy. Continued weakness in the housing markets, rising unemployment and underemployment, and tighter credit conditions resulted in rising credit risk across all our consumer portfolios. The deterioration in the consumer credit quality indicators accelerated during the fourth quarter.

Table 15 presents our consumer loans and leases and our managed credit card portfolio, and related credit quality information. Loans that were acquired from Countrywide that were considered impaired were written down to fair value at acquisition in accordance with SOP 03-3. Refer to the SOP 03-3 discussion beginning on page 48 for more information. In addition to being included in the “Outstandings” column below, these loans are also shown separately, net of purchase accounting adjustments, for increased transparency in the “SOP 03-3 Portfolio” column.

Table 15   Consumer Loans and Leases

	December 31
	Outstandings		Nonperforming (1, 2, 3)		Accruing Past Due 90 Days or More (3, 4)		SOP 03-3 Portfolio (5)
(Dollars in millions)	2008	2007	2008	2007	2008	2007	2008
Held basis
Residential mortgage	$247,999	$274,949	$7,044	$1,999	$372	$237	$9,949
Home equity	152,547	114,820	2,670	1,340	–	–	14,163
Discontinued real estate (6)	19,981	n/a	77	n/a	–	n/a	18,097
Credit card – domestic	64,128	65,774	n/a	n/a	2,197	1,855	n/a
Credit card – foreign	17,146	14,950	n/a	n/a	368	272	n/a
Direct/Indirect consumer (7)	83,436	76,538	26	8	1,370	745	n/a
Other consumer (8)	3,442	4,170	91	95	4	4	n/a
Total held	$588,679	$551,201	$9,908	$3,442	$4,311	$3,113	$42,209
Supplemental managed basis data
Credit card – domestic	$154,151	$151,862	n/a	n/a	$5,033	$4,170	n/a
Credit card – foreign	28,083	31,829	n/a	n/a	717	714	n/a
Total credit card – managed	$182,234	$183,691	n/a	n/a	$5,750	$4,884	n/a
(1)

The definition of nonperforming does not include consumer credit card and consumer non-real estate loans and leases. These loans are charged off no later than the end of the month in which the account becomes 180 days past due.

(2)

Nonperforming held consumer loans and leases as a percentage of outstanding consumer loans and leases were 1.68 percent (1.81 percent excluding the SOP 03-3 portfolio) and 0.62 percent at December 31, 2008 and 2007.

(3)

Balances do not include loans accounted for in accordance with SOP 03-3 even though the customer may be contractually past due. Loans accounted for in accordance with SOP 03-3 were written down to fair value upon acquisition and accrete interest income over the remaining life of the loan.

(4)

Accruing held consumer loans and leases past due 90 days or more as a percentage of outstanding consumer loans and leases were 0.73 percent (0.79 percent excluding the SOP 03-3 portfolio) and 0.57 percent at December 31, 2008 and 2007.

(5)

Represents acquired loans from Countrywide that were considered impaired and written down to fair value at the acquisition date in accordance with SOP 03-3. These amounts are included in the Outstandings column in this table.

(6)	Discontinued real estate includes pay option loans and subprime loans obtained in connection with the acquisition of Countrywide. The Corporation no longer originates these products.
(7)	Outstandings include foreign consumer loans of $1.8 billion and $3.4 billion at December 31, 2008 and 2007.
(8)	Outstandings include consumer finance loans of $2.6 billion and $3.0 billion, and other foreign consumer loans of $618 million and $829 million at and December 31, 2008 and 2007.
n/a	= not applicable

45	Bank of America 2008

Table 16  Consumer Net Charge-offs/Net Losses and Related Ratios

	Net Charge-offs/Losses		Net Charge-off/Loss Ratios (1, 2)
(Dollars in millions)	2008	2007	2008	2007
Held basis
Residential mortgage	$925	$56	0.36%	0.02%
Home equity	3,496	274	2.59	0.28
Discontinued real estate	16	n/a	0.15	n/a
Credit card – domestic	4,161	3,063	6.57	5.29
Credit card – foreign	551	379	3.34	3.06
Direct/Indirect consumer	3,114	1,373	3.77	1.96
Other consumer	399	278	10.46	6.18
Total held	$12,662	$5,423	2.21	1.07
Supplemental managed basis data
Credit card – domestic	$10,054	$6,960	6.60	4.91
Credit card – foreign	1,328	1,254	4.17	4.24
Total credit card – managed	$11,382	$8,214	6.18	4.79
(1)

Net charge-off/loss ratios are calculated as held net charge-offs or managed net losses divided by average outstanding held or managed loans and leases during the year for each loan and lease category.

(2)

Net charge-off ratios excluding the SOP 03-3 portfolio were 2.73 percent for home equity, 1.33 percent for discontinued real estate and 2.29 percent for the total held portfolio for 2008. These are the only product classifications materially impacted by SOP 03-3 for 2008. For these loan and lease categories the dollar amounts of the net charge-offs were unchanged.

n/a = not applicable

Table 16 presents net charge-offs and related ratios for our consumer loans and leases and net losses and related ratios for our managed credit card portfolio for 2008 and 2007. The reported net charge-off ratios for residential mortgage, home equity and discontinued real estate benefit from the addition of the Countrywide SOP 03-3 portfolio as the initial fair value adjustments recorded on those loans at acquisition would have already included the estimated credit losses. The reported net charge-offs for residential mortgage do not include the benefits of amounts reimbursable under cash collateralized synthetic securitizations. Adjusting for the benefit of this credit protection, the residential mortgage net charge-off ratio in 2008 would have been reduced by four bps.

In certain cases, the inclusion of the SOP 03-3 portfolio, which was written down to fair value at acquisition, may impact portfolio credit statistics and trends. We believe that the presentation of information adjusted to exclude the impacts of the SOP 03-3 portfolio is more representative of the ongoing operations and credit quality of the business. As a result, in the discussions below of the residential mortgage, home equity and discontinued real estate portfolios, we supplement certain reported statistics with information that is adjusted to exclude the impacts of the SOP 03-3 portfolio. In addition, beginning on page 48, we separately disclose information on the SOP 03-3 portfolio.

Residential Mortgage

The residential mortgage portfolio, which excludes the discontinued real estate portfolio acquired with Countrywide, makes up the largest percentage of our consumer loan portfolio at 42 percent of consumer loans and leases (44 percent excluding the SOP 03-3 portfolio) at December 31, 2008. Approximately 14 percent of the residential portfolio is in GWIM and represents residential mortgages that are originated for the home purchase and refinancing needs of our affluent customers. The remaining portion of the portfolio is mostly in All Other, and is comprised of both purchased loans, including certain loans from the Countrywide portfolio, as well as residential loans originated for our customers which are used in our overall ALM activities.

Outstanding loans and leases decreased $27.0 billion at December 31, 2008 compared to 2007 due to sales and conversions of loans into retained mortgage backed securities totaling $56.8 billion as well as paydowns partially offset by new loan originations and the addition of the Countrywide portfolio. The Countrywide acquisition added $26.8 billion of residential mortgage outstandings, of which $9.9 billion are included in the SOP 03-3 portfolio. Nonperforming balances increased $5.0 billion due to the impacts of weak housing and economic conditions and the addition of the non SOP 03-3 Countrywide portfolio due to subsequent credit deterioration after acquisition. At December 31, 2008 and 2007, loans past due 90 days or more and still accruing interest of $372 million and $237 million were related to repurchases pursuant to our servicing agreements with Government National Mortgage Association (GNMA) mortgage pools where repayments are insured by the FHA or guaranteed by the Department of Veterans Affairs.

Net charge-offs increased $869 million to $925 million for 2008, or 0.36 percent of total average residential mortgage loans compared to 0.02 percent for 2007. The increase was reflective of the impacts of the weak housing markets and the slowing economy. See page 48 for more information on the SOP 03-3 residential mortgage portfolio.

We mitigate a portion of our credit risk through synthetic securitizations which are cash collateralized and provide mezzanine risk protection which will reimburse us in the event that losses exceed 10 bps of the original pool balance. As of December 31, 2008 and 2007, $109.3 billion and $140.5 billion of mortgage loans were protected by these agreements. As of December 31, 2008, $146 million of credit and other related costs recognized in 2008 were reimbursable under these structures. In addition, we have entered into credit protection agreements with GSEs on $9.6 billion and $32.9 billion as of December 31, 2008 and 2007, providing full protection on conforming residential mortgage loans that become severely delinquent. Combined these structures provided risk mitigation for approximately 48 percent and 63 percent of our residential mortgage portfolio at December 31, 2008 and 2007. The reduction in the protection was driven by an increase in loan sales and securitizations during the period, some of which were insured, and the percentage of protection was also impacted by the addition of Countrywide mortgages resulting from the acquisition. Our regulatory risk-weighted assets are reduced as a result of these risk protection transactions because we transferred a portion of our credit risk to unaffiliated parties. At December 31, 2008 and 2007, these transactions had the cumulative effect of reducing our risk-weighted assets by

Bank of America 2008	46

Table 17  Residential Mortgage State Concentrations

	December 31, 2008				Year Ended December 31, 2008
	Outstandings		Nonperforming		Net Charge-offs
(Dollars in millions)	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total
California	$84,847	35.6%	$2,028	28.8%	$411	44.4%
Florida	15,787	6.6	1,012	14.4	154	16.6
New York	15,539	6.5	255	3.6	5	0.5
Texas	10,804	4.5	315	4.5	20	2.2
Virginia	9,696	4.1	229	3.2	32	3.5
Other U.S./Foreign	101,377	42.7	3,205	45.5	303	32.8
Total residential mortgage loans (excluding SOP 03-3 loans)	$238,050	100.0%	$7,044	100.0%	$925	100.0%
Total SOP 03-3 residential mortgage loans (1)	9,949
Total residential mortgage loans	$247,999
(1)

Represents acquired loans from Countrywide that were considered impaired and written down to fair value at the acquisition date in accordance with SOP 03-3. See page 48 for the discussion of the characteristics of the SOP 03-3 loans.

$34.0 billion and $49.0 billion, and strengthened our Tier 1 Capital ratio at December 31, 2008 and 2007 by 24 bps and 27 bps.

Excluding the SOP 03-3 portfolio, residential mortgage loans with greater than 90 percent refreshed LTV represented 23 percent of the portfolio and those loans with refreshed FICO lower than 620 represented eight percent of the portfolio. In addition, residential mortgage loans to borrowers in the state of California represented 36 percent and 32 percent of total residential mortgage loans at December 31, 2008 and 2007. The Los Angeles-Long Beach-Santa Ana Metropolitan Statistical Area (MSA) within California represented 13 percent and 11 percent of the total residential mortgage portfolio at December 31, 2008 and 2007. In addition, residential mortgage loans to borrowers in the state of Florida represented seven percent and six percent of the total residential mortgage portfolio at December 31, 2008 and 2007. Additionally, 56 percent and 40 percent of loans in California and Florida are in reference pools of synthetic securitizations, as described above, which provide mezzanine risk protection. Total credit risk on three percent of our mortgage loans in Florida has been mitigated through the purchase of protection from government sponsored entities. The table above presents outstandings, nonperforming loans and net charge-offs by certain state concentrations for the residential mortgage portfolio.

The Community Reinvestment Act (CRA) encourages banks to meet the credit needs of their communities for housing and other purposes, particularly in neighborhoods with low or moderate incomes. At December 31, 2008, our CRA portfolio comprised seven percent of the total ending residential mortgage loan balances but comprised 24 percent of nonperforming residential mortgage loans. This portfolio also comprised 27 percent of residential mortgage net charge-offs during 2008. While approximately 48 percent of our residential mortgage portfolio carries risk mitigation protection, only a small portion of our CRA portfolio is covered by this protection.

Home Equity

At December 31, 2008, approximately 79 percent of the home equity portfolio was included in Home Loans & Insurance, while the remainder of the portfolio was primarily in GWIM. Outstanding home equity loans increased $37.7 billion, or 33 percent, at December 31, 2008 compared to December 31, 2007, primarily due to the Countrywide acquisition which added approximately $29.0 billion in home equity loans of which $14.2 billion is included in the SOP 03-3 portfolio. An additional $25.0 billion in organic growth and draws on existing lines was partially offset by paydowns and net charge-offs. See page 49 for more information on the SOP 03-3 home equity portfolio.

Home equity unused lines of credit totaled $107.4 billion at December 31, 2008 compared to $120.1 billion at December 31, 2007. The $12.7 billion decrease was driven primarily by higher account utilization due to draws on existing lines as well as line management initiatives on deteriorating accounts with declining equity positions partially offset by the addition of the Countrywide portfolio which added $4.5 billion of unused lines related to the non SOP 03-3 portfolio. The home equity utilization rate was 52 percent at December 31, 2008 compared to 44 percent at December 31, 2007. The increase was driven by the same factors as previously discussed as well as the addition of the Countrywide portfolio which had a higher utilization rate.

Nonperforming home equity loans increased $1.3 billion compared to December 31, 2007 and net charge-offs increased $3.2 billion to $3.5 billion for 2008, or 2.59 percent (2.73 percent excluding the SOP 03-3 portfolio) of total average home equity loans compared to 0.28 percent in 2007. These increases were driven by continued weakness in the housing markets, the slowing economy and seasoning of vintages originated in periods of higher growth. Additionally, the increase was driven by high refreshed CLTV loans in geographic areas that have experienced the most significant declines in home prices. Home price declines coupled with the fact that most home equity loans are secured by second lien positions have significantly reduced and in some cases resulted in no collateral value after consideration of the first lien position. This drove more severe charge-offs as borrowers defaulted.

Excluding the SOP 03-3 portfolio, home equity loans with greater than 90 percent refreshed CLTV comprised 37 percent of the home equity portfolio at December 31, 2008, and represented 85 percent of net charge-offs for 2008. In addition, loans with a refreshed FICO lower than 620 represented 10 percent of the home equity loans at December 31, 2008. The 2006 vintage loans, which represent $34.2 billion, or 25 percent of our home equity portfolio, continue to season and have a higher refreshed CLTV and accounted for approximately 49 percent of net charge-offs for 2008. The portfolio’s 2007 vintages, which represent 26 percent of the portfolio, are showing similar asset quality characteristics as the 2006 vintages and accounted for 28 percent of net charge-offs in 2008. Additionally, legacy Bank of America discontinued the program of purchasing non-franchise originated loans in the second quarter of 2007. These purchased loans represented only three percent of the portfolio but accounted for 17 percent of net charge-offs for 2008.

47	Bank of America 2008

Table 18    Home Equity State Concentrations

	December 31, 2008				Year Ended December 31, 2008
	Outstandings		Nonperforming		Net Charge-offs
(Dollars in millions)	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total
California	$38,015	27.5%	$857	32.1%	$1,464	41.9%
Florida	17,893	12.9	597	22.4	788	22.6
New Jersey	8,929	6.5	126	4.7	96	2.7
New York	8,602	6.2	176	6.6	96	2.7
Massachusetts	6,008	4.3	48	1.8	56	1.6
Other U.S./Foreign	58,937	42.6	866	32.4	996	28.5
Total home equity loans (excluding SOP 03-3 loans)	$138,384	100.0%	$2,670	100.0%	$3,496	100.0%
Total SOP 03-3 home equity loans (1)	14,163
Total home equity loans	$152,547
(1)

Represents acquired loans from Countrywide that were considered impaired and written down to fair value at the acquisition date in accordance with SOP 03-3. See the SOP 03-3 Portfolio section below for the discussion of the characteristics of the SOP 03-3 loans.

Excluding the SOP 03-3 portfolio, our home equity loan portfolio in the states of California and Florida represented in aggregate 40 percent and 39 percent of outstanding home equity loans at December 31, 2008 and 2007. These states accounted for $1.5 billion, or 55 percent, of nonperforming home equity loans at December 31, 2008. In addition, these states represented 65 percent of the home equity net charge-offs for 2008. In the New York area, the New York-Northern New Jersey-Long Island MSA made up 11 percent of outstanding home equity loans at December 31, 2008 but comprised only five percent of net charge offs for 2008. The Los Angeles-Long Beach-Santa Ana MSA within California made up 11 percent of outstanding home equity loans at December 31, 2008 and 11 percent of net charge-offs for 2008. The table above presents outstandings, nonperforming loans and net charge-offs by certain state concentrations for the home equity portfolio.

Discontinued Real Estate

The discontinued real estate portfolio, totaling $20.0 billion at December 31, 2008, consisted of pay-option and subprime loans obtained in connection with the acquisition of Countrywide. At acquisition, the majority of the discontinued real estate portfolio was considered impaired and, in accordance with SOP 03-3, written down to fair value. At December 31, 2008 the SOP 03-3 portfolio comprised $18.1 billion of the $20.0 billion discontinued real estate portfolio. This portfolio is included in All Other and is managed as part of our overall ALM activities. See the SOP 03-3 portfolio discussion to follow for more information on the discontinued real estate portfolio.

At December 31, 2008, the non SOP 03-3 discontinued real estate portfolio was $1.9 billion. Loans with greater than 90 percent refreshed LTVs and CLTVs comprised 13 percent of this portfolio and those with refreshed FICO scores lower than 620 represented 17 percent of the portfolio. California represented 31 percent of the portfolio and 22 percent of the nonperforming loans while Florida represented 10 percent of the portfolio and 17 percent of the nonperforming loans at December 31, 2008. The Los Angeles-Long Beach-Santa Ana MSA within California made up 14 percent of outstanding discontinued real estate loans at December 31, 2008.

SOP 03-3 Portfolio

Loans acquired with evidence of credit quality deterioration since origination and for which it is probable at purchase that we will be unable to collect all contractually required payments are accounted for under SOP

03-3. Evidence of credit quality deterioration as of the purchase date may include statistics such as past due status, refreshed borrower credit scores, and refreshed LTVs, some of which were not immediately available as of the purchase date. SOP 03-3 addresses accounting for differences between contractual and expected cash flows to be collected from the Corporation’s initial investment in loans if those differences are attributable, at least in part, to credit quality. SOP 03-3 requires that acquired impaired loans be recorded at fair value and prohibits “carrying over” or the creation of valuation allowances in the initial accounting for loans acquired that are within the scope of this SOP. The SOP 03-3 portfolio associated with the acquisition of LaSalle did not materially impact results during 2008 and is excluded from the following discussion.

In accordance with SOP 03-3, certain acquired loans of Countrywide that were considered impaired were written down to fair value at the acquisition date. As a result, there were no reported net charge-offs in 2008 on these loans as the initial fair value at acquisition date would have already considered the estimated credit losses on these loans. As of December 31, 2008, the carrying value was $42.2 billion, excluding the $750 million in incremental allowance, and the unpaid principal balance of these loans was $55.4 billion. SOP 03-3 does not apply to loans Countrywide previously securitized as they are not held on the Corporation’s Balance Sheet. During 2008, had the acquired portfolios not been subject to SOP 03-3, we would have recorded additional net charge-offs of $3.6 billion, of which approximately 13 percent would have been due to conforming accounting adjustments. Subsequent to the July 1, 2008 acquisition of Countrywide, the SOP 03-3 portfolio experienced further credit deterioration due to weakness in the housing markets and the impacts of a slowing economy. As such, we established a $750 million allowance for loan loss through a charge to the provision for credit losses comprised of $584 million for discontinued real estate loans and $166 million for home equity loans. For further information regarding loans accounted for in accordance with SOP 03-3, see Note 6 – Outstanding Loans and Leases to the Consolidated Financial Statements.

In the following paragraphs we provide additional information on the residential mortgage, home equity and discontinued real estate loans that were accounted for under SOP 03-3. Since these loans were written down to fair value upon acquisition, we are reporting this information separately. In certain cases, we supplement the reported statistics on these SOP 03-3 portfolios with information that is presented as if the acquired loans had not been subject to SOP 03-3.

Bank of America 2008	48

Table 19  SOP 03-3 Portfolio – Residential Mortgage State Concentrations

	December 31, 2008		Year Ended December 31, 2008
	Outstandings		SOP 03-3 Net Charge-offs (1)
(Dollars in millions)	Amount	Percent of Total	Amount	Percent of Total
California	$5,598	56.3%	$177	40.4%
Florida	771	7.7	103	23.5
Virginia	553	5.6	14	3.2
Maryland	251	2.5	6	1.4
Texas	147	1.5	5	1.1
Other U.S. / Foreign	2,629	26.4	133	30.4
Total SOP 03-3 residential mortgage loans	$9,949	100.0%	$438	100.0%
(1)	Represents additional net charge-offs for 2008 had the portfolio not been subject to SOP 03-3.

Residential Mortgage

The residential mortgage SOP 03-3 portfolio outstandings were $9.9 billion at December 31, 2008 and comprised 24 percent of the total SOP 03-3 portfolio. Those loans with a refreshed FICO score lower than 620 represented 26 percent of the residential mortgage SOP 03-3 portfolio at December 31, 2008. Refreshed LTVs greater than 90 percent after consideration of purchase accounting adjustments and refreshed LTVs greater than 90 percent based on the unpaid principal balance represented 58 percent and 82 percent of the residential mortgage portfolio.

California represented approximately 56 percent of the outstanding residential mortgage SOP 03-3 portfolio and Florida represented approximately eight percent at December 31, 2008. Had the acquired portfolio not been subject to SOP 03-3 the residential mortgage portfolio would have recorded additional net charge-offs of $438 million. The table above presents outstandings net of purchase accounting adjustments and net charge-offs had the portfolio not been subject to SOP 03-3, by certain state concentrations.

Home Equity

The home equity SOP 03-3 outstandings were $14.2 billion at December 31, 2008 and comprised 34 percent of the total SOP 03-3 portfolio. Those loans with a refreshed FICO score lower than 620 represented 19 percent of the home equity SOP 03-3 portfolio at December 31, 2008. Refreshed CLTVs greater than 90 percent repre-

sented 80 percent of the home equity portfolio after consideration of purchase accounting adjustments. Refreshed CLTVs greater than 90 percent based on the unpaid principal balance represented 88 percent of the home equity portfolio at December 31, 2008.

California represented approximately 36 percent of the outstanding home equity SOP 03-3 portfolio and Florida represented approximately seven percent at December 31, 2008. Had the acquired portfolio not been subject to SOP 03-3 the home equity portfolio would have recorded additional net charge-offs of $1.5 billion. The table below presents outstandings net of purchase accounting adjustments and net charge-offs had the portfolio not been subject to SOP 03-3, by certain state concentrations.

Discontinued Real Estate

The discontinued real estate SOP 03-3 portfolio outstandings were $18.1 billion at December 31, 2008 and comprised 42 percent of the total SOP 03-3 portfolio. Those loans with a refreshed FICO score lower than 620 represented 32 percent of the discontinued real estate SOP 03-3 portfolio at December 31, 2008. Refreshed LTVs and CLTVs greater than 90 percent represented 40 percent of the discontinued real estate portfolio after consideration of purchase accounting adjustments. Refreshed LTVs and CLTVs greater than 90 percent based on the unpaid principal balance represented 73 percent of the discontinued real estate portfolio at December 31, 2008.

Table 20  SOP 03-3 Portfolio – Home Equity State Concentrations

	December 31, 2008		Year Ended December 31, 2008
	Outstandings		SOP 03-3 Net Charge-offs (1)
(Dollars in millions)	Amount	Percent of Total	Amount	Percent of Total
California	$5,133	36.2%	$744	49.8%
Florida	914	6.5	186	12.4
Arizona	629	4.4	79	5.3
Virginia	532	3.8	42	2.8
Colorado	404	2.9	22	1.5
Other U.S. / Foreign	6,551	46.2	421	28.2
Total SOP 03-3 home equity loans	$14,163	100.0%	$1,494	100.0%
(1)	Represents additional net charge-offs for 2008 had the portfolio not been subject to SOP 03-3.

49	Bank of America 2008

Table 21  SOP 03-3 Portfolio – Discontinued Real Estate State Concentrations

	December 31, 2008		Year Ended December 31, 2008
	Outstandings		SOP 03-3 Net Charge-offs (1)
(Dollars in millions)	Amount	Percent of Total	Amount	Percent of Total
California	$9,987	55.2%	$1,010	59.4%
Florida	1,831	10.1	275	16.2
Arizona	666	3.7	61	3.6
Virginia	580	3.2	48	2.8
Washington	492	2.7	8	0.5
Other U.S./ Foreign	4,541	25.1	297	17.5
Total SOP 03-3 discontinued real estate loans	$18,097	100.0%	$1,699	100.0%
(1)	Represents additional net charge-offs for 2008 had the portfolio not been subject to SOP 03-3.

California represented approximately 55 percent of the outstanding discontinued real estate SOP 03-3 portfolio and Florida represented approximately 10 percent at December 31, 2008. Had the acquired portfolio not been subject to SOP 03-3 the discontinued real estate portfolio would have recorded additional net charge-offs of $1.7 billion. The table above presents outstandings net of purchase accounting adjustments and net charge-offs had the portfolio not been subject to SOP 03-3, by certain state concentrations.

Pay option ARMs have interest rates that adjust monthly and minimum required payments that adjust annually (subject to resetting of the loan if minimum payments are made and deferred interest limits are reached). Annual payment adjustments are subject to a 7.5 percent maximum change. To ensure that contractual loan payments are adequate to repay a loan, the fully amortizing loan payment amount is re-established after the initial five or 10-year period and again every five years thereafter. These payment adjustments are not subject to the 7.5 percent limit and may be substantial due to changes in interest rates and the addition of unpaid interest to the loans’ balance. Payment advantage ARMs have interest rates that are fixed for an initial period of five years. Payments are subject to reset if the minimum payments are made and deferred interest limits are reached. If interest deferrals cause the loan’s principal balance to reach a certain level within the first 10 years of the loans, the payment is reset to the interest-only payment; then at the 10-year point, the fully amortizing payment is required.

The difference between the frequency of changes in the loans’ interest rates and payments along with a limitation on changes in the minimum monthly payments to 7.5 percent per year can result in payments that are not sufficient to pay all of the monthly interest charges (i.e., negative amortization). Unpaid interest charges are added to the loan balance until the loan’s balance increases to a specified limit, which is no more than 115 percent of the original loan amount, at which time a new monthly payment amount adequate to repay the loan over its remaining contractual life is established.

At December 31, 2008 the unpaid principal balance of pay option loans was $23.2 billion, with a carrying amount of $18.2 billion, including $16.8 billion of loans that were impaired at acquisition. The total unpaid principal balance of pay option loans with accumulated negative amortization was $21.2 billion and accumulated negative amortization from the original loan balance was $1.3 billion. The percentage of borrowers electing to make only the minimum payment on option arms was 57 percent at December 31, 2008. We continue to evaluate our exposure to payment resets on the acquired negatively amortizing loans and have taken into consideration several assumptions regarding this evaluation (e.g., prepayment rates). We also continue to evaluate the potential for resets on the SOP 03-3 pay option portfolio. Based on our expectations, four percent, 31 percent and 20 percent of the pay option loan portfolio is expected to be reset in 2009, 2010, and 2011, respectively. Approximately nine percent is expected to be reset thereafter, and approximately 36 percent are expected to repay prior to being reset.

We manage these SOP 03-3 portfolios, including consideration for the home retention programs to modify troubled mortgages, consistent with our other consumer real estate practices. These programs are in line with the Corporation’s original expectations upon acquisition and will not impact the Corporation’s purchase accounting adjustments. For more information, see Recent Events beginning on page 5.

Credit Card – Domestic

The consumer domestic credit card portfolio is managed in Global Card Services. Outstandings in the held domestic credit card loan portfolio decreased $1.6 billion at December 31, 2008 compared to December 31, 2007 due to higher securitized balances and risk mitigation initiatives partially offset by lower payment rates. Held domestic loans past due 90 days or more and still accruing interest increased $342 million from December 31, 2007.

Net charge-offs for the held domestic portfolio increased $1.1 billion to $4.2 billion for 2008, or 6.57 percent of total average held credit card – domestic loans compared to 5.29 percent for 2007. The increase was reflective of the slowing economy including rising unemployment, underemployment and higher bankruptcies particularly in geographic areas that have experienced the most significant home price declines.

Managed domestic credit card outstandings increased $2.3 billion to $154.2 billion at December 31, 2008 compared to December 31, 2007 due in part to lower payment rates partially offset by risk mitigation initiatives. Managed net losses increased $3.1 billion to $10.1 billion for 2008, or 6.60 percent of total average managed domestic loans compared to 4.91 percent in 2007. The increase in managed net losses was driven by the same factors as described in the held discussion above.

Our managed credit card – domestic loan portfolio in the states of California and Florida represented in aggregate 24 percent of credit card – domestic outstandings at December 31, 2008. These states represented 31 percent of the credit card – domestic net losses for 2008. Table 22 presents asset quality indicators by certain state concentrations for the managed credit card – domestic portfolio.

Bank of America 2008	50

Table 22  Credit Card – Domestic State Concentrations – Managed Basis

	December 31, 2008				Year Ended December 31, 2008
	Outstandings		Accruing Past Due 90 Days or More		Net Losses
(Dollars in millions)	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total
California	$24,191	15.7%	$997	19.8%	$1,916	19.1%
Florida	13,210	8.6	642	12.8	1,223	12.2
Texas	10,262	6.7	293	5.8	634	6.3
New York	9,368	6.1	263	5.2	531	5.3
New Jersey	6,113	4.0	172	3.4	316	3.1
Other U.S.	91,007	58.9	2,666	53.0	5,434	54.0
Total credit card – domestic loans	$154,151	100.0%	$5,033	100.0%	$10,054	100.0%

Managed consumer credit card unused lines of credit, for both domestic and foreign credit card, totaled $789.1 billion at December 31, 2008 compared to $846.0 billion at December 31, 2007. The $56.9 billion decrease was driven primarily by account management initiatives on higher risk customers in higher risk states and inactive accounts.

Credit Card – Foreign

The consumer foreign credit card portfolio is managed in Global Card Services. Outstandings in the held foreign credit card loan portfolio increased $2.2 billion to $17.1 billion at December 31, 2008 compared to December 31, 2007 primarily due to a lower level of securitizations partially offset by the strengthening of the U.S. dollar against certain foreign currencies, particularly the British Pound. Net charge-offs for the held foreign portfolio increased $172 million to $551 million for 2008, or 3.34 percent of total average held credit card – foreign loans compared to 3.06 percent in 2007. The increase was driven primarily by lower levels of securitizations in 2008 as well as deterioration which primarily impacted the latter half of 2008.

Managed foreign credit card outstandings decreased $3.7 billion to $28.1 billion at December 31, 2008 compared to December 31, 2007 due primarily to the strengthening of the U.S. dollar against certain foreign currencies, particularly the British Pound. Net losses for the managed foreign portfolio increased $74 million to $1.3 billion for 2008, or 4.17 percent of total average managed credit card – foreign loans compared to 4.24 percent in 2007.

Direct/Indirect Consumer

At December 31, 2008, approximately 49 percent of the direct/indirect portfolio was included in Global Banking (automotive, marine,

motorcycle and recreational vehicle loans), 36 percent was included in Global Card Services (consumer personal loans and other non-real estate secured), 10 percent was included in Deposits (students loans) and the remainder was included in GWIM (principally other non-real estate secured and unsecured personal loans).

Outstanding loans and leases increased $6.9 billion at December 31, 2008 compared to December 31, 2007 due to purchases of automobile loan portfolios, student loan disbursements and growth in the Global Card Services consumer lending product partially offset by the securitization of automobile loans and the strengthening of the U.S. dollar against certain foreign currencies. Loans past due 90 days or more and still accruing interest increased $625 million. Net charge-offs increased $1.7 billion to $3.1 billion for 2008, or 3.77 percent of total average direct/indirect loans compared to 1.96 percent for 2007. The increase was concentrated in the Global Card Services consumer lending portfolio, driven by portfolio deterioration reflecting the effects of a slowing economy particularly in states most impacted by the slowdown in housing, notably California and Florida as well as seasoning of vintages originated in periods of higher growth. Additionally, the slowing economy and declining collateral values resulted in higher charge-offs in the dealer financial services portfolio.

Direct/Indirect consumer loans to borrowers in the state of California represented 13 percent of total direct/indirect consumer loans at December 31, 2008. In addition, direct/indirect consumer loans to borrowers in the state of Florida represented nine percent of the total direct/ indirect consumer portfolio at December 31, 2008. In aggregate, California and Florida represented 30 percent of the net charge-offs for 2008. The table below presents asset quality indicators by certain state concentrations for the direct/indirect consumer loan portfolio.

Table 23  Direct/Indirect State Concentrations

	December 31, 2008				Year Ended December 31, 2008
	Outstandings		Accruing Past Due 90 Days or More		Net Charge-offs
(Dollars in millions)	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total
California	$10,555	12.7%	$247	18.0%	$601	19.3%
Texas	7,738	9.3	88	6.4	222	7.1
Florida	7,376	8.8	145	10.6	334	10.7
New York	4,938	5.9	69	5.0	162	5.2
Georgia	3,212	3.8	48	3.5	115	3.7
Other U.S./Foreign	49,617	59.5	773	56.5	1,680	54.0
Total direct/indirect loans	$83,436	100.0%	$1,370	100.0%	$3,114	100.0%

51	Bank of America 2008

Other Consumer

At December 31, 2008, approximately 76 percent of the other consumer portfolio was associated with portfolios from certain consumer finance businesses that we have previously exited and is included in All Other. The remainder consisted of the foreign consumer loan portfolio which is mostly included in Global Card Services and deposit overdrafts. Net charge-offs increased $121 million for 2008 from 2007 driven by deposit overdraft net charge-offs reflecting higher average balances per account and account growth.

Nonperforming Consumer Assets Activity

Table 24 presents nonperforming consumer assets activity during 2008 and 2007. Total net additions to nonperforming loans and leases in 2008 were $6.5 billion compared to $2.4 billion in 2007. The increase in 2008 was driven by the residential mortgage and home equity portfolios reflective of the weakening housing markets, the slowing economy and seasoning of vintages originated in periods of higher growth. In addition for 2008 the increase was impacted by the CRA portfolio, which represented approximately 19 percent of the net increase in nonperforming loans and the non SOP 03-3 Countrywide portfolio which added 15 percent. The increase in foreclosed properties of $1.2 billion was driven primarily by the addition of Countrywide. Nonperforming loans do not include acquired loans that were considered impaired and written down to fair value at the acquisition date in accordance with SOP 03-3 as these loans accrete interest.

Nonperforming loans also include loans that have been modified in troubled debt restructurings (TDRs) where concessions to borrowers who experienced financial difficulties have been granted. TDRs typically result from the Corporation’s loss mitigation activities and could include rate reductions, payment extensions and principal forgiveness. TDRs generally exclude loans that were written down to fair value at acquisition within the scope of SOP 03-3. At December 31, 2008 we had $529 million of residential mortgages, $303 million of home equity and $71 million of discontinued real estate loans that were restructured in TDRs. These loans were also classified as impaired loans at December 31, 2008 and are disclosed as such in Note 6 – Outstanding Loans and Leases to the Consolidated Financial Statements. Certain TDRs are classified as nonperforming at the time of restructure and are not returned to performing status until six consecutive, on-time payments have been made by the customer. Included in the TDR balances are loans that were classified as performing and are therefore excluded from the table below. At December 31, 2008, the balances of performing TDRs were $320 million of residential mortgages, $1 million of home equity, and $66 million of discontinued real estate.

In addition, we work with customers that are experiencing financial difficulty through renegotiating credit card and direct/indirect consumer loans, while ensuring that we remain within FFIEC guidelines. These renegotiated loans are excluded from the table below as we do not classify non-real estate unsecured loans as nonperforming. For more information refer to Note 6 – Outstanding Loans and Leases to the Consolidated Financial Statements.

Table 24  Nonperforming Consumer Assets Activity (1)

(Dollars in millions)	2008	2007
Nonperforming loans and leases
Balance, January 1	$3,442	$1,030
Additions to nonperforming loans and leases:
New nonaccrual loans and leases	13,625	4,093
Reductions in nonperforming loans and leases:
Paydowns and payoffs	(704)	(366)
Returns to performing status (2)	(1,522)	(855)
Charge-offs (3)	(4,032)	(300)
Transfers to foreclosed properties	(895)	(152)
Transfers to loans held-for-sale	(6)	(8)
Total net additions to nonperforming loans and leases	6,466	2,412
Total nonperforming loans and leases, December 31 (4)	9,908	3,442
Foreclosed properties
Balance, January 1	276	59
Additions to foreclosed properties:
LaSalle balance, October 1, 2007	–	70
Countrywide balance, July 1, 2008	952	–
New foreclosed properties (5)	1,578	246
Reductions in foreclosed properties:
Sales	(1,077)	(82)
Writedowns	(223)	(17)
Total net additions to foreclosed properties	1,230	217
Total foreclosed properties, December 31	1,506	276
Nonperforming consumer assets, December 31	$11,414	$3,718
Nonperforming consumer loans and leases as a percentage of outstanding consumer loans and leases	1.68%	0.62%
Nonperforming consumer assets as a percentage of outstanding consumer loans, leases and foreclosed properties	1.93	0.67
(1)	Balances do not include nonperforming LHFS of $436 million and $95 million in 2008 and 2007.
(2)

Consumer loans and leases may be restored to performing status when all principal and interest is current and full repayment of the remaining contractual principal and interest is expected, or when the loan otherwise becomes well-secured and is in the process of collection.

(3)	Our policy is not to classify consumer credit card and consumer non-real estate loans and leases as nonperforming; therefore, the charge-offs on these loans have no impact on nonperforming activity.
(4)	Approximately half of the 2008 nonperforming loans and leases are greater than 180 days past due and have been written down through charge-offs to approximately 71 percent of original cost.
(5)

Our policy is to record any losses in the value of foreclosed properties as a reduction in the allowance for credit losses during the first 90 days after transfer of a loan into foreclosed properties. Thereafter, all losses in value are recorded as noninterest expense. New foreclosed properties in the table above are net of $436 million and $75 million of charge-offs in 2008 and 2007 taken during the first 90 days after transfer.

Bank of America 2008	52

Commercial Portfolio Credit Risk Management

Credit risk management for the commercial portfolio begins with an assessment of the credit risk profile of the borrower or counterparty based on an analysis of their financial position. As part of the overall credit risk assessment of a borrower or counterparty, most of our commercial credit exposures are assigned a risk rating and are subject to approval based on defined credit approval standards. Subsequent to loan origination, risk ratings are monitored on an ongoing basis. If necessary, risk ratings are adjusted to reflect changes in the financial condition, cash flow or financial situation of a borrower or counterparty. We use risk rating aggregations to measure and evaluate concentrations within portfolios. Risk ratings are a factor in determining the level of assigned economic capital and the allowance for credit losses. In making credit decisions, we consider risk rating, collateral, country, industry and single name concentration limits while also balancing the total borrower or counterparty relationship. Our lines of business and risk management personnel use a variety of tools to continuously monitor the ability of a borrower or counterparty to perform under its obligations.

For information on our accounting policies regarding delinquencies, nonperforming status and charge-offs for the commercial portfolio, see Note 1 – Summary of Significant Accounting Principles to the Consolidated Financial Statements.

Management of Commercial Credit Risk Concentrations

Commercial credit risk is evaluated and managed with a goal that concentrations of credit exposure do not result in undesirable levels of risk. We review, measure, and manage concentrations of credit exposure by industry, product, geography and customer relationship. Distribution of loans and leases by loan size is an additional measure of portfolio risk diversification. We also review, measure, and manage commercial real estate loans by geographic location and property type. In addition, within our international portfolio, we evaluate borrowings by region and by country. Tables 28, 30, 34, 35 and 36 summarize our concentrations. Additionally, we utilize syndication of exposure to third parties, loan sales, hedging and other risk mitigation techniques to manage the size and risk profile of the loan portfolio.

From the perspective of portfolio risk management, customer concentration management is most relevant in Global Banking and Global Markets. Within those segments, we facilitate bridge financing (high grade debt, high yield debt, CMBS and equity) to fund acquisitions, recapitalizations and other short-term needs as well as provide syndicated financing for our clients. These concentrations are managed in part through our established “originate to distribute” strategy. These client transactions are sometimes large and leveraged. They can also have a higher degree of risk as we are providing offers or commitments for various components of the clients’ capital structures, including lower rated unsecured and subordinated debt tranches and/or equity. In normal markets, many of these offers to finance will not be accepted, and if accepted, these conditional commitments are often retired prior to or shortly following funding via the placement of securities, syndication or the client’s decision to terminate. However, as we began to experience in the latter half of 2007, where we have a binding commitment and there is a market disruption or other unexpected event, these commitments are more likely to be funded and are more difficult to distribute. As a consequence there is heightened exposure in the portfolios and a higher potential for writedown or loss. For more information regarding the Corporation’s leveraged finance and CMBS exposures, see the Global Markets discussion beginning on page 23.

We account for certain large corporate loans and loan commitments (including issued but unfunded letters of credit which are considered utilized for credit risk management purposes), which exceed our single name credit risk concentration guidelines at fair value in accordance with SFAS 159. Any fair value adjustment upon origination and subsequent changes in the fair value of these loans and unfunded commitments are recorded in other income. By including the credit risk of the borrower in the fair value adjustments, any credit deterioration or improvement is recorded immediately as part of the fair value adjustment. As a result, the allowance for loan and lease losses and the reserve for unfunded lending commitments are not used to capture credit losses inherent in these nonperforming or impaired loans and unfunded commitments. The Commercial Credit Portfolio tables exclude loans and unfunded commitments that are carried at fair value to adjust related ratios. See the Commercial Loans Measured at Fair Value section on page 57 for more information on the performance of these loans and loan commitments and see Note 19 – Fair Value Disclosures to the Consolidated Financial Statements for additional information on our SFAS 159 elections.

The merger with Merrill Lynch will increase our concentrations to certain industries, countries and customers. These increases are primarily with diversified financial institutions active in the capital markets. There are also increased concentrations within the high-grade commercial portfolio, monoline insurers, certain leveraged finance exposures, and several large CMBS positions.

53	Bank of America 2008

Commercial Credit Portfolio

Housing value declines, a slowdown in consumer spending and the turmoil in the global financial markets impacted our commercial portfolios where we experienced higher levels of losses, particularly in the homebuilder sector of our commercial real estate portfolio. Broader-based economic pressures have also impacted other commercial credit quality indicators. The nonperforming loan and commercial utilized reservable criticized exposure ratios were 1.93 percent and 8.90 percent at December 31, 2008 compared to 0.67 percent and 4.46 percent at December 31, 2007. Nonperforming loan increases were largely driven by deterioration in the homebuilder portfolio. Utilized reservable criticized increases were broad based across lines of business, products and industries. The loans and leases net charge-off ratio increased to 1.07 percent in 2008 from 0.40 percent a year ago. Higher net charge-offs in our small business portfolios within Global Card Services reflected deterioration from the impacts of a slowing economy particularly in geographic areas that have experienced the most significant home price declines. Excluding small business commercial – domestic the total net charge-off ratio was 0.52 percent compared to 0.07 percent in 2007. The increase was mainly driven by higher net charge-offs in commercial real estate, principally the homebuilder loan portfolio, as well as commercial domestic and foreign net charge-offs which were diverse in terms of both borrowers and industries. The deterioration in the market accelerated during the later stages of the fourth quarter.

Table 25 presents our commercial loans and leases and related credit quality information for 2008 and 2007.

Table 25  Commercial Loans and Leases

	December 31						Year Ended December 31
	Outstandings		Nonperforming (1)		Accruing Past Due 90 Days or More (2)		Net Charge-offs		Net Charge-off Ratios (3)
(Dollars in millions)	2008	2007	2008	2007	2008	2007	2008	2007	2008	2007
Commercial loans and leases
Commercial – domestic (4)	$200,088	$189,011	$2,040	$852	$381	$119	$519	$127	0.26%	0.08%
Commercial real estate	64,701	61,298	3,906	1,099	52	36	887	47	1.41	0.11
Commercial lease financing	22,400	22,582	56	33	23	25	60	2	0.27	0.01
Commercial – foreign	31,020	28,376	290	19	7	16	173	1	0.55	–
	318,209	301,267	6,292	2,003	463	196	1,639	177	0.52	0.07
Small business commercial – domestic (5)	19,145	19,286	205	152	640	427	1,930	880	9.80	5.13
Total commercial loans and leases excluding loans measured at fair value	337,354	320,553	6,497	2,155	1,103	623	3,569	1,057	1.07	0.40
Total measured at fair value (6)	5,413	4,590	–	–	–	–	n/a	n/a	n/a	n/a
Total commercial loans and leases	$342,767	$325,143	$6,497	$2,155	$1,103	$623	$3,569	$1,057	1.07	0.40
(1)

Nonperforming commercial loans and leases as a percentage of outstanding commercial loans and leases excluding loans measured at fair value were 1.93 percent and 0.67 percent at December 31, 2008 and 2007.

(2)

Accruing commercial loans and leases past due 90 days or more as a percentage of outstanding commercial loans and leases excluding loans measured at fair value were 0.33 percent and 0.19 percent at December 31, 2008 and 2007.

(3)	Net charge-off ratios are calculated as net charge-offs divided by average outstanding loans and leases excluding loans measured at fair value during the year for each loan and lease category.
(4)	Excludes small business commercial – domestic loans.
(5)	Small business commercial – domestic is primarily card related.
(6)

Certain commercial loans are measured at fair value in accordance with SFAS 159 and include commercial – domestic loans of $3.5 billion at both December 31, 2008 and 2007, commercial – foreign loans of $1.7 billion and $790 million and commercial real estate loans of $203 million and $304 million at December 31, 2008 and 2007.

n/a = not applicable

Bank of America 2008	54

Table 26  Commercial Credit Exposure by Type

	December 31
	Commercial Utilized (1, 2)		Commercial Unfunded (3, 4)		Total Commercial Committed
(Dollars in millions)	2008	2007	2008	2007	2008	2007
Loans and leases	$342,767	$325,143	$300,856	$329,396	$643,623	$654,539
Standby letters of credit and financial guarantees	72,840	58,747	4,740	4,049	77,580	62,796
Derivative assets (5)	62,252	34,662	–	–	62,252	34,662
Assets held-for-sale (6)	14,206	26,475	183	1,489	14,389	27,964
Commercial letters of credit	2,974	4,413	791	140	3,765	4,553
Bankers’ acceptances	3,389	2,411	13	2	3,402	2,413
Foreclosed properties	321	75	–	–	321	75
Total commercial credit exposure	$498,749	$451,926	$306,583	$335,076	$805,332	$787,002
(1)

Exposure includes standby letters of credit, financial guarantees, commercial letters of credit and bankers’ acceptances for which the bank is legally bound to advance funds under prescribed conditions, during a specified period. Although funds have not been advanced, these exposure types are considered utilized for credit risk management purposes.

(2)

Total commercial utilized exposure at December 31, 2008 and 2007 includes loans and issued letters of credit measured at fair value in accordance with SFAS 159 and is comprised of loans outstanding of $5.4 billion and $4.6 billion and letters of credit at notional value of $1.4 billion and $1.1 billion.

(3)	Total commercial unfunded exposure at December 31, 2008 and 2007 includes loan commitments measured at fair value in accordance with SFAS 159 with a notional value of $15.5 billion and $19.8 billion.
(4)	Excludes unused business card lines which are not legally binding.
(5)

Derivative assets are reported on a mark-to-market basis, reflect the effects of legally enforceable master netting agreements, and have been reduced by cash collateral of $34.8 billion and $12.8 billion at December 31, 2008 and 2007. In addition to cash collateral, derivative assets are also collateralized by $7.7 billion and $8.5 billion of primarily other marketable securities at December 31, 2008 and 2007 for which credit risk has not been reduced.

(6)

Total commercial committed asset held-for-sale exposure consists of $12.1 billion and $23.9 billion of commercial LHFS exposure (e.g., commercial mortgage and leveraged finance) and $2.3 billion and $4.1 billion of investments held-for-sale exposure at December 31, 2008 and 2007.

Table 26 presents commercial credit exposure by type for utilized, unfunded and total binding committed credit exposure. The increase in standby letters of credit and financial guarantees of $14.8 billion was concentrated in the government, healthcare providers and education sectors. The increase in derivative assets of $27.6 billion was centered in interest rate swaps, foreign exchange contracts and credit derivatives, and was driven by interest rate shifts, especially during the latter part of the year, the strengthening of the U.S. dollar against certain foreign currencies, and widening credit spreads. The decrease of $13.6 billion in assets held-for-sale was driven primarily by distributions and sales, completed securitizations, reduced underwriting activity, and mark-to-market writedowns. For more information on our credit derivatives, see Industry Concentrations beginning on page 59 and for more information on our funded leveraged finance and CMBS exposures refer to Management of Commercial Credit Risk Concentrations on page 53.

Table 27 presents commercial utilized reservable criticized exposure by product type. Total commercial utilized reservable criticized exposure increased $19.8 billion from December 31, 2007, primarily due to increases in commercial – domestic reflecting deterioration across various lines of business and industries, and commercial real estate impacted by the housing markets weakness on the homebuilder sector of the portfolio and the effect of the slowing economy on other property types. The table below excludes utilized criticized exposure related to assets held-for-sale of $4.2 billion and $2.9 billion, other utilized criticized exposure measured at fair value in accordance with SFAS 159 of $1.3 billion and $1.1 billion, and other utilized non-reservable criticized exposure of $4.8 billion and $368 million at December 31, 2008 and 2007. See Commercial Loans Measured at Fair Value on page 57 for a discussion of the fair value portfolio. Criticized assets in the held-for-sale portfolio, are carried at fair value or the lower of cost or market, including bridge exposure of $1.5 billion and $2.3 billion at December 31, 2008 and 2007 which are funded in the normal course of our Global Banking and Global Markets segments and are managed in part through our “originate to distribute” strategy (see Management of Commercial Credit Risk Concentrations on page 53 for more information on bridge financing). The increase in other utilized non-reservable criticized exposure was driven by a combination of an increase in the positive mark-to-market on certain credit derivative assets, primarily related to monoline wraps, and downgrades on such positions. For more information regarding counterparty credit risk on our derivative positions, see the Industry Concentrations discussion beginning on page 59.

Table 27  Commercial Utilized Reservable Criticized Exposure (1)

	December 31
	2008		2007
(Dollars in millions)	Amount	Percent (2)	Amount	Percent (2)
Commercial – domestic (3)	$18,963	7.20%	$8,537	3.55%
Commercial real estate	13,830	19.73	6,750	10.25
Commercial lease financing	1,352	6.03	594	2.63
Commercial – foreign	1,459	3.65	449	1.23
	35,604	8.99	16,330	4.47
Small business commercial – domestic	1,333	6.94	846	4.37
Total commercial utilized reservable criticized exposure (4)	$36,937	8.90	$17,176	4.46
(1)	Criticized exposure corresponds to the Special Mention, Substandard and Doubtful asset categories defined by regulatory authorities.
(2)	Percentages are calculated as commercial utilized reservable criticized exposure divided by total commercial utilized reservable exposure for each exposure category.
(3)	Excludes small business commercial – domestic exposure.
(4)

In addition to reservable loans and leases, exposure includes standby letters of credit, financial guarantees, commercial letters of credit and bankers’ acceptances for which the bank is legally bound to advance funds under prescribed conditions, during a specified period. Although funds have not been advanced, these exposure types are considered utilized for credit risk management purposes.

55	Bank of America 2008

Commercial – Domestic

At December 31, 2008, approximately 88 percent of the commercial – domestic portfolio, excluding small business, was included in Global Banking (business banking, middle-market and large multinational corporate loans and leases) and Global Markets (acquisition, bridge financing and institutional investor services). The remaining 12 percent was mostly in GWIM (business-purpose loans for wealthy individuals). Outstanding commercial – domestic loans increased $11.1 billion to $200.1 billion at December 31, 2008 compared to 2007 driven primarily by Global Banking and GWIM partially offset by Global Markets due to the sale of the equity prime brokerage business. Nonperforming commercial – domestic loans increased by $1.2 billion to $2.0 billion. Net charge-offs were up $392 million from 2007. These increases were broad-based in terms of borrowers and industries and were up from very low loss levels in 2007. Utilized reservable criticized commercial – domestic exposure, increased $10.4 billion to $19.0 billion primarily driven by deterioration across various portfolios within Global Banking. Additionally, commercial – domestic drove the increase in other utilized non-reservable criticized exposure, primarily mark-to-market derivative assets.

Commercial Real Estate

The commercial real estate portfolio is mostly managed in Global Banking and consists of loans issued primarily to public and private developers, homebuilders and commercial real estate firms. Outstanding loans and leases increased $3.4 billion to $64.7 billion at December 31, 2008 compared to 2007. The increase was primarily driven by growth in the California, Southwest and Southeast regions. The portfolio remains diversified across property types with the largest increases in multiple use, office buildings, hotels/motels and shopping centers/retail. At

December 31, 2008, we had committed homebuilder-related exposure of $15.7 billion of which $11.0 billion were funded loans, primarily construction and land development, most of which was collateralized. Non-homebuilder construction and land development comprised $22.1 billion or 34 percent of the commercial real estate loans outstanding at December 31, 2008.

Nonperforming commercial real estate loans increased $2.8 billion to $3.9 billion and utilized reservable criticized exposure increased $7.1 billion to $13.8 billion attributable to the continuing impact of the housing slowdown on the homebuilder sector, most of which is included in residential in Table 28, and on other property types, particularly shopping centers/retail and land and land development. Nonperforming assets and utilized reservable criticized exposure in the homebuilder sector were $3.0 billion and $7.6 billion, respectively, at December 31, 2008 compared to $829 million and $5.4 billion at December 31, 2007. Nonperforming assets and utilized reservable criticized exposure for the non-homebuilder construction and land development sector increased to $786 million and $3.2 billion. The nonperforming assets ratio and the utilized criticized ratio for the homebuilder sector was 27.07 percent and 66.33 percent at December 31, 2008 compared to 6.11 percent and 39.31 percent at December 31, 2007. Net charge-offs were up $840 million from 2007 principally related to the homebuilder sector of the portfolio. Assets held-for-sale associated with commercial real estate decreased approximately $7.0 billion to $6.9 billion at December 31, 2008 compared to 2007, driven by distributions and sales, completed securitizations and writedowns.

Table 28 presents outstanding commercial real estate loans by geographic region and property type.

Table 28  Outstanding Commercial Real Estate Loans (1)

	December 31
(Dollars in millions)	2008	2007
By Geographic Region (2)
California	$11,270	$9,683
Northeast	9,747	8,978
Midwest	7,447	8,005
Southeast	7,365	6,490
Southwest	6,698	5,610
Illinois	5,451	6,835
Florida	5,146	4,908
Midsouth	3,475	2,912
Northwest	3,022	2,644
Other (3)	1,741	2,190
Geographically diversified (4)	2,563	2,282
Non-U.S.	979	1,065
Total outstanding commercial real estate loans (5)	$64,904	$61,602
By Property Type
Office buildings	$10,388	$8,745
Shopping centers/retail	9,293	8,440
Residential	8,534	10,478
Apartments	8,177	7,615
Land and land development	6,309	6,286
Industrial/warehouse	6,070	5,419
Multiple use	3,444	1,689
Hotels/motels	2,513	1,535
Other (6)	10,176	11,395
Total outstanding commercial real estate loans (5)	$64,904	$61,602
(1)	Primarily includes commercial loans and leases secured by non owner-occupied real estate which are dependent on the sale or lease of the real estate as the primary source of repayment.
(2)	Distribution is based on geographic location of collateral. Geographic regions are in the U.S. unless otherwise noted.
(3)	Primarily includes properties in the states of Colorado, Utah, Hawaii, Wyoming and Montana which are not defined by other property regions presented.
(4)

The geographically diversified category is comprised primarily of unsecured outstandings to real estate investment trusts and national home builders whose portfolios of properties span multiple geographic regions.

(5)	Includes commercial real estate loans measured at fair value in accordance with SFAS 159 of $203 million and $304 million at December 31, 2008 and 2007.
(6)	Represents loans to borrowers whose primary business is commercial real estate, but the exposure is not secured by the listed property types or is unsecured.

Bank of America 2008	56

Commercial – Foreign

The commercial – foreign portfolio is managed primarily in Global Banking. Outstanding loans increased $2.6 billion to $31.0 billion at December 31, 2008 compared to 2007 driven by organic growth partially offset by strengthening of the U.S. dollar against foreign currencies. Utilized reservable criticized exposure increased $1.0 billion to $1.5 billion. Net charge-offs increased $172 million from $1 million largely concentrated in a few financial services borrowers, the majority of which were Icelandic banks. The remaining net charge-offs were diverse in terms of industries and countries. For additional information on the commercial – foreign portfolio, refer to the Foreign Portfolio discussion beginning on page 62.

Small Business Commercial – Domestic

The small business commercial – domestic portfolio (business card and small business loans) is managed in Global Card Services. Outstanding small business commercial – domestic loans decreased $141 million to $19.1 billion at December 31, 2008 compared to 2007. Approximately 60 percent of the small business commercial – domestic outstanding loans at December 31, 2008 were credit card related products. Nonperforming small business commercial – domestic loans increased $53 million to $205 million, loans past due 90 days or more and still accruing interest increased $213 million to $640 million and utilized reservable criticized exposure increased $487 million, to $1.3 billion at December 31, 2008 compared to 2007. Net charge-offs were up $1.1 billion, to $1.9 billion, or 9.80 percent of total average small business commercial – domestic loans. Approximately 75 percent of the small business commercial – domestic net charge-offs in 2008 were credit card related products compared to 70 percent in 2007. The increases were primarily driven by the impacts of a slowing economy, particularly in geographic areas that have experienced the most significant home price declines and seasoning of vintages originated in periods of higher growth.

Commercial Loans Measured at Fair Value

The portfolio of commercial loans measured at fair value is managed in Global Markets. Outstanding commercial loans measured at fair value increased $823 million to an aggregate fair value of $5.4 billion at December 31, 2008 compared to 2007 and were comprised of commercial – domestic loans, excluding small business, of $3.5 billion, commercial – foreign loans of $1.7 billion and commercial real estate loans of $203 million. The aggregate increase of $823 million was driven primarily by increased draws on existing and new lines of credit. We recorded net losses in other income of $775 million resulting from changes in the fair value of the loan portfolio during 2008 compared to losses of $139 million for 2007. These losses were primarily attributable to changes in instrument-specific credit risk and were predominately offset by gains from hedging activities. At December 31, 2008 none of these loans were 90 days or more past due and still accruing interest or had been placed on nonaccrual status. Utilized criticized exposure in the fair value portfolio was $1.3 billion and $1.1 billion at December 31, 2008 and 2007.

In addition, unfunded lending commitments and letters of credit had an aggregate fair value of $1.1 billion and $660 million at December 31, 2008 and 2007 and were recorded in accrued expenses and other liabilities. The associated aggregate notional amount of unfunded lending commitments and letters of credit subject to fair value treatment was $16.9 billion and $20.9 billion at December 31, 2008 and 2007. Net losses resulting from changes in fair value of commitments and letters of credit of $473 million were recorded in other income during the year ended December 31, 2008 compared to losses of $274 million in 2007. These losses were primarily attributable to changes in instrument-specific credit risk and were predominately offset by gains from hedging activities.

57	Bank of America 2008

Nonperforming Commercial Assets Activity

Table 29 presents the additions and reductions to nonperforming assets in the commercial portfolio during 2008 and 2007. The increase in nonaccrual loans and leases for 2008 was primarily attributable to continued

weakness in the homebuilder sector but also included smaller increases in other property types including commercial land development, retail and apartments.

Table 29  Nonperforming Commercial Assets Activity (1, 2, 3)

(Dollars in millions)	2008	2007
Nonperforming loans and leases Balance, January 1	$2,155	$757
Additions to nonperforming loans and leases:
New nonaccrual loans and leases	8,110	2,880
Advances	154	85
Reductions in nonperforming loans and leases:
Paydowns and payoffs	(1,467)	(781)
Sales	(45)	(82)
Returns to performing status (4)	(125)	(239)
Charge-offs (5)	(1,900)	(370)
Transfers to foreclosed properties	(372)	(75)
Transfers to loans held-for-sale	(13)	(20)
Total net additions to nonperforming loans and leases	4,342	1,398
Total nonperforming loans and leases, December 31	6,497	2,155
Foreclosed properties Balance, January 1	75	10
Additions to foreclosed properties:
New foreclosed properties	372	91
Reductions in foreclosed properties:
Sales	(110)	(22)
Writedowns	(16)	(4)
Total net additions to foreclosed properties	246	65
Total foreclosed properties, December 31	321	75
Nonperforming commercial assets, December 31	$6,818	$2,230
Nonperforming commercial loans and leases as a percentage of outstanding commercial loans and leases (6)	1.93%	0.67%
Nonperforming commercial assets as a percentage of outstanding commercial loans and leases and foreclosed properties (6)	2.02	0.70
(1)

Balances do not include nonperforming LHFS of $852 million and $93 million at December 31, 2008 and 2007. Balances do not include nonperforming AFS debt securities of $291 million and $180 million at December 31, 2008 and 2007.

(2)	Balances do not include nonperforming derivative assets of $512 million at December 31, 2008.
(3)	Includes small business commercial – domestic activity.
(4)

Commercial loans and leases may be restored to performing status when all principal and interest is current and full repayment of the remaining contractual principal and interest is expected, or when the loan otherwise becomes well-secured and is in the process of collection.

(5)	Certain loan and lease products, including business card, are not classified as nonperforming; therefore, the charge-offs on these loans have no impact on nonperforming activity.
(6)	Outstanding commercial loans and leases exclude loans measured at fair value in accordance with SFAS 159.

Bank of America 2008	58

Industry Concentrations

Table 30 presents commercial committed and commercial utilized credit exposure by industry and the total net credit default protection purchased to cover the funded and the unfunded portion of certain credit exposure. Our commercial credit exposure is diversified across a broad range of industries.

Industry limits are used internally to manage industry concentrations and are based on committed exposure and capital usage that are allocated on an industry-by-industry basis. A risk management framework is in place to set and approve industry limits, as well as to provide ongoing monitoring. The CRC oversees industry limits governance.

Total commercial committed credit exposure increased by $18.3 billion, or two percent, at December 31, 2008 compared to 2007 largely driven by diversified financials partially offset by a decline in commercial real estate. Total commercial utilized credit exposure increased by $46.8 billion, or 10 percent, at December 31, 2008 compared to 2007. The overall commercial credit utilization rate increased year over year, increasing from 57 percent to 62 percent due to increases in diversified financials, government and public education, and healthcare and equipment services.

Real estate remains our largest industry concentration, accounting for 13 percent of total commercial committed exposure, of which 15 percent is homebuilder exposure. A decrease of $7.9 billion, or seven percent, was driven primarily by a decline in CMBS assets held-for-sale as a result of sales and distributions, completed securitizations and writedowns.

Diversified financials grew by $17.2 billion, or 20 percent reflecting increases in capital markets exposure and consumer finance commitments. Part of the increase was driven by a $3.7 billion fully committed secured credit facility as well as a $4.0 billion FDIC guaranteed facility, both of which were with Merrill Lynch. These facilities were terminated following the completion of the acquisition. The increase in consumer finance commitments was driven primarily by liquidity support associated with the financing of credit card and auto finance related assets within the Corporation’s multi-seller unconsolidated asset backed commercial paper conduits.

Healthcare equipment and services increased $5.8 billion or 14 percent due to loan growth primarily to not-for-profit healthcare providers. This was driven primarily by increased demand for liquidity and credit instruments to support variable rate demand notes (VRDNs) caused by dislocations in the ARS markets. Consumer services increased $5.3 billion, or 14 percent driven primarily by growth in the education (private colleges and universities) sector also resulting from the ARS dislocation. Food, beverage and tobacco increased $2.8 billion, or 11 percent due to growth in food products and a large underwritten transaction. Banks decreased by $8.8 billion or 25 percent, reflecting the termination of a $5.0 billion commitment to Countrywide.

Government and public education utilizations increased $7.6 billion due to new refinancings of ARS into letter-of-credit backed VRDNs and the restructuring of monoline insured VRDNs into uninsured VRDNs. Total committed exposure increased by $1.2 billion, as the increases in the utilized balance were partially offset by a reduction in certain unutilized credit lines.

Monoline exposure is reported in the insurance industry and managed under insurance portfolio industry limits. Direct loan exposure to monolines consisted of revolvers in the amount of $126 million at December 31, 2008 and $203 million at December 31, 2007. Mark-to-market counterparty derivative credit exposure was $2.6 billion at December 31, 2008 compared to $420 million at December 31, 2007. The increase in the mark-to-market exposure was due to credit deterioration related to underlying counterparties and spread widening in both wrapped CDO and structured finance related exposures. At December 31,

2008, the counterparty credit valuation adjustment related to monoline derivative exposure was $1.0 billion, which reduced our net mark-to-market exposure to $1.6 billion. We do not hold collateral against these derivative exposures. During the first quarter of 2009, one monoline counterparty restructured its business and had its credit rating downgraded. We are currently evaluating the impact this restructuring and downgrade will have on Merrill Lynch as well as our related counterparty credit valuation adjustment and the combined company’s 2009 financial results.

We have indirect exposure to monolines primarily in the form of guarantees supporting our loans, investment portfolios, securitizations, credit enhanced securities as part of our public finance business and other selected products. Such indirect exposure exists when we purchase credit protection from monolines to hedge all or a portion of the credit risk on certain credit exposures including loans and CDOs. We underwrite our public finance exposure by evaluating the underlying securities. In the case of default we first look to the underlying securities and then to recovery on the purchased insurance. See page 24 for discussion on our CDO exposure and related credit protection.

We also have indirect exposure as we invest in securities where the issuers have purchased wraps (i.e., insurance). For example, municipalities and corporations purchase protection in order to enhance their pricing power which has the effect of reducing their cost of borrowings. If the rating agencies downgrade the monolines, the credit rating of the bond may fall and may have an adverse impact on the market value of the security.

We have further monoline related exposure in our public finance business where we are the lead manager or remarketing agent for transactions that are wrapped including ARS (healthcare providers and consumer services), tender option municipal bonds (TOBs), and VRDNs. Continuing concerns about monoline downgrades or insolvency have caused disruptions in each of these markets as investor concerns have impacted overall market liquidity and bond prices. For more information on ARS, see Recent Events beginning on page 5. We no longer serve as the lead manager on municipal or student loan ARS where a high percentage of the programs are wrapped by either monolines or other financial guarantors. We are the remarketing agent on TOBs and VRDN transactions and also provide commitments on approximately $13.6 billion of VRDNs, which increased approximately $2.2 billion during the year, driven by the conversion by clients of ARS to VRDN structures, including those issued by municipalities and other organizations. These commitments obligate us to purchase the VRDNs in the event that they can not be remarketed or otherwise provide funding to the issuer, and are primarily held and reported in government and education related industry portfolios and managed under respective industry limits.

In addition, at December 31, 2008, we also held approximately $1.3 billion in ARS, $1.5 billion in VRDNs and $3.0 billion in TOBs acquired in connection with these activities which are included in trading account assets. During 2008, we recorded losses of $1.1 billion on the ARS, primarily related to student loan-backed securities, including our commitment to repurchase ARS from certain clients as part of a settlement agreement with regulatory agencies. We did not record any losses on the VRDNs and only minimal losses on the TOBs during the year. We continue to have liquidity exposure to these markets and instruments. As market conditions continue to evolve, these conditions may impact our results. For additional information on our liquidity exposure to TOBs, see the Municipal Bond Trusts discussion within the Off- and On-Balance Sheet Arrangements discussion beginning on page 32 and Note 9 – Variable Interest Entities to the Consolidated Financial Statements.

59	Bank of America 2008

Table 30  Commercial Credit Exposure by Industry (1, 2)

	December 31
	Commercial Utilized		Total Commercial Committed
(Dollars in millions)	2008	2007	2008	2007
Real estate (3)	$79,766	$81,260	$103,889	$111,742
Diversified financials	50,327	37,872	103,306	86,118
Government and public education	39,386	31,743	58,608	57,437
Capital goods	27,588	25,908	52,522	52,356
Retailing	30,736	32,401	50,102	54,037
Healthcare equipment and services	31,280	24,337	46,785	40,962
Consumer services	28,715	23,382	43,948	38,650
Materials	22,825	22,176	38,105	38,717
Commercial services and supplies	24,095	21,175	34,867	31,858
Individuals and trusts	22,752	22,323	33,045	32,425
Food, beverage and tobacco	17,257	13,919	28,521	25,701
Banks	22,134	21,261	26,493	35,323
Energy	11,885	12,772	22,732	23,510
Media	8,939	7,901	19,301	19,343
Utilities	8,230	6,438	19,272	19,281
Transportation	13,050	12,803	18,561	18,824
Insurance	11,223	7,162	17,855	16,014
Religious and social organizations	9,539	8,208	12,576	10,982
Consumer durables and apparel	6,219	5,802	10,862	10,907
Technology hardware and equipment	3,971	4,615	10,371	10,239
Pharmaceuticals and biotechnology	3,721	4,349	10,111	8,563
Software and services	4,093	4,739	9,590	10,128
Telecommunication services	3,681	3,475	8,036	8,235
Food and staples retailing	4,282	3,611	7,012	6,465
Automobiles and components	3,093	2,648	6,081	6,960
Household and personal products	1,137	889	2,817	2,776
Semiconductors and semiconductor equipment	1,105	1,140	1,822	1,734
Other	7,720	7,617	8,142	7,715
Total commercial credit exposure by industry	$498,749	$451,926	$805,332	$787,002
Net credit default protection purchased on total commitments (4)			$(9,654)	$(7,146)
(1)

Total commercial utilized and total commercial committed exposure includes loans and letters of credit measured at fair value in accordance with SFAS 159 and are comprised of loans outstanding of $5.4 billion and $4.6 billion and issued letters of credit at notional value of $1.4 billion and $1.1 billion at December 31, 2008 and 2007. In addition, total commercial committed exposure includes unfunded loan commitments at notional value of $15.5 billion and $19.8 billion at December 31, 2008 and 2007.

(2)	Includes small business commercial – domestic exposure.
(3)

Industries are viewed from a variety of perspectives to best isolate the perceived risks. For purposes of this table, the real estate industry is defined based upon the borrowers’ or counterparties’ primary business activity using operating cash flow and primary source of repayment as key factors.

(4)	Represents net notional credit protection purchased.

Credit protection is purchased to cover the funded portion as well as the unfunded portion of certain credit exposure. To lessen the cost of obtaining our desired credit protection levels, credit exposure may be added within an industry, borrower or counterparty group by selling protection.

At December 31, 2008 and 2007, we had net notional credit default protection purchased in our credit derivatives portfolio to cover the funded and unfunded portion of certain credit exposures of $9.7 billion and $7.1 billion. The mark-to-market impacts, including the cost of net credit default protection, hedging our exposure, resulted in net gains of $993 million in 2008 compared to net gains of $160 million in 2007. The average VAR for these credit derivative hedges was $24 million and $18 million for 2008 and 2007. The increase in VAR was driven by an increase in the average amount of credit protection outstanding during the year. There is a diversification effect between the net credit default protection hedging our credit exposure and the related credit exposure such that their combined average VAR was $22 million for 2008. Refer to the Trading Risk Management discussion beginning on page 68 for a description of our VAR calculation for the market-based trading portfolio.

Tables 31 and 32 present the maturity profiles and the credit exposure debt ratings of the net credit default protection portfolio at December 31, 2008 and 2007.

Table 31   Net Credit Default Protection by Maturity Profile (1)

	December 31
	2008	2007
Less than or equal to one year	1%	2%
Greater than one year and less than or equal to five years	92	67
Greater than five years	7	31
Total net credit default protection	100%	100%
(1)

In order to mitigate the cost of purchasing credit protection, credit exposure can be added by selling credit protection. The distribution of maturities for net credit default protection purchased is shown as positive percentages and the distribution of maturities for net credit protection sold as negative percentages.

Bank of America 2008	60

Table 32   Net Credit Default Protection by Credit Exposure Debt Rating (1)

(Dollars in millions)	December 31
	2008		2007
Ratings (2)	Net Notional	Percent	Net Notional	Percent
AAA	$30	(0.3)%	$(13)	0.2%
AA	(103)	1.1	(92)	1.3
A	(2,800)	29.0	(2,408)	33.7
BBB	(4,856)	50.2	(3,328)	46.6
BB	(1,948)	20.2	(1,524)	21.3
B	(579)	6.0	(180)	2.5
CCC and below	(278)	2.9	(75)	1.0
NR (3)	880	(9.1)	474	(6.6)
Total net credit default protection	$(9,654)	100.0%	$(7,146)	100.0%
(1)

In order to mitigate the cost of purchasing credit protection, credit exposure can be added by selling credit protection. The distribution of debt rating for net notional credit default protection purchased is shown as a negative and the net notional credit protection sold is shown as a positive amount.

(2)	The Corporation considers ratings of BBB- or higher to meet the definition of investment grade.
(3)

In addition to names which have not been rated, “NR” includes $948 million and $550 million in net credit default swaps index positions at December 31, 2008 and 2007. While index positions are principally investment grade, credit default swaps indices include names in and across each of the ratings categories.

In addition to our net notional credit default protection purchased to cover the funded and unfunded portion of certain credit exposures, credit derivatives are used for market-making activities for clients and establishing proprietary positions intended to profit from directional or relative value changes. We execute the majority of our credit derivative positions in the over-the-counter market with large, international financial institutions, including broker/dealers and to a lesser degree with a variety of other investors. Because these transactions are executed in the over-the-counter market, we are subject to settlement risk. We are also subject to credit risk in the event that these counterparties fail to perform under the terms of these contracts. In most cases, credit derivative transactions are executed on a daily margin basis. Therefore, events such as a credit downgrade (depending on the ultimate rating level) or a breach of credit covenants would typically require an increase in the amount of collateral required of the counterparty (where applicable), and/or allow us to take additional protective measures such as early termination of all trades. Further, we enter into legally enforceable master netting agreements which reduce risk by permitting the closeout and netting of transactions with the same counterparty upon the occurrence of certain events.

The notional amounts presented in Table 33 represent the total contract/notional amount of credit derivatives outstanding and includes both purchased and written protection. The credit risk amounts are measured as the net replacement cost in the event the counterparties with contracts in a gain position to us fail to perform under the terms of those contracts. We use the current mark-to-market value to represent credit exposure without giving consideration to future mark-to-market changes. The credit risk amounts take into consideration the effects of legally enforceable master netting agreements, and on an aggregate basis have been reduced by cash collateral applied against derivative assets. The significant increase in credit spreads across nearly all major credit indices during 2008 drove the increase in counterparty credit risk for purchased protection. The $1.0 trillion decrease in the contract/notional value of credit derivatives was driven by our continued efforts to reduce aggregate positions to minimize market and operational risk. For information on the performance risk of our written protection credit derivatives, see Note 4 – Derivatives to the Consolidated Financial Statements.

Table 33   Credit Derivatives

	December 31
	2008		2007
(Dollars in millions)	Contract/Notional	Credit Risk(1)	Contract/Notional	Credit Risk(1)
Credit derivatives
Purchased protection:
Credit default swaps	$1,025,876	$11,772	$1,490,641	$6,822
Total return swaps	6,575	1,678	13,551	671
Total purchased protection	1,032,451	13,450	1,504,192	7,493
Written protection:
Credit default swaps	1,000,034	–	1,517,305	–
Total return swaps	6,203	–	24,884	–
Total written protection	1,006,237	–	1,542,189	–
Total credit derivatives	$2,038,688	$13,450	$3,046,381	$7,493
(1)

Does not reflect any potential benefit from offsetting exposure to non-credit derivative products with the same counterparties that may be netted upon the occurrence of certain events, thereby reducing the Corporation’s overall exposure.

61	Bank of America 2008

Counterparty Credit Risk Valuation Adjustments

We record a counterparty credit risk valuation adjustment on our expected exposure related to derivative assets and liabilities, including our credit default protection purchased, in order to properly reflect the credit quality of the counterparty in accordance with SFAS 157. In determining the expected exposure, we consider collateral held and legally enforceable master netting agreements that mitigate our credit exposure to each counterparty. The amount of counterparty credit risk valuation adjustments at any point of time is dependent on the value of the derivative contract, collateral, and credit worthiness of the counterparty.

During 2008, valuation adjustments related to derivative assets of $3.2 billion were recognized as trading account losses for counterparty credit risk, including $1.1 billion of losses related to insured super senior CDOs and $537 million of losses related to our structured credit trading business. The losses were driven by increases in the value of the derivative contracts resulting primarily from spread widening, market volatility and credit deterioration related to the underlying counterparties. At December 31, 2008, the cumulative counterparty credit risk valuation adjustment that was netted against the derivative asset balance was $4.0 billion. For information on our monoline counterparty credit risk see the discussion on page 70, CDO-related counterparty credit risk see the Global Markets discussion on page 34 and for more information on the VAR related to our counterparty credit risk see the Trading Risk Management discussion on page 68.

In addition, the fair value of our derivative liabilities is adjusted to reflect the impact of the Corporation’s credit quality. During 2008, valuation adjustments of $364 million were recognized as trading account profits for changes in the Corporation’s credit risk driven by credit spread widening. At December 31, 2008, the Corporation’s cumulative credit risk valuation adjustment that was netted against the derivative liabilities balance was $573 million.

In light of recent market events, banking regulators have been working with the industry to organize a central clearinghouse for credit derivative trading, similar to existing clearinghouses for interest rate derivatives. It is expected that a central clearinghouse for credit derivatives would reduce the risk of counterparty default, similar to the reduction achieved through the interest rate derivative clearinghouse, primarily through the guaranteeing of trades in the event that a member fails. We continue to participate in these industry initiatives.

Foreign Portfolio

Our foreign credit and trading portfolio is subject to country risk. We define country risk as the risk of loss from unfavorable economic and political conditions, currency fluctuations, social instability and changes in government policies. A risk management framework is in place to measure, monitor and manage foreign risk and exposures. Management oversight of country risk including cross-border risk is provided by the Country Risk Committee, a subcommittee of the CRC.

Table 34 sets forth total foreign exposure broken out by region at December 31, 2008 and 2007. Foreign exposure includes credit exposure net of local liabilities, securities, and other investments domiciled in countries other than the U.S. Total foreign exposure can be adjusted for externally guaranteed outstandings and certain collateral types. Exposures which are assigned external guarantees are reported under the country of the guarantor. Exposures with tangible collateral are reflected in the country where the collateral is held. For securities received, other than cross-border resale agreements, outstandings are assigned to the domicile of the issuer of the securities. Resale agreements are generally presented based on the domicile of the counterparty consistent with FFIEC reporting requirements.

Our total foreign exposure was $131.1 billion at December 31, 2008, a decrease of $7.0 billion from December 31, 2007. Our foreign exposure remained concentrated in Europe, which accounted for $66.5 billion, or 51 percent, of total foreign exposure. The European exposure was mostly in Western Europe and was distributed across a variety of industries with approximately 58 percent concentrated in the commercial sector and approximately 17 percent in the banking sector. The decline of $8.3 billion in Europe was driven by lower cross-border derivatives assets, and securities and other investment exposures.

Asia Pacific was our second largest foreign exposure at $39.8 billion, or 30 percent. The decline in Asia Pacific was primarily driven by lower cross-border exposures in Japan and Australia offset in part by the net $3.3 billion increased equity investment in CCB and higher exposure in India. Latin America accounted for $11.4 billion, or nine percent, of total foreign exposure. For more information on our Asia Pacific and Latin America exposures, see the discussion on the foreign exposure to selected countries defined as emerging markets on page 63.

Table 34   Regional Foreign Exposure (1, 2, 3)

	December 31
(Dollars in millions)	2008	2007
Europe	$66,472	$74,725
Asia Pacific	39,774	42,081
Latin America	11,378	10,944
Middle East and Africa	2,456	1,951
Other	10,988	8,361
Total regional foreign exposure	$131,068	$138,062
(1)	The balances above exclude local funding or liabilities which are subtracted from local exposures as allowed by the FFIEC.
(2)	Exposures have been reduced by $19.6 billion and $6.3 billion at December 31, 2008 and 2007. Such amounts represent the cash applied as collateral to derivative assets.
(3)

Generally, resale agreements are presented based on the domicile of the counterparty consistent with FFIEC reporting requirements. Cross-border resale agreements where the underlying securities are U.S. Treasury securities, in which case the domicile is the U.S., are excluded from this presentation.

Bank of America 2008	62

As shown in Table 35, at December 31, 2008 and 2007, China had total cross-border exposure of $20.7 billion and $17.0 billion, representing 1.14 percent and 0.99 percent of total assets. China was the only country where the total cross-border exceeded one percent of our total assets at December 31, 2008 and 0.75 percent of total assets at December 31, 2007. At December 31, 2008 and 2007, the largest concentration of the cross-border exposure to China was in the banking sector, primarily our equity investment in CCB.

Table 35   Total Cross-border Exposure Exceeding One Percent of Total Assets (1)

(Dollars in millions)	December 31	Public Sector	Banks	Private Sector	Cross-border Exposure	Exposure as a Percentage of Total Assets
China	2008	$44	$20,091	$524	$20,659	1.14%
	2007	58	16,558	424	17,040	0.99
	2006	127	3,174	264	3,565	0.24
(1)

Exposure includes cross-border claims by our foreign offices as follows: loans, acceptances, time deposits placed, trading account assets, securities, derivative assets, other interest-earning investments and other monetary assets. Amounts also include unused commitments, SBLCs, commercial letters of credit and formal guarantees. Sector definitions are consistent with FFIEC reporting requirements for preparing the Country Exposure Report.

As presented in Table 36, foreign exposure to borrowers or counterparties in emerging markets increased $5.4 billion to $45.8 billion at December 31, 2008, compared to $40.4 billion at December 31, 2007. The increase was primarily due to our increased equity investment in CCB as well as higher exposures in India and Bahrain. Foreign exposure to borrowers or counterparties in emerging markets represented 35 percent and 29 percent of total foreign exposure at December 31, 2008 and 2007.

Table 36   Selected Emerging Markets (1)

(Dollars in millions)	Loans and Leases, and Loan Commitments	Other Financing (2)	Derivative Assets (3)	Securities/ Other Investments (4)	Total Cross- border Exposure (5)	Local Country Exposure Net of Local Liabilities (6)	Total Emerging Market Exposure at December 31, 2008	Increase (Decrease) From December 31, 2007
Region/Country
Asia Pacific
China	$285	$48	$499	$19,827	$20,659	$46	$20,705	$3,665
South Korea	665	871	1,635	1,505	4,676	–	4,676	274
India	1,521	689	1,045	1,179	4,434	–	4,434	1,142
Singapore	347	73	813	336	1,569	–	1,569	277
Taiwan	304	26	60	29	419	423	842	(225)
Hong Kong	429	28	143	81	681	–	681	(114)
Other Asia Pacific (7)	187	97	40	281	605	–	605	(82)
Total Asia Pacific	3,738	1,832	4,235	23,238	33,043	469	33,512	4,937
Latin America
Mexico	1,335	301	132	2,264	4,032	125	4,157	(281)
Brazil	350	407	50	2,544	3,351	518	3,869	182
Chile	294	241	30	11	576	3	579	(140)
Other Latin America (7)	150	273	2	67	492	155	647	–
Total Latin America	2,129	1,222	214	4,886	8,451	801	9,252	(239)
Middle East and Africa
Bahrain	269	7	59	854	1,189	–	1,189	1,042
Other Middle East and Africa (7)	661	131	367	107	1,266	–	1,266	(528)
Total Middle East and Africa	930	138	426	961	2,455	–	2,455	514
Central and Eastern Europe (7)	65	114	262	188	629	–	629	205
Total emerging market exposure	$6,862	$3,306	$5,137	$29,273	$44,578	$1,270	$45,848	$5,417
(1)

There is no generally accepted definition of emerging markets. The definition that we use includes all countries in Asia Pacific excluding Japan, Australia and New Zealand; all countries in Latin America excluding Cayman Islands and Bermuda; all countries in Middle East and Africa; and all countries in Central and Eastern Europe excluding Greece. There was no emerging market exposure included in the portfolio measured at fair value in accordance with SFAS 159 at December 31, 2008 and 2007.

(2)	Includes acceptances, standby letters of credit, commercial letters of credit and formal guarantees.
(3)

Derivative assets are reported on a mark-to-market basis and have been reduced by the amount of cash collateral applied of $152 million and $57 million at December 31, 2008 and 2007. At December 31, 2008 and 2007 there were $531 million and $2 million of other marketable securities collateralizing derivative assets for which credit risk has not been reduced.

(4)

Generally, cross-border resale agreements are presented based on the domicile of the counterparty, consistent with FFIEC reporting requirements. Cross-border resale agreements where the underlying securities are U.S. Treasury securities, in which case the domicile is the U.S., are excluded from this presentation.

(5)

Cross-border exposure includes amounts payable to the Corporation by borrowers or counterparties with a country of residence other than the one in which the credit is booked, regardless of the currency in which the claim is denominated, consistent with FFIEC reporting requirements.

(6)

Local country exposure includes amounts payable to the Corporation by borrowers with a country of residence in which the credit is booked, regardless of the currency in which the claim is denominated. Local funding or liabilities are subtracted from local exposures consistent with FFIEC reporting requirements. Total amount of available local liabilities funding local country exposure at December 31, 2008 was $12.6 billion compared to $21.6 billion at December 31, 2007. Local liabilities at December 31, 2008 in Asia Pacific and Latin America were $12.1 billion and $538 million, of which $4.9 billion were in Singapore, $2.2 billion were in Hong Kong, $1.7 billion were in South Korea, $1.0 billion were in India, and $882 million were in China. There were no other countries with available local liabilities funding local country exposure greater than $500 million.

(7)	No country included in Other Asia Pacific, Other Latin America, Other Middle East and Africa, and Central and Eastern Europe had total foreign exposure of more than $500 million.

63	Bank of America 2008

At December 31, 2008 and 2007, 73 percent and 71 percent of the emerging markets exposure was in Asia Pacific. Emerging markets exposure in Asia Pacific increased by $4.9 billion driven by higher cross-border exposure in China and India. Our exposure in China was primarily related to our equity investment in CCB which accounted for $19.7 billion and $16.4 billion at December 31, 2008 and 2007. In 2008, under the terms of our purchase option we increased our ownership in CCB by purchasing 25.6 billion common shares for approximately $9.2 billion. These recently purchased shares are accounted for at cost in other assets and are non-transferable until August 2011. In addition in January 2009, we sold 5.6 billion common shares of our initial investment in CCB for $2.8 billion, reducing our ownership to 16.7 percent and resulting in a pre-tax gain of approximately $1.9 billion. The remaining initial investment of 13.5 billion common shares is accounted for at fair value and recorded as AFS marketable equity securities in other assets with an offset, net-of-tax, to accumulated OCI. These shares became transferable in October 2008.

At December 31, 2008, 20 percent of the emerging markets exposure was in Latin America compared to 23 percent at December 31, 2007. Latin America emerging markets exposure decreased by $239 million driven by lower cross-border exposures in Mexico and Chile. The decline in Mexico is primarily driven by the decline in value of our equity investment in Santander due to the strengthening of the U.S. dollar. Our 24.9 percent investment in Santander, which is classified as securities and other investments in the preceding table, accounted for $2.1 billion and $2.6 billion of exposure in Mexico at December 31, 2008 and December 31, 2007. Our exposure in Brazil was primarily related to the carrying value of our investment in Banco Itaú, which accounted for $2.5 billion and $2.6 billion of exposure in Brazil at December 31, 2008 and December 31, 2007. Our equity investment in Banco Itaú represents eight percent and seven percent of its outstanding voting and non-voting shares at December 31, 2008 and 2007.

At both December 31, 2008 and 2007, five percent of the emerging markets exposure was in Middle East and Africa. Middle East and Africa emerging markets exposure increased by $514 million, driven by increased cross-border securities and other investments exposures in Bahrain which were primarily collateralized by mortgage-backed securities issued by U.S. government sponsored entities.

Provision for Credit Losses

The provision for credit losses increased $18.4 billion to $26.8 billion in 2008 compared to 2007.

The consumer portion of the provision for credit losses increased $15.2 billion to $21.8 billion compared to 2007. The higher provision expense was largely driven by higher net charge-offs and reserve increases in our home equity and residential mortgage portfolios reflective of deterioration in the housing markets particularly in geographic areas that have experienced the most significant declines in home prices as well as deterioration in our Countrywide SOP 03-3 portfolio subsequent to the July 1, 2008 acquisition. Furthermore, the slowing economy and portfolio deterioration resulted in higher credit costs in the consumer lending and domestic credit card portfolios.

The commercial portion of the provision for credit losses increased $3.2 billion to $5.0 billion compared to 2007. The increase was driven by higher net charge-offs in our small business portfolios within Global Card Services reflecting deterioration from the impacts of a slowing economy particularly in geographic areas that have experienced the most significant home price declines. Higher net charge-offs were also experienced in commercial real estate, primarily the homebuilder loan portfolio, as well as commercial domestic and foreign net charge-offs, which were broad-based in terms of both borrowers and industries and up from very low levels in 2007. Reserves were increased for deterioration in the homebuilder and non real estate commercial portfolios within Global Banking as well as in the small business portfolio within Global Card Services. In addition, the absence of 2007 reserve reductions in All Other also contributed to the increase in provision.

Allowance for Credit Losses

The allowance for loan and lease losses excludes loans measured at fair value in accordance with SFAS 159 as subsequent mark-to-market adjustments related to loans measured at fair value include a credit risk component. The allowance for loan and lease losses is allocated based on two components. We evaluate the adequacy of the allowance for loan and lease losses based on the combined total of these two components.

The first component of the allowance for loan and lease losses covers those commercial loans excluding loans measured at fair value that are either nonperforming or impaired. An allowance is allocated when the discounted cash flows (or collateral value or observable market price) are lower than the carrying value of that loan. For purposes of computing the specific loss component of the allowance, larger impaired loans are evaluated individually and smaller impaired loans are evaluated as a pool using historical loss experience for the respective product type and risk rating of the loans.

The second component of the allowance for loan and lease losses covers performing consumer and commercial loans and leases excluding loans measured at fair value. The allowance for commercial loan and lease losses is established by product type after analyzing historical loss experience by internal risk rating, current economic conditions, industry performance trends, geographic or obligor concentrations within each portfolio segment, and any other pertinent information. The commercial historical loss experience is updated quarterly to incorporate the most recent data reflective of the current economic environment. As of December 31, 2008 quarterly updating of historical loss experience did not have a material impact on the allowance for loan and lease losses. The allowance for consumer and certain homogeneous commercial loan and lease products is based on aggregated portfolio segment evaluations, generally by product type. Loss forecast models are utilized that consider a variety of factors including, but not limited to, historical loss experience, estimated defaults or foreclosures based on portfolio trends, delinquencies, economic trends and credit scores. These loss forecast models are updated on a quarterly basis in order to incorporate information reflective of the current economic environment. As of December 31, 2008 quarterly updating of the loss forecast models resulted in increases in the allowance for loan and lease losses driven by higher losses primarily in the home equity portfolio, reflective of deterioration in the housing markets, portfolio deterioration on the consumer card and consumer lending portfolios and deterioration and reduced collateral values in the retail dealer-related loan portfolios.

We monitor differences between estimated and actual incurred loan and lease losses. This monitoring process includes periodic assessments by senior management of loan and lease portfolios and the models used to estimate incurred losses in those portfolios.

Additions to the allowance for loan and lease losses are made by charges to the provision for credit losses. Credit exposures deemed to be uncollectible are charged against the allowance for loan and lease losses. Recoveries of previously charged off amounts are credited to the allowance for loan and lease losses.

The allowance for loan and lease losses for the consumer portfolio as presented in Table 38 was $16.7 billion at December 31, 2008, an increase of $9.9 billion from December 31, 2007. This increase was primarily driven by reserve increases related to higher losses in our home equity, unsecured lending, consumer card, and residential mortgage portfolios, and the addition

Bank of America 2008	64

of the Countrywide portfolio. In addition, reserves were increased by $750 million associated with a reduction in the principal cash flows expected to be collected on the Countrywide SOP 03-3 portfolio, mainly the discontinued real estate portfolio.

The allowance for commercial loan and lease losses was $6.4 billion at December 31, 2008, a $1.6 billion increase from December 31, 2007. The increase in allowance levels was driven by higher losses in the small business portfolio within Global Card Services and reserve increases on the homebuilder loan portfolio within Global Banking. For further discussion, see Provision for Credit Losses on page 64.

The allowance for loan and lease losses as a percentage of total loans and leases outstanding was 2.49 percent at December 31, 2008, compared to 1.33 percent at December 31, 2007. The increase in the ratio was primarily driven by reserve increases for higher losses in the home equity and residential mortgage portfolios, reflective of continued weakness in the housing markets and a slowing economy. The higher ratio was also due to reserve increases in the Global Card Services’ consumer lending, domestic credit card, and small business portfolios. These reserve increases were a result of the slowing economy, particularly in geographic areas that have experienced the most significant housing declines, and with respect to several portfolios, seasoning of vintages originated in periods of higher growth. In addition, the 2008 ratio also includes the impact of SOP 03-3 portfolio. As this portfolio was initially recorded at fair value upon acquisition, the reserve related to these loans is significantly lower than other portfolios.

Reserve for Unfunded Lending Commitments

In addition to the allowance for loan and lease losses, we also estimate probable losses related to unfunded lending commitments excluding commitments measured at fair value, such as letters of credit and financial guarantees, and binding unfunded loan commitments. Unfunded lending commitments are subject to the same assessment as funded loans, except utilization assumptions are considered. The reserve for unfunded lending commitments is included in accrued expenses and other liabilities on the Consolidated Balance Sheet with changes to the reserve generally made through the provision for credit losses.

The reserve for unfunded lending commitments at December 31, 2008 was $421 million compared to $518 million at December 31, 2007. Our reserve for unfunded commitments decreased as a result of lower exposures.

65	Bank of America 2008

Table 37 presents a rollforward of the allowance for credit losses for 2008 and 2007.

Table 37  Allowance for Credit Losses

(Dollars in millions)	2008	2007
Allowance for loan and lease losses, January 1	$11,588	$9,016
Adjustment due to the adoption of SFAS 159	–	(32)
Loans and leases charged off
Residential mortgage	(964)	(78)
Home equity	(3,597)	(286)
Discontinued real estate	(19)	n/a
Credit card – domestic	(4,469)	(3,410)
Credit card – foreign	(639)	(453)
Direct/Indirect consumer	(3,777)	(1,885)
Other consumer	(461)	(346)
Total consumer charge-offs	(13,926)	(6,458)
Commercial – domestic (1)	(2,567)	(1,135)
Commercial real estate	(895)	(54)
Commercial lease financing	(79)	(55)
Commercial – foreign	(199)	(28)
Total commercial charge-offs	(3,740)	(1,272)
Total loans and leases charged off	(17,666)	(7,730)
Recoveries of loans and leases previously charged off
Residential mortgage	39	22
Home equity	101	12
Discontinued real estate	3	n/a
Credit card – domestic	308	347
Credit card – foreign	88	74
Direct/Indirect consumer	663	512
Other consumer	62	68
Total consumer recoveries	1,264	1,035
Commercial – domestic (2)	118	128
Commercial real estate	8	7
Commercial lease financing	19	53
Commercial – foreign	26	27
Total commercial recoveries	171	215
Total recoveries of loans and leases previously charged off	1,435	1,250
Net charge-offs	(16,231)	(6,480)
Provision for loan and lease losses	26,922	8,357
Other (3)	792	727
Allowance for loan and lease losses, December 31	23,071	11,588
Reserve for unfunded lending commitments, January 1	518	397
Adjustment due to the adoption of SFAS 159	–	(28)
Provision for unfunded lending commitments	(97)	28
Other (4)	–	121
Reserve for unfunded lending commitments, December 31	421	518
Allowance for credit losses, December 31	$23,492	$12,106
Loans and leases outstanding at December 31 (5)	$926,033	$871,754
Allowance for loan and lease losses as a percentage of total loans and leases outstanding at December 31 (5, 6)	2.49%	1.33%
Consumer allowance for loan and lease losses as a percentage of total consumer loans and leases outstanding at December 31 (6)	2.83	1.23
Commercial allowance for loan and lease losses as a percentage of total commercial loans and leases outstanding at December 31 (5)	1.90	1.51
Average loans and leases outstanding at December 31 (5, 6)	$905,944	$773,142
Net charge-offs as a percentage of average loans and leases outstanding at December 31 (5, 6)	1.79%	0.84%
Allowance for loan and lease losses as a percentage of total nonperforming loans and leases at December 31 (5, 6)	141	207
Ratio of the allowance for loan and lease losses at December 31 to net charge-offs (6)	1.42	1.79
(1)	Includes small business commercial – domestic charge-offs of $2.0 billion and $931 million in 2008 and 2007.
(2)	Includes small business commercial – domestic recoveries of $39 million and $51 million in 2008 and 2007.
(3)

The 2008 amount includes the $1.2 billion addition of the Countrywide allowance for loan losses as of July 1, 2008. The 2007 amount includes the $725 million and $25 million additions of the LaSalle and U.S. Trust Corporation allowance for loan losses as of October 1, 2007 and July 1, 2007.

(4)	The 2007 amount includes the $124 million addition of the LaSalle reserve for unfunded lending commitments as of October 1, 2007.
(5)

Outstanding loan and lease balances and ratios do not include loans measured at fair value in accordance with SFAS 159 at and for the year ended December 31, 2008 and 2007. Loans measured at fair value were $5.4 billion and $4.6 billion at December 31, 2008 and 2007. Average loans measured at fair value were $4.9 billion and $3.0 billion for 2008 and 2007.

(6)	We account for acquired impaired loans in accordance with SOP 03-3. For more information on the impact of SOP 03-3 on asset quality, see Consumer Portfolio Credit Risk Management beginning on page 45.

n/a = not applicable

Bank of America 2008	66

For reporting purposes, we allocate the allowance for credit losses across products. However, the allowance is available to absorb any credit losses without restriction. Table 38 presents our allocation by product type.

Table 38  Allocation of the Allowance for Credit Losses by Product Type (1)

	December 31
	2008			2007
(Dollars in millions)	Amount	Percent of Total	Percent of Loans and Leases Outstanding (2)	Amount	Percent of Total	Percent of Loans and Leases Outstanding (2)
Allowance for loan and lease losses
Residential mortgage (3)	$1,382	5.99%	0.56%	$207	1.79%	0.08%
Home equity	5,385	23.34	3.53	963	8.31	0.84
Discontinued real estate	658	2.85	3.29	n/a	n/a	n/a
Credit card – domestic	3,947	17.11	6.16	2,919	25.19	4.44
Credit card – foreign	742	3.22	4.33	441	3.81	2.95
Direct/Indirect consumer	4,341	18.81	5.20	2,077	17.92	2.71
Other consumer	203	0.88	5.87	151	1.30	3.61
Total consumer	16,658	72.20	2.83	6,758	58.32	1.23
Commercial – domestic (4)	4,339	18.81	1.98	3,194	27.56	1.53
Commercial real estate	1,465	6.35	2.26	1,083	9.35	1.77
Commercial lease financing	223	0.97	1.00	218	1.88	0.97
Commercial – foreign	386	1.67	1.25	335	2.89	1.18
Total commercial (5)	6,413	27.80	1.90	4,830	41.68	1.51
Allowance for loan and lease losses	23,071	100.00%	2.49%	11,588	100.00%	1.33%
Reserve for unfunded lending commitments	421			518
Allowance for credit losses	$23,492			$12,106
(1)	We account for acquired impaired loans in accordance with SOP 03-3. For more information on the impact of SOP 03-3 on asset quality, see Consumer Portfolio Credit Risk beginning on page 45.
(2)

Ratios are calculated as allowance for loan and lease losses as a percentage of loans and leases outstanding excluding loans measured in accordance with SFAS 159 for each loan and lease category. Loans measured at fair value include commercial – domestic loans of $3.5 billion and $3.5 billion, commercial-foreign loans of $1.7 billion and $790 million, and commercial real estate loans of $203 million and $304 million at December 31, 2008 and 2007.

(3)

Allowance for loan and leases losses at December 31, 2008 includes the benefit of amounts expected to be reimbursable under cash collateralized synthetic securitizations. Excluding these benefits the allowance to ending loans would be 0.69 percent. See Residential Mortgage beginning on page 46 for more information.

(4)	Includes allowance for small business commercial – domestic loans of $2.4 billion and $1.4 billion at December 31, 2008 and 2007.
(5)	Includes allowance for loan and lease losses for impaired commercial loans of $691 million and $123 million at December 31, 2008 and 2007.

n/a = not applicable

Market Risk Management

Market risk is the risk that values of assets and liabilities or revenues will be adversely affected by changes in market conditions such as market movements. This risk is inherent in the financial instruments associated with our operations and/or activities including loans, deposits, securities, short-term borrowings, long-term debt, trading account assets and liabilities, and derivatives. Market-sensitive assets and liabilities are generated through loans and deposits associated with our traditional banking business, customer and proprietary trading operations, ALM process, credit risk mitigation activities and mortgage banking activities. In the event of market volatility, factors such as underlying market movements and liquidity have an impact on the results of the Corporation.

Our traditional banking loan and deposit products are nontrading positions and are reported at amortized cost for assets or the amount owed for liabilities (historical cost). GAAP requires a historical cost view of traditional banking assets and liabilities. However, these positions are still subject to changes in economic value based on varying market conditions, primarily changes in the levels of interest rates. The risk of adverse changes in the economic value of our nontrading positions is managed through our ALM activities. We have elected to fair value certain loan and deposit products in accordance with SFAS 159. For further information on fair value of certain financial assets and liabilities, see Note 19 – Fair Value Disclosures to the Consolidated Financial Statements.

Our trading positions are reported at fair value with changes currently reflected in income. Trading positions are subject to various risk factors,

which include exposures to interest rates and foreign exchange rates, as well as mortgage, equity, commodity, issuer and market liquidity risk factors. We seek to mitigate these risk exposures by using techniques that encompass a variety of financial instruments in both the cash and derivatives markets. The following discusses the key risk components along with respective risk mitigation techniques.

Interest Rate Risk

Interest rate risk represents exposures to instruments whose values vary with the level or volatility of interest rates. These instruments include, but are not limited to, loans, debt securities, certain trading-related assets and liabilities, deposits, borrowings and derivative instruments. Hedging instruments used to mitigate these risks include related derivatives such as options, futures, forwards and swaps.

Foreign Exchange Risk

Foreign exchange risk represents exposures to changes in the values of current holdings and future cash flows denominated in other currencies. The types of instruments exposed to this risk include investments in foreign subsidiaries, foreign currency-denominated loans and securities, future cash flows in foreign currencies arising from foreign exchange transactions, foreign currency-denominated debt and various foreign exchange derivative instruments whose values fluctuate with changes in the level or volatility of currency exchange rates or foreign interest rates. Hedging instruments used to mitigate this risk include foreign exchange options, currency swaps, futures, forwards, foreign currency denominated debt and deposits.

67	Bank of America 2008

Mortgage Risk

Mortgage risk represents exposures to changes in the value of mortgage-related instruments. The values of these instruments are sensitive to prepayment rates, mortgage rates, agency debt ratings, default, market liquidity, other interest rates and interest rate volatility. Our exposure to these instruments takes several forms. First, we trade and engage in market-making activities in a variety of mortgage securities including whole loans, pass-through certificates, commercial mortgages, and collateralized mortgage obligations including CDOs using mortgages as underlying collateral. Second, we originate a variety of mortgage-backed securities which involves the accumulation of mortgage-related loans in anticipation of eventual securitization. Third, we may hold positions in mortgage securities and residential mortgage loans as part of the ALM portfolio. Fourth, we create MSRs as part of our mortgage origination activities. See Note 1 – Summary of Significant Accounting Principles and Note 21 – Mortgage Servicing Rights to the Consolidated Financial Statements for additional information on MSRs. Hedging instruments used to mitigate this risk include options, futures, forwards, swaps, swaptions and securities.

Equity Market Risk

Equity market risk represents exposures to securities that represent an ownership interest in a corporation in the form of domestic and foreign common stock or other equity-linked instruments. Instruments that would lead to this exposure include, but are not limited to, the following: common stock, exchange traded funds, American Depositary Receipts (ADRs), convertible bonds, listed equity options (puts and calls), over-the-counter equity options, equity total return swaps, equity index futures and other equity derivative products. Hedging instruments used to mitigate this risk include options, futures, swaps, convertible bonds and cash positions.

Commodity Risk

Commodity risk represents exposures to instruments traded in the petroleum, natural gas, power, and metals markets. These instruments consist primarily of futures, forwards, swaps and options. Hedging instruments used to mitigate this risk include options, futures and swaps in the same or similar commodity product, as well as cash positions.

Issuer Credit Risk

Issuer credit risk represents exposures to changes in the creditworthiness of individual issuers or groups of issuers. Our portfolio is exposed to issuer credit risk where the value of an asset may be adversely impacted by changes in the levels of credit spreads, by credit migration, or by defaults. Hedging instruments used to mitigate this risk include bonds, CDS and other credit fixed income instruments.

Market Liquidity Risk

Market liquidity risk represents the risk that expected market activity changes dramatically and in certain cases may even cease to exist. This exposes us to the risk that we will not be able to transact in an orderly manner and may impact our results. This impact could further be exacerbated if expected hedging or pricing correlations are impacted by the disproportionate demand or lack of demand for certain instruments. We utilize various risk mitigating techniques as discussed in more detail in Trading Risk Management.

Trading Risk Management

Trading-related revenues represent the amount earned from trading positions, including market-based net interest income, which are taken in a diverse range of financial instruments and markets. Trading account assets and liabilities and derivative positions are reported at fair value. For more information on fair value, see Note 19 – Fair Value Disclosures to the Consolidated Financial Statements and Complex Accounting Estimates beginning on page 76. Trading-related revenues can be volatile and are largely driven by general market conditions and customer demand. Trading-related revenues are dependent on the volume and type of transactions, the level of risk assumed, and the volatility of price and rate movements at any given time within the ever-changing market environment.

The GRC, chaired by the Global Markets Risk Executive, has been designated by ALCO as the primary governance authority for Global Markets Risk Management including trading risk management. The GRC’s focus is to take a forward-looking view of the primary credit and market risks impacting Global Markets and prioritize those that need a proactive risk mitigation strategy.

At the GRC meetings, the committee considers significant daily revenues and losses by business along with an explanation of the primary driver of the revenue or loss. Thresholds are established for each of our businesses in order to determine if the revenue or loss is considered to be significant for that business. If any of the thresholds are exceeded, an explanation of the variance is made to the GRC. The thresholds are developed in coordination with the respective risk managers to highlight those revenues or losses which exceed what is considered to be normal daily income statement volatility.

The following histogram is a graphic depiction of trading volatility and illustrates the daily level of trading-related revenue for the 12 months ended December 31, 2008 as compared with the 12 months ended December 31, 2007. During the 12 months ended December 31, 2008, positive trading-related revenue was recorded for 66 percent of the trading days of which 17 percent were daily trading gains of over $50 million, 25 percent of the trading days had losses greater than $10 million, and the largest loss was $173 million. This can be compared to the 12 months ended December 31, 2007, where excluding any discrete writedowns on CDOs positive trading-related revenue was recorded for 71 percent of the trading days of which five percent were daily trading gains of over $50 million, 21 percent of the trading days had losses greater than $10 million, and the largest loss was $159 million. The increase in daily trading gains of over $50 million and losses of over $10 million in 2008 compared to 2007 was driven by the increased volatility that was experienced in the markets during the full year of 2008 while 2007 experienced increased volatility only during the second half of the year.

Bank of America 2008	68

To evaluate risk in our trading activities, we focus on the actual and potential volatility of individual positions as well as portfolios. VAR is a key statistic used to measure market risk. In order to manage day-to-day risks, VAR is subject to trading limits both for our overall trading portfolio and within individual businesses. All limit excesses are communicated to management for review.

A VAR model simulates the value of a portfolio under a range of hypothetical scenarios in order to generate a distribution of potential gains and losses. The VAR represents the worst loss the portfolio is expected to experience based on historical trends with a given level of confidence. VAR depends on the volatility of the positions in the portfolio and on how strongly their risks are correlated. Within any VAR model, there are significant and numerous assumptions that will differ from company to company. In addition, the accuracy of a VAR model depends on the availability and quality of historical data for each of the positions in the portfolio. A VAR model may require additional modeling assumptions for new products which do not have extensive historical price data, or for illiquid positions for which accurate daily prices are not consistently available. Our VAR model uses a historical simulation approach based on three years of historical data and assumes a 99 percent confidence level. Statistically, this means that losses will exceed VAR, on average, one out of 100 trading days, or two to three times each year.

A VAR model is an effective tool in estimating ranges of potential gains and losses on our trading portfolios. There are however many limitations inherent in a VAR model as it utilizes historical results over a defined time period to estimate future performance. Historical results may not always be indicative of future results and changes in market conditions or in the composition of the underlying portfolio could have a material impact on the accuracy of the VAR model. This became particularly relevant during the second half of 2007 and continued throughout 2008, when markets experienced periods of extreme illiquidity resulting in losses that were far outside of the normal loss forecasts by VAR models. As such, from time to time, we update the assumptions and historical data underlying our VAR model. During the first quarter of 2008, we increased the frequency with which we update the historical data to a weekly basis. Previously, this was updated on a quarterly basis.

Due to the limitations previously mentioned, we have historically used the VAR model as only one of the components in managing our trading risk and also use other techniques such as stress testing and desk level limits. Periods of extreme market stress influence the reliability of these techniques to various degrees. See discussion on stress testing below.

On a quarterly basis, the accuracy of the VAR methodology is reviewed by backtesting (i.e., comparing actual results against expectations derived from historical data) the VAR results against the daily profit and loss. Graphic representation of the backtesting results with additional explanation of backtesting excesses are reported to the GRC. Backtesting excesses occur when trading losses exceed the VAR. Senior management reviews and evaluates the results of these tests.

The following graph shows daily trading-related revenue and VAR for the 12 months ended December 31, 2008. Actual losses exceeded daily trading VAR two times in the 12 months ended December 31, 2008 and excluding any discrete writedowns on CDOs losses exceeded daily trading VAR 14 times in the 12 months ended December 31, 2007. During the 12 months ended December 31, 2008, we continued to take writedowns on our CDO exposure, but revalued these positions on a more regular basis, and therefore no CDO-related losses were excluded from the following graph. Our increase in total trading VAR during the fourth quarter resulted from sharply increased volatility in the markets and widening credit spreads across all rating categories, despite establishing a lower risk profile, as discussed in stress testing below. Our VAR methodology for credit products produces VAR measures that increase in proportion to the level of credit spreads. The large widening in credit spreads during the fourth quarter produced commensurately large increases and fluctuations in VAR. As a result, the majority of the highs for VAR in 2008 occurred during the fourth quarter. In periods of market stress, the GRC members communicate daily to discuss losses and VAR limit excesses. As a result of this process, the lines of business may selectively reduce risk. Where economically feasible, positions are sold or macro economic hedges are executed to reduce the exposure.

69	Bank of America 2008

Table 39  Trading Activities Market Risk VAR

	12 Months Ended December 31
	2008			2007
	VAR			VAR (1)
(Dollars in millions)	Average	High (2)	Low (2)	Average	High (2)	Low (2)
Foreign exchange	$7.7	$11.7	$5.0	$7.2	$25.3	$3.8
Interest rate	28.9	68.3	12.4	13.9	31.9	6.6
Credit	84.6	185.2	44.1	39.5	69.9	23.4
Real estate/mortgage	22.7	43.1	12.8	14.1	23.5	5.7
Equities	28.0	63.9	15.5	24.6	45.8	9.6
Commodities	8.2	17.7	2.4	7.2	10.7	3.7
Portfolio diversification	(69.4)	–	–	(53.9)	–	–
Total market-based trading portfolio (3)	$110.7	$255.7	$64.1	$52.6	$91.5	$32.9
(1)	Excludes our discrete writedowns on super senior CDO exposure.
(2)	The high and low for the total portfolio may not equal the sum of the individual components as the highs or lows of the individual portfolios may have occurred on different trading days.
(3)	The table above does not include credit protection purchased to manage our counterparty credit risk.

Table 39 presents average, high and low daily trading VAR for the 12 months ended December 31, 2008 and 2007.

The increases in average VAR during 2008 as compared to 2007 were due to the rise in market volatility that started during the second half of 2007 and accelerated into the fourth quarter of 2008. As previously discussed, we updated our VAR model during the first quarter of 2008 and as the increased market volatility was incorporated into the historical price data, the level of VAR increased substantially.

Counterparty credit risk is an adjustment to the mark-to-market value of our derivative exposures reflecting the impact of the credit quality of counterparties on our derivative assets. Since counterparty credit exposure is not included in the VAR component of the regulatory capital allocation, we do not include it in our trading VAR, and it is therefore not included in the daily trading-related revenue illustrated in our histogram and used for backtesting. At December 31, 2008 and 2007, the VAR for counterparty credit risk, together with associated hedges that are marked to market, was $86 million and $13 million.

Stress Testing

Because the very nature of a VAR model suggests results can exceed our estimates, we also “stress test” our portfolio. Stress testing estimates the value change in our trading portfolio that may result from abnormal market movements. Various types of stress tests are run regularly against the overall trading portfolio and individual businesses. Historical scenarios simulate the impact of price changes which occurred during a set of extended historical market events. The results of these scenarios are reported daily to management. During the 12 months ended December 31, 2008, the largest daily losses among the historical scenarios ranged from $21 million to $999 million. This can be compared with losses from $9 million to $529 million for the historical scenarios during the 12 months ended December 31, 2007. The increase in historical stress values are primarily associated with the introduction of a new scenario to reflect the ongoing credit crisis related to the credit market disruptions that occurred during the past 12-15 months. Hypothetical scenarios simulate the anticipated shocks from predefined market stress events. These stress events include shocks to underlying market risk variables which may be well beyond the shocks found in the historical data used to calculate the VAR. In addition to the value afforded by the results themselves this information provides senior management with a clear picture of the trend of risk being taken given the relatively static nature of the shocks applied. During the 12 months ended December 31, 2008, the largest losses among the hypothetical scenarios ranged from

Bank of America 2008	70

$47 million to $1.1 billion. This is down from $459 million to $1.5 billion for the hypothetical scenarios for the 12 months ended December 31, 2007. The results of these stress tests point to a decrease in risk taken during the 12 months ended December 31, 2008.

The acquisition of Merrill Lynch on January 1, 2009 increased our trading-related activities and exposure. As such, during 2009 we will continue to refine the VAR calculations and develop a set of stress scenarios that will be regularly produced across the combined company for purposes of managing our overall risk profile. As of January 1, 2009, we estimate that the VAR of the combined organizations would have been $274 million as compared to $138 million for the Corporation. The combination of VAR measurements is not additive as there are both correlation and diversification effects that impact the results. For stress testing, Merrill Lynch used similar shocks for hypothetical scenarios and as of January 1, 2009, we estimate that the combined largest loss among the hypothetical scenarios would have been $774 million. Among the historical scenarios, comparable shocks were used to reflect the ongoing credit crisis related to the credit market disruptions, which had previously exhibited the largest loss among all historical scenarios at the Corporation. As of January 1, 2009, we estimate that the combined loss from the historical credit crisis scenario would have been $1.1 billion. For the Corporation, the loss from the historical credit crisis scenario would have been $579 million.

Interest Rate Risk Management for Nontrading Activities

Interest rate risk represents the most significant market risk exposure to our nontrading exposures. Our overall goal is to manage interest rate risk so that movements in interest rates do not adversely affect core net interest income – managed basis. Interest rate risk is measured as the potential volatility in our core net interest income – managed basis caused by changes in market interest rates. Client facing activities, primarily lending and deposit-taking, create interest rate sensitive positions on our balance sheet. Interest rate risk from these activities, as well as the impact of changing market conditions, is managed through our ALM activities.

Simulations are used to estimate the impact on core net interest income – managed basis using numerous interest rate scenarios, balance sheet trends and strategies. These simulations evaluate how these scenarios impact core net interest income – managed basis on short-term financial instruments, debt securities, loans, deposits, borrowings, and derivative instruments. In addition, these simulations incorporate assumptions about balance sheet dynamics such as loan and deposit growth and pricing, changes in funding mix, and asset and liability repricing and maturity characteristics. These simulations do not include the impact of hedge ineffectiveness.

Management analyzes core net interest income – managed basis forecasts utilizing different rate scenarios, with the base case utilizing the forward interest rates. Management frequently updates the core net interest income – managed basis forecast for changing assumptions and differing outlooks based on economic trends and market conditions. Thus, we continually monitor our balance sheet position in an effort to maintain an acceptable level of exposure to interest rate changes.

We prepare forward-looking forecasts of core net interest income – managed basis. These baseline forecasts take into consideration expected future business growth, ALM positioning, and the direction of interest rate movements as implied by forward interest rates. We then measure and evaluate the impact that alternative interest rate scenarios have to these static baseline forecasts in order to assess interest rate sensitivity under varied conditions. The spot and 12-month forward monthly rates used in our respective baseline forecasts at December 31, 2008 and 2007 are shown in Table 40.

At December 31, 2008, the spread between the three-month LIBOR rate and the Federal Funds target rate had significantly widened since December 31, 2007. We are typically asset sensitive to Federal Funds and Prime rates, and liability sensitive to LIBOR. As the Federal Funds and LIBOR dislocation widens, the benefit to net interest income from lower rates is limited. Subsequent to December 31, 2008, the spread between the three-month LIBOR rate and the Federal Funds target rate has narrowed.

Table 40  Forward Rates

	December 31
	2008			2007
	Federal Funds	Three-Month LIBOR	10-Year Swap	Federal Funds	Three-Month LIBOR	10-Year Swap
Spot rates	0.25%	1.43%	2.56%	4.25%	4.70%	4.67%
12-month forward rates	0.75	1.41	2.80	3.13	3.36	4.79

71	Bank of America 2008

Table 41  Estimated Core Net Interest Income – Managed Basis at Risk

(Dollars in millions)			December 31
Curve Change	Short Rate (bps)	Long Rate (bps)	2008	2007
+100 bps Parallel shift	+100	+100	$144	$(952)
-100 bps Parallel shift	-100	-100	(186)	865
Flatteners
Short end	+100	–	(545)	(1,127)
Long end	–	-100	(638)	(386)
Steepeners
Short end	-100	–	453	1,255
Long end	–	+100	698	181

The table above reflects the pre-tax dollar impact to forecasted core net interest income – managed basis over the next 12 months from December 31, 2008 and 2007, resulting from a 100 bp gradual parallel increase, a 100 bp gradual parallel decrease, a 100 bp gradual curve flattening (increase in short-term rates or decrease in long-term rates) and a 100 bp gradual curve steepening (decrease in short-term rates or increase in long-term rates) from the forward market curve. For further discussion of core net interest income – managed basis see page 14.

The sensitivity analysis above assumes that we take no action in response to these rate shifts over the indicated years. The estimated exposure is reported on a managed basis and reflects impacts that may be realized primarily in net interest income and card income on the Consolidated Statement of Income. This sensitivity analysis excludes any impact that could occur in the valuation of retained interests in the Corporation’s securitizations due to changes in interest rate levels. For additional information on securitizations, see Note 8 – Securitizations to the Consolidated Financial Statements.

Our core net interest income – managed basis was asset sensitive at December 31, 2008 and liability sensitive at December 31, 2007, with the shift being driven by the lower level of rates. Over a 12-month horizon, we would benefit from rising rates or a steepening of the yield curve beyond what is already implied in the forward market curve.

As part of our ALM activities, we use securities, residential mortgages, and interest rate and foreign exchange derivatives in managing interest rate sensitivity.

The acquisition of Merrill Lynch on January 1, 2009 made our core net interest income – managed basis more asset sensitive to a parallel move in interest rates. In addition, at January 1, 2009 we estimate that we would continue to benefit from rising rates or a steepening of the yield curve over a 12-month horizon, beyond what is already implied in the forward market curve.

Securities

The securities portfolio is an integral part of our ALM position and is primarily comprised of debt securities and includes mortgage-backed securities and to a lesser extent corporate, municipal and other investment grade debt securities. At December 31, 2008, AFS debt securities were $276.9 billion compared to $213.3 billion at December 31, 2007. This increase was due to the repositioning of our ALM portfolio due to market liquidity and funding conditions as we increased the level of mortgage-backed securities relative to loans and the acquisition of Countrywide. During 2008 and 2007, we purchased AFS debt securities of $184.2 billion and $28.0 billion, sold $119.8 billion and $27.9 billion, and had maturities and received paydowns of $26.1 billion and $19.2 billion. We realized $1.1 billion and $180 million in gains on sales of debt securities during 2008 and 2007. In addition, we securitized $26.1 billion and $5.5 billion of residential mortgage loans into mortgage-

backed securities which we retained during 2008 and 2007. We also converted $4.9 billion of automobile loans into ABS which we retained during 2008.

The amount of pre-tax accumulated OCI loss related to AFS debt securities increased by $6.4 billion during 2008 to $9.3 billion, driven by a decrease in value of certain mortgage-backed securities attributable to changes in market yields. For those securities that are in an unrealized loss position, we have the intent and ability to hold these securities to recovery.

Accumulated OCI includes $2.0 billion in after-tax losses at December 31, 2008, including $5.9 billion of net unrealized losses related to AFS debt securities and $3.9 billion of net unrealized gains related to AFS marketable equity securities. Total market value of the AFS debt securities was $276.9 billion at December 31, 2008 with a weighted average duration of 2.7 years and primarily relates to our mortgage-backed securities portfolio.

Prospective changes to the accumulated OCI amounts for the AFS securities portfolio will be driven by further interest rate, credit or price fluctuations (including market value fluctuations associated with our CCB and Banco Itaú investments), the collection of cash flows including prepayment and maturity activity, and the passage of time. A portion of the Corporation’s strategic investment in CCB and all of its investment in Banco Itaú are carried at fair value. The carrying values of CCB and Banco Itaú were $19.7 billion and $2.5 billion at December 31, 2008. Unrealized gains (losses) on these investments of $4.8 billion and $(77) million, net-of-tax, are subject to currency and price fluctuations, and are recorded in accumulated OCI. During 2008, under the terms of our purchase option, we increased our ownership to approximately 19 percent by purchasing approximately $9.2 billion of the common shares of CCB. These shares are restricted through August 2011 and are carried at cost. In January 2009, we sold 5.6 billion common shares of our initial investment in CCB for approximately $2.8 billion resulting in a pre-tax gain of approximately $1.9 billion and our ownership was reduced to 16.7 percent.

We recognized $3.5 billion of other-than-temporary impairment losses on AFS debt securities during 2008. These losses were primarily comprised of $3.2 billion of CDO-related writedowns. We also recognized $661 million of other-than-temporary impairment losses on AFS marketable equity securities during 2008. No such losses were recognized on AFS marketable equity securities during 2007.

The impairment of AFS debt and marketable equity securities is based on a variety of factors, including the length of time and extent to which the market value has been less than cost; the financial condition of the issuer of the security and its ability to recover market value; and the Corporation’s intent and ability to hold the security to recovery. Based on the Corporation’s evaluation of the above and other relevant factors, and after consideration of the losses described in the paragraph above, we do

Bank of America 2008	72

not believe that the AFS debt and marketable equity securities that are in an unrealized loss position at December 31, 2008 are other-than-temporarily impaired.

Residential Mortgage Portfolio

At December 31, 2008, residential mortgages were $248.0 billion compared to $274.9 billion at December 31, 2007. This decrease was attributable to the repositioning of our ALM portfolio, driven by market liquidity, as we increased the level of mortgage-backed securities relative to loans, partially offset by the acquisition of Countrywide which added $26.8 billion of residential mortgages. We securitized $26.1 billion and $5.5 billion of residential mortgage loans into mortgage-backed securities which we retained during 2008 and 2007. During 2008, we purchased $405 million of residential mortgages related to ALM activities compared to purchases of $22.5 billion during 2007. We also added $27.3 billion and $66.3 billion of originated residential mortgages and we sold $30.7 billion and $34.0 billion of residential mortgages during 2008 and 2007. Of these sales, $22.9 billion and $23.7 billion were originated residential mortgages, resulting in gains of $392 million and $187 million. The remaining $7.8 billion and $10.4 billion were related to service by others loan sales, resulting in gains of $104 million and $84 million. We received paydowns of $26.3 billion and $28.2 billion in 2008 and 2007.

In addition to the residential mortgage portfolio we incorporated the discontinued real estate portfolio that was acquired in connection with the Countrywide acquisition into our ALM activities. This portfolio’s balance was $20.0 billion at December 31, 2008.

Interest Rate and Foreign Exchange Derivative Contracts

Interest rate and foreign exchange derivative contracts are utilized in our ALM activities and serve as an efficient tool to mitigate our interest rate and foreign exchange risk. We use derivatives to hedge the variability in cash flows or changes in fair value on our balance sheet due to interest rate and foreign exchange components. For additional information on our hedging activities, see Note 4 – Derivatives to the Consolidated Financial Statements.

Our interest rate contracts are generally non-leveraged generic interest rate and foreign exchange basis swaps, options, futures and forwards. In addition, we use foreign exchange contracts, including cross-currency interest rate swaps and foreign currency forward contracts, to mitigate the foreign exchange risk associated with foreign currency-denominated assets and liabilities. Table 42 reflects the notional amounts, fair value, weighted average receive fixed and pay fixed rates, expected maturity, and estimated duration of our open ALM derivatives at December 31, 2008 and 2007. These amounts do not include our derivative hedges on our net investments in consolidated foreign operations.

Changes to the composition of our derivatives portfolio during 2008 reflect actions taken for interest rate and foreign exchange rate risk management. The decisions to reposition our derivative portfolio are based upon the current assessment of economic and financial conditions including the interest rate environment, balance sheet composition and trends, and the relative mix of our cash and derivative positions. The notional amount of our option positions decreased from $140.1 billion at December 31, 2007 to $5.0 billion at December 31, 2008. Changes in the levels of the option positions was driven by maturities of $115.1 billion in purchased caps along with the termination of $20.0 billion in sold floors. Our interest rate swap positions (including foreign exchange contracts) were a net receive fixed position of $50.3 billion at December 31, 2008 compared to a net receive fixed position of $101.9 billion on December 31, 2007. Changes in the notional levels of our interest rate swap position were driven by the net termination and maturity of $54.8 billion in U.S. dollar-denominated receive fixed swaps, the termination of $11.3 billion in pay fixed swaps, and the net termination of $8.1 billion in foreign denominated receive fixed swaps. The notional amount of our foreign exchange basis swaps was $54.6 billion and $54.5 billion at December 31, 2008 and 2007.

73	Bank of America 2008

Table 42   Asset and Liability Management Interest Rate and Foreign Exchange Contracts

December 31, 2008
	Fair Value	Expected Maturity
(Dollars in millions, average estimated duration in years)		Total	2009	2010	2011	2012	2013	Thereafter	Average Estimated Duration
Receive fixed interest rate swaps (1, 2)	$2,103								4.93
Notional amount		$27,166	$17	$4,002	$–	$9,258	$773	$13,116
Weighted average fixed rate		4.08%	7.35%	1.89%	–%	3.31%	4.53%	5.27%
Pay fixed interest rate swaps (1)	–								–
Notional amount		$–	$–	$–	$–	$–	$–	$–
Weighted average fixed rate		–%	–%	–%	–%	–%	–%	–%
Foreign exchange basis swaps (2, 3, 4)	3,196
Notional amount		$54,569	$4,578	$6,192	$3,986	$8,916	$4,819	$26,078
Option products (5)	–
Notional amount		5,025	5,000	22	–	–	–	3
Foreign exchange contracts (2, 4, 6)	1,070
Notional amount (7)		23,063	2,313	4,021	1,116	1,535	486	13,592
Futures and forward rate contracts	58
Notional amount (7)		(8,793)	(8,793)	–	–	–	–	–
Net ALM contracts	$6,427

December 31, 2007	Fair Value	Expected Maturity
(Dollars in millions, average estimated duration in years)		Total	2008	2009	2010	2011	2012	Thereafter	Average Estimated Duration
Receive fixed interest rate swaps (1, 2)	$992								3.70
Notional amount		$81,965	$4,869	$48,908	$3,252	$1,630	$2,508	$20,798
Weighted average fixed rate		4.34%	4.03%	3.91%	4.35%	4.50%	4.88%	5.34%
Pay fixed interest rate swaps (1)	(429)								5.37
Notional amount		$11,340	$–	$–	$–	$–	$1,000	$10,340
Weighted average fixed rate		5.04%	–%	–%	–%	–%	5.45%	5.00%
Foreign exchange basis swaps (2, 3, 4)	6,164
Notional amount		$54,531	$2,537	$4,463	$5,839	$4,294	$8,695	$28,703
Option products (5)	(155)
Notional amount		140,114	130,000	10,000	76	–	–	38
Foreign exchange contracts (2, 4, 6)	(499)
Notional amount (7)		31,054	1,438	2,047	4,171	1,235	3,150	19,013
Futures and forward rate contracts	(3)
Notional amount (7)		752	752	–	–	–	–	–
Net ALM contracts	$6,070
(1)

At December 31, 2008 there were no forward starting pay or receive fixed swap positions. At December 31, 2007, the receive fixed interest rate swap notional that represented forward starting swaps and will not be effective until their respective contractual start dates was $45.0 billion. There were no forward starting pay fixed swap positions at December 31, 2007.

(2)

Does not include basis adjustments on fixed rate debt issued by the Corporation and hedged under fair value hedge relationships pursuant to SFAS 133 that substantially offset the fair values of these derivatives.

(3)	Foreign exchange basis swaps consist of cross-currency variable interest rate swaps used separately or in conjunction with receive fixed interest rate swaps.
(4)	Does not include foreign currency translation adjustments on certain foreign debt issued by the Corporation which substantially offset the fair values of these derivatives.
(5)

Option products of $5.0 billion at December 31, 2008 are comprised completely of purchased caps. Option products of $140.1 billion at December 31, 2007 were comprised of $120.1 billion in purchased caps and $20.0 billion in sold floors.

(6)

Foreign exchange contracts include foreign-denominated and cross-currency receive fixed interest rate swaps as well as foreign currency forward rate contracts. Total notional was comprised of $23.1 billion in foreign-denominated and cross-currency receive fixed swaps and $78 million in foreign currency forward rate contracts at December 31, 2008, and $31.3 billion in foreign-denominated and cross-currency receive fixed swaps and $211 million in foreign currency forward rate contracts at December 31, 2007.

(7)	Reflects the net of long and short positions.

The table above includes derivatives utilized in our ALM activities, including those designated as SFAS 133 accounting hedges and economic hedges. The fair value of net ALM contracts increased $357 million from a gain of $6.1 billion at December 31, 2007 to a gain of $6.4 billion at December 31, 2008. The increase was primarily attributable to changes in the value of foreign exchange contracts of $1.6 billion and U.S. dollar-denominated receive fixed interest rate swaps of $1.1 billion, as well as changes related to the termination of pay fixed interest rate swaps of $429 million and the termination of option products of $155 million. The increase was partially offset by losses from changes in the value of foreign exchange basis swaps of $3.0 billion. The decrease in the value of foreign exchange basis swaps was mostly attributable to the strengthening of the U.S. dollar against most foreign currencies during 2008.

The Corporation uses interest rate derivative instruments to hedge the variability in the cash flows of its assets and liabilities, and other forecasted transactions (cash flow hedges). From time to time, the Corpo-

ration also utilizes equity-indexed derivatives accounted for as SFAS 133 cash flow hedges to minimize exposure to price fluctuations on the forecasted purchase or sale of certain equity investments. The net losses on both open and terminated derivative instruments recorded in accumulated OCI, net-of-tax, was $3.5 billion at December 31, 2008. These net losses are expected to be reclassified into earnings in the same period when the hedged cash flows affect earnings and will decrease income or increase expense on the respective hedged cash flows. Assuming no change in open cash flow derivative hedge positions and no changes to prices or interest rates beyond what is implied in forward yield curves at December 31, 2008, the pre-tax net losses are expected to be reclassified into earnings as follows: $1.2 billion, or 23 percent within the next year, 66 percent within five years, and 89 percent within 10 years, with the remaining 11 percent thereafter. For more information on derivatives designated as cash flow hedges, see Note 4 – Derivatives to the Consolidated Financial Statements.

Bank of America 2008	74

The amounts included in accumulated OCI for terminated derivative contracts were losses of $3.4 billion and $3.8 billion, net-of-tax, at December 31, 2008 and 2007. Losses on these terminated derivative contracts are reclassified into earnings in the same period or periods during which the hedged forecasted transaction affects earnings.

In addition to the derivatives disclosed in Table 42, we hedge our net investment in consolidated foreign operations determined to have functional currencies other than the U.S. dollar using forward foreign exchange contracts that typically settle in 90 days as well as by issuing foreign-denominated debt. The Corporation recorded net derivative gains of $2.8 billion in accumulated OCI associated with net investment hedges for 2008 as compared to net derivative losses of $516 million for 2007. The gains for 2008 were driven by the strengthening of the U.S. dollar against certain foreign currencies including the British Pound, Canadian Dollar and the Euro. These gains were more than offset by losses from the changes in the value of our net investments in consolidated foreign entities resulting in $1.0 billion in unrealized losses, net-of-tax, that were recorded in accumulated OCI for 2008.

Mortgage Banking Risk Management

We originate, fund and service mortgage loans, which subject us to credit, liquidity and interest rate risks, among others. We determine whether loans will be held for investment or held for sale at the time of commitment and manage credit and liquidity risks by selling or securitizing a portion of the loans we originate.

Interest rate and market risk can be substantial in the mortgage business. Fluctuations in interest rates drive consumer demand for new mortgages and the level of refinancing activity, which in turn affects total origination and service fee income. Typically, a decline in mortgage interest rates will lead to an increase in mortgage originations and fees and a decrease in the value of the MSRs driven by higher prepayment expectations. Hedging the various sources of interest rate risk in mortgage banking is a complex process that requires complex modeling and ongoing monitoring. IRLCs and the related residential first mortgage LHFS are subject to interest rate risk between the date of the IRLC and the date the loans are sold to the secondary market. To hedge interest rate risk, we utilize forward loan sale commitments and other derivative instruments including purchased options. These instruments are used as economic hedges of IRLCs and residential first mortgage LHFS. At December 31, 2008 and December 31, 2007, the notional amount of derivatives economically hedging the IRLCs and residential first mortgage LHFS was $97.2 billion and $18.6 billion. On January 1, 2008, we adopted SAB 109 which generally has resulted in higher fair values being recorded upon initial recognition of derivative IRLCs. For more information on the adoption of SAB 109, see Note 1 – Summary of Significant Accounting Principles to the Consolidated Financial Statements.

MSRs are a nonfinancial asset created when the underlying mortgage loan is sold to investors and we retain the right to service the loan. We use certain derivatives such as interest rate options, interest rate swaps, forward settlement contracts, euro dollar futures, mortgage-backed and U.S. Treasury securities as economic hedges of MSRs. The notional amounts of the derivative contracts and other securities designated as economic hedges of MSRs at December 31, 2008 were $1.0 trillion and $87.5 billion, for a total notional amount of $1.1 trillion. At December 31, 2007 the notional amount of economic hedges of MSRs was $69.0 billion, all of which were derivatives. At December 31, 2008, we recorded gains in mortgage banking income of $8.6 billion related to the change in fair value of these economic hedges as compared to gains of $303 million for the same period in 2007. For additional information on MSRs, see Note 21 – Mortgage Servicing Rights to the Consolidated Financial

Statements and for more information on mortgage banking income, see the Home Loans & Insurance discussion on page 19.

Compliance and Operational Risk Management

Compliance risk is the risk posed by the failure to manage regulatory, legal and ethical issues that could result in monetary damages, losses or harm to the bank’s reputation or image. The Seven Elements of a Compliance Program® provides the framework for the compliance programs that are consistently applied across the enterprise to manage compliance risk.

Operational risk is the risk of loss resulting from inadequate or failed internal processes, people, systems or external events. Operational risk also encompasses the failure to implement strategic objectives and initiatives in a successful, timely, and cost-effective manner. Successful operational risk management is particularly important to diversified financial services companies because of the nature, volume and complexity of the financial services business.

We approach compliance and operational risk management from two perspectives: corporate-wide and line of business-specific. The Compliance and Operational Risk Committee provides oversight of significant corporate-wide compliance and operational risk issues. Within Global Risk Management, Global Compliance and Operational Risk Management develops and guides the strategies, policies, practices, controls and monitoring tools for assessing and managing compliance and operational risks across the Corporation. Through training and communication efforts, compliance and operational risk awareness is driven across the Corporation.

We also mitigate compliance and operational risk through a broad-based approach to process management and process improvement. For selected risks, we use specialized support groups, such as Enterprise Information Management and Supply Chain Management, to develop corporate-wide risk management practices, such as an information security program and a supplier program to ensure that suppliers adopt appropriate policies and procedures when performing work on behalf of the Corporation. These specialized groups also assist the lines of business in the development and implementation of risk management practices specific to the needs of the individual businesses. These groups also work with line of business executives and risk executives to develop and guide appropriate strategies, policies, practices, controls and monitoring tools for each line of business.

The lines of business are responsible for all the risks within the business line, including compliance and operational risks. Compliance and Operational Risk executives, working in conjunction with senior line of business executives, have developed key tools to help identify, measure, mitigate and monitor risk in each business line. Examples of these include processes to ensure compliance with laws and regulations, personnel management practices, data reconciliation processes, fraud management units, transaction processing monitoring and analysis, business recovery planning and new product introduction processes. In addition, the lines of business are responsible for monitoring adherence to corporate practices. Line of business management uses a self-assessment process, which helps to identify and evaluate the status of risk and control issues, including mitigation plans, as appropriate. The goal of the self-assessment process is to periodically assess changing market and business conditions, to evaluate key risks impacting each line of business and assess the controls in place to mitigate the risks. In addition to information gathered from the self-assessment process, key compliance and operational risk indicators have been developed and are used to help identify trends and issues on both a corporate and a line of business level.

75	Bank of America 2008

ASF Framework

In December 2007, the American Securitization Forum (ASF) issued the Streamlined Foreclosure and Loss Avoidance Framework for Securitized Adjustable Rate Mortgage Loans (the ASF Framework). The ASF Framework was developed to address large numbers of subprime loans that are at risk of default when the loans reset from their initial fixed interest rates to variable rates. The objective of the framework is to provide uniform guidelines for evaluating large numbers of loans for refinancing in an efficient manner while complying with the relevant tax regulations and off-balance sheet accounting standards for loan securitizations. The ASF Framework targets loans that were originated between January 1, 2005 and July 31, 2007 and have an initial fixed interest rate period of 36 months or less, which are scheduled for their first interest rate reset between January 1, 2008 and July 31, 2010.

The ASF Framework categorizes the targeted loans into three segments. Segment 1 includes loans where the borrower is likely to be able to refinance into any available mortgage product. Segment 2 includes loans where the borrower is current but is unlikely to be able to refinance into any readily available mortgage product. Segment 3 includes loans where the borrower is not current. If certain criteria are met, ASF Framework loans in Segment 2 are eligible for fast-track modification under which the interest rate will be kept at the existing initial rate, generally for five years following the interest rate reset date. Upon evaluation, if targeted loans do not meet specific criteria to be eligible for one of the three segments, they are categorized as other loans, as shown in the table below. These criteria include the occupancy status of the borrower, structure and other terms of the loan. In January 2008, the SEC’s Office of the Chief Accountant issued a letter addressing the accounting issues relating to the ASF Framework. The letter concluded that the SEC would not object to continuing off-balance sheet accounting treatment for Segment 2 loans modified pursuant to the ASF Framework.

For those current loans that are accounted for off-balance sheet that are modified, but not as part of the ASF Framework, the servicer must perform on an individual basis, an analysis of the borrower and the loan to demonstrate it is probable that the borrower will not meet the repayment obligation in the near term. Such analysis shall provide sufficient evidence to demonstrate that the loan is in imminent or reasonably foreseeable default. The SEC’s Office of the Chief Accountant issued a letter in July 2007 stating that it would not object to continuing off-balance sheet accounting treatment for these loans.

Prior to the acquisition of Countrywide on July 1, 2008, Countrywide began making fast-track loan modifications under Segment 2 of the ASF Framework in June 2008 and the off-balance sheet accounting treatment of QSPEs that hold those loans was not affected. In addition, other workout activities relating to subprime ARMs including modifications (e.g., interest rate reductions and capitalization of interest) and repayment plans were also made. These initiatives have continued subsequent to the acquisition in an effort to work with all of our customers that are eligible and affected by loans that meet the requisite criteria. These foreclosure prevention efforts will reduce foreclosures and the related losses providing a solution for customers and protecting investors.

As of December 31, 2008, the principal balance of beneficial interests issued by the QSPEs that hold subprime ARMs totaled $56.5 billion and the fair value of beneficial interests related to those QSPEs held by the Corporation totaled $14 million. The table below presents a summary of loans in QSPEs that hold subprime ARMs as of December 31, 2008 as well as workout and payoff activity for the subprime loans by ASF categorization for the six months ended December 31, 2008. Prior to the acquisition of Countrywide on July 1, 2008, we did not originate or service significant subprime residential mortgage loans, nor did we hold a significant amount of beneficial interest in QSPEs of subprime residential mortgage loans.

In October 2008 in agreement with several state attorneys general, we announced the Countrywide National Homeownership Retention Program. Under the program, we will systematically identify and seek to offer loan modifications for eligible Countrywide subprime and pay option ARM borrowers whose loans are in delinquency or scheduled for an interest rate or payment change. For more information on our loan modification programs, see Recent Events on page 5.

Complex Accounting Estimates

Our significant accounting principles, as described in Note 1 – Summary of Significant Accounting Principles to the Consolidated Financial Statements, are essential in understanding the MD&A. Many of our significant accounting principles require complex judgments to estimate values of assets and liabilities. We have procedures and processes to facilitate making these judgments.

The more judgmental estimates are summarized below. We have identified and described the development of the variables most important in the estimation process that, with the exception of accrued taxes, involve mathematical models to derive the estimates. In many cases, there are numerous alternative judgments that could be used in the process of determining the inputs to the model. Where alternatives exist, we have used the factors that we believe represent the most reasonable value in developing the inputs. Actual performance that differs from our estimates

Table 43  QSPE Loans Subject to ASF Framework Evaluation (1)

	December 31, 2008		Activity During the Six Months Ended December 31, 2008
(Dollars in millions)	Balance	Percent	Payoffs	Fast-track Modifications	Other Workout Activities	Foreclosures
Segment 1	$2,568	4.5%	$807	$–	$1,396	$–
Segment 2	9,135	16.2	267	1,428	1,636	108
Segment 3	11,176	19.8	62	–	1,802	929
Total Subprime ARMs	22,879	40.5	1,136	1,428	4,834	1,037
Other loans	30,781	54.5	n/a	n/a	n/a	n/a
Foreclosed properties	2,794	5.0	n/a	n/a	n/a	n/a
Total	$56,454	100.0%	$1,136	$1,428	$4,834	$1,037
(1)	Represents loans that were acquired with the acquisition of Countrywide on July 1, 2008 that meet the requirements of the ASF Framework.

n/a = not applicable

Bank of America 2008	76

of the key variables could impact net income. Separate from the possible future impact to net income from input and model variables, the value of our lending portfolio and market sensitive assets and liabilities may change subsequent to the balance sheet measurement, often significantly, due to the nature and magnitude of future credit and market conditions. Such credit and market conditions may change quickly and in unforeseen ways and the resulting volatility could have a significant, negative effect on future operating results. These fluctuations would not be indicative of deficiencies in our models or inputs.

Allowance for Credit Losses

The allowance for credit losses, which includes the allowance for loan and lease losses and the reserve for unfunded lending commitments, represents management’s estimate of probable losses inherent in the Corporation’s lending activities excluding those measured at fair value in accordance with SFAS 159. Changes to the allowance for credit losses are reported in the Consolidated Statement of Income in the provision for credit losses. Our process for determining the allowance for credit losses is discussed in the Credit Risk Management section beginning on page 44 and Note 1 – Summary of Significant Accounting Principles to the Consolidated Financial Statements. Due to the variability in the drivers of the assumptions made in this process, estimates of the portfolio’s inherent risks and overall collectability change with changes in the economy, individual industries, countries and individual borrowers’ or counterparties’ ability and willingness to repay their obligations. The degree to which any particular assumption affects the allowance for credit losses depends on the severity of the change and its relationship to the other assumptions.

Key judgments used in determining the allowance for credit losses include: (i) risk ratings for pools of commercial loans and leases, (ii) market and collateral values and discount rates for individually evaluated loans, (iii) product type classifications for consumer and commercial loans and leases, (iv) loss rates used for consumer and commercial loans and leases, (v) adjustments made to assess current events and conditions, (vi) considerations regarding domestic and global economic uncertainty, and (vii) overall credit conditions.

Our allowance for loan and lease losses is sensitive to the risk rating assigned to commercial loans and leases. Assuming a downgrade of one level in the internal risk rating for commercial loans and leases and rated under the internal risk rating scale, except loans and leases already risk rated Doubtful as defined by regulatory authorities, the allowance for loan and lease losses would increase by approximately $2.7 billion at December 31, 2008. The allowance for loan and lease losses as a percentage of total loans and leases at December 31, 2008 was 2.49 percent and this hypothetical increase in the allowance would raise the ratio to approximately 2.78 percent. Our allowance for loan and lease losses is also sensitive to the loss rates used for the consumer and commercial portfolios. A 10 percent increase in the loss rates used on the consumer and commercial loan and lease portfolios covered by the allowance would increase the allowance for loan and lease losses at December 31, 2008 by approximately $2.0 billion, of which $1.6 billion would relate to consumer and $440 million to commercial.

SOP 03-3 requires acquired impaired loans to be recorded at fair value and prohibits “carrying over” or the creation of valuation allowances in the initial accounting of loans acquired in a transfer that are within the scope of this SOP. However, subsequent decreases to the expected principal cash flows from the date of acquisition will result in a charge to provision for credit losses and a corresponding increase to allowance for loan and lease losses. Our SOP 03-3 portfolio is also subjected to stress scenarios to evaluate the potential impact given certain events. A one percent decrease in the expected principal cash flows could result in an impairment of the portfolio of approximately $400 million, of which approximately $250 million would be related to our discontinued real estate portfolio.

These sensitivity analyses do not represent management’s expectations of the deterioration in risk ratings or the increases in loss rates but are provided as hypothetical scenarios to assess the sensitivity of the allowance for loan and lease losses to changes in key inputs. We believe the risk ratings and loss severities currently in use are appropriate and that the probability of a downgrade of one level of the internal risk ratings for commercial loans and leases within a short period of time is remote.

The process of determining the level of the allowance for credit losses requires a high degree of judgment. It is possible that others, given the same information, may at any point in time reach different reasonable conclusions.

Mortgage Servicing Rights

MSRs are nonfinancial assets that are created when the underlying mortgage loan is sold and we retain the right to service the loan. We account for consumer MSRs at fair value with changes in fair value recorded in the Consolidated Statement of Income in mortgage banking income. Commercial-related and residential reverse mortgage MSRs are accounted for using the amortization method (i.e., lower of cost or market) with impairment recognized as a reduction to mortgage banking income. At December 31, 2008, our total MSR balance was $13.1 billion.

We determine the fair value of our consumer MSRs using a valuation model that calculates the present value of estimated future net servicing income. The model incorporates key economic assumptions including estimates of prepayment rates and resultant weighted average lives of the MSRs and the option adjusted spread (OAS) levels. These variables can, and generally do, change from quarter to quarter as market conditions and projected interest rates change. These assumptions are subjective in nature and changes in these assumptions could materially impact our net income. For example, decreasing the prepayment rate assumption used in the valuation of our consumer MSR by 10 percent while keeping all other assumptions unchanged could have resulted in an estimated increase of $786 million in mortgage banking income at December 31, 2008.

We manage potential changes in the fair value of MSRs through a comprehensive risk management program. The intent is to mitigate the effects of changes in MSRs fair value through the use of risk management instruments. To reduce the sensitivity of earnings to interest rate and market value fluctuations, certain derivatives such as options, securities and interest rate swaps may be used as economic hedges of the MSRs, but are not designated as hedges under SFAS 133. These derivatives are marked to market and recognized through mortgage banking income. The impact provided above does not reflect any hedge strategies that may be undertaken to mitigate such risk.

For additional information on MSRs, including the sensitivity of weighted average lives and the fair value of MSRs to changes in modeled assumptions, see Note 21 – Mortgage Servicing Rights to the Consolidated Financial Statements.

Fair Value of Financial Instruments

We determine the fair market values of financial instruments based on the fair value hierarchy established in SFAS 157 which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value. We carry certain corporate loans and loan commitments, LHFS, structured reverse repurchase agreements, and long-term deposits at fair value in accordance with SFAS 159. We also carry trading account assets and liabilities,

77	Bank of America 2008

derivative assets and liabilities, AFS debt and marketable equity securities, MSRs, and certain other assets at fair value. For more information, see Note 19 – Fair Value Disclosures to the Consolidated Financial Statements.

The values of assets and liabilities recorded at fair value include adjustments for market liquidity, credit quality and other deal specific factors, where appropriate. To ensure the prudent application of estimates and management judgment in determining the fair value of these assets and liabilities, various processes and controls have been adopted, which include: a model validation policy that requires a review and approval of quantitative models used for deal pricing, financial statement fair value determination and risk quantification; a trading product valuation policy that requires verification of all traded product valuations; and a periodic review and substantiation of daily profit and loss reporting for all traded products. Primarily through validation controls, we utilize both broker and pricing service inputs, which can and do include both market observable and internally modeled values and/or value inputs. Our reliance on the receipt of this information is tempered by the knowledge of how the broker and/or pricing service develops its data, with a higher reliance being applied to those that are more directly observable and lesser reliance being applied on those developed through their own internal modeling. Similarly, broker quotes that are executable are given a higher level of reliance than indicative broker quotes, which are not executable. These processes and controls are performed independently of the business.

Trading account assets and liabilities are recorded at fair value, which is primarily based on actively traded markets where prices are based on either direct market quotes or observed transactions. Liquidity is a significant factor in the determination of the fair value of trading account assets or liabilities. Market price quotes may not be readily available for some positions, or positions within a market sector where trading activity has slowed significantly or ceased. Situations of illiquidity generally are triggered by the market’s perception of credit uncertainty regarding a single company or a specific market sector. In these instances, fair value is determined based on limited available market information and other factors, principally from reviewing the issuer’s financial statements and changes in credit ratings made by one or more rating agencies. At December 31, 2008, $7.3 billion, or five percent, of trading account assets were classified as Level 3 fair value assets. No trading account liabilities were classified as Level 3 liabilities at December 31, 2008.

The fair values of derivative assets and liabilities traded in the over-the-counter market are determined using quantitative models that require the use of multiple market inputs including interest rates, prices, and indices to generate continuous yield or pricing curves and volatility factors, which are used to value the position. The majority of market inputs are actively quoted and can be validated through external sources, including brokers, market transactions and third-party pricing services. Estimation risk is greater for derivative asset and liability positions that are either option-based or have longer maturity dates where observable market inputs are less readily available or are unobservable, in which case, quantitative-based extrapolations of rate, price or index scenarios are used in determining fair values. The Corporation does incorporate, consistent with the requirements of SFAS 157, within its fair value measurements of over-the-counter derivatives the net credit differential between the counterparty credit risk and our own credit risk. The value of the credit differential is determined by reference to existing direct market reference costs of credit, or where direct references are not available, a proxy is applied consistent with direct references for other counterparties that are similar in credit risk. An estimate of severity of loss is also used within the determination of fair value, primarily based on historical experience, adjusted for any more recent name specific expectations.

At December 31, 2008, the Level 3 fair values of derivative assets and liabilities determined by these quantitative models were $8.3 billion and $6.0 billion. These amounts reflect the full fair value of the derivatives and do not isolate the discrete value associated with the subjective valuation variable. Further, they both represented less than one percent of derivative assets and liabilities, before the impact of legally enforceable master netting agreements. In 2008, there were no changes to the quantitative models, or uses of such models, that resulted in a material adjustment to the Consolidated Statement of Income.

Trading account profits (losses), which represent the net amount earned from our trading positions, can be volatile and are largely driven by general market conditions and customer demand. Trading account profits (losses) are dependent on the volume and type of transactions, the level of risk assumed, and the volatility of price and rate movements at any given time within the ever-changing market environment. To evaluate risk in our trading activities, we focus on the actual and potential volatility of individual positions as well as portfolios. At a portfolio and corporate level, we use trading limits, stress testing and tools such as VAR modeling, which estimates a potential daily loss which is not expected to be exceeded with a specified confidence level, to measure and manage market risk. At December 31, 2008, the amount of our VAR was $138 million based on a 99 percent confidence level. For more information on VAR, see Trading Risk Management beginning on page 68.

AFS debt and marketable equity securities are recorded at fair value, which is generally based on quoted market prices, market prices for similar assets, cash flow analysis or pricing services.

Global Principal Investments

Global Principal Investments is included within Equity Investments in All Other and is discussed in more detail beginning on page 31. Global Principal Investments is comprised of a diversified portfolio of investments in privately-held and publicly-traded companies at all stages of their life cycle, from start-up to buyout. These investments are made either directly in a company or held through a fund. Some of these companies may need access to additional cash to support their long-term business models. Market conditions and company performance may impact whether funding is available from private investors or the capital markets. For more information, see Note 1 – Summary of Significant Accounting Principles and Note 19 – Fair Value Disclosures to the Consolidated Financial Statements.

Investments with active market quotes are carried at estimated fair value; however, the majority of our investments do not have publicly available price quotations and, therefore, the fair value is unobservable. At December 31, 2008, we had nonpublic investments of $3.5 billion, or approximately 91 percent of the total portfolio. Valuation of these investments requires significant management judgment. We value such investments initially at transaction price and adjust valuations when evidence is available to support such adjustments. Such evidence includes transactions in similar instruments, market comparables, completed or pending third-party transactions in the underlying investment or comparable entities, subsequent rounds of financing, recapitalizations and other transactions across the capital structure, and changes in financial ratios or cash flows. Investments are adjusted to estimated fair values at the balance sheet date with changes being recorded in equity investment income in the Consolidated Statement of Income.

Accrued Income Taxes

As more fully described in Note 1 – Summary of Significant Accounting Principles and Note 18 – Income Taxes to the Consolidated Financial Statements, we account for income taxes in accordance with SFAS 109 as interpreted by FIN 48. Accrued income taxes, reported as a component

Bank of America 2008	78

of accrued expenses and other liabilities on our Consolidated Balance Sheet, represents the net amount of current income taxes we expect to pay to or receive from various taxing jurisdictions attributable to our operations to date. We currently file income tax returns in more than 100 jurisdictions and consider many factors – including statutory, judicial and regulatory guidance – in estimating the appropriate accrued income taxes for each jurisdiction.

In applying the principles of SFAS 109, we monitor relevant tax authorities and change our estimate of accrued income taxes due to changes in income tax laws and their interpretation by the courts and regulatory authorities. These revisions of our estimate of accrued income taxes, which also may result from our own income tax planning and from the resolution of income tax controversies, may be material to our operating results for any given period.

Goodwill and Intangible Assets

The nature of and accounting for goodwill and intangible assets is discussed in detail in Note 1 – Summary of Significant Accounting Principles and Note 10 – Goodwill and Intangible Assets to the Consolidated Financial Statements. Goodwill is reviewed for potential impairment at the reporting unit level on an annual basis, which for the Corporation is performed at June 30 or in interim periods if events or circumstances indicate a potential impairment. As reporting units are determined after an acquisition or evolve with changes in business strategy, goodwill is assigned and it no longer retains its association with a particular acquisition. All of the revenue streams and related activities of a reporting unit, whether acquired or organic, are available to support the value of the goodwill. The reporting units utilized for this test were the business segment or, where appropriate, one level below the business segment.

Under applicable accounting standards, goodwill impairment analysis is a two-step test. The first step of the goodwill impairment test compares the fair value of the reporting unit with its carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired; however, if the carrying amount of the reporting unit exceeds its fair value, the second step must be performed. The second step involves calculating an implied fair value of goodwill for each reporting unit for which the first step indicated possible impairment. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination, which is the excess of the fair value of the reporting unit, as determined in the first step, over the aggregate fair values of the individual assets, liabilities and identifiable intangibles as if the reporting unit was being acquired in a business combination. The adjustments to measure the assets, liabilities and intangibles at fair value are for the purpose of measuring the implied fair value of goodwill and such adjustments are not reflected in the Consolidated Balance Sheet. If the implied fair value of goodwill exceeds the goodwill assigned to the reporting unit, there is no impairment. If the goodwill assigned to a reporting unit exceeds the implied fair value of the goodwill, an impairment charge is recorded for the excess. An impairment loss recognized cannot exceed the amount of goodwill assigned to a reporting unit, and the loss establishes a new basis in the goodwill. Subsequent reversal of goodwill impairment losses is not permitted under applicable accounting standards.

For intangible assets subject to amortization, impairment exists when the carrying amount of the intangible asset exceeds its fair value. An impairment loss will be recognized only if the carrying amount of the intangible asset is not recoverable and exceeds its fair value. The carrying amount of the intangible asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from it. An intangible asset subject to amortization shall be tested for recoverability whenever events or changes in circumstances, such as a significant or adverse change in the business climate that could affect the value of the intangible asset, indicate that its carrying amount may not be recoverable. An impairment loss is recorded to the extent the carrying amount of the intangible asset exceeds its fair value.

Estimating the fair value of reporting units is a subjective process that involves the use of estimates and judgments, particularly related to cash flows, the appropriate discount rates and an applicable control premium. The fair values of the reporting units were determined using a combination of valuation techniques consistent with the income approach and the market approach and included the use of independent valuations. The fair values of the intangible assets were determined using the income approach. For purposes of the income approach, discounted cash flows were calculated by taking the net present value of estimated cash flows using a combination of historical results, estimated future cash flows and an appropriate price to earnings multiple. Our discounted cash flow employs a capital asset pricing model in estimating the discount rate (i.e., cost of equity financing) for each reporting unit. The inputs to this model include: risk-free rate of return; beta, a measure of the level of non-diversifiable risk associated with comparable companies for each specific reporting unit; market equity risk premium; and in certain cases an unsystematic (company-specific) risk factor. The unsystematic risk factor is the input that specifically addresses uncertainty related to our projections of earnings and growth, including the uncertainty related to loss expectations. We use our internal forecasts to estimate future cash flows and actual results may differ from forecasted results. Cash flows were discounted using a discount rate based on expected equity return rates, which was 11 percent for 2008. We utilized discount rates that we believe adequately reflected the risk and uncertainty in the financial markets generally and specifically in our internally developed forecasts. Expected rates of equity returns were estimated based on historical market returns and risk/return rates for similar industries of the reporting unit. For purposes of the market approach, valuations of reporting units were based on actual comparable market transactions and market earnings multiples for similar industries of the reporting unit.

The annual impairment test as of June 30, 2008 indicated some stress in certain reporting units. Given the significant decline in our stock price and current market conditions in the financial services industry, we concluded that circumstances warranted an additional impairment analysis in the fourth quarter of 2008. We evaluated the fair value of our reporting units using a combination of the market and income approach. Due to the volatility and uncertainties in the current market environment we used a range of valuations to determine the fair value of each reporting unit. In performing our updated goodwill impairment analysis, which excludes the current increase in mortgage refinancings that we have benefited from, our Home Loans & Insurance business failed the first step analysis (i.e., carrying value exceeded its fair value) and therefore we performed the second step analysis. In addition, given the rise in the implied control premium and the range in valuations, we believe the assumptions used in our analysis were tied to an overall inefficient market driven by uncertainty. As such, although not required, to further substantiate the value of our goodwill balance we also performed the second step analysis described above for our Global Card Services’ business as this reporting unit has experienced stress due to the current economic environment. As a result of our tests, no goodwill impairment losses were recognized for 2008. If current economic conditions continue to deteriorate or other events adversely impact the business models and the related assumptions used to value these reporting units, there could be a change in the valuation of our goodwill and intangible assets when we conduct impairment tests in future periods and may possibly result in the recognition of impairment losses.

79	Bank of America 2008

Consolidation and Accounting for Variable Interest Entities

Under the provisions of FIN 46R, a VIE is consolidated by the entity that will absorb a majority of the variability created by the assets of the VIE. The calculation of variability is based on an analysis of projected probability-weighted cash flows based on the design of the particular VIE. Scenarios in which expected cash flows are less than or greater than the expected outcomes create expected losses or expected residual returns. The entity that will absorb a majority of expected variability (the sum of the absolute values of the expected losses and expected residual returns) consolidates the VIE and is referred to as the primary beneficiary.

A variety of qualitative and quantitative assumptions are used to estimate projected cash flows and the relative probability of each potential outcome, and to determine which parties will absorb expected losses and expected residual returns. Critical assumptions, which may include projected credit losses and interest rates, are independently verified against market observable data where possible. Where market observable data is not available, the results of the analysis become more subjective.

As certain events occur, we reevaluate which parties will absorb variability and whether we have become or are no longer the primary beneficiary. Reconsideration events may occur when VIEs acquire additional assets, issue new variable interests or enter into new or modified contractual arrangements. A reconsideration event may also occur when we acquire new or additional interests in a VIE.

In the unlikely event we were required to consolidate our unconsolidated VIEs, their consolidation would increase our assets and liabilities and could have an adverse impact on our Tier 1 Capital, Total Capital and Tier 1 Leverage Capital ratios under current GAAP. On September 15, 2008 the FASB released exposure drafts which would amend SFAS 140 and FIN 46R. For additional information on this proposed amendment, see Recent Accounting Developments on page 6.

For more information, see Note 9 – Variable Interest Entities to the Consolidated Financial Statements.

2007 Compared to 2006

The following discussion and analysis provides a comparison of our results of operations for 2007 and 2006. This discussion should be read in conjunction with the Consolidated Financial Statements and related Notes. Tables 5 and 6 contain financial data to supplement this discussion.

Overview

Net Income

Net income totaled $15.0 billion, or $3.30 per diluted common share in 2007 compared to $21.1 billion or $4.59 per diluted common share in 2006. The return on average common shareholders’ equity was 11.08 percent in 2007 compared to 16.27 percent in 2006. These earnings provided sufficient cash flow to allow us to return $13.6 billion and $21.2 billion in 2007 and 2006, in capital to shareholders in the form of dividends and share repurchases, net of employee stock options exercised.

Net Interest Income

Net interest income on a FTE basis increased $372 million to $36.2 billion in 2007 compared to 2006. The increase was driven by the contribution from market-based net interest income related to Global Markets, higher levels of consumer and commercial loans, the impact of the LaSalle acquisition, and a one-time tax benefit from restructuring our existing non-U.S. based commercial aircraft leasing business. These increases were partially offset by spread compression, increased hedge costs and the impact of divestitures of certain foreign operations in late 2006 and the beginning of 2007. The net interest yield on a FTE basis decreased 22 bps to 2.60 percent for 2007 compared to 2006, and was driven by spread compression and the impact of the funding of the LaSalle merger, partially offset by an improvement in market-based yield related to Global Markets.

Noninterest Income

Noninterest income decreased $5.8 billion to $32.4 billion in 2007 compared to 2006 due primarily to decreases in trading account profits (losses) of $8.2 billion and other income of $916 million. These decreases were partially offset by increases in equity investment income of $875 million, investment and brokerage services of $691 million, service charges of $684 million, an increase in gains (losses) on sales of debt securities of $623 million and mortgage banking income of $361 million. Trading account profits (losses) were driven by losses of $4.9 billion associated with CDO exposure and the impact of the market disruptions on various parts of Global Markets in the second half of the year. The decrease in other income was driven by losses of $752 million associated with CDO exposure, losses of $776 million associated with the support provided to certain cash funds managed within GWIM and writedowns related to certain SIV investments that were purchased from the funds, and the absence of a $720 million gain on the sale of our Brazilian operations recognized in 2006. These losses were partially offset by a $1.5 billion gain from the sale of Marsico that was recorded in other income. The increase in equity investment income was driven by the $600 million gain on the sale of private equity funds to Conversus Capital. Investment and brokerage services increased due primarily to organic growth in AUM, brokerage activity and the U.S. Trust Corporation acquisition. Service charges grew resulting from new account growth in deposit accounts and the beneficial impact of the LaSalle merger. The increase in gains (losses) on sales of debt securities was driven largely by losses in the prior year. Mortgage banking income increased due to the favorable performance of the MSRs partially offset by the impact of widening credit spreads on income from mortgage production.

Provision for Credit Losses

The provision for credit losses increased $3.4 billion to $8.4 billion in 2007 compared to 2006 due to higher net charge-offs, reserve additions and the absence of 2006 commercial reserve releases. Higher net charge-offs of $1.9 billion were primarily driven by seasoning of the consumer portfolios, seasoning and deterioration in the small business and home equity portfolios as well as lower commercial recoveries. Reserves were increased in the home equity and homebuilder loan portfolios on continued weakness in the housing market. Reserves were also added for small business portfolio seasoning and deterioration as well as growth in the consumer portfolios. These increases were partially offset by reductions in reserves from the sale of the Argentina portfolio in the first quarter of 2007.

Noninterest Expense

Noninterest expense increased $1.7 billion to $37.5 billion in 2007 compared to 2006, primarily due to increases in other general operating expense of $975 million and personnel expense of $542 million, partially offset by a decrease in merger and restructuring charges of $395 million. The increase in other general operating expense was impacted by our acquisitions and various other items including litigation related costs. Personnel expense increased due to the acquisitions of LaSalle and U.S. Trust Corporation partially offset by a reduction in performance-based

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incentive compensation within Global Markets. Merger and restructuring charges decreased mainly due to the declining integration costs associated with the MBNA acquisition partially offset by costs associated with the integration of U.S. Trust Corporation and LaSalle.

Income Tax Expense

Income tax expense was $5.9 billion in 2007 compared to $10.8 billion in 2006, resulting in effective tax rates of 28.4 percent in 2007 and 33.9 percent in 2006. The decrease in the effective tax rate was primarily due to lower pre-tax income, a one-time tax benefit from restructuring our existing non-U.S. based commercial aircraft leasing business and an increase in the relative percentage of our earnings taxed solely outside of the U.S.

Business Segment Operations

Deposits

Net income increased $201 million, or four percent, compared to 2006 as an increase in noninterest income was partially offset by higher noninterest expense. Net interest income remained relatively flat as the addition of LaSalle and higher deposit spreads were offset by the impact of lower balances. Noninterest income increased $703 million, or 13 percent, to $6.2 billion compared to 2006, mainly due to higher service charges primarily as a result of new demand deposit account growth and the addition of LaSalle. Noninterest expense increased $496 million, or six percent, to $8.5 billion primarily due to the addition of LaSalle, and to higher account and transaction volumes.

Global Card Services

Net income decreased $1.9 billion, or 30 percent, to $4.3 billion compared to 2006 as increases in noninterest income and net interest income were more than offset by higher provision for credit losses and noninterest expense. Net interest income increased $212 million, or one percent, to $16.4 billion as growth in managed average loans and leases was partially offset by spread compression. Noninterest income increased $1.0 billion, or 10 percent, to $11.1 billion compared to 2006, mainly due to higher cash advance fees related to organic loan growth in domestic credit card and consumer lending. Provision for credit losses increased $3.2 billion, or 40 percent, to $11.3 billion compared to 2006 driven by higher managed net losses from portfolio seasoning and increases from unusually low loss levels experienced in 2006 post bankruptcy reform. Noninterest expense increased $970 million, or 12 percent, to $9.4 billion largely due to increases in personnel-related expenses, certain Visa-related costs, equally allocated to Global Card Services and Global Banking on a management accounting basis, and technology-related costs.

Home Loans & Insurance

Net income decreased $377 million, or 79 percent, to $102 million compared to 2006 as increases in noninterest income and net interest income were more than offset by higher provision for credit losses and noninterest expense. Net interest income increased $372 million, or 24 percent, to $1.9 billion driven by growth in our home equity loan portfolio partially offset by spread compression. Noninterest income increased $668 million, or 59 percent, to $1.8 billion compared to 2006, mainly attributable to higher mortgage banking income due to the election to account for certain LHFS at fair value, favorable performance of the MSRs and increased production income. Provision for credit losses increased $956 million to $1.0 billion compared to 2006 primarily driven by higher losses inherent in the home equity portfolio reflective of portfolio season-

ing and the impacts of the weak housing market, particularly in geographic areas which have experienced the most significant home price declines driving a reduction in collateral value. Noninterest expense increased $683 million, or 37 percent, to $2.5 billion, driven by costs associated with increased volume and the increase in cost related to the adoption of SFAS 159.

Global Banking

Net income decreased $481 million, or 10 percent, to $4.2 billion as increases in net interest income and noninterest income were more than offset by higher provision for credit losses and noninterest expense. Net interest income increased $164 million, or two percent, to $8.7 billion due to the FTE impact of a one-time tax benefit from restructuring our existing non-U.S. based commercial aircraft leasing business combined with average loans and leases and deposit growth. These increases were partially offset by spread compression. Noninterest income increased $118 million, or two percent, to $6.0 billion compared to 2006, driven by higher service charges, improved economic hedging results of our exposures to certain large corporate clients and higher tax credits from community development activities. Provision for credit losses was $658 million in 2007 compared to negative $7 million in 2006. The increase was driven by the absence of 2006 releases of reserves, higher net charge-offs and an increase in reserves during 2007 reflecting the impact of the weak housing market particularly on the homebuilder loan portfolio. Noninterest expense increased $393 million, or six percent, to $7.4 billion compared to 2006 primarily due to the LaSalle merger and certain Visa-related costs equally allocated to Global Banking and Global Card Services on a management accounting basis.

Global Markets

Net income decreased $5.1 billion to a loss of $3.8 billion as CDO and other trading losses were partially offset by an increase in net interest income and a decrease in noninterest expense. Net interest income increased $1.0 billion, or 77 percent, to $2.3 billion due to a higher yield and growth in average market-based earning assets. Noninterest income decreased $9.1 billion to a loss of $3.6 billion driven by $5.6 billion in losses resulting from our CDO exposure. In addition, we recorded additional trading losses in structured and credit products while rates and currencies and equity products sales and trading revenue compared reasonably well with 2006 given the market conditions. Noninterest expense decreased $36 million, or one percent, to $4.7 billion compared to 2006.

Global Wealth & Investment Management

Net income decreased $191 million, or nine percent, to $2.0 billion compared to 2006, due mainly to losses associated with the support provided to certain cash funds managed within Columbia and an increase in noninterest expense. Net interest income increased $163 million, or four percent, to $3.9 billion driven by the impact of the U.S. Trust Corporation acquisition and organic growth in average deposit and loan balances. Noninterest income increased $307 million, or nine percent, to $3.6 billion driven by an increase in investment and brokerage services primarily due to higher AUM attributable to the impact of the U.S. Trust Corporation acquisition, net client inflows and favorable market conditions combined with an increase in brokerage activity. Partially offsetting this increase was a decrease in all other income due to losses associated with support provided to certain cash funds. Noninterest expense increased $771 million, or 21 percent, to $4.5 billion driven by the addition of U.S. Trust Corporation, higher revenue related expenses and increased marketing costs.

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All Other

Net income increased $1.7 billion to $3.3 billion compared to 2006. Excluding the securitization offset this increase was due to higher noninterest income combined with decreases in all other noninterest expense, merger and restructuring charges and provision for credit losses partially offset by a decrease in net interest income. Net interest income decreased $1.2 billion, or 68 percent, to $580 million compared to 2006 resulting largely from the absence of net interest income due to the sale of the Latin American operations and Hong Kong-based retail and commercial banking business which were included in our 2006 results. Noninterest income increased $1.7 billion, or 70 percent, to $4.1 billion driven by the $1.5 billion gain from the sale of Marsico. In addition, noninterest income increased due to higher equity investment income and the absence of a loss on the sale of mortgage backed debt securities which occurred in the prior year. The provision for credit losses decreased $136 million to negative $249 million mainly due to reserve reductions from the sale of our Argentina portfolio during the first quarter of 2007. Merger and restructuring charges decreased $395 million, or 49 percent, to $410 million due to declining integration costs associated with the integration of the MBNA acquisition partially offset by costs associated with U.S. Trust Corporation and LaSalle. The decrease in other noninterest expense of $1.2 billion was driven by the absence of operating costs after the sale of the Latin American operations and Hong Kong-based retail and commercial banking business which were included in our 2006 results.

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Statistical Tables

Table I  Year-to-date Average Balances and Interest Rates – FTE Basis

	2008			2007			2006 (1)
(Dollars in millions)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Earning assets
Time deposits placed and other short-term investments	$10,696	$440	4.11%	$13,152	$627	4.77%	$15,611	$646	4.14%
Federal funds sold and securities purchased under agreements to resell	128,053	3,313	2.59	155,828	7,722	4.96	175,334	7,823	4.46
Trading account assets	193,631	9,259	4.78	187,287	9,747	5.20	145,321	7,552	5.20
Debt securities (2)	250,551	13,383	5.34	186,466	10,020	5.37	225,219	11,845	5.26
Loans and leases (3):
Residential mortgage	260,213	14,671	5.64	264,650	15,112	5.71	207,879	11,608	5.58
Home equity	135,091	7,592	5.62	98,765	7,385	7.48	78,318	5,772	7.37
Discontinued real estate	10,898	858	7.87	n/a	n/a	n/a	n/a	n/a	n/a
Credit card – domestic	63,318	6,843	10.81	57,883	7,225	12.48	63,838	8,638	13.53
Credit card – foreign	16,527	2,042	12.36	12,359	1,502	12.15	9,141	1,147	12.55
Direct/Indirect consumer (4)	82,516	6,934	8.40	70,009	6,002	8.57	53,172	4,185	7.87
Other consumer (5)	3,816	321	8.41	4,510	389	8.64	7,516	789	10.50
Total consumer	572,379	39,261	6.86	508,176	37,615	7.40	419,864	32,139	7.65
Commercial – domestic	220,561	11,702	5.31	180,102	12,884	7.15	151,231	10,897	7.21
Commercial real estate (6)	63,208	3,057	4.84	42,950	3,145	7.32	36,939	2,740	7.42
Commercial lease financing	22,290	799	3.58	20,435	1,212	5.93	20,862	995	4.77
Commercial – foreign	32,440	1,503	4.63	24,491	1,452	5.93	23,521	1,674	7.12
Total commercial	338,499	17,061	5.04	267,978	18,693	6.98	232,553	16,306	7.01
Total loans and leases	910,878	56,322	6.18	776,154	56,308	7.25	652,417	48,445	7.43
Other earning assets	68,920	4,161	6.04	71,305	4,629	6.49	55,242	3,498	6.33
Total earning assets (7)	1,562,729	86,878	5.56	1,390,192	89,053	6.41	1,269,144	79,809	6.29
Cash and cash equivalents	45,354			33,091			34,052
Other assets, less allowance for loan and lease losses	235,896			178,790			163,485
Total assets	$1,843,979			$1,602,073			$1,466,681
Interest-bearing liabilities
Domestic interest-bearing deposits:
Savings	$32,204	$230	0.71%	$32,316	$188	0.58%	$34,608	$269	0.78%
NOW and money market deposit accounts	267,818	3,781	1.41	220,207	4,361	1.98	218,077	3,923	1.80
Consumer CDs and IRAs	203,887	7,404	3.63	167,801	7,817	4.66	144,738	6,022	4.16
Negotiable CDs, public funds and other time deposits	32,264	1,076	3.33	20,557	974	4.74	12,195	483	3.97
Total domestic interest-bearing deposits	536,173	12,491	2.33	440,881	13,340	3.03	409,618	10,697	2.61
Foreign interest-bearing deposits:
Banks located in foreign countries	37,657	1,063	2.82	42,788	2,174	5.08	34,985	1,982	5.67
Governments and official institutions	13,004	311	2.39	16,523	812	4.91	12,674	586	4.63
Time, savings and other	51,363	1,385	2.70	43,443	1,767	4.07	38,544	1,215	3.15
Total foreign interest-bearing deposits	102,024	2,759	2.70	102,754	4,753	4.63	86,203	3,783	4.39
Total interest-bearing deposits	638,197	15,250	2.39	543,635	18,093	3.33	495,821	14,480	2.92
Federal funds purchased, securities sold under agreements to repurchase and other short-term borrowings	455,710	12,362	2.71	424,814	21,967	5.17	411,132	19,837	4.83
Trading account liabilities	75,270	2,774	3.69	82,721	3,444	4.16	64,689	2,640	4.08
Long-term debt	231,235	9,938	4.30	169,855	9,359	5.51	130,124	7,034	5.41
Total interest-bearing liabilities (7)	1,400,412	40,324	2.88	1,221,025	52,863	4.33	1,101,766	43,991	3.99
Noninterest-bearing sources:
Noninterest-bearing deposits	192,947			173,547			177,174
Other liabilities	85,789			70,839			57,278
Shareholders’ equity	164,831			136,662			130,463
Total liabilities and shareholders’ equity	$1,843,979			$1,602,073			$1,466,681
Net interest spread			2.68%			2.08%			2.30%
Impact of noninterest-bearing sources			0.30			0.52			0.52
Net interest income/yield on earning assets		$46,554	2.98%		$36,190	2.60%		$35,818	2.82%
(1)

Interest income (FTE basis) in 2006 does not include the cumulative tax charge resulting from a change in tax legislation relating to extraterritorial tax income and foreign sales corporation regimes. The FTE impact to net interest income and net interest yield on earning assets of this retroactive tax adjustment was a reduction of $270 million and two bps in 2006. Management has excluded this one-time impact to provide a more comparative basis of presentation for net interest income and net interest yield on earning assets on a FTE basis. The impact on any given future period is not expected to be material.

(2)	Yields on AFS debt securities are calculated based on fair value rather than historical cost balances. The use of fair value does not have a material impact on net interest yield.
(3)

Nonperforming loans are included in the respective average loan balances. Income on these nonperforming loans is recognized on a cash basis. We account for acquired impaired loans in accordance with SOP 03-3. Loans accounted for in accordance with SOP 03-3 were written down to fair value upon acquisition and accrete interest income over the remaining life of the loan.

(4)	Includes foreign consumer loans of $2.7 billion, $3.8 billion and $3.4 billion in 2008, 2007 and 2006, respectively.
(5)

Includes consumer finance loans of $2.8 billion, $3.2 billion and $2.9 billion in 2008, 2007 and 2006, respectively; and other foreign consumer loans of $774 million, $1.1 billion and $4.4 billion in 2008, 2007 and 2006, respectively.

(6)	Includes domestic commercial real estate loans of $62.1 billion, $42.1 billion and $36.2 billion in 2008, 2007 and 2006, respectively.
(7)

Interest income includes the impact of interest rate risk management contracts, which decreased interest income on the underlying assets $260 million, $542 million and $372 million in 2008, 2007 and 2006, respectively. Interest expense includes the impact of interest rate risk management contracts, which increased interest expense on the underlying liabilities $409 million, $813 million and $106 million in 2008, 2007 and 2006, respectively. For further information on interest rate contracts, see Interest Rate Risk Management for Nontrading Activities beginning on page 71.

n/a = not applicable

83	Bank of America 2008

Table II  Analysis of Changes in Net Interest Income – FTE Basis

	From 2007 to 2008			From 2006 to 2007
	Due to Change in (1)		Net Change	Due to Change in (1)		Net Change
(Dollars in millions)	Volume	Rate		Volume	Rate
Increase (decrease) in interest income
Time deposits placed and other short-term investments	$(117)	$(70)	$(187)	$(102)	$83	$(19)
Federal funds sold and securities purchased under agreements to resell	(1,371)	(3,038)	(4,409)	(873)	772	(101)
Trading account assets	322	(810)	(488)	2,187	8	2,195
Debt securities	3,435	(72)	3,363	(2,037)	212	(1,825)
Loans and leases:
Residential mortgage	(254)	(187)	(441)	3,159	345	3,504
Home equity	2,720	(2,513)	207	1,507	106	1,613
Discontinued real estate	n/a	n/a	858	n/a	n/a	n/a
Credit card – domestic	677	(1,059)	(382)	(806)	(607)	(1,413)
Credit card – foreign	506	34	540	404	(49)	355
Direct/Indirect consumer	1,070	(138)	932	1,325	492	1,817
Other consumer	(59)	(9)	(68)	(315)	(85)	(400)
Total consumer			1,646			5,476
Commercial – domestic	2,886	(4,068)	(1,182)	2,088	(101)	1,987
Commercial real estate	1,482	(1,570)	(88)	447	(42)	405
Commercial lease financing	110	(523)	(413)	(20)	237	217
Commercial – foreign	472	(421)	51	70	(292)	(222)
Total commercial			(1,632)			2,387
Total loans and leases			14			7,863
Other earning assets	(156)	(312)	(468)	1,016	115	1,131
Total interest income			$(2,175)			$9,244
Increase (decrease) in interest expense
Domestic interest-bearing deposits:
Savings	$(1)	$43	$42	$(17)	$(64)	$(81)
NOW and money market deposit accounts	942	(1,522)	(580)	41	397	438
Consumer CDs and IRAs	1,684	(2,097)	(413)	959	836	1,795
Negotiable CDs, public funds and other time deposits	555	(453)	102	333	158	491
Total domestic interest-bearing deposits			(849)			2,643
Foreign interest-bearing deposits:
Banks located in foreign countries	(261)	(850)	(1,111)	444	(252)	192
Governments and official institutions	(174)	(327)	(501)	179	47	226
Time, savings and other	323	(705)	(382)	153	399	552
Total foreign interest-bearing deposits			(1,994)			970
Total interest-bearing deposits			(2,843)			3,613
Federal funds purchased, securities sold under agreements to repurchase and other short-term borrowings	1,593	(11,198)	(9,605)	682	1,448	2,130
Trading account liabilities	(313)	(357)	(670)	735	69	804
Long-term debt	3,382	(2,803)	579	2,155	170	2,325
Total interest expense			(12,539)			8,872
Net increase in net interest income (2)			$10,364			$372
(1)

The changes for each category of interest income and expense are divided between the portion of change attributable to the variance in volume and the portion of change attributable to the variance in rate for that category. The unallocated change in rate or volume variance has been allocated between the rate and volume variances.

(2)

Interest income (FTE basis) in 2006 does not include the cumulative tax charge resulting from a change in tax legislation relating to extraterritorial tax income and foreign sales corporation regimes. The FTE impact to net interest income of this retroactive tax adjustment is a reduction of $270 million from 2006 to 2007. Management has excluded this one-time impact to provide a more comparative basis of presentation for net interest income and net interest yield on earning assets on a FTE basis. The impact on any given future period is not expected to be material.

n/a = not applicable

Bank of America 2008	84

Table III   Outstanding Loans and Leases

(Dollars in millions)	December 31
	2008	2007	2006	2005	2004
Consumer
Residential mortgage	$247,999	$274,949	$241,181	$182,596	$178,079
Home equity	152,547	114,820	87,893	70,229	57,439
Discontinued real estate (1)	19,981	n/a	n/a	n/a	n/a
Credit card – domestic	64,128	65,774	61,195	58,548	51,726
Credit card – foreign	17,146	14,950	10,999	–	–
Direct/Indirect consumer (2)	83,436	76,538	59,206	37,265	33,113
Other consumer (3)	3,442	4,170	5,231	6,819	7,526
Total consumer	588,679	551,201	465,705	355,457	327,883
Commercial
Commercial – domestic (4)	219,233	208,297	161,982	140,533	122,095
Commercial real estate (5)	64,701	61,298	36,258	35,766	32,319
Commercial lease financing	22,400	22,582	21,864	20,705	21,115
Commercial – foreign	31,020	28,376	20,681	21,330	18,401
Total commercial loans	337,354	320,553	240,785	218,334	193,930
Commercial loans measured at fair value (6)	5,413	4,590	n/a	n/a	n/a
Total commercial	342,767	325,143	240,785	218,334	193,930
Total loans and leases	$931,446	$876,344	$706,490	$573,791	$521,813
(1)

At December 31, 2008, includes $18.2 billion of pay option loans and $1.8 billion of subprime loans obtained as part of the acquisition of Countrywide. The Corporation no longer originates these products.

(2)	Includes foreign consumer loans of $1.8 billion, $3.4 billion, $3.9 billion, $48 million, and $57 million at December 31, 2008, 2007, 2006, 2005, and 2004, respectively.
(3)

Includes consumer finance loans of $2.6 billion, $3.0 billion, $2.8 billion, $2.8 billion, and $3.4 billion at December 31, 2008, 2007, 2006, 2005, and 2004, respectively; other foreign consumer loans of $618 million, $829 million, $2.3 billion, $3.8 billion, and $3.5 billion at December 31, 2008, 2007, 2006, 2005, and 2004, respectively; and consumer lease financing of $481 million at December 31, 2004.

(4)

Includes small business commercial – domestic loans, primarily card related, of $19.1 billion, $19.3 billion, $15.2 billion, $7.2 billion and $5.4 billion at December 31, 2008, 2007, 2006, 2005 and 2004, respectively.

(5)

Includes domestic commercial real estate loans of $63.7 billion, $60.2 billion, $35.7 billion, $35.2 billion, and $31.9 billion at December 31, 2008, 2007, 2006, 2005, and 2004, respectively; and foreign commercial real estate loans of $979 million, $1.1 billion, $578 million, $585 million, and $440 million at December 31, 2008, 2007, 2006, 2005, and 2004, respectively.

(6)

Certain commercial loans are measured at fair value in accordance with SFAS 159 and include commercial – domestic loans of $3.5 billion and $3.5 billion, commercial – foreign loans of $1.7 billion and $790 million, and commercial real estate loans of $203 million and $304 million at December 31, 2008 and 2007. See Note 19 – Fair Value Disclosures to the Consolidated Financial Statements for additional discussion of fair value for certain financial instruments.

n/a = not applicable

85	Bank of America 2008

Table IV  Nonperforming Assets (1, 2)

	December 31
(Dollars in millions)	2008	2007	2006	2005	2004
Consumer
Residential mortgage	$7,044	$1,999	$660	$570	$554
Home equity	2,670	1,340	289	151	94
Discontinued real estate	77	n/a	n/a	n/a	n/a
Direct/Indirect consumer	26	8	4	3	5
Other consumer	91	95	77	61	85
Total consumer (3)	9,908	3,442	1,030	785	738
Commercial
Commercial – domestic (4)	2,040	852	494	550	847
Commercial real estate	3,906	1,099	118	49	87
Commercial lease financing	56	33	42	62	266
Commercial – foreign	290	19	13	34	267
	6,292	2,003	667	695	1,467
Small business commercial – domestic	205	152	90	31	8
Total commercial (5)	6,497	2,155	757	726	1,475
Total nonperforming loans and leases	16,405	5,597	1,787	1,511	2,213
Foreclosed properties	1,827	351	69	92	102
Total nonperforming assets	$18,232	$5,948	$1,856	$1,603	$2,315
(1)

At December 31, 2008, balances did not include nonperforming derivatives of $512 million. At December 31, 2008 and 2007 balances did not include nonperforming AFS debt securities of $291 million and $180 million. At December 31, 2004, balances did not include $140 million of nonperforming securities primarily associated with the Fleet acquisition. In addition, balances did not include nonperforming LHFS of $1.3 billion, $188 million, $80 million, $69 million, and $151 million at December 31, 2008, 2007, 2006, 2005, and 2004, respectively.

(2)

Balances do not include loans accounted for in accordance with SOP 03-3 even though the customer may be contractually past due. Loans accounted for in accordance with SOP 03-3 were written down to fair value upon acquisition and accrete interest income over the remaining life of the loan.

(3)

In 2008, $512 million in interest income was estimated to be contractually due on nonperforming consumer loans and leases classified as nonperforming at December 31, 2008 provided that these loans and leases had been paid according to their terms and conditions, including troubled debt restructured loans of which $387 million were performing at December 31, 2008 and not included in the table above. Approximately $124 million of the estimated $512 million in contractual interest was received and included in net income for 2008.

(4)	Excludes small business commercial – domestic loans.
(5)

In 2008, $260 million in interest income was estimated to be contractually due on nonperforming commercial loans and leases classified as nonperforming at December 31, 2008, including troubled debt restructured loans of which $13 million were performing at December 31, 2008 and not included in the table above. Approximately $84 million of the estimated $260 million in contractual interest was received and included in net income for 2008.

n/a = not applicable

Bank of America 2008	86

Table V   Accruing Loans and Leases Past Due 90 Days or More (1)

	December 31
(Dollars in millions)	2008	2007	2006	2005	2004
Consumer
Residential mortgage (2)	$372	$237	$118	$–	$–
Credit card – domestic	2,197	1,855	1,991	1,197	1,075
Credit card – foreign	368	272	184	–	–
Direct/Indirect consumer	1,370	745	378	75	58
Other consumer	4	4	7	15	23
Total consumer	4,311	3,113	2,678	1,287	1,156
Commercial
Commercial – domestic (3)	381	119	66	79	82
Commercial real estate	52	36	78	4	1
Commercial lease financing	23	25	26	15	14
Commercial – foreign	7	16	9	32	2
	463	196	179	130	99
Small business commercial – domestic	640	427	199	38	39
Total commercial	1,103	623	378	168	138
Total accruing loans and leases past due 90 days or more (4)	$5,414	$3,736	$3,056	$1,455	$1,294
(1)

Accruing loans past due 90 days or more do not include acquired loans accounted for in accordance with SOP 03-3 that were considered impaired and written down to fair value upon acquisition and accrete interest income over the remaining life of the loan.

(2)

Balances are related to repurchases pursuant to our servicing agreements with GNMA mortgage pools where repayments are insured by the Federal Housing Administration or guaranteed by the Department of Veteran Affairs.

(3)	Excludes small business commercial – domestic loans.
(4)

Balances do not include loans measured at fair value in accordance with SFAS 159. At December 31, 2008 and 2007, there were no accruing loans or leases past due 90 days or more measured under fair value in accordance with SFAS 159.

87	Bank of America 2008

Table VI  Allowance for Credit Losses

(Dollars in millions)	2008	2007	2006	2005	2004
Allowance for loan and lease losses, January 1	$11,588	$9,016	$8,045	$8,626	$6,163
Adjustment due to the adoption of SFAS 159	–	(32)	–	–	–
Loans and leases charged off
Residential mortgage	(964)	(78)	(74)	(58)	(62)
Home equity	(3,597)	(286)	(67)	(46)	(38)
Discontinued real estate	(19)	n/a	n/a	n/a	n/a
Credit card – domestic	(4,469)	(3,410)	(3,546)	(4,018)	(2,536)
Credit card – foreign	(639)	(453)	(292)	–	–
Direct/Indirect consumer	(3,777)	(1,885)	(857)	(380)	(344)
Other consumer	(461)	(346)	(327)	(376)	(295)
Total consumer charge-offs	(13,926)	(6,458)	(5,163)	(4,878)	(3,275)
Commercial – domestic (1)	(2,567)	(1,135)	(597)	(535)	(504)
Commercial real estate	(895)	(54)	(7)	(5)	(12)
Commercial lease financing	(79)	(55)	(28)	(315)	(39)
Commercial – foreign	(199)	(28)	(86)	(61)	(262)
Total commercial charge-offs	(3,740)	(1,272)	(718)	(916)	(817)
Total loans and leases charged off	(17,666)	(7,730)	(5,881)	(5,794)	(4,092)
Recoveries of loans and leases previously charged off
Residential mortgage	39	22	35	31	26
Home equity	101	12	16	15	23
Discontinued real estate	3	n/a	n/a	n/a	n/a
Credit card – domestic	308	347	452	366	231
Credit card – foreign	88	74	67	–	–
Direct/Indirect consumer	663	512	247	132	136
Other consumer	62	68	110	101	102
Total consumer recoveries	1,264	1,035	927	645	518
Commercial – domestic (2)	118	128	261	365	327
Commercial real estate	8	7	4	5	15
Commercial lease financing	19	53	56	84	30
Commercial – foreign	26	27	94	133	89
Total commercial recoveries	171	215	415	587	461
Total recoveries of loans and leases previously charged off	1,435	1,250	1,342	1,232	979
Net charge-offs	(16,231)	(6,480)	(4,539)	(4,562)	(3,113)
Provision for loan and lease losses	26,922	8,357	5,001	4,021	2,868
Other (3)	792	727	509	(40)	2,708
Allowance for loan and lease losses, December 31	23,071	11,588	9,016	8,045	8,626
Reserve for unfunded lending commitments, January 1	518	397	395	402	416
Adjustment due to the adoption of SFAS 159	–	(28)	–	–	–
Provision for unfunded lending commitments	(97)	28	9	(7)	(99)
Other (4)	–	121	(7)	–	85
Reserve for unfunded lending commitments, December 31	421	518	397	395	402
Allowance for credit losses, December 31	$23,492	$12,106	$9,413	$8,440	$9,028
Loans and leases outstanding at December 31 (5)	$926,033	$871,754	$706,490	$573,791	$521,813
Allowance for loan and lease losses as a percentage of total loans and leases outstanding at December 31 (5, 6)	2.49%	1.33%	1.28%	1.40%	1.65%
Consumer allowance for loan and lease losses as a percentage of total consumer loans and leases outstanding at December 31(6)	2.83	1.23	1.19	1.27	1.34
Commercial allowance for loan and lease losses as a percentage of total commercial loans and leases outstanding at December 31 (5)	1.90	1.51	1.44	1.62	2.19
Average loans and leases outstanding at December 31 (5, 6)	$905,944	$773,142	$652,417	$537,218	$472,617
Net charge-offs as a percentage of average loans and leases outstanding at December 31 (5, 6)	1.79%	0.84%	0.70%	0.85%	0.66%
Allowance for loan and lease losses as a percentage of total nonperforming loans and leases at December 31 (5, 6)	141	207	505	532	390
Ratio of the allowance for loan and lease losses at December 31 to net charge-offs (6)	1.42	1.79	1.99	1.76	2.77
(1)

Includes small business commercial – domestic charge-offs of $2.0 billion, $931 million and $424 million in 2008, 2007 and 2006, respectively. Small business commercial – domestic charge offs were not material in 2005 and 2004.

(2)

Includes small business commercial – domestic recoveries of $39 million, $51 million and $54 million in 2008, 2007 and 2006, respectively. Small business commercial – domestic recoveries were not material in 2005 and 2004.

(3)

The 2008 amount includes the $1.2 billion addition of the Countrywide allowance for loan losses as of July 1, 2008. The 2007 amount includes the $725 million and $25 million additions of the LaSalle and U.S. Trust Corporation allowance for loan losses as of October 1, 2007 and July 1, 2007. The 2006 amount includes the $577 billion addition of the MBNA allowance for loan losses as of January 1, 2006. The 2004 amount includes the $2.8 billion addition of the FleetBoston allowance for loan losses as of April 1, 2004.

(4)

The 2007 amount includes the $124 million addition of the LaSalle reserve for unfunded lending commitments as of October 1, 2007. The 2004 amount includes the $85 million addition of the FleetBoston reserve for unfunded lending commitments as of April 1, 2004.

(5)

Outstanding loan and lease balances and ratios do not include loans measured at fair value in accordance with SFAS 159 at and for the year ended December 31, 2008 and 2007. Loans measured at fair value were $5.4 billion and $4.6 billion at December 31, 2008 and 2007. Average loans measured at fair value were $4.9 billion and $3.0 billion for 2008 and 2007.

(6)	We account for acquired impaired loans in accordance with SOP 03-3. For more information on the impact of SOP 03-3 on asset quality, see Consumer Portfolio Credit Risk Management beginning on page 45.

n/a = not applicable

Bank of America 2008	88

Table VII   Allocation of the Allowance for Credit Losses by Product Type (1)

	December 31
	2008		2007		2006		2005		2004
(Dollars in millions)	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total
Allowance for loan and lease losses
Residential mortgage	$1,382	5.99%	$207	1.79%	$248	2.75%	$277	3.44%	$240	2.78%
Home equity	5,385	23.34	963	8.31	133	1.48	136	1.69	115	1.33
Discontinued real estate	658	2.85	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Credit card – domestic	3,947	17.11	2,919	25.19	3,176	35.23	3,301	41.03	3,148	36.49
Credit card – foreign	742	3.22	441	3.81	336	3.73	–	–	–	–
Direct/Indirect consumer	4,341	18.81	2,077	17.92	1,378	15.28	421	5.23	375	4.35
Other consumer	203	0.88	151	1.30	289	3.20	380	4.73	500	5.80
Total consumer	16,658	72.20	6,758	58.32	5,560	61.67	4,515	56.12	4,378	50.75
Commercial – domestic (2)	4,339	18.81	3,194	27.56	2,162	23.98	2,100	26.10	2,101	24.36
Commercial real estate	1,465	6.35	1,083	9.35	588	6.52	609	7.57	644	7.47
Commercial lease financing	223	0.97	218	1.88	217	2.41	232	2.89	442	5.12
Commercial – foreign	386	1.67	335	2.89	489	5.42	589	7.32	1,061	12.30
Total commercial (3)	6,413	27.80	4,830	41.68	3,456	38.33	3,530	43.88	4,248	49.25
Allowance for loan and lease losses	23,071	100.00%	11,588	100.00%	9,016	100.00%	8,045	100.00%	8,626	100.00%
Reserve for unfunded lending commitments	421		518		397		395		402
Allowance for credit losses	$23,492		$12,106		$9,413		$8,440		$9,028
(1)	We account for acquired impaired loans in accordance with SOP 03-3. For more information on the impact of SOP 03-3 on asset quality, see Consumer Portfolio Credit Risk Management beginning on page 45.
(2)

Includes allowance for small business commercial – domestic loans of $2.4 billion, $1.4 billion and $578 million at December 31, 2008, 2007 and 2006, respectively. The allowance for small business commercial – domestic loans was not material in 2005 and 2004.

(3)

Includes allowance for loan and lease losses for impaired commercial loans of $691 million, $123 million, $43 million, $55 million and $202 million at December 31, 2008, 2007, 2006, 2005 and 2004, respectively.

n/a = not applicable

89	Bank of America 2008

Table VIII   Selected Loan Maturity Data (1, 2)

	December 31, 2008
(Dollars in millions)	Due in One Year or Less	Due After One Year Through Five Years	Due After Five Years	Total
Commercial – domestic	$79,299	$101,998	$41,431	$222,728
Commercial real estate – domestic	29,100	30,298	4,527	63,925
Foreign and other (3)	25,268	10,581	273	36,122
Total selected loans	$133,667	$142,877	$46,231	$322,775
Percent of total	41.4%	44.3%	14.3%	100.0%
Sensitivity of selected loans to changes in interest rates for loans due after one year:
Fixed interest rates		$11,978	$23,888
Floating or adjustable interest rates		130,899	22,343
Total		$142,877	$46,231
(1)	Loan maturities are based on the remaining maturities under contractual terms.
(2)	Includes loans measured at fair value in accordance with SFAS 159.
(3)	Loan maturities include direct/indirect consumer, other consumer, commercial real estate and commercial – foreign loans.

Table IX   Short-term Borrowings

	2008		2007		2006
(Dollars in millions)	Amount	Rate	Amount	Rate	Amount	Rate
Federal funds purchased
At December 31	$14,432	0.11%	$14,187	4.15%	$12,232	5.35%
Average during year	8,969	1.67	7,595	4.84	5,292	5.11
Maximum month-end balance during year	18,788	–	14,187	–	12,232	–
Securities sold under agreements to repurchase
At December 31	192,166	0.84	207,248	4.63	205,295	4.94
Average during year	264,012	2.54	245,886	5.21	281,611	4.66
Maximum month-end balance during year	295,537	–	277,196	–	312,955	–
Commercial paper
At December 31	37,986	1.80	55,596	4.85	41,223	5.34
Average during year	57,337	3.09	57,712	5.03	33,942	5.15
Maximum month-end balance during year	65,399	–	69,367	–	42,511	–
Other short-term borrowings
At December 31	120,070	2.07	135,493	4.95	100,077	5.43
Average during year	125,392	2.99	113,621	5.18	90,287	5.21
Maximum month-end balance during year	160,150	–	142,047	–	104,555	–

Bank of America 2008	90

Table X Non-exchange Traded Commodity Contracts

(Dollars in millions)	Asset Positions	Liability Positions
Net fair value of contracts outstanding, January 1, 2008	$1,148	$1,226
Effects of legally enforceable master netting agreements	3,573	3,573
Gross fair value of contracts outstanding, January 1, 2008	4,721	4,799
Contracts realized or otherwise settled	(1,674)	(1,605)
Fair value of new contracts	2,435	2,413
Other changes in fair value	(1,442)	(1,484)
Gross fair value of contracts outstanding, December 31, 2008	4,040	4,123
Effects of legally enforceable master netting agreements	(2,869)	(2,869)
Net fair value of contracts outstanding, December 31, 2008	$1,171	$1,254

Table XI  Non-exchange Traded Commodity Contract Maturities

	December 31, 2008
(Dollars in millions)	Asset Positions	Liability Positions
Maturity of less than 1 year	$1,623	$1,503
Maturity of 1-3 years	2,134	2,331
Maturity of 4-5 years	208	202
Maturity in excess of 5 years	75	87
Gross fair value of contracts outstanding	4,040	4,123
Effects of legally enforceable master netting agreements	(2,869)	(2,869)
Net fair value of contracts outstanding	$1,171	$1,254

91	Bank of America 2008

Table XII  Selected Quarterly Financial Data

	2008 Quarters				2007 Quarters
(Dollars in millions, except per share information)	Fourth	Third	Second	First	Fourth	Third	Second	First
Income statement
Net interest income	$13,106	$11,642	$10,621	$9,991	$9,165	$8,617	$8,389	$8,270
Noninterest income	2,574	7,979	9,789	7,080	3,639	7,480	11,281	9,992
Total revenue, net of interest expense	15,680	19,621	20,410	17,071	12,804	16,097	19,670	18,262
Provision for credit losses	8,535	6,450	5,830	6,010	3,310	2,030	1,810	1,235
Noninterest expense, before merger and restructuring charges	10,641	11,413	9,447	9,093	10,269	8,627	9,125	9,093
Merger and restructuring charges	306	247	212	170	140	84	75	111
Income (loss) before income taxes	(3,802)	1,511	4,921	1,798	(915)	5,356	8,660	7,823
Income tax expense (benefit)	(2,013)	334	1,511	588	(1,183)	1,658	2,899	2,568
Net income (loss)	$(1,789)	$1,177	$3,410	$1,210	$268	$3,698	$5,761	$5,255
Average common shares issued and outstanding (in thousands)	4,957,049	4,543,963	4,435,719	4,427,823	4,421,554	4,420,616	4,419,246	4,432,664
Average diluted common shares issued and outstanding (in thousands)	4,957,049	4,563,508	4,457,193	4,461,201	4,470,108	4,475,917	4,476,799	4,497,028
Performance ratios
Return on average assets	(0.37)%	0.25%	0.78%	0.28%	0.06%	0.93%	1.48%	1.40%
Return on average common shareholders’ equity	(6.68)	1.97	9.25	2.90	0.60	11.02	17.55	16.16
Return on average tangible shareholders’ equity (1)	(8.28)	6.24	18.54	7.26	1.90	25.58	39.22	36.29
Total ending equity to total ending assets	9.74	8.79	9.48	9.00	8.56	8.77	8.85	8.98
Total average equity to total average assets	9.06	8.73	9.20	8.77	8.32	8.51	8.55	8.78
Dividend payout	n/m	n/m	88.67	n/m	n/m	77.97	43.60	48.02
Per common share data
Earnings (loss)	$(0.48)	$0.15	$0.73	$0.23	$0.05	$0.83	$1.29	$1.18
Diluted earnings (loss)	(0.48)	0.15	0.72	0.23	0.05	0.82	1.28	1.16
Dividends paid	0.32	0.64	0.64	0.64	0.64	0.64	0.56	0.56
Book value	27.77	30.01	31.11	31.22	32.09	30.45	29.95	29.74
Market price per share of common stock
Closing	$14.08	$35.00	$23.87	$37.91	$41.26	$50.27	$48.89	$51.02
High closing	38.13	37.48	40.86	45.03	52.71	51.87	51.82	54.05
Low closing	11.25	18.52	23.87	35.31	41.10	47.00	48.80	49.46
Market capitalization	$70,645	$159,672	$106,292	$168,806	$183,107	$223,041	$216,922	$226,481
Average balance sheet
Total loans and leases	$941,563	$946,914	$878,639	$875,661	$868,119	$780,516	$740,199	$714,042
Total assets	1,948,854	1,905,691	1,754,613	1,764,927	1,742,467	1,580,565	1,561,649	1,521,418
Total deposits	892,141	857,845	786,002	787,623	781,625	702,481	697,035	686,704
Long-term debt	255,709	264,934	205,194	198,463	196,444	175,265	158,500	148,627
Common shareholders’ equity	142,535	142,303	140,243	141,456	141,085	131,606	130,700	130,737
Total shareholders’ equity	176,566	166,454	161,428	154,728	144,924	134,487	133,551	133,588
Asset quality (2)
Allowance for credit losses (3)	$23,492	$20,773	$17,637	$15,398	$12,106	$9,927	$9,436	$9,106
Nonperforming assets (4)	18,232	13,576	9,749	7,827	5,948	3,372	2,392	2,059
Allowance for loan and lease losses as a percentage of total loans and leases outstanding (5)	2.49%	2.17%	1.98%	1.71%	1.33%	1.21%	1.20%	1.21%
Allowance for loan and lease losses as a percentage of total nonperforming loans and leases (5)	141	173	187	203	207	300	397	443
Net charge-offs	$5,541	$4,356	$3,619	$2,715	$1,985	$1,573	$1,495	$1,427
Annualized net charge-offs as a percentage of average loans and leases outstanding (5)	2.36%	1.84%	1.67%	1.25%	0.91%	0.80%	0.81%	0.81%
Nonperforming loans and leases as a percentage of total loans and leases outstanding (5)	1.77	1.25	1.06	0.84	0.64	0.40	0.30	0.27
Nonperforming assets as a percentage of total loans, leases and foreclosed properties (4, 5)	1.96	1.45	1.13	0.90	0.68	0.43	0.32	0.29
Ratio of the allowance for loan and lease losses at period end to annualized net charge-offs	1.05	1.17	1.18	1.36	1.47	1.53	1.51	1.51
Capital ratios (period end)
Risk-based capital:
Tier 1	9.15%	7.55%	8.25%	7.51%	6.87%	8.22%	8.52%	8.57%
Total	13.00	11.54	12.60	11.71	11.02	11.86	12.11	11.94
Tier 1 Leverage	6.44	5.51	6.07	5.59	5.04	6.20	6.33	6.25
(1)

Tangible shareholders’ equity is a non-GAAP measure. For additional information on ROTE and a corresponding reconciliation of tangible shareholders’ equity to a GAAP financial measure, see Supplemental Financial Data beginning on page 12.

(2)	We account for acquired impaired loans in accordance with SOP 03-3. For more information on the impact of SOP 03-3 on asset quality, see Consumer Portfolio Credit Risk Management beginning on page 45.
(3)	Includes the allowance for loan and lease losses, and the reserve for unfunded lending commitments.
(4)	Balances and ratios do not include nonperforming LHFS and nonperforming AFS debt securities.
(5)	Balances and ratios do not include loans measured at fair value in accordance with SFAS 159.

n/m = not meaningful

Bank of America 2008	92

Table XIII  Quarterly Average Balances and Interest Rates – FTE Basis

	Fourth Quarter 2008			Third Quarter 2008
(Dollars in millions)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Earning assets
Time deposits placed and other short-term investments	$10,511	$158	5.97%	$11,361	$101	3.54%
Federal funds sold and securities purchased under agreements to resell	104,843	393	1.50	136,322	912	2.67
Trading account assets	205,698	2,170	4.21	191,757	2,390	4.98
Debt securities (1)	280,942	3,913	5.57	266,013	3,672	5.52
Loans and leases (2):
Residential mortgage	253,468	3,581	5.65	260,748	3,712	5.69
Home equity	152,035	1,969	5.17	151,142	2,124	5.59
Discontinued real estate	21,324	459	8.60	22,031	399	7.25
Credit card – domestic	64,906	1,784	10.94	63,414	1,682	10.55
Credit card – foreign	17,211	521	12.05	17,075	535	12.47
Direct/Indirect consumer (3)	83,331	1,714	8.18	85,392	1,790	8.34
Other consumer (4)	3,544	70	7.83	3,723	80	8.78
Total consumer	595,819	10,098	6.76	603,525	10,322	6.82
Commercial – domestic	226,095	2,890	5.09	224,117	2,852	5.06
Commercial real estate (5)	64,586	706	4.35	63,220	727	4.57
Commercial lease financing	22,069	242	4.40	22,585	53	0.93
Commercial – foreign	32,994	373	4.49	33,467	377	4.48
Total commercial	345,744	4,211	4.85	343,389	4,009	4.64
Total loans and leases	941,563	14,309	6.06	946,914	14,331	6.03
Other earning assets	73,116	959	5.22	70,099	1,068	6.07
Total earning assets (6)	1,616,673	21,902	5.40	1,622,466	22,474	5.52
Cash and cash equivalents	77,388			36,030
Other assets, less allowance for loan and lease losses	254,793			247,195
Total assets	$1,948,854			$1,905,691
Interest-bearing liabilities
Domestic interest-bearing deposits:
Savings	$31,561	$58	0.73%	$32,297	$58	0.72%
NOW and money market deposit accounts	285,390	813	1.13	278,520	973	1.39
Consumer CDs and IRAs	229,410	1,835	3.18	218,862	1,852	3.37
Negotiable CDs, public funds and other time deposits	36,510	270	2.94	36,039	291	3.21
Total domestic interest-bearing deposits	582,871	2,976	2.03	565,718	3,174	2.23
Foreign interest-bearing deposits:
Banks located in foreign countries	41,398	125	1.20	36,230	266	2.91
Governments and official institutions	13,738	30	0.87	11,847	72	2.43
Time, savings and other	48,836	165	1.34	48,209	334	2.76
Total foreign interest-bearing deposits	103,972	320	1.22	96,286	672	2.78
Total interest-bearing deposits	686,843	3,296	1.91	662,004	3,846	2.31
Federal funds purchased, securities sold under agreements to repurchase and other short-term borrowings	459,743	1,910	1.65	465,511	3,223	2.76
Trading account liabilities	70,859	524	2.94	77,271	661	3.40
Long-term debt	255,709	2,766	4.32	264,934	2,824	4.26
Total interest-bearing liabilities (6)	1,473,154	8,496	2.30	1,469,720	10,554	2.86
Noninterest-bearing sources:
Noninterest-bearing deposits	205,298			195,841
Other liabilities	93,836			73,676
Shareholders’ equity	176,566			166,454
Total liabilities and shareholders’ equity	$1,948,854			$1,905,691
Net interest spread			3.10%			2.66%
Impact of noninterest-bearing sources			0.21			0.27
Net interest income/yield on earning assets		$13,406	3.31%		$11,920	2.93%
(1)	Yields on AFS debt securities are calculated based on fair value rather than historical cost balances. The use of fair value does not have a material impact on net interest yield.
(2)

Nonperforming loans are included in the respective average loan balances. Income on these nonperforming loans is recognized on a cash basis. We account for acquired impaired loans in accordance with SOP 03-3. Loans accounted for in accordance with SOP 03-3 were written down to fair value upon acquisition and accrete interest income over the remaining life of the loan.

(3)

Includes foreign consumer loans of $2.0 billion, $2.6 billion, $3.0 billion and $3.3 billion in the fourth, third, second and first quarters of 2008, and $3.6 billion in the fourth quarter of 2007, respectively.

(4)

Includes consumer finance loans of $2.7 billion, $2.7 billion, $2.8 billion and $3.0 billion in the fourth, third, second and first quarters of 2008, and $3.1 billion in the fourth quarter of 2007, respectively; and other foreign consumer loans of $654 million, $725 million, $862 million and $857 million in the fourth, third, second and first quarters of 2008, and $845 million in the fourth quarter of 2007, respectively.

(5)

Includes domestic commercial real estate loans of $63.6 billion, $62.2 billion, $61.6 billion and $61.0 billion in the fourth, third, second and first quarters of 2008, and $58.5 billion in the fourth quarter of 2007, respectively.

(6)

Interest income includes the impact of interest rate risk management contracts, which decreased interest income on assets $41 million, $12 million, $104 million and $103 million in the fourth, third, second and first quarters of 2008, and $134 million in the fourth quarter of 2007, respectively. Interest expense includes the impact of interest rate risk management contracts, which increased interest expense on liabilities $237 million, $86 million, $37 million and $49 million in the fourth, third, second and first quarters of 2008, and $201 million in the fourth quarter of 2007, respectively. For further information on interest rate contracts, see Interest Rate Risk Management for Nontrading Activities beginning on page 71.

93	Bank of America 2008

Quarterly Average Balances and Interest Rates – FTE Basis (continued)

	Second Quarter 2008			First Quarter 2008			Fourth Quarter 2007
(Dollars in millions)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Earning assets
Time deposits placed and other short-term investments	$10,310	$87	3.40%	$10,596	$94	3.56%	$10,459	$122	4.63%
Federal funds sold and securities purchased under agreements to resell	126,169	800	2.54	145,043	1,208	3.34	151,938	1,748	4.59
Trading account assets	184,547	2,282	4.95	192,410	2,417	5.04	190,700	2,422	5.06
Debt securities (1)	235,369	2,963	5.04	219,377	2,835	5.17	206,873	2,795	5.40
Loans and leases (2):
Residential mortgage	256,164	3,541	5.54	270,541	3,837	5.68	277,058	3,972	5.73
Home equity	120,265	1,627	5.44	116,562	1,872	6.46	112,369	2,043	7.21
Discontinued real estate	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Credit card – domestic	61,655	1,603	10.45	63,277	1,774	11.28	60,063	1,781	11.76
Credit card – foreign	16,566	512	12.43	15,241	474	12.51	14,329	464	12.86
Direct/Indirect consumer (3)	82,593	1,731	8.43	78,705	1,699	8.68	75,138	1,658	8.75
Other consumer (4)	3,953	84	8.36	4,049	87	8.61	4,206	71	6.77
Total consumer	541,196	9,098	6.75	548,375	9,743	7.13	543,163	9,989	7.32
Commercial – domestic	219,537	2,762	5.06	212,394	3,198	6.06	213,200	3,704	6.89
Commercial real estate (5)	62,810	737	4.72	62,202	887	5.74	59,702	1,053	6.99
Commercial lease financing	22,276	243	4.37	22,227	261	4.69	22,239	574	10.33
Commercial – foreign	32,820	366	4.48	30,463	387	5.11	29,815	426	5.67
Total commercial	337,443	4,108	4.89	327,286	4,733	5.81	324,956	5,757	7.03
Total loans and leases	878,639	13,206	6.04	875,661	14,476	6.64	868,119	15,746	7.21
Other earning assets	65,200	1,005	6.19	67,208	1,129	6.75	74,909	1,296	6.89
Total earning assets (6)	1,500,234	20,343	5.44	1,510,295	22,159	5.89	1,502,998	24,129	6.39
Cash and cash equivalents	33,799			33,949			33,714
Other assets, less allowance for loan and lease losses	220,580			220,683			205,755
Total assets	$1,754,613			$1,764,927			$1,742,467
Interest-bearing liabilities
Domestic interest-bearing deposits:
Savings	$33,164	$64	0.77%	$31,798	$50	0.63%	$31,961	$50	0.63%
NOW and money market deposit accounts	258,104	856	1.33	248,949	1,139	1.84	240,914	1,334	2.20
Consumer CDs and IRAs	178,828	1,646	3.70	188,005	2,071	4.43	183,910	2,179	4.70
Negotiable CDs, public funds and other time deposits	24,216	195	3.25	32,201	320	4.00	34,997	420	4.76
Total domestic interest-bearing deposits	494,312	2,761	2.25	500,953	3,580	2.87	491,782	3,983	3.21
Foreign interest-bearing deposits:
Banks located in foreign countries	33,777	272	3.25	39,196	400	4.10	45,050	557	4.91
Governments and official institutions	11,789	77	2.62	14,650	132	3.62	16,506	192	4.62
Time, savings and other	55,403	410	2.97	53,064	476	3.61	51,919	521	3.98
Total foreign interest-bearing deposits	100,969	759	3.02	106,910	1,008	3.79	113,475	1,270	4.44
Total interest-bearing deposits	595,281	3,520	2.38	607,863	4,588	3.04	605,257	5,253	3.44
Federal funds purchased, securities sold under agreements to repurchase and other short-term borrowings	444,578	3,087	2.79	452,854	4,142	3.68	456,530	5,598	4.87
Trading account liabilities	70,546	749	4.27	82,432	840	4.10	81,500	825	4.02
Long-term debt	205,194	2,050	4.00	198,463	2,298	4.63	196,444	2,638	5.37
Total interest-bearing liabilities (6)	1,315,599	9,406	2.87	1,341,612	11,868	3.55	1,339,731	14,314	4.25
Noninterest-bearing sources:
Noninterest-bearing deposits	190,721			179,760			176,368
Other liabilities	86,865			88,827			81,444
Shareholders’ equity	161,428			154,728			144,924
Total liabilities and shareholders’ equity	$1,754,613			$1,764,927			$1,742,467
Net interest spread			2.57%			2.34%			2.14%
Impact of noninterest-bearing sources			0.35			0.39			0.47
Net interest income/yield on earning assets		$10,937	2.92%		$10,291	2.73%		$9,815	2.61%

For Footnotes, see page 93.

n/a = not applicable

Bank of America 2008	94

Glossary

Assets in Custody – Consist largely of custodial and non-discretionary trust assets administered for customers excluding brokerage assets. Trust assets encompass a broad range of asset types including real estate, private company ownership interest, personal property and investments.

Assets Under Management (AUM) – The total market value of assets under the investment advisory and discretion of Global Wealth & Investment Management which generate asset management fees based on a percentage of the assets’ market value. AUM reflects assets that are generally managed for institutional, high net-worth and retail clients and are distributed through various investment products including mutual funds, other commingled vehicles and separate accounts.

Bridge Loan – A loan or security which is expected to be replaced by permanent financing (debt or equity securities, loan syndication or asset sales) prior to the maturity date of the loan. Bridge loans may include an unfunded commitment, as well as funded amounts, and are generally expected to be retired in one year or less.

CDO-Squared – A type of CDO where the underlying collateralizing securities include tranches of other CDOs.

Client Brokerage Assets – Include client assets which are held in brokerage accounts. This includes non-discretionary brokerage and fee-based assets which generate brokerage income and asset management fee revenue.

Committed Credit Exposure – Includes any funded portion of a facility plus the unfunded portion of a facility on which the Corporation is legally bound to advance funds during a specified period under prescribed conditions.

Core Net Interest Income – Managed Basis – Net interest income on a fully taxable-equivalent basis excluding the impact of market-based activities and certain securitizations.

Credit Default Swaps (CDS) – A derivative contract that provides protection against the deterioration of credit quality and would allow one party to receive payment in the event of default by a third party under a borrowing arrangement.

Derivative – A contract or agreement whose value is derived from changes in an underlying index such as interest rates, foreign exchange rates or prices of securities. Derivatives utilized by the Corporation include swaps, financial futures and forward settlement contracts, and option contracts.

Excess Servicing Income – For certain assets that have been securitized, interest income, fee revenue and recoveries in excess of interest paid to the investors, gross credit losses and other trust expenses related to the securitized receivables are all reclassified into excess servicing income, which is a component of card income. Excess servicing income also includes the changes in fair value of the Corporation’s card related retained interests.

Home Equity Rapid Amortization Event – Certain events defined by the Corporation’s home equity securitizations documents, including when aggregate draws on monoline insurer’s policies (which protect the bondholders in the securitization) exceed a specified threshold. The existence of a rapid amortization event affects the flow of funds and may cause acceleration of payments to the holders of the notes.

Interest-only Strip – A residual interest in a securitization trust representing the right to receive future net cash flows from securitized assets after payments to third party investors and net credit losses. These arise when assets are transferred to a special purpose entity as part of an asset securitization transaction qualifying for sale treatment under GAAP.

Interest Rate Lock Commitments (IRLCs) – Commitment with a loan applicant in which the loan terms, including interest rate, are guaranteed for a designated period of time subject to credit approval.

Letter of Credit – A document issued by the Corporation on behalf of a customer to a third party promising to pay that third party upon presentation of specified documents. A letter of credit effectively substitutes the Corporation’s credit for that of the Corporation’s customer.

Managed Basis – Managed basis assumes that securitized loans were not sold and presents earnings on these loans in a manner similar to the way loans that have not been sold (i.e., held loans) are presented. Noninterest income, both on a held and managed basis, also includes the impact of adjustments to the interest-only strip that are recorded in card income.

Managed Net Losses – Represents net charge-offs on held loans combined with realized credit losses associated with the securitized loan portfolio.

Mortgage Servicing Right (MSR) – The right to service a mortgage loan when the underlying loan is sold or securitized. Servicing includes collections for principal, interest and escrow payments from borrowers and accounting for and remitting principal and interest payments to investors.

Net Interest Yield – Net interest income divided by average total interest-earning assets.

Operating Basis – A basis of presentation not defined by GAAP that excludes merger and restructuring charges.

Option-Adjusted Spread (OAS) – The spread that is added to the discount rate so that the sum of the discounted cash flows equals the market price, thus, it is a measure of the extra yield over the reference discount factor (i.e., the forward swap curve) that a company is expected to earn by holding the asset.

Qualified Special Purpose Entity (QSPE) – A special purpose entity whose activities are strictly limited to holding and servicing financial assets and meet the requirements set forth in SFAS 140. A qualified special purpose entity is generally not required to be consolidated by any party.

Return on Average Common Shareholders’ Equity (ROE) – Measures the earnings contribution of a unit as a percentage of the shareholders’ equity allocated to that unit.

Return on Average Tangible Shareholders’ Equity (ROTE) – Measures the earnings contribution of a unit as a percentage of the shareholders’ equity allocated to that unit reduced by allocated goodwill and intangible assets (excluding MSRs).

Securitize / Securitization – A process by which financial assets are sold to a special purpose entity, which then issues securities collateralized by those underlying assets, and the return on the securities issued is based on the principal and interest cash flow of the underlying assets.

SOP 03-3 Portfolio – Loans acquired from Countrywide which showed signs of deterioration and were considered impaired. These loans were written down to fair value at the acquisition date in accordance with SOP 03-3.

Structured Investment Vehicle (SIV) – An entity that issues short duration debt and uses the proceeds from the issuance to purchase longer-term fixed income securities.

Subprime Loans – Although a standard definition for subprime loans (including subprime mortgage loans) does not exist, the Corporation defines subprime loans as specific product offerings for higher risk borrowers, including individuals with one or a combination of high credit risk factors, such as low FICO scores (generally less than 620 for secured products and 660 for unsecured products), high debt to income ratios and inferior payment history.

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Super Senior CDO Exposure – Represents the most senior class of commercial paper or notes that are issued by the CDO vehicles. These financial instruments benefit from the subordination of all other securities, including AAA-rated securities, issued by the CDO vehicles.

Unrecognized Tax Benefit (UTB) – The difference between the benefit recognized for a tax position in accordance with FIN 48, which is measured as the largest dollar amount of that position that is more-likely-than-not to be sustained upon settlement, and the tax benefit claimed on a tax return.

Value-at-Risk (VAR) – A VAR model estimates a range of hypothetical scenarios to calculate a potential loss which is not expected to be exceeded with a specified confidence level. VAR is a key statistic used to measure and manage market risk.

Variable Interest Entities (VIE) – A term defined by FIN 46R for an entity whose equity investors do not have a controlling financial interest. The entity may not have sufficient equity at risk to finance its activities without additional subordinated financial support from third parties. The equity investors may lack the ability to make significant decisions about the entity’s activities, or they may not absorb the losses or receive the residual returns generated by the assets and other contractual arrangements of the VIE. The entity that will absorb a majority of expected variability (the sum of the absolute values of the expected losses and expected residual returns) consolidates the VIE and is referred to as the primary beneficiary.

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Accounting Pronouncements

SFAS 52	Foreign Currency Translation

SFAS 109	Accounting for Income Taxes

SFAS 133	Accounting for Derivative Instruments and Hedging Activities, as amended

SFAS 140	Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities – a replacement of FASB Statement No. 125

SFAS 157	Fair Value Measurements

SFAS 159	The Fair Value Option for Financial Assets and Financial Liabilities

FIN 46R	Consolidation of Variable Interest Entities (revised December 2003)—an interpretation of ARB No. 51

FIN 48	Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109

SAB 109	Written Loan Commitments Recorded at Fair Value Through Earnings

SOP 03-3	Accounting for Certain Loans or Debt Securities Acquired in a Transfer

Acronyms

ABS	Asset-backed securities

AFS	Available-for-sale

AICPA	American Institute of Certified Public Accountants

ALCO	Asset and Liability Committee

ALM	Asset and liability management

ARS	Auction rate securities

CDO	Collateralized debt obligation

CLO	Collateralized loan obligation

CMBS	Commercial mortgage-backed securities

CRC	Credit Risk Committee

EPS	Earnings per common share

FASB	Financial Accounting Standards Board

FDIC	Federal Deposit and Insurance Corporation

FFIEC	Federal Financial Institutions Examination Council

FIN	Financial Accounting Standards Board Interpretation

FRB/Federal Reserve	Board of Governors of the Federal Reserve System

FSP	Financial Accounting Standards Board Staff Position

FTE	Fully taxable-equivalent

GAAP	Generally accepted accounting principles in the United States

GRC	Global Markets Risk Committee

IPO	Initial public offering

LHFS	Loans held-for-sale

LIBOR	London InterBank Offered Rate

MD&A	Management’s Discussion and Analysis of Financial Condition and Results of Operations

OCC	Office of the Comptroller of the Currency

OCI	Other comprehensive income

SBLCs	Standby letters of credit

SEC	Securities and Exchange Commission

SFAS	Financial Accounting Standards Board Statement of Financial Accounting Standards

SOP	American Institute of Certified Public Accountants Statement of Position

SPE	Special purpose entity

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